     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 2002


                                                      REGISTRATION NO. 333-86532

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                               PLIANT CORPORATION
             (Exact name of registrant as specified in its charter)

                  UTAH                                     2673                                  87-0496065
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                        PLIANT CORPORATION INTERNATIONAL
             (Exact name of registrant as specified in its charter)

                  UTAH                                     2673                                  87-0473075
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                      PLIANT FILM PRODUCTS OF MEXICO, INC.
             (Exact name of registrant as specified in its charter)

                  UTAH                                     2673                                  87-0500805
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                          PLIANT SOLUTIONS CORPORATION
             (Exact name of registrant as specified in its charter)

                  UTAH                                     2673                                  87-0563872
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                        PLIANT PACKAGING OF CANADA, LLC
             (Exact name of registrant as specified in its charter)



                  UTAH                                     2673                                  85-0580929
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                             UNIPLAST HOLDINGS INC.
             (Exact name of registrant as specified in its charter)



                DELAWARE                                   2673                                  13-3999589
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                              UNIPLAST U.S., INC.
             (Exact name of registrant as specified in its charter)



                DELAWARE                                   2673                                  04-3199066
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                                  TUREX, INC.
             (Exact name of registrant as specified in its charter)



              RHODE ISLAND                                 2673                                  05-0354901
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                            PIERSON INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)



             MASSACHUSETTS                                 2673                                  04-2692382
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                             UNIPLAST MIDWEST, INC.
             (Exact name of registrant as specified in its charter)



                INDIANA                                    2673                                  98-0166923
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or organization)            Classification Code Number)                 Identification Number)

                             ---------------------

                         1515 WOODFIELD ROAD, SUITE 600
                           SCHAUMBURG, ILLINOIS 60173
                                 (847) 969-3300
              (Address, including zip code, and telephone number,
       including area code, of registrants' principal executive offices)
                                                        (Continued on next page)

(Continued from previous page)

                             ---------------------

                                JACK E. KNOTT II
                     PRESIDENT AND CHIEF OPERATING OFFICER
                         1515 WOODFIELD ROAD, SUITE 600
                           SCHAUMBURG, ILLINOIS 60173
                                 (847) 969-3300
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

                                WITH A COPY TO:

               RONALD G. MOFFITT, ESQ.                                 ROSA A. TESTANI, ESQ.
                REED W. TOPHAM, ESQ.                                      O'SULLIVAN LLP
                   STOEL RIVES LLP                                     30 ROCKEFELLER PLAZA
         201 SOUTH MAIN STREET., SUITE 1100                          NEW YORK, NEW YORK 10112
             SALT LAKE CITY, UTAH 84111                                   (212) 408-2400
                   (801) 328-3131


                             ---------------------


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]


If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


---------------



If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


---------------



If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


---------------



If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]


---------------


                             ---------------------

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


This Registration Statement covers the registration of $100,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010 (the "New Notes") of Pliant Corporation, guaranteed by the Note Guarantors (as defined herein), that may be exchanged for an equal aggregate principal amount of Pliant Corporation's outstanding 13% Senior Subordinated Notes due 2010 issued April 10, 2002, also guaranteed by the Note Guarantors. This Registration Statement also covers the registration of New Notes and 2000 Notes (as defined herein), guaranteed by the Note Guarantors, for resale by J.P. Morgan Securities Inc. in market-making transactions. The complete prospectus relating to the exchange offer (the "Exchange Offer Prospectus") follows this explanatory note. Following the Exchange Offer Prospectus are certain pages of the prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Summary -- Summary of the terms of the notes" to be used in lieu of the section entitled
"Summary -- Summary of the terms of the new notes," a section entitled "Risk factors -- An active trading market may not develop for the Notes, which may make the Notes illiquid and adversely affect the market price quoted for the Notes" to be used in lieu of the section entitled "Risk Factors -- You cannot be sure that an active trading market will develop for the New Notes," and alternate sections entitled "Use of proceeds," "Description of the notes," "Book entry; delivery and form," "Plan of distribution," "Legal matters" and "Where you can find more information." In addition, the Market-Making Prospectus will not include the last paragraph on page i of the Exchange Offer Prospectus or the following captions (or the information set forth under those captions) in the Exchange Offer Prospectus: "Summary -- Summary of the terms of the exchange offer," "Risk factors -- If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer your Old Notes will be adversely affected," "The exchange offer," "Description of credit facilities and other indebtedness -- 2000 notes," "Exchange and registration rights agreement" and "Certain federal income tax considerations." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

PROSPECTUS

[PLIANT LOGO]

PLIANT CORPORATION
OFFER TO EXCHANGE ALL OUTSTANDING
13% SENIOR SUBORDINATED NOTES DUE 2010
ISSUED APRIL 10, 2002 FOR
13% SENIOR SUBORDINATED NOTES DUE 2010
WHICH HAVE BEEN REGISTERED
UNDER THE SECURITIES ACT OF 1933

THE EXCHANGE OFFER

- We will exchange all Old Notes that are validly tendered and not validly withdrawn for an equal principal amount of New Notes that are freely tradeable.

- You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.


- The exchange offer expires at 5:00 p.m., New York City time, on May 28, 2002, unless we extend the offer.


THE NEW NOTES

- The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that the New Notes will be freely tradeable by persons who are not affiliated with us.

- No public market currently exists for the Old Notes. We do not intend to list the New Notes on any securities exchange and, therefore, no active public market is anticipated.
                             ---------------------
YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.
                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 The date of this prospectus is April 25, 2002

                               TABLE OF CONTENTS

                                        PAGE
Market and industry data..............     i
Summary...............................     1
Risk factors..........................    16
Disclosure regarding forward-looking
  statements..........................    26
Use of proceeds.......................    28
Capitalization........................    29
The exchange offer....................    30
Selected financial data...............    41
Management's discussion and analysis
  of financial condition and results
  of operations.......................    43
Business..............................    59
Management............................    69
Security ownership of certain
  beneficial owners and management....    79

                                        PAGE
Certain relationships and related
  transactions........................    81
Description of credit facilities and
  other indebtedness..................    85
Description of the notes..............    92
Book-entry; delivery and form.........   141
Exchange and registration rights
  agreement...........................   144
Certain federal income tax
  considerations......................   146
Plan of distribution..................   147
Legal matters.........................   147
Experts...............................   147
Where you can find more information...   148
Index to consolidated financial
  statements..........................   F-1

                             ---------------------

                            MARKET AND INDUSTRY DATA

All market share data presented in this prospectus are for the year ended December 31, 2001 and, unless otherwise indicated, are based on sales dollars within the United States, Mexico and Canada. Unless otherwise indicated, the market share and industry data used throughout this prospectus were obtained primarily from internal company surveys and management estimates based on these surveys and our management's knowledge of the industry. Although third-party industry and market data exist for the flexible packaging industry, third-party industry and market data on the film industry in which we participate are not readily available. Where we have relied on third-party market and industry data, we have so noted. The Flexible Packaging Association and Mastio & Company were the primary sources for third-party industry data. The flexible packaging market, as defined by the Flexible Packaging Association in compiling such data, does not include certain of the products we sell, including many of our industrial films, and includes certain products we do not sell, such as wax papers and aluminum foils. We believe, however, that trends affecting the flexible packaging industry, as defined by the Flexible Packaging Association, also affect many of the markets into which we sell. Internal company surveys and management estimates, while we believe them to be reliable, have not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Risk factors" and "Disclosure regarding forward-looking statements" in this prospectus.


Until July 24, 2002 (90 days after the date of this prospectus), all dealers effecting transactions in the New Notes, whether or not participating in this exchange offer, may be required to deliver a prospectus.

                                    SUMMARY

The following summary highlights all material information of this prospectus but does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus and the documents to which we refer you before making an investment decision. You should carefully consider the information set forth under "Risk factors." In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Disclosure regarding forward-looking statements."

THE COMPANY

We are one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer one of the most diverse product lines in the film industry and have achieved leading market positions in each of our major product lines. We believe our market leadership is primarily attributable to our strategy of building strong relationships with market-leading customers, by offering a broad line of innovative products and by providing technological leadership through our modern and low-cost manufacturing facilities. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end-products. We operate 26 manufacturing and research and development facilities worldwide and we currently have approximately 1.0 billion pounds of annual production capacity. For the year ended December 31, 2001, we generated net sales of $840.4 million and Adjusted EBITDA (as defined on page 14) of $146.0 million.

Our products are sold into numerous markets for a wide variety of end uses and are offered through three operating segments: Specialty Films, Design Products and Industrial Films.

SPECIALTY FILMS. Our Specialty Films segment accounted for 45.3% of our net sales for the year ended December 31, 2001. Our Speciality Films include:

       - Personal Care. These highly engineered films are used in disposable diapers, feminine care products and adult incontinence products. We are a leading provider of personal care films in North America, with an estimated market share of approximately 42%.

       - Medical. Manufactured in "clean room" environments, these films are used for sterile packaging for medical supplies and as components in disposable surgical drapes and gowns. We are a specialized niche manufacturer of these films.

       - Converter. These films are sold to converters of flexible packaging which laminate them to foil, paper or other films, print them, and ultimately fabricate them into the final flexible packaging product. These films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. We are North America's leading manufacturer of films sold to converters, with an estimated market share of approximately 39%.

       - Barrier and Custom. We manufacture a variety of barrier and custom films, primarily for smaller, but profitable, niche markets. For example, we are North America's second largest producer of films for cookie, cracker and cereal box liners, with an estimated market share of approximately 20%. We are also a leading producer of barrier films for multi-wall pet food bags, films for photoresist coatings for the electronics industry and films for the protection and transportation of sheet molding compound used in the manufacture of boats and automotive parts.

       - Agricultural. We are a leading manufacturer of polyethylene agricultural films that are sold to fruit and vegetable growers and to nursery operators. We are one of North

       America's two largest producers of mulch films used to cover fruit and vegetable beds, with an estimated market share of approximately 36%.

Our Speciality Films customers include Baxter, Becton-Dickinson, General Mills, Johnson & Johnson, Kimberly-Clark, Kraft/Nabisco, Lawson Mardon, Pechiney, Printpack, Ralston Foods, Sonoco and Tyco/Kendall Healthcare.

DESIGN PRODUCTS. Our Design Products segment accounted for 25.4% of our net sales for the year ended December 31, 2001. Our Design Products include printed bags and sheets used to package food and consumer goods. The personal care films produced by our Mexican subsidiary, NEPSA, are also included in this segment for financial reporting purposes.

We are the leading producer of films for the frozen foods market in North America, with an estimated market share of approximately 31%. In addition, we are the second largest producer of films for the bakery goods market in North America, with an estimated market share of approximately 24%. Our Design Products customers include IGA Fleming, Interstate Bakeries, Kimberly-Clark de Mexico, Mission Foods, Pepperidge Farm and Pictsweet.

INDUSTRIAL FILMS. Our Industrial Films segment accounted for 29.3% of our net sales for the year ended December 31, 2001. Our Industrial Films segment manufactures stretch and PVC films.

       - Stretch Films. Stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films continue to replace more traditional packaging, such as corrugated boxes and metal strapping, because of their lower cost, greater strength and ease of use. We are the fourth largest producer of stretch films in North America, with an estimated market share of approximately 12%.

       - PVC Films. PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We are the second largest producer of PVC films in North America, with an estimated market share of approximately 27%. In addition, we are the leading producer of PVC films in Australia and the third largest producer in Europe, with estimated market shares of approximately 65% and 15%, respectively.

Our Industrial Films customers include national distributors such as Bunzl, Unisource and xpedx, grocery chains, such as Albertson's, Kroger, Publix and Safeway, and end-users, such as General Mills and Wal-Mart.

INDUSTRY OVERVIEW

According to the Flexible Packaging Association, the North American market for flexible packaging was approximately $20.0 billion in 2001 and has grown at a CAGR of approximately 4.9% from 1987 to 2001. The flexible packaging industry consists generally of plastic films, wax papers and aluminum foils. The plastic film industry serves a variety of flexible packaging markets, as well as secondary packaging and non-packaging end markets, including food, pharmaceutical and medical, personal care, household, industrial and agricultural markets. We estimate that North American plastic film manufacturers produced approximately 16.7 billion pounds of film in 2001.

Flexible packaging is the largest end market for plastic films, and food packaging is by far the largest market for flexible packaging. Plastic films are also used in secondary packaging such as pallet wrap, shrink wrap and grocery and garbage bags, and as components in many non-packaging products, such as moisture barriers for disposable diapers, feminine care products and surgical drapes and gowns. Finally, plastic films are used in a variety of agricultural applications, such as greenhouse films and mulch films.

Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have facilitated the replacement of many traditional forms of rigid packaging with film-based, flexible packaging that is lighter, is lower in cost and has enhanced performance characteristics, such as oxygen and moisture barriers, printability and durability. For example, in consumer applications, stand-up pouches that use plastic films are now often used instead of paperboard boxes, glass jars and metal cans. In industrial markets, stretch and shrink films continue to replace corrugated boxes and metal strapping to unitize, bundle and protect items during shipping and storage.

OUR COMPETITIVE STRENGTHS

STRONG MARKET POSITIONS. We have leading market positions in each of our major product lines and hold the number one or two market positions in product lines that account for approximately 82% of our 2001 net sales. We are North America's leading supplier of personal care, converter and frozen food films and its second largest supplier of PVC films, cookie, cracker and cereal box liners and bread and bakery bags. We also maintain significant market shares in stretch films in North America. We attribute our market leadership primarily to our broad and innovative product lines, low-cost manufacturing capabilities, technological capabilities and well-established customer relationships.

SUPERIOR MANUFACTURING CAPABILITY. We have modern and efficient manufacturing facilities. Over the past three years, excluding acquisitions, we have invested a total of $157.8 million to expand, upgrade and maintain our asset base and information systems. With 26 plants and 212 extrusion lines, we are able to allocate lines to specific products, resulting in fewer change-overs and more efficient use of production capacity. Our combination of manufacturing flexibility and efficiency enhances our ability to bring new technologies to the marketplace and meet the ever-increasing performance needs of our customers in a cost-effective manner.

LOW-COST PRODUCTION. We believe that our manufacturing costs are among the lowest in the industry because of: (i) economies of scale provided by our high volume production; (ii) high plant utilization, attained through the continual consolidation of less efficient operations; (iii) favorable pricing for resin and other raw materials, based on our significant purchasing requirements; (iv) modern manufacturing equipment that minimizes resin requirements and waste; and
(v) capital investment that has improved our technical capabilities and operating efficiencies.

INDUSTRY LEADING TECHNOLOGY AND PRODUCT DEVELOPMENT CAPABILITIES. We have dedicated technical facilities to test and develop new films and new extrusion technologies. Our primary research and development facility is located in Newport News, Virginia and contains a pilot plant with a 17 million pound annual capacity. The pilot plant allows us to run commercial "scale-ups" for new products. We believe this commercial "scale-up" capability is a significant competitive advantage, as it enables us to reduce the time needed to introduce new products.

WELL-ESTABLISHED CUSTOMER RELATIONSHIPS. Our films are components of flexible packaging for some of the largest food companies in the world, including household names such as General Mills, Interstate Bakeries (Wonder Bread), Kraft/Nabisco, Kroger, and Safeway. Our customers also include many of North America's largest flexible packaging converters, such as Lawson Mardon, Pechiney, Printpack and Sonoco, and the largest national distributors of industrial films, Bunzl, Unisource, and xpedx. In addition, we manufacture and supply film to some of the largest non-food film consumers in North America, including 3M, Baxter, Becton-Dickinson, Goodyear, Johnson & Johnson, Kimberly-Clark and Tyco/Kendall Healthcare.

PROVEN AND COMMITTED MANAGEMENT TEAM. We have assembled an outstanding management team at both our corporate and operating levels. At the corporate level, our senior management has extensive and varied experience in identifying, acquiring and integrating strategic businesses and in allocating capital, developing corporate strategy and bringing financial discipline to such businesses. At the operating level, our Executive and Senior Vice Presidents have an average of more than 20 years of film and flexible packaging industry experience, gained from managing not just Pliant, but other major film and flexible packaging companies as well.

STRATEGY

We continue to expand and improve our business through strategic acquisitions and to increase our profitability by offering a broad line of innovative products, providing technological leadership and assembling modern and cost-efficient manufacturing assets. In order to continue to expand our business and increase our profitability, we continue to pursue the following strategies:

DEVELOP NEW PRODUCTS AND NEW MARKETS. We continue to focus on bringing innovative technological advances to the marketplace, through acquisitions, internal product development and purchasing or licensing technology from other film companies. We have introduced new products that have contributed significantly to our growth and profitability, including:

       - Microporous films that "breathe" for use in disposable infant diapers. These films help prevent diaper rash.

       - Embossed "quiet" films and ultra-thin films for adult incontinence products. These films make adult incontinence products feel more like cloth undergarments.

       - Thinner co-extruded barrier films for frozen food applications. These films provide a moisture barrier for frozen breakfast and other foods and protect them from freezer damage at a lower cost to our customers.

       - High barrier films for stand-up drink pouches. These films allow customers to replace foil laminations with clear films that are as strong as foil products and allow consumers to see the contents of the package.

       - Seven-layer films used as components in thermoform trays. These films provide improved oxygen barriers for "case ready" meat trays and help keep meat fresher longer.

CONTINUED COST REDUCTIONS AND PRODUCTIVITY ENHANCEMENTS. We continue to seek opportunities to reduce our operating costs and enhance our manufacturing productivity. As a result of our "SCORE" ("Supply Chain and Operations Requirements for Excellence") initiative, which concluded in the second quarter of 2001, we were able to generate significant EBITDA and working capital improvements by improving our procurement, logistics, planning and production processes. In order to continue our successful track record of reducing costs and improving productivity, we implemented a Six Sigma initiative in late 2001. Six Sigma is a quality improvement initiative aimed at decreasing defects, reducing costs and waste, and improving customer satisfaction. We believe this initiative will allow us to generate EBITDA and working capital improvements by reducing defects, scrap and cycle times and by improving production yields, on-time delivery, overall engineering efficiency, productivity and customer satisfaction.

ENHANCE AND LEVERAGE CUSTOMER RELATIONSHIPS. We continue to focus on meeting the increasingly complex packaging needs of our customers with our wide array of film and flexible packaging products and product development capabilities. We also continue to cultivate our long-standing customer relationships. These customers value product innovation and reliable supply and, consequently, exercise great care in establishing and maintaining their supplier relationships. We believe that our reputation for innovation and reliability is recognized in the marketplace.

PURSUE STRATEGIC ACQUISITIONS. We intend to continue to selectively pursue strategic acquisitions that will enhance our leadership and low-cost position in targeted products and markets. We will evaluate such acquisitions based on their potential to (i) enhance our significant market position in select markets, (ii) further diversify our product and customer base in complementary markets, (iii) expand our product portfolio in high growth, end-use markets, and (iv) further broaden our geographic sales, distribution or manufacturing base.

HISTORY

We were founded in 1992. We have successfully combined strategic acquisitions, internal growth, product innovation and operational improvements to grow our business and increase its profitability. Net sales have grown from $310.8 million in 1996 to $840.4 million in 2001. We have successfully acquired and integrated 14 strategic film and flexible packaging operations since 1992, including, most recently, the July 2001 acquisition of Uniplast Holdings Inc. and its subsidiaries, manufacturers of multi-layer packaging films, industrial films and cast-embossed films, with operations in the United States and Canada.

On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC (formerly Chase Capital Partners), whereby the affiliate acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs. Pursuant to the recapitalization agreement:

       - we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board;

       - an affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust and by members of our current and former senior management;

       - an affiliate of J.P. Morgan Partners, LLC and certain other institutional investors purchased shares of common stock directly from us;

       - the trust and the management investors retained or "rolled-over" approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization; and

       - we issued to an affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock and detachable warrants for our common stock.

Southwest Industrial Films, LLC, which owns approximately 53% of our outstanding common stock and 53% of our preferred stock warrants, and Flexible Films, LLC, which owns approximately 57% of our preferred stock, are subsidiaries of J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners, LLC serves as investment advisor to J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners, LLC is the private equity group of J.P. Morgan Chase & Co., which is one of the largest financial holding companies in the U.S., and J.P. Morgan Partners, LLC is one of the largest private equity organizations in the U.S., with over $11 billion under management. Through its affiliates, J.P. Morgan Partners, LLC invests in leveraged buyouts, recapitalizations and venture capital opportunities by providing equity and mezzanine capital. Since its inception in 1984, J.P. Morgan Partners, LLC has made over 1,000 direct investments in numerous industries.

RECENT DEVELOPMENTS

AMENDMENT TO CREDIT FACILITIES

Effective April 2, 2002, we entered into an amendment to our credit facilities. The amendment:

       - requires us to prepay, on December 31, 2002, term loans in the amount, if any, by which $18 million exceeds the amount we invest in certain permitted acquisitions prior to December 31, 2002;

       - permits us to borrow additional tranche B term loans in an aggregate principal amount of up to $85 million under an uncommitted incremental tranche B facility, the proceeds of which will be used to finance certain permitted acquisitions, if any, completed prior to March 31, 2003;

       - permits certain qualified receivables financings; and

       - adjusts certain financial and negative covenants.

POTENTIAL ACQUISITION

On December 31, 2001, we signed an agreement to purchase substantially all of the assets of Decora Industries, Inc., a New York based manufacturer of printed, plastic films sold under the Con-Tact(R) brand name. Decora is a debtor in possession in a voluntary case filed under Chapter 11 of the United States Bankruptcy Code. Decora had 2001 revenues of approximately $49.8 million.


On March 29, 2002, we signed an amendment to the asset purchase agreement, which, among other things, extended the closing of the proposed transaction to April 24, 2002, placed limits on the amount of debtor-in-possession credit facilities we would pay off and the amount of trade payables we would assume, in each case, at closing, and required certain findings by the Bankruptcy Court. The purchase price for the assets under the amended agreement would be approximately $17.3 million cash, plus the assumption of approximately $5.9 million of post-petition trade accounts payables.



The asset purchase agreement and the amendment are subject to certain conditions to closing, which are beyond our control, and must be approved by the United States Bankruptcy Court. The sale of the Decora assets as contemplated by the asset purchase agreement and the amendment are currently being opposed by several interested parties in the bankruptcy proceeding. We are currently negotiating with Decora and with some of the interested parties in the bankruptcy proceeding to extend the closing of the proposed transaction to May 23, 2002. We are also negotiating with the official committee of unsecured creditors in the bankruptcy proceeding to increase the purchase price to $18.1 million cash to potentially provide additional funds to the unsecured creditors. Although we currently intend to continue our efforts to acquire Decora's assets, we cannot assure you that we will ultimately extend the closing date of the proposed transaction, that the United States Bankruptcy Court will approve the purchase or that we will ultimately consummate the transaction.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

On April 10, 2002, we completed the private offering of $100,000,000 aggregate principal amount of our 13% Senior Subordinated Notes due 2010. We and those of our subsidiaries that guaranteed the Old Notes entered into an exchange and registration rights agreement with the initial purchasers of the Old Notes. Under that agreement, we and the Note Guarantors agreed to deliver to you this prospectus and to complete the exchange offer prior to 180 days after the date of original issuance of the Old Notes. You are entitled to exchange in this exchange offer your Old Notes for New Notes which are identical in all material respects to the Old Notes except that:

      - the New Notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

      - the New Notes are not entitled to certain rights which are applicable to the Old Notes under the exchange and registration rights agreement; and

      - certain liquidated damages provisions are no longer applicable.

THE EXCHANGE OFFER......We are offering to exchange up to $100 million aggregate principal amount of 13% Senior Subordinated Notes which have been registered under the Securities Act for up to $100 million aggregate principal amount of 13% Senior Subordinated Notes which were issued on April 10, 2002 in the private offering. Old Notes may be exchanged only in integral multiples of $1,000.

RESALES.................Based on an interpretation by the staff of the
                        Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to the exchange offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you

                        - are acquiring the New Notes in the ordinary course of business, and

                        - have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes.

                        Each participating broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of distribution."

                        Any holder of the Old Notes who

                        - is our affiliate,

                        - does not acquire the New Notes in the ordinary course of its business, or

                        - tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of New Notes,

                        cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the New Notes.


EXPIRATION DATE;
WITHDRAWAL OF
TENDERS.................The exchange offer will expire at 5:00 p.m., New York
                        City time, on May 28, 2002 or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Old Notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.


CONDITIONS TO THE
EXCHANGE OFFER..........The exchange offer is subject to customary conditions, some of which we may waive. See "The exchange offer--Conditions to exchange offer."

PROCEDURES FOR TENDERING
OLD NOTES...............If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal.

                        By signing and agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                        - any New Notes that you receive will be acquired in the ordinary course of your business;

                        - you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

                        - if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

                        - you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

GUARANTEED DELIVERY
PROCEDURES..............If you wish to tender your Old Notes and your Old Notes are not immediately available or you cannot deliver your Old Notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date, you must tender your Old Notes according to the guaranteed delivery procedures set forth in this prospectus under "The exchange offer--Guaranteed delivery procedures."

EFFECT ON HOLDERS OF OLD
NOTES...................As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant contained in the exchange and registration rights agreement and, accordingly, we will not be obligated to pay liquidated damages as described in the exchange and registration rights agreement. If you are a holder of Old Notes and do not tender your Old Notes in the exchange offer, you will continue to hold such Old Notes and you will be entitled to all the rights and limitations applicable to the Old Notes in the indenture relating to the Old Notes, except for any rights under the exchange and registration rights agreement that by their terms terminate upon the consummation of the exchange offer.

CONSEQUENCES OF FAILURE
TO EXCHANGE.............All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the indenture relating to the Old Notes. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the Old Notes under the Securities Act.

CERTAIN FEDERAL INCOME
TAX CONSIDERATIONS......The exchange of Old Notes for New Notes in this exchange offer should not be a taxable event for U.S. federal income tax purposes. See "Certain federal income tax considerations."

USE OF PROCEEDS.........We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.

EXCHANGE AGENT..........The Bank of New York is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The exchange offer--Exchange agent."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

ISSUER..................Pliant Corporation.

NEW NOTES OFFERED.......$100 million aggregate principal amount of 13% Senior
                        Subordinated Notes due 2010.

MATURITY................June 1, 2010.

INTEREST PAYMENT
DATES...................June 1 and December 1 of each year, commencing on June
                        1, 2002.

                        Holders of Old Notes whose Old Notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from April 10, 2002, the original issue date of the Old Notes, to the date of issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on June 1, 2002, the first interest payment date for the Old Notes and the New Notes after the consummation of this exchange offer, that they would have received if they did not accept this exchange offer.

OPTIONAL REDEMPTION.....On or after June 1, 2005, we may redeem some or all of the New Notes at the redemption prices listed in the section entitled "Description of the notes--Optional redemption." Prior to such date, we may not redeem the New Notes, except as described in the following paragraph.

                        At any time prior to June 1, 2003, we may redeem up to 35% of the original aggregate principal amount of the New Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 113% of the principal amount thereof, plus accrued interest, so long as (a) at least 65% of the original aggregate amount of the New Notes remains outstanding after each such redemption and (b) any such redemption by us is made within 120 days of such equity offering.

GUARANTEES..............The New Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic restricted subsidiaries and, to the extent that they also guarantee any senior debt (other than a foreign subsidiary that guarantees senior debt of another foreign subsidiary), by each of our existing and future foreign restricted subsidiaries. If we fail to make payments on the New Notes, our subsidiaries that are guarantors must make them instead.

                        Guarantees of the New Notes will be subordinated to the guarantees of our senior debt under our credit facilities.

RANKING.................The New Notes will be unsecured and:

                        - will be subordinated to all of our existing and any future senior debt;

                        - will rank equally with all of our existing and any future senior subordinated debt;

                        - will rank senior to any future subordinated debt;

                        - will be effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness; and

                        - will be effectively subordinated to all liabilities of our subsidiaries that do not guarantee the New Notes.

                        Similarly, the guarantees of the New Notes by our subsidiaries that also guarantee our credit facilities will be unsecured and;

                        - will be subordinated to all of the applicable guarantors' existing and any future senior debt;

                        - will rank equally with all of the applicable guarantors' existing and any future senior subordinated debt;

                        - will rank senior to any of the applicable guarantors' future subordinated debt; and

                        - will be effectively subordinated to any secured debt of such guarantor to the extent of the value of the assets securing such debt.

                        Assuming we had completed the issuance of the Old Notes and applied the net proceeds therefrom on December 31, 2001, on a pro forma basis:

                        - we would have had approximately $436.6 million of senior debt to which the New Notes would be subordinated (which amount does not include the remaining availability of $94.7 million under our revolving credit facility after giving effect to outstanding letters of credit and possible additional borrowings under our uncommitted incremental tranche B facility);

                        - we would have had $220 million principal amount of senior subordinated debt in addition to the New Notes;

                        - we would not have had any subordinated debt; and

                        - our subsidiaries that are not guarantors of the New Notes would have had $57.5 million of liabilities, excluding liabilities owed to us.

                        The indenture relating to the New Notes permits us to incur a significant amount of additional senior debt.

CERTAIN COVENANTS.......We will issue the New Notes under the indenture (the
                        "Indenture") dated as of April 10, 2002 with The Bank of New York, as trustee. The Indenture limits our ability and the ability of our subsidiaries to:

                        - borrow money;

                        - make distributions, redeem equity interests or redeem subordinated debt;

                        - make investments;

                        - use assets as security in other transactions;

                        - sell assets;

                        - guarantee other debt;

                        - enter into agreements that restrict dividends from subsidiaries;

                        - sell capital stock of subsidiaries;

                        - merge or consolidate; and

                        - enter into transactions with affiliates.

                        These covenants are subject to a number of important exceptions. For more details, see "Description of the notes--Certain covenants."

CHANGE OF CONTROL.......Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the New Notes as described above, you will have the right to require us to repurchase all or a portion of your New Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See "Description of the notes--Change of control" and "Risk factors."

RISK FACTORS

You should carefully consider all the information contained in this prospectus and, in particular, should consider carefully the factors set forth under the caption "Risk factors" before participating in this exchange offer.

                       SUMMARY HISTORICAL FINANCIAL DATA

The following selected financial data for the years ended December 31, 1999, 2000 and 2001 have been summarized from our consolidated financial statements and are qualified in their entirety by reference to our consolidated financial statements. You should read the following summary historical financial data together with "Capitalization," "Selected financial data," "Management's discussion and analysis of financial condition and results of operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

--------------------------------------------------------------------------------------
                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                   (DOLLARS IN MILLIONS)                       1999     2000     2001
--------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $813.7   $843.8   $840.4
Cost of sales...............................................   655.7    696.7    665.1
                                                              ------------------------
Gross profit................................................   158.0    147.1    175.3
Total operating expenses(1).................................    82.0    132.7    101.1
                                                              ------------------------
Operating income............................................    76.0     14.4     74.2
Interest expense............................................   (44.0)   (68.5)   (76.0)
Other income (expense), net.................................     0.4      0.3      6.5
                                                              ------------------------
Income (loss) before income taxes and discontinued
   operations and extraordinary item........................    32.4    (53.8)     4.7
Income tax expense (benefit)................................    14.1    (14.3)     6.8
                                                              ------------------------
Income (loss) before discontinued operations and
  extraordinary item........................................    18.3    (39.5)    (2.1)
Extraordinary item(2).......................................            (11.3)
                                                              ------------------------
Net income (loss)...........................................  $ 18.3   $(50.8)  $ (2.1)
OTHER FINANCIAL DATA:
Cash flows from operating activities........................  $ 51.5   $ 60.3   $ 30.3
Cash flows from investing activities........................   (46.0)   (65.6)   (87.3)
Cash flows from financing activities........................   (16.7)     0.3     55.0
EBITDA under indentures(3)..................................   114.7     76.2    130.1
Adjusted EBITDA(4)..........................................                     146.0
Depreciation and amortization...............................    35.0     39.5     47.0
Plant closing costs, net(5).................................     2.5     19.4     (4.6)
Capital expenditures........................................    35.7     65.6     56.4
Non-cash stock-based compensation expense...................     0.8      2.6      7.0
Ratio of earnings to fixed charges(6).......................    1.7x              1.1x
Ratio of Adjusted EBITDA to cash interest expense(7)........                      2.0x
Ratio of total net debt to Adjusted EBITDA(7)...............                      4.9x
--------------------------------------------------------------------------------------

--------------------------------------------------------------------------
                                                              DECEMBER 31,
(DOLLARS IN MILLIONS)                                                 2001
--------------------------------------------------------------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $        4.8
Working capital.............................................          58.4
Total assets................................................         851.7
Total debt..................................................         713.3
Total liabilities...........................................         903.0
Redeemable preferred stock(8)...............................         126.1
Redeemable common stock.....................................          16.8
Stockholders' equity (deficit)..............................        (194.5)
--------------------------------------------------------------------------

(1) Total operating expenses for 2000 include $10.8 million of costs related to the recapitalization and related transactions, $10.8 million of fees and expenses relating to our supply chain cost initiative, $19.6 million of plant closing costs, $7.1 million of costs related to the relocation of our corporate headquarters and a reduction in force, and $2.6 million of non-cash stock-based compensation expense. Total operating expenses for 2001 include $7.0 million of non-cash stock-based compensation expense, $3.0 million of plant closing costs, $4.0 million of costs related to the relocation of our corporate headquarters, $6.0 million of fees and expenses relating to our supply chain cost initiative, and a $3.0 million increase in depreciation expenses relating primarily to the purchase of a new computer system.

(2) In 2000, we refinanced most of our long-term debt and recorded an extraordinary loss to write-off unamortized deferred debt issuance costs and also recorded an extraordinary loss related to our tender offer for our 9 1/8% senior subordinated notes due 2007.

(3) EBITDA is defined in our indentures as income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, plant closing costs and noncash stock-based compensation expense. We believe EBITDA information enhances an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. In addition, EBITDA is used as a measure in our indentures in determining compliance with certain covenants. However, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. EBITDA as defined in our indentures does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies.

(4) Adjusted EBITDA is EBITDA adjusted for the following non-recurring items:

-------------------------------------------------------------------------------
                                                                     YEAR ENDED
                                                              DECEMBER 31, 2001
-------------------------------------------------------------------------------
EBITDA......................................................             $130.1
Adjustments:
 Expenses related to the SCORE project(a)...................                5.9
 Costs related to plant and office closings(b)..............                5.0
 Pre-acquisition EBITDA of Uniplast for 2001(c).............                4.8
 Other......................................................                0.2
                                                                         ------
Adjusted EBITDA.............................................             $146.0
-------------------------------------------------------------------------------

     (a) Non-recurring consulting fees and related SCORE project expenses.

     (b) Non-recurring costs included in cost of goods sold and selling, general and administrative costs for closing certain production facilities and the Salt Lake City office.

     (c) EBITDA generated by Uniplast from January 1, 2001 to July 16, 2001, including the pro forma effect of cost reductions for the period.

(5) We incurred $3 million of plant closing costs in 2001 related primarily to the relocation of production lines acquired in connection with the Uniplast acquisition. Due to our decision not to proceed with our previously announced closure of our Harrington plant, approximately $7.6 million of the costs accrued for plant closures in 2000 was credited to plant closing costs in the statement of operations for 2001.

(6) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. In 2000 earnings were insufficient to cover fixed charges by approximately $53.8 million. Assuming we had issued the Old Notes on

January 1, 2001 and applied the net proceeds therefrom, our earnings for the year ended December 31, 2001 would have been insufficient to cover fixed charges by approximately $2.5 million. For purposes of pro forma interest, this computation assumes that $47.8 million of the net proceeds from the issuance of the Old Notes was used to repay the average outstanding balance under our revolving credit facility for 2001 and $30 million was used to repay term loans.

(7) After giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom, our ratio of Adjusted EBITDA to cash interest expense would have been 1.8x for the year ended December 31, 2001. This pro forma amount assumes that the issuance of the Old Notes and the application of the proceeds had occurred on January 1, 2001. For purposes of pro forma interest, this computation assumes that $47.8 million of the net proceeds from the issuance of the Old Notes was used to repay the average outstanding balance under our revolving credit facility for 2001 and $30 million was used to repay tranche A loans and loans to our Mexican subsidiary. The estimated issuance costs of $5.0 million are amortized to interest expense as a non-cash charge on a straight line basis through 2010. The premium on the issuance of the Old Notes of $3.8 million is amortized as a credit to interest expense as a non-cash item. Interest income from investment of excess cash from issuance of the Old Notes and the application of the net proceeds therefrom is not reflected as a reduction in pro forma interest. Assuming the issuance of the Old Notes and the application of the net proceeds occurred on December 31, 2001 our ratio of total net debt to Adjusted EBITDA as of December 31, 2001 would have been 4.9x. Total net debt is defined as total debt less cash and cash equivalents.

(8) The amount presented includes proceeds of $131.0 million from the issuance of preferred stock in 2000 and 2001, plus the accrued and unpaid dividend of $26.2 million less the unamortized value of preferred stock warrants of $29.6 million and unamortized issuance costs of $1.5 million.

                                  RISK FACTORS

You should carefully consider the risks described below as well as other information and data included in this prospectus before participating in this exchange offer.

RISKS RELATED TO THE NOTES

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR ABILITY TO RAISE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, LIMIT OUR ABILITY TO REACT TO CHANGES IN THE ECONOMY OR OUR INDUSTRY AND PREVENT US FROM MEETING OUR OBLIGATIONS UNDER THE NOTES.

We are highly leveraged, which means that we have a large amount of indebtedness relative to our stockholders' deficit. We are highly leveraged particularly in comparison to some of our competitors that are publicly owned.

The following chart shows certain important credit statistics as of December 31, 2001, after giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom:

-------------------------------------------------------------------------------
                                                                    AS OF
                   (DOLLARS IN MILLIONS)                      DECEMBER 31, 2001
-------------------------------------------------------------------------------
Total debt..................................................     $     747.6
Redeemable preferred stock..................................           126.1
Redeemable common stock.....................................            16.8
Stockholders' equity (deficit)..............................          (195.0)
-------------------------------------------------------------------------------

Assuming we had issued the Old Notes on January 1, 2001 and applied the net proceeds therefrom, our earnings for the year ended December 31, 2001 would have been insufficient to cover fixed charges by approximately $2.5 million. For purposes of pro forma interest, this computation assumes that $47.8 million of the net proceeds from the issuance of the Old Notes was used to repay the average outstanding balance under our revolving credit facility for 2001 and $30 million was used to repay term loans.

Our high degree of leverage could have important consequences for you, including the following:

       - it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

       - a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

       - the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the Notes;

       - certain of our borrowings, including borrowings under our credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

       - it may limit our ability to adjust to changing market conditions and to withstand competitive pressures, putting us at a competitive disadvantage; and

       - we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth and productivity improvement programs.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH TO SERVICE ALL OF OUR INDEBTEDNESS, INCLUDING THE NOTES, AND BE FORCED TO TAKE OTHER ACTIONS TO SATISFY OUR OBLIGATIONS UNDER OUR INDEBTEDNESS, WHICH MAY NOT BE SUCCESSFUL.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

       - fluctuations in interest rates;

       - unscheduled plant shutdowns;

       - increased operating costs;

       - raw material; and

       - product prices and regulatory developments.

We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Disclosure regarding forward-looking statements" and "Management's discussion and analysis of financial condition and results of operations--Liquidity and capital resources."

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities and indentures restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. See "Description of credit facilities and other indebtedness" and "Description of the notes."

OUR VARIABLE RATE INDEBTEDNESS SUBJECTS US TO INTEREST RATE RISK, WHICH COULD CAUSE OUR ANNUAL DEBT SERVICE OBLIGATIONS TO INCREASE SIGNIFICANTLY.

Certain of our borrowings, including borrowings under our credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. As of April 15, 2002, our estimated annual debt service for the remainder of 2002 is approximately $62.8 million, consisting of $0.6 million of scheduled mandatory principal payments and $62.2 million of interest payments. An increase of 1.0% in the interest rates payable on our variable rate indebtedness would increase our estimated debt service requirements for the remainder of 2002 by approximately $2.1 million, after accounting for our interest rate hedge agreement.

Accordingly, an increase in interest rates from current levels could cause our annual debt service obligations to increase significantly.

IF WE DEFAULT ON OUR OBLIGATIONS TO PAY OUR INDEBTEDNESS WE MAY NOT BE ABLE TO MAKE PAYMENTS ON THE NOTES.

Any default under the agreements governing our indebtedness, including a default under our credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indentures and our credit facilities), we could be in default under the terms of the agreements governing such indebtedness, including our credit facilities and our indentures. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. For the third quarter ended September 30, 2000, we entered into an amendment to our credit facilities to avoid being in default under our leverage ratio financial covenant. Effective April 2, 2002, we entered into an amendment to our credit facilities which, among other changes, further revised our leverage ratio financial covenant. If our operating performance declines we may in the future need to obtain waivers from the required lenders under our credit facilities to avoid being in default. If we breach our covenants under the credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the credit facilities and the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of credit facilities and other indebtedness" and "Description of the notes."

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

We may not be able to repurchase the Notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior indebtedness from repurchasing all of the Notes tendered by holders upon a change of control. Upon a change of control, we must offer to repurchase all of the outstanding Notes at 101% of the principal amount thereof, plus accrued interest to the date of repurchase. This change of control provision may not necessarily protect holders of the Notes if we engage in a highly leveraged transaction or certain other transactions involving us or our subsidiaries. See "Description of credit facilities and other indebtedness" and "Description of the notes--Change of control."

WE WILL RELY SIGNIFICANTLY ON THE FUNDS RECEIVED FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS ON THE NOTES, BUT OUR SUBSIDIARIES MAY NOT BE ABLE TO DISTRIBUTE SUFFICIENT FUNDS TO US.

Although we are an operating company, 23.3% of our EBITDA under our indentures for the year ended December 31, 2001 was generated by our subsidiaries. As a result, our ability to pay interest on the Notes and to satisfy our other debt service obligations will depend significantly on our receipt of dividends or other intercompany transfers of funds from our operating subsidiaries. The payment of dividends to us by our subsidiaries is contingent upon the earnings of those subsidiaries and subject to various business considerations as well as certain contractual provisions which may restrict the payment of dividends and distributions and the transfer of assets to us. See "Description of credit facilities and other indebtedness" and "Description of the notes--Certain covenants--Limitation on restrictions on distributions from restricted subsidiaries." In the event of bankruptcy, liquidation or reorganization of our subsidiaries, claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims as the holder of the equity of our subsidiaries.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS SUBORDINATED IN RIGHT OF PAYMENT TO THE PRIOR PAYMENT IN FULL OF OUR AND OUR SUBSIDIARIES' SENIOR INDEBTEDNESS, INCLUDING THE CREDIT FACILITIES, WHICH MEANS THAT IF WE BECOME INSOLVENT, OUR REMAINING ASSETS MAY NOT BE SUFFICIENT TO PAY AMOUNTS DUE ON THE NOTES.

The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes is subordinated in right of payment to the prior payment in full of all of our existing and future senior indebtedness, including all amounts owing under our credit facilities. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our assets will be available to pay obligations on the Notes only after all of our senior indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of the Notes. As of December 31, 2001, after giving effect to the issuance of Notes and the application of the net proceeds therefrom, the aggregate principal amount of our senior indebtedness would have been $436.6 million (excluding unused commitments of $94.7 million and outstanding letters of credit totaling $5.3 million under our revolving credit facility, and possible additional borrowings under our uncommitted incremental tranche B facility). The guarantees by our subsidiaries are unsecured senior subordinated obligations of theirs and subordinated in right of payment to all of their existing and future senior indebtedness, including all amounts owing under the credit facilities. As of December 31, 2001, after giving effect to the issuance of Notes, there would have been no senior indebtedness of our subsidiary guarantors other than the guarantees under the credit facilities.

BECAUSE EACH GUARANTOR'S LIABILITY UNDER ITS GUARANTEE MAY BE REDUCED TO ZERO, AVOIDED OR RELEASED UNDER CERTAIN CIRCUMSTANCES, YOU MAY NOT RECEIVE ANY PAYMENTS FROM SOME OR ALL OF THE GUARANTORS.

The holders of the Notes have the benefit of the full and unconditional guarantees of the guarantors. However, the guarantees by our subsidiary guarantors are limited to the maximum amount which the guarantors are permitted to guarantee under applicable law. As a result, a guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of the guarantors. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under the guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular subsidiary guarantee if it is released under certain circumstances described under "Description of the notes--The Note guarantees."

THE NOTES ARE STRUCTURALLY SUBORDINATED IN RIGHT OF PAYMENT TO THE INDEBTEDNESS OF THOSE OF OUR SUBSIDIARIES THAT ARE NOT GUARANTEEING THE NOTES AND, IF THE GUARANTEES ARE DEEMED UNENFORCEABLE, TO THOSE OF OUR GUARANTOR SUBSIDIARIES, AND THE REMAINING ASSETS OF SUCH SUBSIDIARIES MAY NOT BE SUFFICIENT TO MAKE ANY PAYMENTS ON THE NOTES.

The Notes are effectively subordinated to all liabilities of our subsidiaries which are not guarantors. In addition, although the guarantees provide the holders of the Notes with a direct claim as a creditor against the assets of the subsidiary guarantors, the guarantees may not be enforceable as described in more detail below. If the guarantees by the subsidiary guarantors are not enforceable, the Notes would be effectively subordinated to all liabilities of the subsidiary guarantors, including trade payables. As a result of being effectively subordinated to the liabilities of a subsidiary, if there was a dissolution, bankruptcy, liquidation or reorganization of such subsidiary, the holders of the Notes would not receive any amounts with respect to the Notes until after the payment in full of the claims of creditors of such subsidiary.

Our subsidiaries that are not guarantors generated 15.1% of our net sales and 15.7% of our EBITDA under our indentures for the year ended December 31, 2001. As of December 31, 2001, after giving effect to the issuance of Notes and the application of the net proceeds therefrom, our subsidiaries that are not guarantors would have accounted for 12.0% of our total assets and would have had total liabilities (excluding liabilities owed to us) of $57.5 million. As of December 31, 2001, after giving effect to the issuance of Notes and the application of the net proceeds therefrom, our subsidiaries that are guarantors would have had total liabilities (excluding liabilities owed to us and guarantees of the credit facilities and the Notes) of $8.0 million.

IF WE DEFAULT UNDER OUR SENIOR SECURED CREDIT FACILITIES, THE LENDERS COULD FORECLOSE ON THE ASSETS WE HAVE PLEDGED TO THEM, TO THE EXCLUSION OF YOU AS THE HOLDERS OF THE NOTES.

Our obligations under the Notes are unsecured, but our obligations under the credit facilities and each guarantor's obligations under their guarantees are secured by a security interest in substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under the credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under our indentures at such time. Furthermore, if the lenders foreclose and sell the equity interests in any subsidiary of ours that is a guarantor under the Notes, then that guarantor will be released from its guarantee of the Notes automatically and immediately upon such sale. See "Description of credit facilities and other indebtedness."

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER YOUR OLD NOTES WILL BE ADVERSELY AFFECTED.

We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you will continue to hold Old Notes that are subject to the existing transfer restrictions and, except in certain limited circumstances, you will no longer have any registration rights or be entitled to any liquidated damages with respect to the Old Notes. In addition:

      - if you tender your Old Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes, and

      - if you are a broker-dealer that receives New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes.

We have agreed that, for a period of 180 days after the exchange offer is consummated, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be less Old Notes outstanding. In addition, if a large amount of Old Notes are not tendered or are tendered improperly, the limited amount of New Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such New Notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

The New Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange or automated dealer quotation system. The liquidity of the trading market in the New Notes, and the market price quoted for the New Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the New Notes.

RISKS RELATED TO OUR BUSINESS

A SUDDEN INCREASE IN RESIN PRICES OR THE LOSS OF A KEY RESIN SUPPLIER COULD LEAD TO INCREASED COSTS AND LOWER PROFIT MARGINS.

We use large quantities of polyethylene, PVC and other resins in manufacturing our products. For the year ended December 31, 2001, resin costs comprised approximately 60% of our total manufacturing costs. Significant increases in the price of resins would increase our costs, reduce our operating margins and impair our ability to service our debt unless we were able to pass all of the increase on to our customers. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. Since the resins used by us are produced from petroleum and natural gas, the instability in the world markets for petroleum and natural gas could adversely affect the prices of our raw materials and their general availability. We may not be able to pass such increased costs on to customers. In addition, we rely on certain key suppliers of resin for most of our resin supply, some of which resin has characteristics proprietary to the supplier. The loss of a key source of supply, our inability to obtain resin with desired proprietary characteristics, or a delay in shipments could adversely affect our revenues and profitability and force us to purchase resin in the open market at higher prices. We may not be able to make such open market purchases at prices that would allow us to remain competitive. See "Management's discussion and analysis of financial condition and results of operations" and "Business--Raw materials."

WE OPERATE IN HIGHLY COMPETITIVE MARKETS AND OUR CUSTOMERS MAY NOT CONTINUE TO PURCHASE OUR PRODUCTS, WHICH COULD LEAD TO OUR HAVING REDUCED REVENUES AND LOSS OF MARKET SHARE.

We face significant competition in the markets in which we operate. Competition in our industry is based upon a number of considerations, such as service, product quality, product innovation and price. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies, including AEP, Bemis, Pechiney, Printpack and Tredegar. Some of our competitors are substantially larger, more diversified and have greater financial, personnel and marketing resources than we have and therefore may have certain competitive advantages. Although we have broad product lines and are continually developing our products and graphics, our current customers may not continue to purchase our products, which could lead to reduced revenues and loss of market share.

IF WE LOSE ONE OR MORE OF OUR MAJOR CUSTOMERS, OUR RESULTS OF OPERATIONS AND OUR ABILITY TO SERVICE OUR INDEBTEDNESS COULD BE ADVERSELY AFFECTED.

We are dependent upon a limited number of large customers with substantial purchasing power for a majority of our sales, many of which are reducing their number of suppliers. Our top ten customers accounted for approximately 34% of our net sales in 2001. In particular, Kimberly-Clark accounted for approximately 13% of our 2001 consolidated net sales. Several of our largest customers, including Kimberly Clark, also satisfy some of their film requirements by manufacturing film themselves. The loss of Kimberly-Clark or one or more other major customers, or a material reduction in sales to Kimberly-Clark or these other customers as a result of competition from other film manufacturers, insourcing of film requirements or other factors, would have a material adverse effect on our results of operations and on our ability to service our indebtedness. See "Management's discussion and analysis of financial condition and results of operations" and "Business--Products, markets and customers."

WE MAY NOT BE ABLE TO ACHIEVE OUR ANTICIPATED COST SAVINGS, AND EVEN IF WE DO, WE MAY NOT IMPROVE OUR OPERATING RESULTS, IN WHICH CASE, WE MAY NOT BE ABLE TO SATISFY OUR OBLIGATIONS UNDER OUR INDEBTEDNESS, INCLUDING THE NOTES.

We may not be able to achieve the cost savings that we anticipate from the cost savings initiatives discussed in this prospectus because these cost savings are based on estimates and assumptions which may not prove correct. Further, even if our cost saving initiative program is successful, we may not be able to improve our operating results as a result of other factors discussed in this prospectus, many of which are beyond our control, such as a reduction in the demand for our products due to an economic downturn which would decrease our revenues, and increases in other operating expenses, such as the cost of our raw materials, which could offset our cost savings and increase our expenses. If our operating results are adversely affected because of an inability to achieve the anticipated cost savings or otherwise, we may not have sufficient funds to satisfy our obligations under our indebtedness, including the Notes.

For a further discussion of important factors that could cause actual results to differ materially from the anticipated cost savings discussed in this prospectus, see "Disclosure regarding forward-looking statements."

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD CAUSE OUR REVENUES TO DECREASE.

We rely on patents, trademarks and licenses to protect our intellectual property, which is significant to our business. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. We constantly seek to protect our patents, trademarks and other intellectual property, but our precautions may not provide meaningful protection against competitors or protect the value of our trademarks. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. However, these agreements may be breached, may not provide meaningful protection or may not contain adequate remedies for us if they are breached.

FUTURE ACQUISITIONS MAY NOT BE SUCCESSFULLY INTEGRATED WITH OUR BUSINESS AND COULD CAUSE OUR REVENUES TO DECREASE, OPERATING COSTS TO INCREASE OR REDUCE CASH FLOWS, WHICH IN TURN COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR INDEBTEDNESS.

We have completed a number of acquisitions, and as part of our strategy, we expect to continue to make acquisitions as opportunities arise. Our efforts to integrate businesses acquired in the future may not result in increased sales or profits. Difficulties encountered in any transition and integration process for newly acquired companies could cause revenues to decrease, operating costs to increase or reduce cash flows, which in turn could adversely affect our ability to service our indebtedness.

OUR OPERATIONS OUTSIDE OF THE UNITED STATES ARE SUBJECT TO ADDITIONAL CURRENCY EXCHANGE, POLITICAL, INVESTMENT AND OTHER RISKS THAT COULD HINDER US FROM MAKING OUR DEBT SERVICE PAYMENTS, INCREASE OUR OPERATING COSTS AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

We operate facilities and sell products in several countries outside the United States. Our operations outside the United States include plants and sales offices in Mexico, Canada, Germany, Australia and Brazil. As a result, we are subject to risks associated with selling and operating in foreign countries which could have an adverse affect on our financial condition and results of operations, our operating costs and our ability to make payments on our debt obligations, including our ability to make payments on the Notes and certain borrowings under the credit facilities. These risks include devaluations and fluctuations in currency exchange rates, unstable political conditions, imposition of limitations on conversion of foreign currencies into U.S. dollars and remittance of dividends and other payments by foreign subsidiaries. The imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, hyperinflation in certain foreign countries, and imposition or increase of investment and other restrictions by foreign governments could also have a negative effect on our business and profitability.

WE ARE CONTROLLED BY J.P. MORGAN PARTNERS, LLC AND ITS INTERESTS AS AN EQUITY HOLDER MAY CONFLICT WITH YOURS AS A CREDITOR.

At March 31, 2002, an affiliate of J.P. Morgan Partners, LLC beneficially owned approximately 53% of our total outstanding common stock. Subject to certain limitations contained in the stockholders' agreement among us, an affiliate of J.P. Morgan Partners, LLC, our other stockholders, and holders of our preferred stock warrants, J.P. Morgan Partners, LLC, through its affiliate, controls us. The interests of J.P. Morgan Partners, LLC may not in all cases be aligned with your interests as a holder of the Notes.

IF WE DO NOT MAINTAIN GOOD RELATIONSHIPS WITH OUR EMPLOYEES, OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A LOSS OF REVENUES, INCREASED COSTS OR REDUCED PROFITABILITY.

Although we consider our current relations with our employees to be good, if major work disruptions were to occur, our business could be adversely affected by, for instance, a loss of revenues, increased costs or reduced profitability. As of February 28, 2002, we had approximately 3,500 employees, of which approximately 1,200 employees were subject to a total of 11 collective bargaining agreements that expire on various dates between March 1, 2002 and March 7, 2007. We are currently renegotiating the agreement that expired on March 1, 2002. We have had one labor strike in our history, which occurred at our Chippewa Falls, Wisconsin plant in March 2000 and lasted approximately two weeks. In October 2001, we entered into a five year agreement with the union representing the approximately 150 employees at our Chippewa Falls, Wisconsin manufacturing plant.

FEDERAL AND STATE FRAUDULENT TRANSFER LAWS PERMIT A COURT TO VOID THE NOTES AND THE GUARANTEES, AND IF THAT OCCURS, YOU MAY NOT RECEIVE ANY PAYMENTS ON THE NOTES.

Our issuance of the Notes may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our subsidiary guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Notes or a Guarantee, and, in the case of (2) only, one of the following is also true:

       - we or any of our subsidiary guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

       - paying the consideration left us or any of our subsidiary guarantors with an unreasonably small amount of capital to carry on the business; or

       - we or any of our subsidiary guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

If a court were to find that the issuance of the Notes or a Guarantee was a fraudulent conveyance, the court could avoid the payment obligations under the Notes or such guarantee or further subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or of such guarantor, or require the holders of the Notes to repay any amounts received with respect to the Notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our other debt and that of our subsidiaries, which could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

       - the sum of its debts was greater than the fair value of all its assets;

       - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

       - it can not pay its debts as they become due.

THE COST OF COMPLYING WITH FEDERAL AND STATE ENVIRONMENTAL LAWS COULD BE SIGNIFICANT AND INCREASE OUR OPERATING COSTS.

Complying with existing and future environmental laws and regulations that affect our business could impose material costs and liabilities on us. Our manufacturing operations are subject to certain federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, the protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to periodic environmental inspections and monitoring by governmental enforcement authorities. We could incur substantial costs, including fines and civil or criminal sanctions as a result of actual or alleged violations of environmental laws. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. Violations of environmental permits can also result in substantial fines and civil or criminal sanctions. We believe we are in substantial compliance with applicable environmental laws and environmental permits. The ultimate costs under environmental laws and the timing of such costs, however, are difficult to predict and potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

WE COULD BE ADVERSELY AFFECTED IF ARTHUR ANDERSEN LLP IS UNABLE TO PERFORM REQUIRED AUDIT-RELATED SERVICES FOR US OR IF THE SEC CEASES ACCEPTING FINANCIAL STATEMENTS AUDITED OR REVIEWED BY ARTHUR ANDERSEN.

On March 14, 2002, Arthur Andersen LLP, our independent auditor, was indicted on federal obstruction of justice charges in connection with its role as the auditor for Enron Corporation. We do not know the impact of the indictment. In addition, we do not know whether additional indictments will be brought by the Department of Justice or the consequences of any additional indictments. Furthermore, although Arthur Andersen has provided the SEC with assurances that it will continue to audit financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards, and the SEC has said that it will continue to accept financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients, we cannot assure you that the SEC will continue to accept such financial statements, or that Arthur Andersen will continue to be able to provide such representations.

Our access to the capital markets and our ability to make timely SEC filings could be impaired if the SEC ceases accepting financial statements audited or reviewed by Arthur Andersen, if Arthur Andersen becomes unable to make the required representations, if our audit committee decides to terminate Arthur Andersen as our independent auditor, or if for any other reason Arthur Andersen is unable to perform required audit-related services for us. In such a case, we would promptly seek to engage new independent certified public accountants, and we may incur significant expense in familiarizing such new auditors with our accounting. Furthermore, relief which may be available under the federal securities laws against auditing firms may not be available as a practical matter against Arthur Andersen should it cease to operate or be financially impaired.

The audit committee of our board of directors reviews the selection of our independent certified public accountants each year, and expects to conduct such a review in due course.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. But, there can be no assurance that management's expectations, beliefs and projections will result or be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading "Risk factors." As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

       - general economic and business conditions, particularly an economic downturn;

       - industry trends;

       - increases in our leverage;

       - interest rate increases;

       - changes in our ownership structure;

       - raw material costs and availability, particularly resin;

       - competition;

       - the loss of any of our significant customers;

       - changes in demand for our products;

       - new technologies;

       - changes in distribution channels or competitive conditions in the markets or countries where we operate;

       - costs of integrating any future acquisitions;

       - loss of our intellectual property rights;

       - foreign currency fluctuations and devaluations and political instability in our foreign markets;

       - changes in our business strategy or development plans;

       - availability, terms and deployment of capital;

       - availability of qualified personnel; and

       - increases in the cost of compliance with laws and regulations, including environmental laws and regulations.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive in exchange Old Notes in like principal amount, which will be canceled and as such will not result in any increase in our indebtedness.

The net proceeds from the issuance and sale of the Old Notes was approximately $98.8 million, after deducting fees and estimated expenses. We used approximately $93.3 million of those proceeds to repay indebtedness under our credit facilities, including a repayment of $63.3 million on our revolving credit facility and a $30 million repayment on our term loans. The remaining proceeds will be used for repayments on our credit facilities or certain permitted acquisitions, including the Decora acquisition should it be completed. We will be required to repay, on December 31, 2002, additional term loans in the amount by which $18 million exceeds the amount we invest in certain permitted acquisitions.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2001 on an actual basis and on an adjusted basis to reflect the application of the net proceeds from the offering of the Old Notes, after deducting fees and estimated expenses paid or payable by us.

------------------------------------------------------------------------------------
                                                                   DECEMBER 31, 2001
                        (UNAUDITED)                           ----------------------
                   (DOLLARS IN MILLIONS)                      ACTUAL    AS ADJUSTED
------------------------------------------------------------------------------------
Cash and cash equivalents(1)................................  $   4.8   $       34.1
                                                              ----------------------
Total debt:
   Credit Facilities
      Revolving Credit Facility(2)..........................  $  39.5   $         --
      Tranche A Facility and Mexico Facility................    188.8          159.8
      Tranche B Facility....................................    275.0          274.0
   13% Senior Subordinated Notes due 2010...................    207.2          207.2
   Old Notes(3).............................................       --          103.8
   Insurance premium financing..............................      0.6            0.6
   Obligations under capital leases and other...............      2.2            2.2
                                                              ----------------------
            Total debt......................................    713.3          747.6
   Redeemable Preferred Stock...............................    126.1          126.1
   Redeemable Common Stock..................................     16.8           16.8
   Stockholders' deficit(4).................................   (194.5)        (195.0)
                                                              ----------------------
            Total capitalization............................  $ 661.7   $      695.5
------------------------------------------------------------------------------------

(1) The as adjusted cash balance reflects the increase in cash from the issuance of the Old Notes after the repayment of the $39.5 million outstanding balance on our revolving credit facility at December 31, 2001 and the repayment of $30.0 million on our tranche A facility. On April 10, 2002, the date the Old Notes were issued, the outstanding balance on our revolving credit facility was $63.3 million. Accordingly, after the repayment of this amount and the repayment of $30.0 million on our tranche A facility and tranche B facility, our cash balance increased by approximately $5.5 million as a result of the issuance of the Old Notes.

(2) As of April 15, 2002, there were no outstanding borrowings under the revolving credit facility. Amounts outstanding under the revolving credit facility vary on a daily basis. The amounts shown do not include $5.3 million of outstanding letters of credit that reduce available borrowings under our revolving credit facility.

(3) Includes the premium of $3.8 million on the Old Notes.

(4) The as adjusted stockholders' deficit gives effect to the after tax write off of $0.5 million of debt issuance costs.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

We and the Note Guarantors have entered into an exchange and registration rights agreement with the initial purchasers in the private placement offering of the Old Notes in which we and the Note Guarantors agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Old Notes for New Notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause the exchange offer to be consummated within 180 days following the original issuance of the Old Notes. The New Notes will have terms substantially identical to the Old Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the exchange and registration rights agreement. The Old Notes were issued on April 10, 2002.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Old Notes and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

       - if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the exchange and registration rights agreement;

       - if any Old Notes validly tendered in the exchange offer are not exchanged for New Notes within 180 days after the original issue of the Old Notes;

       - if the initial purchasers of the Old Notes so request (but only with respect to any Old Notes not eligible to be exchanged for New Notes in the exchange offer);

       - if any holder of the Old Notes is not permitted to participate in the exchange offer; or

       - if any holder of New Notes received in the exchange offer notifies us that it must deliver a prospectus in connection with any resale of the New Notes and this prospectus is not legally available for delivery.

Each holder of Old Notes that wishes to exchange Old Notes for transferable New Notes in the exchange offer will be required to make the following representations:

       - any New Notes will be acquired in the ordinary course of its business;

       - such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes; and

       - such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

RESALE OF NEW NOTES

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

       - such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

       - such New Notes are acquired in the ordinary course of the holder's business; and

       - the holder does not intend to participate in the distribution of such New Notes.

Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

       - cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

       - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of distribution" for more details regarding the transfer of New Notes.

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Old Notes surrendered under the exchange offer. Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the New Notes will be substantially identical to the form and terms of the Old Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the exchange and registration rights agreement to file, and cause to be effective, a registration statement. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, both series will be treated as a single class of debt securities under the indenture.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $100 million aggregate principal amount of the Old Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering exchange notes to such holders. Subject to the terms of the exchange and registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain conditions to the exchange offer."

Holders who tender Old Notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled "--Fees and expenses" below for more details regarding fees and expenses incurred in the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


The exchange offer will expire at 5:00 p.m., New York City time on May 28, 2002, unless we extend it in our sole discretion.


In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

       - to delay accepting for exchange any Old Notes;

       - to extend the exchange offer or to terminate the exchange offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under "--Certain conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

       - subject to the terms of the exchange and registration rights agreement, to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of Old Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

       - the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the U.S.;

       - the exchange offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

       - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made:

       - the representations described under "--Purpose and effect of the exchange offer", "--Procedures for tendering" and "Plan of distribution", and

       - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any Old Notes by giving oral or written notice of such extension to the registered holders of the Old Notes. During any such extensions, all Old Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

Only a holder of Old Notes may tender such Old Notes in the exchange offer. To tender in the exchange offer, a holder must:

       - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

       - comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

       - the exchange agent must receive Old Notes along with the letter of transmittal; or

       - the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Old Notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

       - the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "-- Exchange agent" prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Old Notes to the Issuer. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes; either:

       - make appropriate arrangements to register ownership of the Old Notes in such owner's name; or

       - obtain a properly completed bond power from the registered holder of Old Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Note tendered pursuant thereto is tendered:

       - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

       - for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed on the Old Notes, such Old Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the Old Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Old Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

       - DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Old Notes that are the subject of such book-entry confirmation;

       - such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

       - the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

       - Old Notes or a timely book-entry confirmation of such Old Notes into the exchange agent's account at DTC; and

       - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

By signing the letter of transmittal or transmitting the agent's message, each tendering holder of Old Notes will represent to us that, among other things:

       - any New Notes that the holder receives will be acquired in the ordinary course of its business;

       - the holder has no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

       - if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the New Notes;

       - if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes; and

       - the holder is not an "affiliate", as defined in Rule 405 of the Securities Act, of ours or, if the holder is an affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

BOOK-ENTRY TRANSFER

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of Old Notes who are unable to deliver confirmation of the book-entry tender of their Old Notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Old Notes according to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

Holders wishing to tender their Old Notes but whose Old Notes are not immediately available or who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

       - the tender is made through an eligible institution;

       - prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

        -- setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered;

        -- stating that the tender is being made thereby; and

        -- guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Old Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

       - the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Old Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

       - the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "-- Exchange agent," or

       - holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

Any such notice of withdrawal must:

       - specify the name of the person who tendered the Old Notes to be withdrawn;

       - identify the Old Notes to be withdrawn (including the principal amount of such Old Notes); and

       - where certificates for Old Notes have been transmitted, specify the name in which such Old Notes were registered, if different from that of the withdrawing holder.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

       - the serial numbers of the particular certificates to be withdrawn; and

       - a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "Procedures for tendering" above at any time on or prior to the expiration date.

EXCHANGE AGENT

The Bank of New York has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                             For Overnight Delivery
                  or Delivery by Registered or Certified Mail:

                              The Bank of New York
                           Corporate Trust Department
                              Reorganization Unit
                          15 Broad Street, 16th Floor
                               New York, NY 10007
                              Attn: Enrique Lopez

                             For Delivery by Hand:

                              The Bank of New York
                           Corporate Trust Department
                              Reorganization Unit
                          15 Broad Street, Lobby Level
                               New York, NY 10007
                              Attn: Enrique Lopez

                           By Facsimile Transmission
                       (for eligible institutions only):

                                 (212) 235-2261

                      Confirm facsimile by telephone only:

                                 (212) 235-2360

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the exchange offer include:

       - SEC registration fees;

       - fees and expenses of the exchange agent and trustee;

       - accounting and legal fees and printing costs; and

       - related fees and expenses.

TRANSFER TAXES

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

       - certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered;

       - tendered Old Notes are registered in the name of any person other than the person signing the letter of transmittal; or

       - a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Old Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of Old Notes who do not exchange their Old Notes for New Notes under the exchange offer will remain subject to the restrictions on transfer applicable to the Old Notes:

       - as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

       - otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the New Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the New Notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes:

       - could not rely on the applicable interpretations of the SEC; and

       - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

We will record the New Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

OTHER

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered Old Notes.

                            SELECTED FINANCIAL DATA

The following selected financial data have been summarized from our consolidated financial statements and are qualified in their entirety by reference to, and should be read in conjunction with, such consolidated financial statements and "Management's discussion and analysis of financial condition and results of operations."

------------------------------------------------------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------
              (DOLLARS IN MILLIONS)                 1997     1998      1999     2000      2001
------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Net sales........................................  $468.9   $ 681.1   $813.7   $ 843.8   $ 840.4
Cost of sales....................................   410.8     561.6    655.7     696.7     665.1
                                                   ---------------------------------------------
Gross profit.....................................    58.1     119.5    158.0     147.1     175.3
            Total operating expenses(1)..........    45.0      70.1     82.0     132.7     101.1
                                                   ---------------------------------------------
Operating income.................................    13.1      49.4     76.0      14.4      74.2
Interest expense.................................   (17.0)    (37.5)   (44.0)    (68.5)    (76.0)
Other income (expense), net......................     0.7      (0.8)     0.4       0.3       6.5
                                                   ---------------------------------------------
Income (loss) before income taxes, discontinued
   operations and extraordinary item.............    (3.2)     11.1     32.4     (53.8)      4.7
Income tax expense (benefit).....................    (0.5)      8.6     14.1     (14.3)      6.8
                                                   ---------------------------------------------
Income (loss) before discontinued operations and
   extraordinary item............................    (2.7)      2.5     18.3     (39.5)     (2.1)
Income from discontinued operations(2)...........     3.1       0.6
Gain on sale of discontinued operations(2).......               5.2
Extraordinary item(3)............................                                (11.3)
                                                   ---------------------------------------------
Net income (loss)................................  $  0.4   $   8.3   $ 18.3   $ (50.8)  $  (2.1)
                                                   ---------------------------------------------
OTHER FINANCIAL DATA:
EBITDA under indentures(4).......................  $ 39.5   $  80.6   $114.7   $  76.2   $ 130.1
Cash flows from operating activities.............    28.6      45.5     51.5      60.3      30.3
Cash flows from investing activities.............   (87.2)   (314.8)   (46.0)    (65.6)    (87.3)
Cash flows from financing activities.............    63.2     275.9    (16.7)      0.3      55.0
Depreciation and amortization....................    16.4      27.1     35.0      39.5      47.0
Plant closing costs, net(5)......................     9.3       4.9      2.5      19.4      (4.6)
Non-cash stock-based compensation
   Expense.......................................  $        $         $  0.8   $   2.6   $   7.0
Capital expenditures.............................    17.9      52.1     35.7      65.6      56.4
Ratio of earnings to fixed charges(6)............              1.3x     1.7x                1.1x
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                                             YEARS ENDED DECEMBER 31,
                                                   ---------------------------------------------
              (DOLLARS IN MILLIONS)                 1997     1998      1999     2000      2001
------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents........................  $ 12.4   $  19.2   $  9.1   $   3.1   $   4.8
Working capital..................................    94.1      93.4    103.8      57.6      58.4
Total assets.....................................   400.4     734.3    769.0     785.0     851.7
Total debt.......................................   250.5     524.9    510.4     687.4     713.3
Total liabilities................................   337.4     662.5    675.4     885.9     903.0
Redeemable preferred stock(7)....................                                 88.7     126.1
Redeemable common stock..........................               1.2      2.9      16.5      16.8
Stockholders' equity (deficit)...................  $ 63.0   $  70.6   $ 90.7   $(206.0)  $(194.5)
------------------------------------------------------------------------------------------------

(1) Total operating expenses for 2000 include $10.8 million of costs related to the recapitalization and related transactions, $10.8 million of fees and expenses relating to our supply chain cost initiative, $19.6 million of plant closing costs, $7.1 million of costs related to the relocation of our corporate headquarters and a reduction in force, and $2.6 million of non-cash stock-based compensation expense. Total operating expenses for 2001 include $7.0 million of non-cash stock-based compensation expense, $3.0 million of plant closing costs, $4.0 million of costs related to the relocation of our corporate headquarters, $6.0 million of fees and expenses relating to our supply chain cost initiative, and a $3.0 million increase in depreciation expenses relating primarily to the purchase of a new computer system.

(2) In 1998, we sold our entire interest in our foam products operations, which were operated exclusively in Europe. The financial position and results of operations of this separate business segment are reflected as discontinued operations for the applicable years presented.

(3) In 2000, we refinanced most of our long-term debt and recorded an extraordinary loss to write-off unamortized deferred debt issuance costs. In addition, during 2000, we recorded an extraordinary loss related to our tender offer for our 9 1/8% senior subordinated notes due 2007.

(4) EBITDA is defined in our indentures as income before discontinued operations, extraordinary items, interest expense, income taxes, depreciation, amortization, plant closing costs and noncash stock-based compensation expense. We believe EBITDA information enhances an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. In addition, EBITDA is used as a measure in our indentures in determining compliance with certain covenants. However, there may be contractual, legal, economic or other reasons which may prevent us from satisfying principal and interest obligations with respect to our indebtedness and may require us to allocate funds for other purposes. EBITDA as defined in our indentures does not represent and should not be considered as an alternative to net income or cash flows from operating activities as determined by U.S. generally accepted accounting principles and may not be comparable to other similarly titled measures of other companies.

(5) We incurred $3.0 million of plant closing costs in 2001 related primarily to the relocation of production lines acquired in connection with the Uniplast acquisition. Due to our decision not to proceed with our previously announced closure of our Harrington plant, approximately $7.6 million of the costs accrued for plant closures in 2000 was credited to plant closing costs in the statement of operations for 2001.

(6) Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of (i) interest, whether expensed or capitalized, (ii) amortization of debt issuance costs and (iii) an allocation of one-third of the rental expense from operating leases, which we consider to be a reasonable approximation of the interest factor of operating lease payments. In 1997 and 2000 earnings were insufficient to cover fixed charges by approximately $3.2 million, and $53.8 million, respectively. Assuming we had issued the Old Notes on January 1, 2001 and applied the net proceeds therefrom, our earnings for the year ended December 31, 2001 would have been insufficient to cover fixed charges by approximately $2.5 million. For purposes of pro forma interest, this computation assumes that $47.8 million of the net proceeds from the issuance of the Old Notes was used to repay the average outstanding balance under our revolving credit facility for 2001 and $30 million was used to repay term loans.

(7) The amount presented for 2000 includes proceeds of $100.0 million from the issuance of preferred stock, plus the accrued and unpaid dividend of $8.4 million, less the unamortized value of preferred stock warrants of $18.2 million and unamortized issuance costs of $1.5 million. The amount presented for 2001 includes proceeds of $131.0 million from the issuance of preferred stock in 2000 and 2001, plus the accrued and unpaid dividend of $26.2 million less the unamortized value of preferred stock warrants of $29.6 million and unamortized issuance costs of $1.5 million.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze our consolidated financial condition, liquidity and capital resources and results of operations. This analysis should be read in conjunction with the consolidated financial statements and notes which appear elsewhere in this prospectus. This section contains certain "forward-looking statements" within the meaning of federal securities laws that involve risks and uncertainties, including statements regarding our plans, objectives, goals, strategies and financial performance. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of factors set forth under "Disclosure regarding forward-looking statements" and "Risk factors" and elsewhere in this prospectus.

GENERAL

We derive our revenues, earnings and cash flows from the sale of film and flexible packaging products throughout the world. We manufacture these products at 26 facilities located in North America, Europe and Australia. Our net sales have grown primarily as a result of strategic acquisitions made over the past several years, increased levels of production at acquired facilities, return on capital expenditures and the overall growth in the market for film and flexible packaging products. Our most recent acquisitions include:

       - In July 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc., a manufacturer of multi-layer packaging films, industrial films and cast-embossed films, with operations in the United States and Canada, for approximately $56.0 million.

       - In October 1999, we acquired the assets of KCL Corporation, including its plastic slider and zipper closure technology and its polyethylene bag making and printing facilities in Shelbyville, IN and Dallas, TX for approximately $11.5 million.

In order to further benefit from these acquisitions, we ceased operations at certain less efficient manufacturing facilities and relocated equipment to more efficient facilities. In addition, we sold certain assets and restructured and consolidated our operations and administrative functions. As a result of these activities, we increased manufacturing efficiencies and product quality, reduced costs, and increased operating profitability. As part of this process, in 2001 and 2000 we undertook the following significant divestitures and closures of manufacturing facilities:

       - In 2001, in connection with the acquisition of Uniplast, we announced a plan to close three of Uniplast's six plants, move certain purchased assets to other locations and to terminate the sales, administration and technical employees of Uniplast. All three of these plants were closed in 2001 and we intend to sell all three plants. During 2001 we paid approximately $1.9 million in severance costs, which were part of the $3.0 million accrued for such costs in purchase accounting. In addition, we expensed approximately $3.0 million for the relocation of equipment and other closing costs, as part of plant closing costs, as reflected in the statement of operations for the year ended December 31, 2001.

       - In 2000, we announced our plan to close our Dallas, Texas, Birmingham, Alabama, and Harrington, Delaware facilities. On March 5, 2001, we sold our Dallas, Texas facility, which was formerly owned by KCL Corporation, to Tech Plastics and affiliated entities for approximately $1.4 million. We closed our Birmingham facility in the second quarter of 2001. In light of changes in customer demand and our acquisition of Uniplast, we reconsidered our plans to close the Harrington facility and instead downsized that facility.

As part of our efforts to consolidate administrative functions and improve the efficiency of our operations, we began a company-wide supply chain cost initiative in the fourth quarter of 1999 with the assistance of A.T. Kearney, a management consulting firm. This initiative focused on improving efficiency through improvements to our procurement, logistics, planning and production processes. We began implementing specific improvement projects in March 2000, and all identified projects were fully implemented by the end of the second quarter of 2001.

On May 31, 2000, we consummated the recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC. The recapitalization was valued at approximately $1.1 billion, including transaction costs. See "Business" and Notes 1 and 6 to the consolidated financial statements included elsewhere in this prospectus for a discussion of the transactions that occurred in connection with the recapitalization and the related financing thereof.

Following the recapitalization, we implemented certain other cost saving initiatives during the fourth quarter of 2000. These included the following:

       - We announced the closure of certain facilities as discussed above and the relocation of our corporate headquarters from Salt Lake City, Utah to Schaumburg, Illinois.

       - We announced a company-wide reduction in workforce of approximately 50 salaried and nonsalaried positions.

We incurred plant closing costs and additional administrative and other expenses due to the foregoing of approximately $26.7 million in the fourth quarter of 2000, of which approximately $10 million consisted of a cash charge. We realized annual savings of approximately $15 million from these cost initiatives.

During 2001, we continued the transition of our corporate headquarters from Salt Lake City, Utah to Schaumburg, Illinois, and we made certain changes in our management. During the first quarter of 2001, we incurred non-cash stock-based compensation expense of approximately $7.0 million as a result of certain modifications to our senior management employment arrangements with two executive officers. See Note 10 to the consolidated financial statements included elsewhere in this prospectus for a discussion of the components of this charge.

CRITICAL ACCOUNTING POLICIES

We have adopted accounting policies that require us to make estimates about the effect of matters that are uncertain and to make difficult, subjective and complex judgments. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Accounts Receivable. We evaluate accounts receivable on a quarterly basis and review any significant customers with delinquent balances to determine future collectibility. We base our determinations on legal issues (such as bankruptcy status), past history, current financial and credit agency reports, and the experience of the credit representatives. We reserve accounts that we deem to be uncollectible in the quarter in which we make the determination. We maintain additional reserves based on our historical bad debt experience. Although there is a greater risk of uncollectibility in an economic downturn, we believe, based on past history and proven credit policies, that the net accounts receivable as of December 31, 2001 are of good quality.

Retirement Plans. We value retirement plan assets and liabilities based on assumptions and valuations determined by an independent actuary. Although we review and concur with the actuary's assumptions, these assumptions are subject to the occurrence of future events, which are out of our control and could differ materially from the amounts currently reported.

RESULTS OF OPERATIONS

The following table sets forth net sales, expenses, and operating income, and such amounts as a percentage of net sales, for the years ended December 31, 2001, 2000 and 1999.

---------------------------------------------------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------
         (DOLLARS IN MILLIONS)                 2001              2000              1999
---------------------------------------------------------------------------------------------
Net sales...............................  $840.4   100.0%   $843.8   100.0%   $813.7   100.0%
Cost of sales...........................   665.1     79.2    696.7     82.6    655.7     80.6
                                          ---------------------------------------------------
Gross profit............................   175.3     20.8    147.1     17.4    158.0     19.4
Total operating expenses................   101.1     12.0    132.7     15.7     82.0     10.1
                                          ---------------------------------------------------
Operating income........................  $ 74.2     8.8%   $ 14.4     1.7%   $ 76.0     9.3%
---------------------------------------------------------------------------------------------

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

Net Sales. Net sales decreased by $3.4 million, or 0.4%, to $840.4 million for 2001 from $843.8 million for 2000. An increase in sales volume of 5.8% was more than offset by a decrease in selling prices of 5.9%. In the markets we serve, the average selling prices of our products generally increase or decrease as the price of resins, our primary raw material, increases or decreases. Average resin prices for the year ended December 31, 2001 were 13% lower than the average resin prices for the year ended December 31, 2000. The increase in sales volume for 2001 was primarily due to the Uniplast acquisition and increased sales volume of personal care film, medical film, agricultural film, printed film and stretch film. For 2001, we had total net trade sales volume of 819.8 million pounds, compared with 775.0 million pounds in 2000.

Gross Profit. Gross profit increased by $28.2 million, or 19.2%, to $175.3 million for 2001 from $147.1 million for 2000. This increase was primarily due to increased margins and higher sales volumes discussed above. The margins increased principally due to decreases in raw material prices that were greater than the reduction in resulting selling prices to customers and changes in product mix. In addition, average conversion costs per pound at our plants were lower due to higher production and reductions in fixed conversion costs due to plant closures.

Total Operating Expenses. Total operating expenses decreased by $31.6 million, or 23.8%, to $101.1 million for 2001 from $132.7 million for 2000. The decrease was due primarily to unusually high operating costs in 2000 and the reversal during 2001 of certain prior accruals for plant closure costs.

Our operating costs were significantly higher in 2000 due primarily to five significant items:

       - $10.8 million of costs related to the recapitalization and related transactions;

       - $10.8 million of costs relating to our company-wide supply chain cost initiative;

       - $19.6 million of costs relating to plant closures;

       - $7.1 million of costs relating to the relocation of our corporate headquarters, the closure of our divisional office in Dallas, Texas and a company-wide reduction in force of approximately 50 positions; and

       - $2.6 million of non-cash compensation expense related to the vesting of performance-based stock options in connection with the recapitalization and related transactions.

Due to our decision not to proceed with our previously announced closure of our Harrington plant, approximately $7.6 million of the costs accrued for plant closures in 2000 has been credited to plant closing costs in the statement of operations for the year ended December 31, 2001.

As a percentage of net sales, operating expenses decreased to 12.0% for 2001, compared to 15.7% for 2000. Although operating expenses decreased significantly in 2001, operating expenses continued to represent a higher percentage of our net sales as compared to historical levels prior to 2000. This was due primarily to five significant items:

       - $7.0 million of non-cash stock-based compensation charges related to two executive officers during the first quarter of 2001;

       - $3.0 million of plant closing costs incurred during the fourth quarter of 2001, related primarily to the relocation of production lines as a result of the Uniplast acquisition;

       - $4.0 million of costs we continued to incur during the first quarter of 2001 in connection with the relocation of our corporate headquarters from Salt Lake City, Utah to Schaumburg, Illinois;

       - $6.0 million of fees and expenses we continued to incur in connection with our company-wide supply chain cost initiative, which was fully implemented by the end of the second quarter of 2001; and

       - $3.0 million increase in depreciation expenses due primarily to our purchase of a new computer system.

The stock-based compensation charges for 2001 included a $1.0 million non-cash charge related to a severance agreement with an executive officer, which modified our right to repurchase shares of our common stock. In addition, we recorded $6.0 million of non-cash stock-based compensation expense in the first quarter of 2001 related to amendments to note agreements with another executive officer, which were entered into in connection with the sale of restricted stock in 1999 and 2000.

Operating Income. Operating income increased by $59.8 million, or 413%, to $74.2 million for 2001 from $14.4 million for 2000, as a result of the factors discussed above.

Interest Expense. Interest expense increased by $7.5 million, or 11%, to $76.0 million for 2001 from $68.5 million for 2000. This increase was principally a result of the recapitalization in May 2000. The increased interest expense attributable to increased borrowings was partially offset by a reduction in LIBOR which decreased the variable interest rate on our term debt.

Income Tax Expense (Benefit). In 2001, our income tax expense was $6.8 million, compared to an income tax benefit of $14.3 million in 2000. These amounts represent effective tax rates of 143.8% and 26.5% for the years ended December 31, 2001 and 2000, respectively. The fluctuation in income tax expense (benefit) relates primarily to the fluctuation in our income (loss) before income taxes for the years presented. The fluctuation in the effective tax rate is principally the result of foreign tax rate differences and amortization of goodwill, which are relatively fixed and therefore have a greater impact on the effective rate in years in which our pre-tax income or loss is relatively low. Pretax income in 2001 was $4.7 million as compared to a pre-tax loss of $53.8 million in 2000. As of December 31, 2001, our deferred tax assets totaled approximately $46.0 million of which $30.6 million related to net operating loss carryforwards. Our deferred tax liabilities totaled $69.6 million. Future reversals of existing deferred tax liabilities are expected to generate sufficient taxable income to allow us to realize our deferred tax assets. Accordingly, no valuation allowance is required against our deferred tax assets.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

Net Sales. Net sales increased by $30.1 million, or 3.7%, to $843.8 million for 2000 from $813.7 million for 1999. The increase was the result of a 6.4% increase in our average selling prices partially offset by a 2.6% decrease in our sales volume. The average selling price increase was primarily due to the general pass-through to customers of increased resin costs. For 2000, we had total net trade sales volume of 775.0 million pounds, compared with 795.3 million pounds in 1999. This decrease in sales volume was primarily due to inventory de-stocking, product line rationalizations by our customers and insourcing by one of our most significant customers of a specific film product.

Gross Profit. Gross profit decreased by $10.9 million, or 6.9%, to $147.1 million for 2000 from $158.0 million for 1999. This decrease was primarily due to reduced gross profit margins, which more than offset the increase in net sales for the period. The decrease in gross profit margins was due to a less favorable product mix and associated line start up and changeover inefficiencies. As a percentage of sales, raw material costs were 1.21% higher in 2000 than 1999. Gross margin was also impacted by cash conversion costs which were higher for 2000 than 1999 due to increases in direct labor, packaging, energy and indirect plant costs.

Total Operating Expenses. Total operating expenses increased by $50.7 million, or 61.8%, to $132.7 million for 2000 from $82.0 million, for 1999. Most of the increase resulted from five significant items, which accounted for $47.4 million of the $50.7 million increase. Excluding these five significant items, operating expenses as a percentage of net sales were 10.1% for both 2000 and 1999.

Costs relating to the recapitalization and related transactions constituted the first significant item affecting total operating expenses. We incurred $10.8 million of costs related to the transactions. These costs consisted of long-term incentive compensation expense of $5.0 million, $3.7 million of incentive compensation under a "stay bonus" plan, and transaction fees and expenses of $2.1 million. Under the provisions of our long-term incentive plans, certain incentive payments were due upon a "change of control" in our ownership. Both the "stay bonus" and long-term compensation were paid during 2000.

The second significant item affecting total operating expenses was our company-wide supply chain cost initiative. We incurred fees and expenses during 2000 totaling $10.8 million in connection with this initiative. We began our supply chain initiative in the fourth quarter of

1999. The project focused on improving the efficiency of our operations and was fully implemented by the end of the second quarter of 2001.

The third significant item affecting total operating expenses was plant closing costs. We incurred $19.6 million of closing costs in 2000 related to the closure of our Dallas, Texas facility and the announced closures of our Birmingham, Alabama and Harrington, Delaware facilities. This was partially offset by $0.2 million of reversals to previous accruals. We had plant closing costs of $2.5 million in 1999.

The fourth significant item affecting total operating expenses was the announced closures of our headquarters facility in Salt Lake City, Utah, and our divisional office in Dallas, Texas, and a company-wide reduction in workforce of approximately 50 positions. These costs amounted to $7.1 million in 2000.

The fifth significant item affecting total operating expenses was non-cash stock-based compensation expense. We incurred non-cash stock-based compensation expense of approximately $2.6 million related to outstanding options to purchase our common stock. As a result of the recapitalization and related transactions, the stock options fully vested and became exercisable upon the consummation of the transactions. The $2.6 million non-cash stock-based compensation expense recognizes the vesting of all performance-based stock options based on the estimated per share purchase price implied in the transactions. We incurred $0.8 million of non-cash stock-based compensation expense in 1999.

Operating Income. Operating income decreased by $61.6 million, or 81.1%, to $14.4 million for 2000 from $76.0 million for 1999, as a result of the factors discussed above. Excluding the five significant items described above, operating income decreased $14.1 million, or 18.6%, to $61.9 million for 2000, from $76.0 million for 1999.

Interest Expense. Interest expense increased by $24.5 million, or 55.7%, to $68.5 million for 2000 from $44.0 million for 1999. As a result of the recapitalization and related transactions, interest expense increased significantly compared to the prior year. Included in interest expense in 2000 is a $1.4 million amendment fee on our outstanding credit facilities.

Income Tax Expense (Benefit). In 2000, our income tax (benefit) was ($14.3) million compared to income tax expense of $14.1 million in 1999. These amounts represent effective tax rates of 26.5% and 43.5%, respectively. The fluctuation in income tax expense (benefit) relates primarily to the fluctuation in our income (loss) from continuing operations between the years. The fluctuation in the effective tax rate is a result of legislated changes to the enacted tax rates in Germany as well as fluctuations in the taxable income of certain foreign operations and certain nondeductible costs related to our recapitalization. As of December 31, 2000, our deferred tax assets totaled approximately $45.5 million of which $27.4 million related to net operating loss carryforwards. Our deferred tax liabilities totaled $65.5 million. Future reversals of existing deferred tax liabilities are expected to generate sufficient taxable income to allow us to realize our deferred tax assets. Accordingly, no valuation allowance is required against our deferred tax assets.

OPERATING SEGMENT REVIEW

GENERAL

Operating segments are our components for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. For more information on our operating segments, see

Note 14 to the consolidated financial statements included elsewhere in this prospectus. Except as indicated, the segment profits and unallocated corporate expenses discussed below do not reflect plant closing costs and other unusual items.

YEAR ENDED DECEMBER 31, 2001 COMPARED WITH THE YEAR ENDED DECEMBER 31, 2000

SPECIALTY FILMS

NET SALES

The net sales of our specialty films segment decreased $5.2 million, or 1.3%, to $380.5 million in 2001 from $385.7 million in 2000. This decrease was principally due to a 3.6% decrease in selling prices, which was partially offset by a 2.4% increase in sales volumes. The increases in sales volume were primarily in the personal care, medical and agricultural film markets. Selling prices decreased primarily due to the effects of a decrease in resin prices.

SEGMENT PROFIT

The segment profit of our specialty films segment increased $16.2 million, or 23.0%, to $86.7 million from $70.5 million in 2000. This increase was principally due to higher margins for our products and the increased sales volume discussed above. The margins increased principally due to decreases in raw material prices that were greater than the reduction in resulting selling prices to customers and changes in product mix.

SEGMENT TOTAL ASSETS

The specialty films segment total assets increased by $48.5 million, or 12.3%, in 2001 to $442.3 million from $393.8 million in 2000. The increase was primarily due to capital expenditures of approximately $31.7 million and $19.9 million of assets acquired in the Uniplast acquisition. In addition, the reversal of the plant closing accrual related to our Harrington, Delaware facility increased segment total assets in 2001. See Note 3 to the consolidated financial statements included elsewhere in this prospectus. These increases were offset, in part, by 2001 depreciation. Capital expenditures related mainly to capacity expansion and to quality improvement projects, as well as ongoing capital improvements.

DESIGN PRODUCTS

NET SALES

The net sales of our design products segment decreased $1.7 million, or 0.8%, to $213.7 million in 2001 from $215.4 million in 2000. This decrease was principally due to a 6.9% decrease in selling prices, which was partially offset by a 7.0% increase in sales volumes. Sales volume increased primarily due to increased sales in the printed film market. Selling prices decreased primarily due to a decrease in resin prices and a change in the product mix.

SEGMENT PROFIT

The segment profit of our design products segment increased $9.4 million, or 35.2%, to $36.1 million from $26.7 million in 2000. This increase is principally due to a contract settlement payment from a potential customer during the second quarter of 2001. In addition, segment profits were favorably affected by the increase in sales volume, noted above, partially offset by lower margins due to a change in product mix.

SEGMENT TOTAL ASSETS

The design products segment total assets increased by $2.6 million, or 1.4%, in 2001 to $182.3 million from $179.7 million in 2000. The increase was due to 2001 capital expenditures of approximately $12.2 million. Depreciation and amortization expense offset these additions.

INDUSTRIAL FILMS

NET SALES

The net sales of our industrial films segment increased $3.5 million, or 1.4%, to $246.1 million in 2001 from $242.6 million in 2000. This increase was principally due to a 9.4% increase in sales volumes, which was partially offset by a 7.2% decrease in selling prices. The sales volume increased due to the acquisition of the Uniplast business and increased sales from the stretch film segment. Selling prices decreased primarily due to the effects of a decrease in resin prices.

SEGMENT PROFIT

The segment profit of our industrial films segment increased $8.1 million, or 22.6%, to $43.9 million in 2001 from $35.8 million in 2000. This increase was principally due to the increase in sales volume discussed above and a slight increase in margins.

SEGMENT TOTAL ASSETS

The industrial films segment total assets decreased by $2.0 million, or 1.5%, in 2001 to $126.9 million from $128.9 million in 2000. The decrease was primarily due to depreciation and amortization and the closure of our Birmingham facility, and was partially offset by capital expenditures of $7.3 million and the addition of $12.7 million of assets acquired in the Uniplast acquisition.

UNALLOCATED CORPORATE EXPENSES

Unallocated corporate expenses decreased by $5.2 million, or 5.6%, to $86.9 million for 2001 from $92.1 million for 2000. This decrease was primarily a result of lower costs incurred during 2001, compared to 2000, for office closing costs and our supply chain management initiative. Unallocated corporate expenses for 2001 reflect a $3.0 million increase in depreciation expense associated with a new computer system of $3.0 million discussed above.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1999

SPECIALTY FILMS

Net Sales. The net sales of our specialty films segment decreased by $13.3 million, or 3.3%, in 2000 to $385.7 million from $399.0 million in 1999. Our specialty film volume decreased in 2000 by approximately 7.8% offset in part by a 4.9% increase in our average selling price. The volume decrease was due primarily to inventory de-stocking, product line rationalizations by our customers and insourcing by one of our most significant customers of a specific film product. The increase in sales prices was due to higher resin prices in 2000 compared to 1999.

Segment Profit. The specialty films segment profit decreased by $15.3 million, or 17.8%, in 2000 to $70.5 million from $85.8 million in 1999. The decrease was due to lower sales volume and a less favorable product mix and associated line start up and changeover inefficiencies. As a percentage of sales, raw material costs were 2.1% higher in 2000 than 1999. In addition, cash conversion costs were higher for 2000 than 1999, due to increases in direct labor, packaging, energy and indirect plant costs.

Segment Total Assets. The specialty films segment total assets decreased by $11.3 million, or 2.8%, in 2000 to $393.8 million from $405.1 million in 1999. The decrease was primarily due to the write-off of fixed assets due to the announced closing of our Harrington, Delaware facility, a significant decrease in accounts receivable, decreases in our inventory, and amortization of goodwill and intangible costs. These decreases were offset by capital expenditures of approximately $22.8 million offset, in part, by 2000 depreciation. Capital expenditures related mainly to capacity expansion and to quality improvement projects, as well as ongoing capital improvements.

DESIGN PRODUCTS

Net Sales. The design products segment net sales increased by $32.1 million, or 17.5%, in 2000 to $215.4 million from $183.3 million in 1999. This increase was primarily due to a 12.1% increase in sales volumes and a 4.8% increase in our selling prices. Approximately 6.7% of the increase in volumes relates to a full year of activity in plants that were purchased from KCL during 1999. The additional sales volume increase is due to additional production capacity added over the last two years in our design products production facilities. The increase in sales prices is due to higher resin prices in 2000 compared to 1999 and a slight change in our mix of products to higher priced products.

Segment Profit. The design products segment profit increased by $5.3 million, or 24.8%, in 2000 to $26.7 million from $21.4 million in 1999. The increase was due to increased production efficiency as compared to 1999 and a slightly improved mix in the products we sold. Significant increases in production capacity have occurred over the past 3 years in the design segment. In 2000, we were better able to efficiently use those resources. In addition, due to the rapid increases in resin prices during 1999, we were unable to increase our selling prices as quickly as resin prices increased in 1999. We were better able to maintain these margins during 2000.

Segment profit excludes nonrecurring plant closing costs. The 1999 plant closing costs of $2.5 million relates entirely to the design products operating segment. See Note 14 to the consolidated financial statements included elsewhere in this prospectus.

Segment Total Assets. The design products segment total assets increased by $3.8 million, or 2.2%, in 2000 to $179.7 million from $175.9 million in 1999. The increase was due to capital expenditures in 2000 of approximately $18.6 million. Depreciation expense, amortization expense, and a reduction in cash balances offset these additions. The reduction in the cash balances during 2000 was due to our Mexican subsidiary loaning $3.8 million to us at December 31, 2000. This amount was repaid on January 4, 2001. We periodically borrow cash from our foreign subsidiaries on a short-term basis in order to increase our cash balances without incurring the costs of repatriating cash held by our foreign subsidiaries.

Capital expenditures were for capacity expansion at our Mexican facility, new production lines in our Shelbyville, Indiana facility and other ongoing capital improvements.

INDUSTRIAL FILMS

Net Sales. The net sales of our industrial films segment increased by $11.2 million, or 4.8%, in 2000 to $242.6 million from $231.4 million in 1999. The increase in sales was due entirely to an increase in our average selling prices as our sales volumes decreased by 1.4% in 2000 as compared to 1999. The increase in sales prices is due to higher resin prices in 2000 compared to 1999 and a change in our mix of products to higher priced products.

Segment Profit. The industrial films segment profit decreased by $0.2 million, or 0.6%, in 2000 to $35.8 million from $36.0 million in 1999. The decrease was due to a decrease in volume of 7.2 million pounds at our Birmingham facility which was offset by a change in our mix to a higher margin product and our ability to pass price increases to our customers more efficiently in 2000 compared to 1999.

Segment Total Assets. The industrial films segment total assets increased by $2.4 million, or 1.9%, in 2000 to $128.9 million from $126.5 million in 1999. The increase was due to capital expenditures of approximately $11.2 million and increases in accounts receivable and inventories reduced by the write-off of fixed assets due to plant closing costs at our Birmingham, Alabama facility and depreciation. The capital expenditures were for ongoing capital improvements, as well as a new production line installed in one of our stretch film plants.

UNALLOCATED CORPORATE EXPENSES

Unallocated corporate expenses increased by $24.0 million, or 35.3%, to $92.1 million for 2000 from $68.1 million in 1999. Most of the increase resulted from three significant items which accounted for $20.5 million of the $24.0 million increase. Excluding these significant items, unallocated corporate expenses as a percentage of net sales were 8.5% in 2000 and 8.4% in 1999.

The first significant item affecting unallocated corporate expenses was our company-wide supply chain cost initiative. We incurred fees and expenses during 2000 totaling $10.8 million in connection with this initiative. We began our supply chain initiative in the fourth quarter of 1999 with the assistance of a management consulting firm. The project focused on improving the efficiency of our operations. In March 2000, we began implementing specific improvement projects and all identified projects were fully implemented in 2001.

The second significant item affecting unallocated corporate expenses was the announced closures of our headquarters facility in Salt Lake City, Utah, and our office in Dallas, Texas, and a company-wide reduction in workforce of approximately 50 positions. These costs amounted to $7.1 million in 2000.

The third significant item affecting unallocated corporate expenses was non-cash stock-based compensation expense. We incurred non-cash stock-based compensation expense of approximately $2.6 million related to outstanding options to purchase our common stock. As a result of the recapitalization and related transactions, the stock options fully vested and became exercisable upon the consummation of the transactions. The $2.6 million non-cash stock-based compensation expense recognized the vesting of all performance-based stock options based on the estimated per share purchase price implied in the recapitalization and related transactions. We incurred $0.8 million of non-cash stock-based compensation expense in 1999.

LIQUIDITY AND CAPITAL RESOURCES

Upon closing of the recapitalization and related transactions, we issued 220,000 units consisting of $220.0 million principal amount of 13% Senior Subordinated Notes due 2010 (the "Old 2000 Notes") and note warrants to purchase 18,532 shares of common stock. The units were issued at a discount of approximately $5.9 million and mature on June 1, 2010. The units were issued in a transaction exempt from the registration requirements under the Securities Act. On August 29, 2000, our registration statement relating to the exchange of the Old 2000 Notes for notes registered under the Securities Act was declared effective by the SEC, and, as a result, the Old 2000 Notes and the note warrants became separated. We consummated an exchange offer and issued $220.0 million of registered 2000 Notes in exchange for all of the Old 2000 Notes on October 12, 2000. Interest on the 2000 Notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 2000. The 2000 Notes are unsecured. The 2000 Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt, including the Notes, and rank senior to any future subordinated debt. The 2000 Notes are guaranteed by some of our subsidiaries. The note warrants became exercisable on August 29, 2000, and mature on June 1, 2010.

Loans under the revolving credit facility, the tranche A facility and the Mexico facility bear interest, at our option, at either Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. The spread will not exceed 3.25% for Adjusted LIBOR or 2.25% for ABR, and is expected to be 3.00% and 2.00%, respectively, following completion of this offering. The Alternate Base Rate is the higher of Bankers Trust Company's Prime Rate or the Federal Funds Effective Rate plus 1/2 of 1% plus 2.25%. Loans under the tranche B facility bear interest, at our option, at either Adjusted LIBOR plus 3.75% or ABR plus 2.75%. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. Interest is calculated on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months. Adjusted LIBOR will at all times include statutory reserves.

Upon closing of the offering of the units and the transactions, we purchased all of our outstanding $125.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2007, refinanced all amounts outstanding under our prior credit facility, and replaced the prior credit facility with amended and restated senior secured credit facilities with JPMorgan Chase Bank (formerly The Chase Manhattan Bank), Bankers Trust Company, The Bank of Nova Scotia and a syndicate of banking institutions. When initially provided, the credit facilities consisted of a $160.0 million senior secured tranche A facility, a $40.0 million senior secured Mexico facility, a $280.0 million senior secured tranche B facility and a $100.0 million revolving credit facility.

Effective September 30, 2000, we entered into an amendment of our credit facilities. The amendment modified certain financial covenants contained in the credit facilities, including the leverage and interest coverage ratios and the permitted amount of capital expenditures. We were in compliance with the amended covenants of our credit facilities as of September 30, 2000 and continued to be in compliance as of December 31, 2001. In connection with the amendment, we incurred an amendment fee of $1.4 million, which was included in interest expense for 2000. We also incurred $0.6 million of legal and administrative expenses during 2000 in connection with negotiating the amendment.

On July 16, 2001, we acquired 100% of the outstanding stock of Uniplast Holdings Inc. for approximately $56.0 million, consisting of the assumption of approximately $40.3 million of debt and the issuance of shares of our common stock valued at approximately $15.7 million to the selling shareholders of Uniplast. At the closing of the acquisition, we refinanced approximately $37 million of assumed debt with the proceeds from the July 16, 2001 sale of $29 million of our preferred stock and preferred stock warrants and borrowings under our revolving credit facility. In connection with the Uniplast acquisition, we entered into an amendment of our credit facilities and incurred amendment fees of $1.4 million. We also incurred $0.5 million of legal and administrative expenses in connection with negotiating the amendment. In addition, we also issued 1,983 shares of our preferred stock at $1,000 per share, together with warrants to purchase 2,013 shares of common stock, to certain holders of common stock and our employees.

Effective April 2, 2002, we entered into an amendment of our credit facilities to, among other things, permit the offering of the Old Notes. The amendment also adjusted certain financial covenants, including the leverage and interest coverage ratios and the permitted amount of capital expenditures. The amendment also allows us to borrow additional tranche B loans in an aggregate principal amount of up to $85 million under an uncommitted incremental tranche B facility, the proceeds of which will be used to finance certain permitted acquisitions, if any, completed prior to March 31, 2003. We incurred an amendment fee of $1.3 million in connection with the amendment. We also incurred approximately $0.5 million of legal and administrative expenses in connection with negotiating the amendment.

We used approximately $93.3 million of the net proceeds from the issuance and sale of the Old Notes to repay indebtedness under our credit facilities, including a repayment of approximately $63.3 million on our revolving credit facility and a $30 million repayment on our term loans. Our credit facilities limit the use of the remaining net proceeds to repayments on our credit facilities or certain permitted acquisitions, including the Decora acquisition should it be completed. We will be required to repay, on December 31, 2002, additional term loans in the amount by which $18 million exceeds the amount we invest in certain permitted acquisitions. The following table sets forth the scheduled principal payments on the tranche A, tranche B and Mexico facilities, for the years 2002 through 2006, and thereafter through their maturity in 2008, after giving effect to the actual payments on the tranche A and Mexico facilities during the first quarter of 2002 and for the issuance of the Notes and the application of the net proceeds therefrom:

       ------------------------------------------------------------------------------
       YEAR                                                         PRINCIPAL PAYMENT
       ------------------------------------------------------------------------------
       2002........................................................ $               0
       2003........................................................        19,599,205
       2004........................................................        51,469,041
       2005........................................................        60,744,922
       2006........................................................        34,186,832
       Thereafter..................................................       263,200,000
       ------------------------------------------------------------------------------


The foregoing table assumes a prepayment of term loans is not required on December 31, 2002, and does not give effect to up to $85 million in additional tranche B loans that we may borrow under the uncommitted incremental tranche B facility permitted under the amendment to the credit facilities.


In addition, we are required to make annual mandatory prepayments of the term loans under the credit facilities within 90 days following the end of each year in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4 to 1) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our subsidiaries and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions.

We incurred premium and consent fees, plus accrued and unpaid interest on the 9 1/8% senior subordinated notes in connection with the tender offer and consent solicitation, of $11.4 million in connection with the transactions. In addition, approximately $22.3 million, principally relating to financing fees and expenses associated with the transactions, has been capitalized and is being amortized over the terms of the 2000 Notes and the credit facilities.

Our obligations under the credit facilities are guaranteed by substantially all of our domestic subsidiaries and secured by a first priority lien on substantially all of our domestic assets (subject to certain exceptions, including for accounts receivable sold in certain qualified receivables financings), including our real and personal property, inventory, accounts receivable, intellectual property, and other intangibles. The credit facilities are also secured by a pledge of 65% of the capital stock of each of our foreign subsidiaries.

The credit facilities, the indenture relating to the 2000 Notes and the indenture relating to the Notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the credit facilities require us to maintain certain financial ratios.

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities was $30.3 million for the year ended December 31, 2001, a decrease of $30.0 million, or 49.8% from $60.3 million in 2000. The decrease was primarily due to changes in working capital items. During the year ended December 31, 2000, our accounts payable increased $48.9 million, primarily due to extended terms with our suppliers. During the year ended December 31, 2001, accounts payable decreased $15.0 million principally due to the decrease in resin prices and early payments to obtain discounts. In addition, net results for 2001 improved over the net loss for 2000.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was $87.3 million for the year ended December 31, 2001, compared to $65.6 million for the same period in 2000. Capital expenditures were $56.4 million and $65.6 million for the years ended December 31, 2001 and 2000, respectively. Capital expenditures in both periods were primarily for major expansion projects in all of our product lines, costs for upgrading our information systems, and for maintenance projects throughout our Company. In 2001, we received $7.9 million as part of a sale-leaseback transaction of newly-acquired machinery and equipment. In addition, the net cash cost of the Uniplast acquisition in 2001 was $38.8 million.

NET CASH PROVIDED BY FINANCING ACTIVITIES

Net cash provided by financing activities was $55.0 million in 2001, as compared with $0.3 million in 2000. The activity in 2001 represents the net proceeds from the issuance of shares of preferred stock and preferred stock warrants for the Uniplast acquisition of approximately $31.0 million, net borrowings and repayments under our revolving credit facility for working capital purposes and to fund the Uniplast acquisition, and scheduled repayments of term debt. The 2000 activity represents the effect of the recapitalization and normal borrowings and repayments of our revolving credit facility and the revolving line of credit.

LIQUIDITY

As of December 31, 2001, we had approximately $58.4 million of working capital and approximately $55.0 million available under our $100.0 million revolving credit facility. We had $5.3 million of letters of credit issued, which reduces the amount available for borrowings under our revolving credit facility. As of December 31, 2001, the debt under the credit facilities bore interest at a weighted average rate of approximately 8.4%.

As of December 31, 2001, we had approximately $4.8 million in cash and cash equivalents, of which the majority was held by our foreign subsidiaries. The effective tax rate of repatriating this money and future foreign earnings to the United States varies from approximately 25% to 45%, depending on various U.S. and foreign tax factors, including each foreign subsidiary's country of incorporation. High effective repatriation tax rates may limit our ability to access cash and cash equivalents generated by our foreign operations for use in our United States operations, including to pay principal, premium, if any, and interest on the Notes and the credit facilities. In 2001, 2000 and 1999, our foreign operations generated net income from continuing operations of approximately $7.5 million, $5.2 million and $3.8 million, respectively.

We expect that our total capital expenditures will be approximately $42.0 million in each of 2002 and 2003. Of these amounts, we currently estimate that a minimum range of $13.0 million to $15.0 million of ongoing maintenance capital expenditures will be required each year.

Interest expense and scheduled principal payments on our borrowings under the credit facilities, the 2000 Notes and the Notes have significantly increased our future liquidity requirements since the 2000 recapitalization. We expect that cash flows from operating activities and available borrowings under the credit facilities will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements. If we were to engage in a significant acquisition transaction, however, it may be necessary for us to restructure our existing credit arrangements.

The following table sets forth our total contractual cash obligations as of December 31, 2001, after giving effect to the issuance of the Notes and the application of the net proceeds therefrom (in thousands):

------------------------------------------------------------------------------------------
                                                                    PAYMENTS DUE BY PERIOD
                                         -------------------------------------------------
                                         LESS THAN
CONTRACTUAL OBLIGATIONS        TOTAL      1 YEAR     1-3 YEARS   4-5 YEARS   AFTER 5 YEARS
------------------------------------------------------------------------------------------
Long-term debt (including
  capital lease
  obligations)..............  $739,684    $ 1,545     $71,918    $ 95,427    $     570,794
Operating leases............    38,963      8,009      12,366       9,412            9,176
Total contractual cash
  obligations...............  $778,647    $ 9,554     $84,284    $104,839    $     579,970
------------------------------------------------------------------------------------------

OTHER MATTERS

ACCOUNTING STANDARDS ADOPTED IN 2001

Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and SFAS No.
138. In accordance with the statements, we recognize the fair value of derivatives as either assets or liabilities in the balance sheet. To the extent the derivatives qualify as a hedge, gains or losses associated with the effective portion are recorded as a component of other comprehensive income, while the ineffective portion is recognized in income.

At the adoption of this pronouncement, we had one interest rate cap agreement, which had been entered into during the fourth quarter of 2000. As a result, the initial adoption of this pronouncement did not have a material effect on our consolidated financial statements.

During 2001, we entered into four additional interest rate derivative agreements with financial institutions. We use our interest rate derivatives to manage interest rate risk associated with future interest payments on variable rate borrowings under our credit facilities. Our interest rate derivative agreements are considered cash flow hedges and consisted of the following as of December 31, 2001 (dollars in millions):

--------------------------------------------------------------------------------------------
                                           NOTIONAL    VARIABLE       FIXED        MATURITY
TYPE                                        AMOUNT      RATE*        RATE**         DATES
--------------------------------------------------------------------------------------------
Interest rate cap........................  $  128.0       LIBOR         10.00%    12/31/2003
Interest rate cap........................      30.0       LIBOR          7.25%    02/09/2004
Interest rate collar.....................      40.0       LIBOR    4.15%-7.25%    02/13/2004
Interest rate swap.......................      60.0       LIBOR          5.40%    02/13/2004
Interest rate swap.......................      50.0       LIBOR          4.32%    12/20/2004
--------------------------------------------------------------------------------------------

* Three-month LIBOR, as defined; 1.88% as of December 31, 2001
** Strike for caps; floor and strike for collar; fixed LIBOR for swap agreements.

The fair value of our interest rate derivative agreements is reported on our consolidated balance sheet at December 31, 2001 as "Other Liabilities" of approximately $3.0 million, and as "Other Assets" of approximately $0.1 million. The effective portion of the changes in fair value of these instruments is reported as "Other Comprehensive Income." As the hedged contract matures, the gain or loss is recorded as interest expense in the consolidated statement of operations. We monitor the effectiveness of these contracts each quarter. Any changes in fair value of the ineffective portion of the instruments is reported as interest expense in the consolidated statement of operations. The ineffective portion for the years ended December 31, 2001 and 2000 were not material.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to various interest rate and resin price risks that arise in the normal course of business. We enter into interest rate collar and swap agreements to manage interest rate market risks and commodity collar agreements to manage resin market risks. However, significant increases in interest rates or the price of resins could adversely affect our operating margins, results of operations and ability to service our indebtedness.

We finance our operations with borrowings comprised primarily of variable rate indebtedness. Market risk arises from changes in interest rates. An increase of 1% in interest rates payable on our variable rate indebtedness would increase our annual interest expense by approximately $5.0 million. In December 2000, we purchased an interest rate cap agreement to reduce the impact of changes in interest rates on our floating-rate, long-term debt. The agreement has a notional amount of $128.0 million and expires on December 31, 2003. The agreement entitles us to receive amounts from the counterparty (a bank) if the three-month LIBOR interest rate, as defined in the agreement, exceeds 10%. As of December 31, 2001, the defined three-month LIBOR interest rate was 1.88%.

During the year ended December 31, 2001, we entered into certain interest rate collars, caps and swaps. We adopted SFAS No. 133 to account for these instruments as of January 1, 2001. Under the conditions of our credit facilities, we are required to obtain interest rate protection on 50% of our entire floating rate debt. See Note 6 to the consolidated financial statements included elsewhere in this prospectus. The fair value of our interest rate derivative agreements is reported on our consolidated balance sheet at December 31, 2001 in "Other Liabilities" at approximately $3.0 million and in "Other Assets" at approximately $0.1 million.

Our raw material costs are comprised primarily of resins. Our resin costs comprised approximately 60% of our total manufacturing costs in 2001. Market risk arises from changes in resin prices. Although the average selling prices of our products generally increase or decrease as the price of resins increases or decreases, the impact of a change in resin prices is more immediately reflected in our raw material costs than in our selling prices. From time to time we enter into commodity collar agreements to manage resin market risks. At December 31, 2001, we did not have any commodity collar agreements outstanding.

Fluctuations in exchange rates may also adversely affect our financial results. The functional currencies for our foreign subsidiaries are the local currency. As a result, certain of our assets and liabilities, including certain bank accounts, accounts receivable and accounts payable, exist in non U.S. dollar-denominated currencies, which are sensitive to foreign currency exchange rate fluctuations.

We enter into certain transactions denominated in foreign currencies but, because of the relatively small size of each individual currency exposure, we do not employ hedging techniques designed to mitigate foreign currency exposures. Gains and losses from these transactions as of December 31, 2001 have been immaterial and are reflected in the results of operations.

We are exposed to credit losses in the event of nonperformance by the counterparty to a financial instrument to which we are a party. We anticipate, however, that each of the counterparties to the financial instruments to which we are a party will be able to fully satisfy its obligations under the contract.

                                    BUSINESS

GENERAL

We are one of North America's leading manufacturers of value-added films and flexible packaging for food, personal care, medical, agricultural and industrial applications. We offer one of the most diverse product lines in the film industry and have achieved leading market positions in each of our major product lines. We believe our market leadership is primarily attributable to our strategy of building strong relationships with market-leading customers, by offering a broad line of innovative products and by providing technological leadership through our modern and low-cost manufacturing facilities. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers' end-products. We operate 26 manufacturing and research and development facilities worldwide and we currently have approximately 1.0 billion pounds of annual production capacity. For the year ended December 31, 2001, we generated net sales of $840.4 million and Adjusted EBITDA of $146.0 million.

The Company was founded in 1992, and for several years, operated as a subsidiary of Huntsman Corporation. In September 1997, the Company was "split off" from Huntsman Corporation. The separation from Huntsman Corporation allowed us to independently pursue our value-added films business, implement our strategy of growing our market position through superior products, technology and synergistic acquisitions, and improve our financial and operating performance.

RECAPITALIZATION

On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC (formerly Chase Capital Partners), whereby the affiliate acquired majority control of our common stock. The total consideration paid in the recapitalization was approximately $1.1 billion, including transaction costs. Pursuant to the recapitalization agreement:

      - we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board;

      - an affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust and by members of our current and former senior management;

      - an affiliate of J.P. Morgan Partners, LLC and certain other institutional investors purchased shares of common stock directly from us;

      - the trust and the management investors retained or "rolled-over" approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization; and

      - we issued to an affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock and detachable warrants for our common stock.

In connection with the recapitalization, we offered to purchase in a tender offer all of our $125.0 million principal amount of 9 1/8% senior subordinated notes due 2007. We also solicited and received the requisite consents from tendering holders of the 9 1/8% senior subordinated notes to amend the related indenture to permit us to effect the recapitalization, the offering of $220.0 million principal amount of Old 2000 Notes and the incurrence of borrowings under our credit facilities. On May 31, 2000, we purchased all of the $125.0 million of 9 1/8% senior subordinated notes tendered and discharged our obligations under the related indenture.

On May 31, 2000, we refinanced all amounts outstanding under our then existing credit facility and replaced it with amended and restated senior secured credit facilities.

In connection with the recapitalization, we issued 220,000 units consisting of $220 million principal amount of Old 2000 Notes and warrants to purchase 18,532 shares of our common stock. The units were issued at a discount of approximately $5.9 million. The units were issued in a transaction exempt from the registration requirements under the Securities Act. On August 29, 2000, our registration statement relating to the exchange of the Old 2000 Notes for 13% Senior Subordinated Notes registered under the Securities Act was declared effective by the SEC, and, as a result, the Old 2000 Notes and the note warrants became separated. We consummated the exchange offer and issued $220.0 million of registered 2000 Notes for all of the Old 2000 Notes on October 12, 2000.

As a result of the recapitalization, we changed our name to Pliant Corporation on October 9, 2000.

RECENT ACQUISITION

On July 16, 2001, we acquired 100% of the outstanding shares of common stock of Uniplast Holdings Inc., a manufacturer of multi-layer packaging films, industrial films and cast-embossed films in the United States and Canada. The transaction was valued at approximately $56.0 million, consisting of the assumption of approximately $40.3 million of debt and the issuance of 32,391 shares of our common stock valued at approximately $15.7 million to the selling shareholders of Uniplast.

At the closing of the Uniplast acquisition, we refinanced approximately $37 million of the assumed debt with proceeds of $29 million from the July 16, 2001 private placement of preferred stock and preferred stock warrants to our existing holders of preferred stock and to an affiliate of a selling stockholder of Uniplast and from borrowings under our revolving credit facility. In addition, we entered into an amendment to our credit facilities. We may incur additional borrowings under our revolving credit facility to refinance the remainder of the assumed debt.

Under our stockholders' agreement, we were required to make a preemptive rights offering of additional shares of preferred stock and preferred stock warrants to holders of our common stock as a result of the $29 million private placement of preferred stock and preferred stock warrants described above. In addition to the preemptive rights offering, we also offered preferred stock and preferred stock warrants to certain of our officers. On September 13, 2001, we completed the preemptive rights offering and the offering to our officers and sold 1,983 shares of preferred stock and preferred stock warrants to purchase approximately 2,013 shares of our common stock to certain holders of our common stock and certain of our officers. We received cash consideration of approximately $2.0 million in the aggregate.

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

PRODUCTS, MARKETS AND CUSTOMERS

Our products are sold into numerous markets for a wide variety of end uses and are offered through three operating segments: Specialty Films, Design Products and Industrial Films.

SPECIALTY FILMS

Specialty Films accounted for 45.3%, 45.7% and 49.0% of our net sales in 2001, 2000 and 1999, respectively. Our Specialty Films include personal care films, medical films, converter films, barrier and custom films, and agricultural films. Our Specialty Film customers include Baxter, Becton-Dickinson, General Mills, Johnson & Johnson, Kimberly-Clark, Kraft/Nabisco, Lawson Mardon, Pechiney, Printpack, Ralston Foods, Sonoco and Tyco/Kendall Healthcare.

Personal Care. We are a leading producer of personal care films used in disposable diapers, feminine care products and adult incontinence products. Personal care films must meet diverse and highly technical specifications. Many of these films must "breathe," allowing water vapors to escape. In some applications, the softness or "quietness" of the film is important, as in adult incontinence products. A significant portion of our Specialty Films business consists of the sale of personal care films to Kimberly-Clark Corporation and its affiliates. Kimberly-Clark Corporation is our largest customer and accounts for approximately 19% of our Specialty Films net sales and 13% of our 2001 consolidated net sales. We are one of North America's leading producers of personal care films, with an estimated market share of approximately 42%, based on sales dollars.

Medical. We are a specialized niche manufacturer of medical films. Our medical films are used in disposable surgical drapes and gowns. We also produce protective packaging for medical supplies, such as disposable syringes and intravenous fluid bags. In addition, our products include packaging for disposable medical devices. Our medical films are manufactured in "clean-room" environments and must meet stringent barrier requirements. A sterile barrier is necessary to provide and assure the integrity of the devices and to prevent contamination and tampering. These films must also be able to withstand varied sterilization processes.

Converter. Converter films are sold to converters of flexible packaging who laminate them to foil, paper or other films, print them, and ultimately fabricate them into the final flexible packaging product. Our converter films are a key component in a wide variety of flexible packaging products, such as fresh-cut produce packages, toothpaste tubes and stand-up pouches. Generally, our converter films add value by providing the final packaging product with specific performance characteristics, such as moisture, oxygen or odor barriers, ultraviolet protection or desired sealant properties. Because converter films are sold for their sealant, barrier or other properties, they must meet stringent performance specifications established by the converter, including gauge control, clarity, sealability and width accuracy. We are a leader in introducing new converter film products to meet flexible packaging industry trends and specific customer needs. We are North America's leading manufacturer of films sold to converters, with an estimated market share of approximately 39%.

Barrier and Custom. We manufacture a variety of barrier and custom films, primarily for smaller, but profitable, niche segments in flexible packaging and industrial markets. For example, we are North America's second largest producer of films for cookie, cracker and cereal box liners, with an estimated market share of approximately 20%. We are also a leading manufacturer of barrier films for liners in multi-wall pet food bags, films for photoresist coatings for the electronics industry, and films for the protection and transportation of sheet molding compound, used in the manufacture of boats and automotive parts.

Agricultural. We are a leading manufacturer of polyethylene mulch films that are sold to fruit and vegetable growers and to nursery operators. Our mulch films are used extensively in North America and Latin America. Commercial growers of crops like peppers, tomatoes, cucumbers and strawberries are the primary consumers of our mulch films. These crops are typically planted on raised beds that are tightly covered with mulch film. The mulch film eliminates or retards weed growth, significantly reduces the amount of water required by plants, controls soil bed temperatures for ideal growing conditions and allows easy application of fertilizer. We are one of North America's two largest producers of mulch films, with an estimated market share of approximately 36%.

DESIGN PRODUCTS

Design Products accounted for 25.4%, 25.5% and 22.5% of our net sales in 2001, 2000 and 1999, respectively. Our Design Products are primarily printed films and flexible packaging products. This reporting segment also includes our Mexican subsidiary, NEPSA, a leading producer of printed products for Mexico and other Latin American countries. NEPSA also produces personal care and barrier films for these markets. In 2001, approximately 33% of our Design Products sales were outside the United States, primarily in Mexico and Latin America.

Our Design Products include printed rollstock, bags and sheets used to package food and consumer goods. Printed bags or rollstock are sold to bakeries, fresh and frozen food processors, manufacturers of personal care products, textile manufacturers and other dry goods processors. Bread and bakery bags represent a significant portion of our Design Products business. Our Design Products group produces approximately three billion bread and bakery bags each year.

We are the leading manufacturer of films for the frozen foods market in North America, with an estimated market share of approximately 31%. In addition, we are the second largest manufacturer of films for the bread and bakery goods market in North America, with an estimated market share of approximately 24%.

Our customers in this segment include IGA Fleming, Interstate Bakeries, Kimberly-Clark de Mexico, Mission Foods, Pepperidge Farm and Pictsweet.

INDUSTRIAL FILMS

Our Industrial Films segment manufactures stretch and PVC films. Industrial Films accounted for 29.3%, 28.8% and 28.5% of our net sales in 2001, 2000 and 1999, respectively. In 2001, approximately 27% of our Industrial Films sales were outside the United States, primarily in Canada, Europe and Australia. Our customers in this segment include national distributors such as Bunzl, Unisource and xpedx, grocery chains, such as Albertson's, Kroger, Publix and Safeway, and end-users, such as General Mills and Wal-Mart.

Stretch Films. Our stretch films are used to bundle, unitize and protect palletized loads during shipping and storage. Stretch films continue to replace more traditional packaging, such as corrugated boxes and metal strapping, because of stretch films' lower cost, higher strength, and ease of use. We are North America's fourth largest producer of stretch films, with an estimated market share of approximately 12%.

PVC Films. Our PVC films are used by supermarkets, delicatessens and restaurants to wrap meat, cheese and produce. PVC films are preferred in these applications because of their clarity, elasticity and cling. We also produce PVC films for laundry and dry cleaning bags. Finally, we produce PVC films for companies that repackage the films in smaller cutterbox rolls for sale in retail markets in North America, Latin America and Asia. We are the second largest producer of PVC films in North America, with an estimated market share of approximately 27%. In addition, we are the leading producer of PVC films in Australia and the third largest producer in Europe, with estimated market shares of approximately 65% and 15%, respectively.

SALES AND MARKETING

Because of our broad range of product offerings and customers, our sales and marketing efforts are generally product or customer specific. We market in various ways, depending on both the customer and the product. However, most of our salespeople are dedicated to a specific product line and sometimes to specific customers.

The majority of our Specialty Films are sold by our own direct sales force. These salespeople are supported by customer service and technical specialists assigned to each salesperson, and in some cases, to specific customers. Customer service representatives assist with order intake, scheduling and product information. Technical support personnel assist the salesperson and the customer with technical expertise, quality control and product development. We believe it is critical that our sales, marketing and technical support teams work together in order to meet our customers' product needs and provide meaningful product development.

We sell some of our Specialty Films, such as our agricultural films, through regional distributors. In addition, certain of our personal care and barrier films are sold through brokers who have long-standing relationships with customers.

Most of our Design Products are sold through brokers. National grocery chains and some smaller customer accounts are serviced by our own direct sales force. Generally, each Design Products salesperson is supported individually by a customer service specialist and by a group of technical specialists.

Industrial Films are generally sold through distributors. We have an independent contract sales force that sells our stretch films to national and regional distributors. Our PVC films are sold by our own sales force to regional and national distributors, directly to national grocery chains, and directly to converters, who repackage the film into cutterbox rolls for sale in retail markets.

MANUFACTURING

We have a modern and efficient portfolio of manufacturing assets. Over the past three years, excluding acquisitions, we have invested a total of $157.8 million to expand, upgrade and maintain our asset base and information systems. With 26 plants and 212 extrusion lines, we are often able to allocate lines to specific products. This results in fewer change-overs and more efficient use of capacity, effectively expanding our production capacity. Our multiple manufacturing sites and varied production capabilities also allow us to offer multiple plant service to our national customers. In addition, our large, efficient plants allow overhead to be allocated over higher volumes, providing lower unit costs. Generally, our manufacturing plants operate 24 hours a day, seven days a week.

We manufacture our film products using both blown and cast extrusion processes. In each process, thermoplastic resin pellets are combined with other resins, plasticizers or modifiers in a controlled, high-temperature, pressurized process to create films with specific performance characteristics. In the cast film process, molten resin is extruded through a horizontal die onto a chill roll, where the film is quickly cooled. Blown film is produced by extruding molten resin through a circular die and chilled air ring to form a bubble as large as 55 feet high.

These two basic film manufacturing processes produce films with uniquely different performance characteristics. Cast films are generally clearer, softer and more uniform in thickness. Blown films offer enhanced physical properties, such as increased tear and puncture resistance and better barrier protection.

We also produce a significant amount of printed films and bags. We employ both flexographic and rotogravure printing equipment in our printing operations. Flexographic printing uses flexible plates on a rotary letter press and is preferred for shorter runs. Rotogravure printing uses engraved cylinders and produces sharper images.

TECHNOLOGY AND RESEARCH AND DEVELOPMENT

We believe our technology base and research and development support are among the best in the film industry. Our Newport News, Virginia research and development center employs 38 engineers, technical specialists and operators who provide the latest resin and extrusion technology to our manufacturing facilities and test new resins and process technologies. This 54,000 square foot technical center has a pilot plant with a 10 million pound annual capacity, with four extrusion lines. These extrusion lines include two blown lines, including a seven-layer line installed in 1999, and two cast lines, including a five-layer line. These pilot lines are staffed with 28 operating and supervisory personnel. These capabilities allow the technical center to run commercial "scale-ups" for new products.

We are able to use our broad product offerings and technology to transfer technological innovations from one market to another. For example, our expertise in co-extrusion technology, gained from the production of converter and barrier films, and our expertise in applications involving metallocene and other specialty resins, have helped us produce thinner and stronger films for food packaging.

Many of our customers work in partnership with our technical representatives to develop new, more competitive products. We have enhanced our relationships with these customers by providing the technical service needed to support commercialization of new products and by helping customers improve operational efficiency and quality throughout a product's life cycle. These customers, in order to ensure product quality and consistency for their own customers, do not change suppliers often, because supplier changes can be expensive and time-consuming. Qualifying a new supplier may take up to a year to complete and can, in some cases, cost over $1 million.

We spent $9.8 million, $8.6 million and $5.5 million on research and development in 2001, 2000 and 1999, respectively, before giving effect to revenues from pilot plant sales.

INTELLECTUAL PROPERTY RIGHTS

Patents, trademarks and licenses are significant to our business. We have patent protection on many of our products and processes, and we regularly apply for new patents on significant product and process developments. We have registered trademarks on many of our products. We also rely on unpatented proprietary know-how, continuing technological innovation and other trade secrets to develop and maintain our competitive position. In addition to our own patents, trade secrets and proprietary know-how, we license from third parties the right to use some of their intellectual property. Although we constantly seek to protect our patents, trademarks and other intellectual property, there can be no assurance that our precautions will provide meaningful protection against competitors or that the value of our trademarks will not be diluted.

We routinely enter into confidentiality agreements to protect our trade secrets and proprietary know-how. We cannot assure you, however, that such agreements will not be breached, that they will provide meaningful protection, or that adequate remedies will be available to us if these confidentiality agreements are breached.

On October 9, 2000, we changed our name to Pliant Corporation. We do not believe the name change has had a significant impact on our business.

RAW MATERIALS

Polyethylene, PVC, and other resins and additives constitute the major raw materials for our products. For the year ended December 31, 2001, resin costs comprised approximately 60% of our total manufacturing costs. The price of resins is a function of, among other things, manufacturing capacity, demand, and the price of crude oil and natural gas feedstocks. While temporary shortages of raw materials may occur from time to time, these items generally are considered to be readily available from numerous suppliers. Resin shortages or significant increases in the price of resin, however, could have a significant adverse effect on our business.

Our major polyethylene resin suppliers are Chevron, Dow Chemical, Equistar and Exxon/Mobil. Our major suppliers of PVC resin are OxyGeon and Shintech. All resin is purchased at arm's length at prevailing market prices.

EMPLOYEES

As of February 28, 2002, we had approximately 3,500 employees, of which approximately 1,200 employees were subject to a total of 11 collective bargaining agreements that expire on various dates between March 1, 2002 and March 7, 2007. We are currently renegotiating the agreement that expired on March 1, 2002. We consider our current relations with our employees to be good. However, if major work disruptions were to occur, our business could be adversely affected.

PROPERTIES

Our principal executive offices are located at 1515 Woodfield Road, Suite 600, Schaumburg, Illinois 60173. We also maintain a corporate office in Salt Lake City, Utah.

We own most of the improved real property and other assets used in our operations. We lease all or part of six of the sites at which we have manufacturing operations. We also lease warehouse and office space at various locations. We consider the condition of our plants, warehouses and other properties and the other assets owned or leased by us to be generally good.

Our principal manufacturing plants are listed below. Unless otherwise indicated, we own each of these properties.

As part of our restructuring program announced in the fourth quarter of 2000, we closed our Dallas, Texas facility in December 2000 and sold it in March 2001. We closed our Birmingham, Alabama facility in the second quarter of 2001. In the third quarter of 2001, we closed the two facilities in Palmer, Massachusetts, acquired in the Uniplast acquisition. In the fourth quarter of

2001 we closed the facility in Columbus, Indiana, also acquired in the Uniplast acquisition. We believe that the capacities of our plants, after giving effect to these dispositions, are adequate to meet our current needs.

We have an annual film production capacity of approximately one billion pounds. In 2001, we produced approximately 848 million pounds of films and flexible packaging products.

--------------------------------------------------------------------------------------------
                                                                               APPROXIMATE
LOCATION                          PRODUCTS             PRODUCTION PROCESS     SQUARE FOOTAGE
--------------------------------------------------------------------------------------------
SPECIALTY FILMS

Bloomington, Indiana*     Barrier and custom films  Blown lines                       58,000
Chippewa Falls,           Converter and personal    Blown and cast lines             134,000
  Wisconsin               care films
Dalton, Georgia           Converter, barrier and    Blown lines                      211,000
                          custom films
Deerfield, Massachusetts  Converter films           Blown lines                      168,000
Harrington, Delaware      Personal care, medical    Blown and cast lines             129,000
                          and agricultural films
McAlester, Oklahoma       Personal care films       Blown and cast lines             135,000
Newport News, Virginia    Research facility and     Blown and cast lines              54,000
                          pilot plant
Odon, Indiana*            Barrier and custom films  Blown lines                       20,000
Washington, Georgia       Personal care and         Blown and cast lines             180,000
                          agricultural films
Burrillville, Rhode       Converter films           Blown lines                       55,000
  Island

DESIGN PRODUCTS

Kent, Washington          Printed bags and          Flexographic printing and        125,000
                          rollstock                 blown lines
Langley, British          Printed bags and          Flexographic printing and         90,000
  Columbia*               rollstock                 blown lines
Macedon, New York+        Personal care films,      Flexographic printing and        238,000
                          printed bags and          cast lines
                          rollstock
Mexico City, Mexico       Barrier films, printed    Rotogravure printing and         212,000
  (NESPA)* (two plants)   bags and rollstock        blown lines, flexographic
                                                    printing and cast lines
Shelbyville, Indiana      Closure and reclosable    Zipper profile lines,            313,000
                          bags                      flexographic printing and
                                                    blown lines
Porte Allegra, Brazil     Personal care             Bag machines                      35,000

INDUSTRIAL FILMS

Calhoun, Georgia          PVC films                 Blown and cast lines              46,000
Danville, Kentucky        Stretch films             Blown and cast lines              91,000
Lewisburg, Tennessee      Stretch films             Cast lines                        82,000

--------------------------------------------------------------------------------------------
                                                                               APPROXIMATE
LOCATION                          PRODUCTS             PRODUCTION PROCESS     SQUARE FOOTAGE
--------------------------------------------------------------------------------------------
Orillia, Canada (two      Converter films           Blown lines                      120,000
  plants)
Merced, California        PVC films                 Blown lines                       38,000
Phillipsburg, Germany     PVC films                 Blown lines                       33,000
Preston, Australia*       PVC films                 Blown lines                       40,000
Toronto, Canada           PVC and stretch films     Blown and cast lines             106,000
--------------------------------------------------------------------------------------------

* Indicates a leased building.

+ Indicates a building that is approximately 95% owned and 5% leased.

ENVIRONMENTAL MATTERS

Our operations are subject to environmental laws in the United States and abroad, including those described below. Our capital and operating budgets include costs and expenses associated with complying with these laws, including the acquisition, maintenance and repair of pollution control equipment, and routine measures to prevent, contain and clean up spills of materials that occur in the ordinary course of our business. In addition, our production facilities require environmental permits that are subject to revocation, modification and renewal. We believe that we are in substantial compliance with environmental laws and our environmental permit requirements, and that the costs and expenses associated with such compliance are not material to our business. However, additional operating costs and capital expenditures could be incurred if, for example, additional or more stringent requirements relevant to our operations are promulgated.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), and similar state statutes, can impose liability for the entire cost of cleanup upon any of the current or former site owners or operators or parties who sent waste to the site, without regard to fault or the lawfulness of the original disposal activity. We were recently notified by the Georgia Environmental Protection Division (GAEPD) that a predecessor of the Company has been identified as a responsible party in a state Hazardous Site Response Act (HSRA) action. The state has conducted an emergency response to properly dispose of the wastes found at the site and to decommission the facility. After the completion of a comprehensive site investigation, the state will determine the scope and extent of remediation required. The state has identified approximately 2,000 responsible parties at this former solvent recovery operation. We do not expect our liability at this site to be material, based on the limited amount of waste that was sent to the site by our predecessor company and the large number of responsible parties.

From time to time, contaminants from current or historical operations have been detected at some of our present and former sites, principally in connection with the removal or closure of underground storage tanks. The cost to remediate these sites has not been material, and we are not currently aware that any of our facility locations have material outstanding claims or obligations relating to contamination issues.

In conjunction with the sale of a predecessor subsidiary's New Jersey polypropylene plant site in 1992, we agreed to indemnify the buyer for environmental losses of up to $5.0 million associated with conditions, if any, resulting from the predecessor subsidiary's operations at the plant site between January 1, 1988 and May 18, 1992. Pursuant to the sales agreement, the indemnity amount has been reduced by ten percent each year since May 12, 1997, and the indemnity expires altogether on May 8, 2002. Currently, we are not aware of any environmental issues at this site for which we will incur material liabilities under this indemnity.

COMPETITION

The markets in which we operate are highly competitive on the basis of service, product quality, product innovation and price. Small and medium-sized manufacturers that compete primarily in regional markets predominate film and flexible packaging markets, and there are relatively few large national manufacturers. In addition to competition from many smaller competitors, we face strong competition from a number of large film and flexible packaging companies, including AEP, Bemis, Pechiney, Printpack and Tredegar. Some of our competitors are substantially larger, are more diversified, and have greater financial, personnel and marketing resources than we have, and, therefore, may have certain competitive advantages.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Certain information about our executive officers and directors is presented in the table below. Pursuant to the stockholders' agreement among us, the holders of our common stock and the holders of warrants to purchase our common stock, our board of directors currently consists of seven members, four of whom are designated by our institutional common stockholders and warrantholders, two of whom are designated by The Christena Karen H. Durham Trust, or the Trust, and one of whom is appointed by our board of directors and must be a member of our senior management.

----------------------------------------------------------------------------------
NAME                    AGE                         POSITION
----------------------------------------------------------------------------------
Richard P. Durham       38    Chairman of the Board and Chief Executive Officer
Jack E. Knott II        47    President and Chief Operating Officer and Director
Brian E. Johnson        46    Executive Vice President and Chief Financial Officer
Stanley B. Bikulege     38    Executive Vice President Operations
Douglas W. Bengtson     54    Executive Vice President Sales
Donald J. Hofmann, Jr.  44    Director
Timothy J. Walsh        38    Director
John M. B. O'Connor     48    Director
Edward A. Lapekas       59    Director
Albert (Pat) MacMillan  58    Director
----------------------------------------------------------------------------------

Richard P. Durham became our Chief Executive Officer in March 1997 and became the Chairman of our board of directors on May 31, 2000. From March 1997 through March 2001, Mr. Durham also served as our President. Mr. Durham has been with various Huntsman affiliates since 1987. Prior to becoming our President, Mr. Durham served as Co-President and Chief Financial Officer of Huntsman Corporation, where, in addition to being responsible for finance, tax, legal, human resources, public affairs, purchasing, research and development, and information systems, he also was responsible for our operations. Mr. Durham is also a director of Huntsman Corporation. Mr. Durham is a graduate of The Wharton School of Business at the University of Pennsylvania. Pursuant to the stockholders' agreement, Mr. Durham is one of the Trust's designees to the board.

Jack E. Knott II became our President in March 2001 and has been our Chief Operating Officer since September 1, 1997. From September 1997 through March 2001, Mr. Knott also served as our Executive Vice President. Prior to joining us, Mr. Knott was a member of the board of directors of Rexene Corporation and held the position of Executive Vice President of Rexene Corporation and President of Rexene Products. Mr. Knott served in various capacities at Rexene from 1985 to 1997, including Executive Vice President-Sales and Market Development, Executive Vice President, and President of CT Film, a division of Rexene Corporation. Prior to joining Rexene Corporation, Mr. Knott worked for American National Can. Mr. Knott received a B.S. degree in Chemical Engineering and an M.B.A. degree from the University of Wisconsin. Mr. Knott also holds nine patents. Pursuant to the stockholders' agreement, Mr. Knott is the board of directors' appointee to the board from our senior management.

Brian E. Johnson became our Executive Vice President and Chief Financial Officer on July 17, 2001. Mr. Johnson joined Pliant in April 2001 as Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Johnson was Vice President and Chief Financial Officer of

Geneer Corporation. His former positions include Executive Vice President at Lawson Mardon Packaging and Vice President and General Manager of Sengewald USA Inc. Mr. Johnson received a B.S. degree in Finance from the University of Illinois, and a Master in Management from Kellogg School of Business at Northwestern University.

Stanley B. Bikulege became our Executive Vice President Operations on July 17, 2001. Mr. Bikulege's prior positions with Pliant include Senior Vice President and General Manager, Industrial Films Division; Vice President, Stretch Films; General Manager--Castflex; Managing Director-Europe; Managing Director PVC Films--Europe; Director of Manufacturing; and Plant Manager. Prior to joining us in 1992, Mr. Bikulege held numerous positions in Goodyear Tire and Rubber Company's Films Division. Mr. Bikulege received a B.S. degree in Chemical Engineering from Youngstown State University and an M.B.A. degree from Georgia State University.

Douglas W. Bengtson became our Executive Vice President Sales on July 17, 2001. Mr. Bengtson joined Pliant in September 1997 as Senior Vice President and General Manager, Performance Films Division. Prior to joining us, Mr. Bengtson was Vice President of Sales and Marketing for Food Packaging at American National Can. His former positions include Vice President, Sales and Marketing at CT Film and Vice President, Sales and Marketing, Rexene Products Division. Mr. Bengtson received a B.S. degree in Business/Marketing from Colorado State University.

Donald J. Hofmann, Jr. became one of our directors on May 31, 2000. Since 1992, Mr. Hofmann has been a Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners), a global private equity organization with over $20.0 billion under management. J.P. Morgan Partners, LLC provides equity and mezzanine debt financing for management buyouts and recapitalizations, growth equity and capital. Mr. Hofmann is also a director of Advanced Accessory Systems, LLC, Berry Plastics Corporation and BPC Holding Corporation, the parent company of Berry Plastics Corporation. Mr. Hofmann received a B.A. degree from Hofstra University and an M.B.A. degree from the Harvard Business School. Pursuant to the stockholders' agreement, Mr. Hofmann is one of the designees to the board by our institutional common stockholders and warrantholders.

Timothy J. Walsh became one of our directors on May 31, 2000. Since 1999, Mr. Walsh has been a Partner of J.P. Morgan Partners, LLC (formerly Chase Capital Partners), a global private equity organization with over $20.0 billion under management. J.P. Morgan Partners, LLC provides equity and mezzanine debt financing for management buyouts and recapitalizations, growth equity and capital. From 1993 to 1999, Mr. Walsh held various positions with J.P. Morgan Partners, LLC in Europe and North America. Prior to 1993, he was a Vice President of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation). Mr. Walsh is also a director of Better Minerals & Aggregates Company, MetoKote Corporation, NEXPAX Corporation and Klockner Pentaplast S.A. Mr. Walsh received a B.S. degree from Trinity College and an M.B.A. from the University of Chicago. Pursuant to the stockholders' agreement, Mr. Walsh is one of the designees to the board by our institutional common stockholders and warrantholders.

John M. B. O'Connor became one of our directors on May 31, 2000. Mr. O'Connor joined J.P. Morgan Partners, LLC (formerly Chase Capital Partners) in 1995 and is an Executive Partner. J.P. Morgan Partners, LLC is a global private equity organization with over $20.0 billion under management. J.P. Morgan Partners, LLC provides equity and mezzanine debt financing for management buyouts and recapitalizations, growth equity and capital. Prior to 1995, Mr. O'Connor was a Managing Director of Chemical Securities, Inc. Mr. O'Connor received his

B.A. degree from Tulane University and an M.B.A. degree from the Columbia University Graduate School of Business. Pursuant to the stockholders' agreement, Mr. O'Connor is one of the designees to the board by our institutional common stockholders and warrantholders.

Edward A. Lapekas became one of our directors on December 19, 2001. Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce venture, from October 2000 until June 2001. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company, where he served in various strategy, planning, operating and marketing capacities. He received a B.A. from Albion College and an M.B.A. from Wayne State University. Pursuant to the stockholders' agreement, Mr. Lapekas is one of the Trust's designees to the board.

Albert (Pat) MacMillan became one of our directors on December 19, 2001. Mr. MacMillan is the founder and CEO of Team Resources, a consulting firm with offices in the United States, Venezuela, Peru, Chile, and Mexico. Founded in 1980, Team Resources provides client services in the areas of strategy, building team-based organizations, and designing leadership development strategies. He also serves on the Board of Directors for Unum/Provident and the Metokote Corporation, as well as several foundations and non-profit organizations. He received a B.A. in Business and an M.B.A. from the University of Washington. Pursuant to the stockholders' agreement, Mr. MacMillan is one of the designees to the board by our institutional common stockholders and warrantholders.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth information about compensation earned in the fiscal years ended December 31, 2001, 2000 and 1999 by the chief executive officer and the five other executive officers of Pliant (as of the end of the last fiscal year) (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------
                                                                     LONG TERM
                                                               COMPENSATION(2)
                                               ANNUAL   ----------------------
                                      COMPENSATION(1)    SECURITIES
                                    -----------------    UNDERLYING     LTIP
                                    SALARY     BONUS    OPTIONS/SARS   PAYOUTS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     ($)       ($)         (#)          ($)     COMPENSATION($)
------------------------------------------------------------------------------------------------
Richard P. Durham.........   2001   500,000   381,024              -         -             5,100(3)
   Chairman and Chief        2000   500,000   245,568              -         -           136,350(4)
   Executive Officer         1999   450,007   327,318              -         -            29,800(5)
Jack E. Knott II..........   2001   337,500   163,428              -         -             5,100(3)
   President and Chief       2000   316,667   104,274              -         -         1,037,271(6)
   Operating Officer         1999   285,421   140,622              -         -             4,800(7)
Brian E. Johnson..........   2001   179,333    44,470          5,000         -             5,100(3)
   Executive Vice            2000         -         -              -         -                 -
   President and Chief       1999         -         -              -         -                 -
   Financial Officer(12)
Stanley B. Bikulege.......   2001   203,125    66,245            250         -            56,931(8)
   Executive Vice            2000   182,250    60,304          1,030   298,521            52,600(9)
   President Operations      1999   160,000    85,056              -         -             4,800(7)
Douglas W. Bengtson.......   2001   204,583    66,245            250         -             5,100(3)
   Executive Vice            2000   190,000   121,293          1,030   517,122            52,600(9)
   President Sales           1999   182,500   163,352              -         -             4,800(7)
Dale A. Brockman..........   2001   194,167    47,945            250         -             3,741(10)
   Executive Vice            2000   181,667    41,458          1,030   222,961            52,600(9)
   President Technical       1999   164,293    62,121              -         -             4,072(11)
   and Marketing(13)
------------------------------------------------------------------------------------------------

(1) Perquisites and other personnel benefits, securities or property, in the aggregate, are less than either $50,000 or 10% of the total annual salary and bonus reported for the applicable Named Executive Officer.

(2) At December 31, 2001, the number of shares of restricted stock held by Messrs. Durham and Knott were 14,500 and 7,750 respectively. The value of such shares of restricted stock at December 31, 2001 has not been reported as compensation because it did not exceed the consideration paid by the applicable Named Executive Officer. See "--Stock options and restricted stock."

(3) Consists of $5,100 for employer's 401(k) contributions.

(4) Consists of (a) a $125,000 retention bonus, which is also discussed in "Certain relationships and related transactions--
Transactions with management", (b) employer's 401(k) contributions of $5,100 and
(c) a $6,250 director's fee, which is also discussed in "--Compensation of directors."

(5) Consists of (a) a $25,000 director's fee, which is also discussed in "Compensation of directors" and (b) employer's 401(k) contributions of $4,800.

(6) Consists of (a) $836,785 gross-up payment of taxes payable for the exercise of options in connection with the recapitalization, (b) relocation expense reimbursement of $114,136, (c) a $81,250 retention bonus, which is also discussed in "Certain relationships and related transactions--Transactions with management" and (d) employer's 401(k) contributions of $5,100.

(7) Consists of employer's 401(k) contributions of $4,800.

(8) Consists of employer's 401(k) contributions of $5,100 and relocation expense reimbursement of $51,831.

(9) Consists of a $47,500 retention bonus and employer's 401(k) contributions of $5,100.

(10) Consists of employer's 401(k) contributions of $3,741.

(11) Consists of employer's 401(k) contributions of $4,072.

(12) Mr. Johnson joined Pliant in April 2001.

(13) Mr. Brockman resigned as Executive Vice President Technical and Marketing on March 10, 2002.

STOCK OPTIONS AND RESTRICTED STOCK

During 1998, our board of directors adopted the 1998 Pliant Corporation Stock Option Plan. The 1998 plan authorized grants of nonqualified stock options covering up to 41,956 shares of our nonvoting Class C common stock. During 1998, we granted options covering a total of 41,956 shares under the 1998 plan. Options covering 5,244 shares were subsequently canceled. In addition, as described below, outstanding options covering 26,223 shares under the 1998 plan were canceled on February 22, 1999 in connection with the sale of 26,223 shares of Class C common stock to certain members of our senior management. Approximately one-half of these shares were "rolled-over" as common stock in connection with the recapitalization. Options covering a total of 8,902 shares issued under the 1998 plan were "rolled-over" by Mr. Knott in connection with the recapitalization.

Pursuant to the recapitalization, we adopted a 2000 stock-based incentive compensation plan. The 2000 plan became effective as of the consummation of the recapitalization and authorizes grants to our management employees as designated by the compensation committee of our board of directors of nonqualified stock options or restricted stock covering 51,010 shares of our common stock. As of December 31, 2001, we had granted restricted stock covering 22,875 shares of common stock and options to acquire 34,837 shares of common stock under the 2000 plan.

The following table provides information related to options to purchase shares of our common stock granted to the Named Executive Officers during the last fiscal year pursuant to the 2000 Plan. We have never granted any freestanding stock appreciation rights.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------
                                                                                             POTENTIAL REALIZABLE
                                                                      INDIVIDUAL GRANTS                  VALUE AT
                           ------------------------------------------------------------      ASSUMED ANNUAL RATES
                            NUMBER OF      % OF TOTAL                                              OF STOCK PRICE
                            SECURITIES    OPTIONS/SARS    EXERCISE OR                     APPRECIATION FOR OPTION
                            UNDERLYING     GRANTED TO        BASE                                     TERMS(3)(4)
                           OPTIONS/SARS   EMPLOYEES IN     PRICE(1)        EXPIRATION     -----------------------
NAME                        GRANTED(#)    FISCAL YEAR       ($/SH)          DATE(2)         5%($)        10%($)
-----------------------------------------------------------------------------------------------------------------
Brian E. Johnson.........         5,000           40.5          483.13   April 16, 2011   1,519,189    3,849,924
Stanley B. Bikulege......           250            2.0          483.13     May 29, 2011      75,959      192,496
Douglas W. Bengtson......           250            2.0          483.13    June 18, 2011      75,959      192,496
Dale A. Brockman.........           250            2.0          483.13     May 11, 2011      75,959      192,496
-----------------------------------------------------------------------------------------------------------------

(1) Fair market value on date of grant. The fair market value was assumed to be the price per share paid in the recapitalization.

(2) Subject to earlier termination under certain circumstances.

(3) Potential realizable value is calculated based on an assumption that the price of our common stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future stock values. Actual gains, if any, upon future exercise of any of these options will depend upon the actual value of our common stock.

(4) All of the options granted to the Named Executive Officers during 2001 are subject to vesting requirements. All of the options granted to each Named Executive Officer vest in equal increments over a 5-year period beginning December 31, 2001, provided that we have achieved a specified market value of equity applicable to such increment. Our market value of equity is determined pursuant to a formula based upon our adjusted earnings.

The following table provides information as to the value of options held by each of the Named Executive Officers at the end of 2001, measured in terms of the fair market value of our common stock on December 31, 2001 ($483.13 per share, which was the per share price paid in the recapitalization). None of the Named Executive Officers exercised any options under the 1998 plan or the 2000 plan during the last fiscal year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

--------------------------------------------------------------------------------------------------------------
                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                               SHARES                    UNEXERCISED OPTIONS/SARS    IN-THE-MONEY OPTIONS/SARS
                            ACQUIRED ON       VALUE           AT FY- END (#)               AT FY-END ($)
NAME                        EXERCISED(#)    REALIZED     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------
Jack E. Knott II..........            -              -              8,902/0                 3,410,623/0
Brian E. Johnson..........            -              -          1,000/4,000                         0/0
Stanley B. Bikulege.......            -              -              393/887                         0/0
Douglas W. Bengtson.......            -              -              393/887                         0/0
Dale A. Brockman..........            -              -              393/887                         0/0
--------------------------------------------------------------------------------------------------------------

The options or restricted common stock granted pursuant to the 2000 plan vest as follows: (1) one-sixth were "time-vested" options or shares, which vested on January 1, 2001, so long as the recipient was still our employee on such date, and (2) the remainder are "performance vested" options or shares, which vest in equal increments over a five-year period commencing on December 31, 2001 as follows: (a) vesting in full, if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar year and
(b) partial vesting if more than 90% of the applicable target market value of equity is achieved as of the end of the applicable calendar year. Moreover, all performance vested options or shares not previously vested in accordance with the preceding sentence will vest automatically in full on December 31, 2009 so long as the recipient is still our employee on such date.

Outstanding options under the 1998 plan were subject to time and performance vesting requirements. One-half of the outstanding options were time vested options, which became exercisable in equal increments over a five-year period commencing January 1, 1998, and the remaining one-half of the outstanding options were performance vested options, which vested in equal increments over a five-year period commencing January 1, 1998, provided we had achieved a specific market value of equity applicable to such increment. For purposes of the performance vested options, our adjusted market value of equity was determined pursuant to a formula based upon our adjusted earnings. The option agreement also provided for accelerated vesting in the event of a change of control. The recapitalization and related transactions accelerated the vesting of these options, and the shares underlying these options were part of the management equity rollover or the investor share purchase.

On February 22, 1999, 26,223 outstanding options under the 1998 plan were canceled in connection with the sale of 26,223 shares of Class C common stock to certain members of our senior management. The 26,223 shares were purchased by certain of our then executive officers for $100 per share, the estimated fair market value of the shares on the date of purchase, pursuant to the terms of an option cancellation and restricted stock purchase agreement between us and such officers. Richard P. Durham our Chief Executive Officer purchased 15,734 shares, Scott K. Sorensen, our then Chief Financial Officer, purchased 7,867 shares and Ronald G. Moffitt, our then Executive Vice President and General Counsel, purchased 2,622 shares. We loaned the funds necessary to purchase the stock to each of such executive officers. See "Certain relationships and related transactions--Transactions with management." All of such shares were subject to vesting requirements similar to the canceled options. Accordingly, one-half of the shares purchased by each such executive officer were time vested shares, which vested in equal increments over a five-year period commencing January 1, 1998, and the remaining one-half of the shares purchased by each such executive officer were performance vested shares, which vested in equal increments over a five-year period commencing January 1, 1998, provided we had achieved a specified market value of equity applicable to such increment. For purposes of the performance vested shares, our market value of equity was determined pursuant to a formula based upon our adjusted earnings. The restricted stock purchase agreements provided for accelerated vesting in the event of a change of control. The recapitalization and related transactions accelerated the vesting of the restricted stock, and these shares of restricted stock were part of the management equity rollover or the investor share purchase.

PENSION PLANS

The following table shows the estimated annual benefits payable under our tax-qualified defined benefit pension plan in specified final average earnings and years of service classifications.

                     PLIANT CORPORATION PENSION PLAN TABLE

------------------------------------------------------------------------------------------------
                                                          YEARS OF BENEFIT SERVICE AT RETIREMENT
                             -------------------------------------------------------------------
FINAL AVERAGE COMPENSATION     10        15        20        25        30        35        40
------------------------------------------------------------------------------------------------
$100,000...................  $16,000   $24,000   $32,000   $40,000   $48,000   $56,000   $64,000
 125,000...................   20,000    30,000    40,000    50,000    60,000    70,000    80,000
 150,000...................   24,000    36,000    48,000    60,000    72,000    84,000    96,000
 175,000...................   27,200    40,800    54,400    68,000    81,600    95,200   108,800
 200,000...................   27,200    40,800    54,400    68,000    81,600    95,200   108,800
------------------------------------------------------------------------------------------------

Our current pension plan benefit is based on the following formula: 1.6% of final average compensation multiplied by years of credited service, minus 1.5% of estimated Social Security benefits multiplied by years of credited service (with a maximum of 50% of Social Security benefits). Final average compensation is based on the highest average of three consecutive years of compensation. Covered compensation for purposes of the pension plan includes compensation earned with our former affiliates. The Named Executive Officers were participants in the pension plan in 2001. The final average compensation for purposes of the pension plan in 2001 for each of the Named Executive Officers is $170,000, which is the maximum that can be considered for the 2001 plan year under federal regulations. Federal regulations also provide that the maximum annual benefit paid from a qualified defined benefit plan cannot exceed $140,000 as of January 1, 2001. Benefits are calculated on a straight life annuity basis. The benefit amounts under the pension plan are offset for Social Security as described above.

The number of completed years of credit service as of December 31, 2001 under our pension plan for the Named Executive Officers participating in the plan were as follows:

------------------------------------------------------------------------------
                                                                  YEARS OF
NAME                                                          CREDITED SERVICE
------------------------------------------------------------------------------
Richard P. Durham(1)........................................             16
Jack E. Knott II(1).........................................             16
Brian E. Johnson............................................              -
Stanley B. Bikulege.........................................              9
Douglas W. Bengtson(2)......................................              4
Dale A. Brockman............................................              8
------------------------------------------------------------------------------

(1) The years of credited service under the pension plan include 12 years of service credited with affiliates of Pliant for Mr. Durham and 12 years of service credited with affiliates of Pliant for Mr. Knott. The benefit calculation upon retirement under our pension plan is calculated by multiplying years of credited service by a fraction representing that part of total credited service for which services were provided to us.

(2) In addition to the 4 years of credited service with Pliant, Mr. Bengtson has a frozen benefit as a result of his service with Rexene Corporation, which was purchased by the predecessor to Huntsman Packaging and Pliant. By agreement Mr. Bengtson will be provided a pay update on the calculation of the Rexene formula. This payment is a non-qualified payment which will be paid out of our general assets as a lump sum.

EMPLOYMENT AGREEMENTS

On May 31, 2000, we entered into five-year employment agreements with each of Richard P. Durham, Jack E. Knott II, Scott K. Sorensen and Ronald G. Moffitt. The employment agreements provide for the payment of a base salary, plus a bonus, at least four weeks paid vacation per year, participation in our leased car program and participation in our other employee benefit programs, including our management incentive program, and include non-disclosure of confidential information provisions and a non-compete provision for one year following the executive officer's termination of employment with us (unless termination is due to the term expiring). Each executive officer agreed in his respective employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by such executive officer while employed by us belong to us. In addition, if the executive officer's employment with us terminates for any reason, we will have the right under the employment agreements to repurchase the shares of our common stock owned by such executive officer at a purchase price equal to their fair market value. Similarly, we will also be required to repurchase all of the shares of common stock owned by such executive officer at their option if the executive officer's employment is terminated because of death, disability, retirement or resignation for good reason, so long as we are permitted to do so at the time under the covenants contained in our financing agreements.

On February 1, 2001, we amended the employment agreement with Mr. Durham to, among other things, specify the duties he will perform as our Chairman and Chief Executive Officer and eliminate our right to repurchase his shares upon termination of employment. We also agreed to repurchase all of the shares of common stock owned by Mr. Durham at his option if Mr. Durham's employment with us is terminated without cause. In addition, pursuant to the employment agreement amendment, we agreed to modify the terms of Mr. Durham's secured and unsecured notes with us. For a description of these amended note terms, see "Certain relationships and related transactions--Transactions with management."

Following management's decision to relocate its principal executive offices from Salt Lake City to Chicago, each of Scott K. Sorensen and Ronald G. Moffitt chose not to relocate and to resign their positions with Pliant. On December 27, 2000, we entered into a severance agreement with Mr. Sorensen, who resigned from his position as our Executive Vice President, Chief Financial Officer and Treasurer effective immediately after February 28, 2001. Such resignation was treated as a "termination without cause" under Mr. Sorensen's employment agreement. We also entered into a stock redemption agreement with Mr. Sorensen to repurchase all of the 6,750 shares of restricted common stock issued to him. Under the terms of Mr. Sorensen's severance agreement, he received the pro rata portion of his base salary for the two months of services provided in 2001, the first quarterly 2001 payment under our management incentive plan and payment of his base salary and continued participation in certain of our employee benefit plans for one year after February 28, 2001. In addition, we agreed to defer our right to repurchase Mr. Sorensen's remaining shares of common stock until February 28, 2003; changed the repurchase price from fair market value to the greater of fair market value and $111.53 per share; modified the terms of Mr. Sorensen's secured and unsecured promissory notes with us; and agreed to reimburse Mr. Sorensen for any federal and state income taxes payable as a result of the cancellation of interest indebtedness on the amended secured promissory note. Furthermore, Mr. Sorensen agreed to defer his right to cause us to repurchase his shares of common stock until February 28, 2003. For a description of the amended note terms and stock redemptions, see "Certain relationships and related transactions--Transactions with management."

On January 22, 2001, we entered into a severance agreement with Mr. Moffitt, who resigned from his position as our Executive Vice President, General Counsel and Secretary effective immediately after February 28, 2001. Such resignation was treated as a "resignation for good reason" under Mr. Moffitt's employment agreement. We also entered into a stock redemption agreement with Mr. Moffitt to repurchase 3,125 performance shares of restricted common stock issued to him. Under the terms of Mr. Moffitt's severance agreement, he received the pro rata portion of his base salary for the two months of services provided in 2001, the first quarterly 2001 payment under our management incentive plan and payment of his base salary and continued participation in certain of our employee benefit plans for one year after February 28, 2001. In addition, we agreed to defer our right to repurchase Mr. Moffitt's remaining shares of common stock until February 28, 2003; changed the repurchase price from fair market value to the greater of the fair market value as of March 31, 2003 and $167.15 per share; granted Mr. Moffitt the right to purchase his leased company vehicle from us at the end of the lease for the residual value; modified the terms of Mr. Moffitt's secured and unsecured promissory notes with us; and agreed to reimburse Mr. Moffitt for any federal and state income taxes payable as a result of the cancellation of interest indebtedness on the amended secured promissory note. Furthermore, Mr. Moffitt agreed to defer his right to cause us to repurchase his shares of common stock until February 28, 2003. For a description of the amended note terms and stock redemptions, see "Certain relationships and related transactions -- Transactions with management."

On March 30, 2001, we entered into a five year employment agreement with Brian
E. Johnson, our Executive Vice President and Chief Financial Officer. The employment agreement provides for the payment of a base salary, a grant of a stock option to purchase 5,000 shares of our common stock, at least three weeks paid vacation per year, participation in our leased car program, payment of his present country club membership dues and participation in our other employee benefit programs, including our management incentive program, and includes non-disclosure of confidential information provisions and a non-compete provision for one year following termination of employment with us (unless termination is due to the term expiring). Mr. Johnson has agreed in his employment agreement that any inventions, improvements, technical or software developments, trademarks, patents and similar information relating to us or our business, products or services conceived, developed or made by such executive officer while employed by us belong to us. If Mr. Johnson's employment is terminated without cause or he resigns for good reason, he will be entitled to receive severance payments and continue to participate in our medical and dental plans for one year. In addition, if Mr. Johnson's employment with us terminates for any reason, we will have the right under the employment agreement to repurchase the shares of our common stock owned by him at a purchase price equal to their fair market value. Similarly, we will also be required to repurchase all of the shares of common stock owned by Mr. Johnson at his option if his employment is terminated because of death, disability, retirement or resignation for good reason, so long as we are permitted to do so at the time under the covenants contained in our financing agreements.

COMMITTEES OF THE BOARD OF DIRECTORS

Our board of directors has an executive committee, a compensation committee, an audit committee and an environmental health and safety committee. The executive committee is able to exercise all of the authority of the board of directors to the maximum extent permitted by Utah law and our charter and bylaws. The members of the executive committee are Richard P. Durham, Jack E. Knott and Timothy J. Walsh. The compensation committee evaluates our compensation policies, determines compensation for our executive officers and administers our stock option plans. The members of the compensation committee are Richard P. Durham, Albert (Pat) MacMillan and Timothy J. Walsh. The audit committee maintains oversight responsibilities with respect to our accounting, auditing, financial reporting and internal control processes generally. The members of the audit committee are Richard P. Durham, John M. B. O'Connor and Edward A. Lapekas. The members of the environmental health and safety committee are Jack E. Knott, Donald J. Hofmann, Jr. and Edward A. Lapekas.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Prior to May 31, 2000, our board of directors had designated an executive committee, which was comprised of Jon M. Huntsman and Richard P. Durham, to perform the duties of a compensation committee for us. Richard P. Durham was our President and Chief Executive Officer and Jon M. Huntsman was our Chairman of the Board. As of May 31, 2000, we established a compensation committee. The current members of the compensation committee are Richard P. Durham, Albert
(Pat) MacMillan and Timothy J. Walsh.

Richard P. Durham serves as a director of Huntsman Corporation, but is not one of the people who performs the duties of a member of the compensation committee of Huntsman Corporation.

COMPENSATION OF DIRECTORS

Prior to May 31, 2000, each director received an annual fee of $25,000. Following May 31, 2000, directors fees were discontinued for each director who is an employee of Pliant or a Partner of J.P. Morgan Partners, LLC. Each director who is not an employee of Pliant or a Partner of J.P. Morgan Partners, LLC is entitled to receive an annual fee of $30,000. Currently, there are two directors of Pliant who receive director fees.

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

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth information with respect to the ownership of our common stock as of March 31, 2002 by

       - each person known to own beneficially more than 5% of the common stock,

       - each of our directors,

       - each of our Named Executive Officers, and

       - all of our executive officers and directors as a group.

The amounts set forth in the table and footnotes below do not include shares of restricted common stock issued under the 2000 plan that remain subject to performance vesting requirements that have not been met as of February 28, 2002.

Notwithstanding the beneficial ownership of common stock presented below, the stockholders' agreement governs the stockholders' exercise of their voting rights with respect to election of directors and certain other material events. The parties to the stockholders' agreement have agreed to vote their shares to elect the board of directors as set forth therein. See "Certain relationships and related transactions."

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

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

-------------------------------------------------------------------------------------------
                                                               NUMBER OF SHARES
                                                               OF COMMON STOCK     PERCENT
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED   OF CLASS
-------------------------------------------------------------------------------------------
J.P. Morgan Partners (BHCA), L.P.(1)........................             362,229      52.8%
The Christena Karen H. Durham Trust(2)......................             158,917      23.2%
Perry Acquisition Partners-2, L.P.(3).......................              34,527       5.0%
Richard P. Durham(4)........................................              34,373       5.0%
Jack E. Knott II(5).........................................              11,717       1.7%
Donald J. Hofmann, Jr.(6)...................................                   -          *
Timothy J. Walsh(6).........................................                   -          *
John M. B. O'Connor(6)......................................                   -          *
Edward A. Lapekas...........................................                   -          *
Albert (Pat) MacMillan......................................                   -          *
Brian E. Johnson............................................               1,011          *
Stanley B. Bikulege.........................................                 610          *
Douglas W. Bengtson.........................................                 645          *
Dale A. Brockman(7).........................................                 432          *
All directors and executive officers as a group (11
   persons)(7)..............................................              48,788       7.1%
-------------------------------------------------------------------------------------------

* Less than 1%.

(1) The address of J.P. Morgan Partners (BHCA), L.P. is 1221 Avenue of the Americas, New York, New York 10020. Includes (i) 317,306 shares of common stock held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA), L.P., as managing member, (ii) 44,816 shares of common stock which are issuable upon exercise of the preferred stock warrants held by Flexible Films, LLC, which is controlled by J.P. Morgan Partners (BHCA) L.P. and
(iii) 107 shares of common stock which are issuable upon exercise of the 1,264 note warrants held by Southwest Industrial Films, LLC, which is controlled by J.P. Morgan Partners (BHCA), L.P., as managing member.

(2) The address of The Christena Karen H. Durham Trust is c/o Wells Fargo Bank, Private Client Services, MAC S4733-025, 3800 Howard Hughes Parkway, Second Floor, Las Vegas, Nevada 89109. Attention: Mark Dreschler. The Trust was established for the benefit of Christena H. Durham and her children. Christena
H. Durham is the wife of Richard P. Durham. Richard P. Durham disclaims beneficial ownership of the shares of common stock owned by the Trust.

(3) The address of Perry Acquisition Partners-2, L.P. is 599 Lexington Avenue , New York, New York 10022. Includes 4,060 shares of common stock which are issuable upon exercise of preferred stock warrants held by an affiliate.

(4) Does not include 9,667 shares of restricted common stock issued under the 2000 plan that do not vest until the performance conditions discussed under "Management -- Stock options and restricted stock" are met.

(5) Includes 8,902 shares of common stock issuable upon exercise of 1998 options that are immediately exercisable. Does not include 5,167 shares of restricted common stock issued under the 2000 plan that do not vest until the performance conditions discussed under "Management -- Stock options and restricted stock" are met.

(6) Each of Messrs. Hofmann, Walsh and O'Connor may be deemed the beneficial owner of the shares of common stock and preferred stock warrants owned by Southwest Industrial Films, LLC and Flexible Films, LLC, respectively, due to their status as executive officers of JPMP Capital Corp., which is a subsidiary of J.P. Morgan Chase & Co. and the general partner of the general partner of J.P. Morgan Partners (BHCA), L.P. J.P. Morgan Partners (BHCA), L.P. controls both Southwest Industrial Films, LLC and Flexible Films, LLC, as their managing member.

(7) Mr. Brockman resigned as Executive Vice President Technical and Marketing on March 10, 2002.

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

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH HUNTSMAN CORPORATION

Prior to the recapitalization and related transactions, we were party to a services agreement with Huntsman Corporation, our former affiliate, pursuant to which Huntsman Corporation provided us with most of our insurance coverage, administered our employee benefit plans, rented to us corporate headquarters space and provided other services to us. Under that services agreement, we paid Huntsman Corporation $2.2 million and $1.2 million in 1999 and 2000, respectively. In addition to amounts paid for services provided under the services agreement, we also reimbursed Huntsman Corporation for insurance premiums and certain other expenses incurred on our behalf.

Following the recapitalization and related transactions, all of the services provided under the services agreement were discontinued.

During 1999, we paid a management fee in the amount of $150,000 to Huntsman Financial Corporation, an affiliate of Huntsman Corporation, for consulting services provided to us by Jon M. Huntsman. At May 31, 2000, this consulting agreement was terminated. No payments were made pursuant to this consulting agreement during 2000.

TRANSACTIONS WITH MANAGEMENT

On May 31, 2000, we issued restricted stock under the terms of our 2000 plan to each of our executive officers serving at that time in the following amounts:

    (a) Richard P. Durham--2,417 time-vested shares and 12,083 performance-vested shares in exchange for a secured promissory note of $7,005,389;

    (b) Jack E. Knott II--1,292 time-vested shares and 6,458 performance-vested shares in exchange for a secured promissory note of $3,744,260;

    (c) Scott K. Sorensen--1,125 time-vested shares and 5,625 performance-vested shares in exchange for a secured promissory note of $3,261,129; and

    (d) Ronald G. Moffitt--625 time-vested shares and 3,125 performance-vested shares in exchange for a secured promissory note of $1,811,739.

Except as modified below, each secured promissory note bears interest at 7% per annum and principal on such secured promissory note is payable in three equal annual installments beginning on May 31, 2006. Interest payable on each secured promissory note from May 31, 2000 to May 31, 2006 is payable in three equal installments beginning on May 31, 2006. Interest accruing from May 31, 2006 to May 31, 2007 is payable on May 31, 2007 in cash and interest accruing from May 31, 2007 to May 31, 2008 must be paid in cash at maturity on May 31, 2008. Each secured promissory note is fully recourse to the executive officer and is secured by the shares of restricted stock owned by such executive officer.

On April 1, 2001, we amended the original terms of Mr. Knott's secured promissory note so that (a) no interest would accrue after December 31,2000 and
(b) our sole recourse against Mr. Knott with respect to his obligations under the promissory note would be the 7,750 shares of restricted stock pledged as collateral.

In connection with the amendment to Mr. Durham's employment agreement in February 2001, we amended the original terms of his secured promissory note so that (a) no interest would

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

accrue after December 31, 2000 and (b) our sole recourse against Mr. Durham with respect to his obligations under the promissory note would be the 14,500 shares of restricted common stock pledged as collateral.

Messrs. Sorensen and Moffitt resigned from their positions in February 2001. As part of the severance arrangements with Messrs. Sorensen and Moffitt, we amended the original terms of their secured promissory notes so that (a) interest would cease to accrue from December 27, 2000, in the case of Mr. Sorensen, and February 1, 2001, in the case of Mr. Moffitt, and (b) all accrued interest on their secured promissory notes was canceled as of February 28, 2001, which, in the case of Mr. Sorensen amounted to approximately $132,000, and, in the case of Mr. Moffitt amounted to approximately $85,500. We also entered into stock redemption agreements with each of Messrs. Sorensen and Moffitt pursuant to which we repurchased all 6,750 time and performance vested shares of restricted stock from Mr. Sorensen and the 3,125 performance vested shares of restricted stock from Mr. Moffitt. In each case, we repurchased the shares at a price per share equal to $483.13, which repurchase price was set-off against the principal amount of their respective secured promissory notes. As of December 31, 2001, the amount outstanding under Mr. Durham's secured promissory note, including accrued interest, was $7,292,898, the amount outstanding under Mr. Knott's secured promissory note, including accrued interest, was $3,960,400, the amount outstanding under Mr. Moffitt's secured promissory note was $301,956; and Mr. Sorensen's secured promissory note was no longer outstanding.

In connection with our split-off from Huntsman Corporation, we issued 7,000 shares of our Class C common stock to Richard P. Durham, our President and Chief Executive Officer and a director, in exchange for a $700,000 promissory note. This promissory note bears interest at 7% per annum and is payable over approximately 51 months. The balance on this note was completely paid as of December 31, 2001.

On February 22, 1999, we sold 26,223 shares of Class C common stock to certain members of our senior management. 15,734 of these shares were issued to Richard
P. Durham, our President and Chief Executive Officer in exchange for a $1,573,400 promissory note; 7,867 of these shares were sold to Scott K. Sorensen, our then Executive Vice President, Chief Financial Officer and Treasurer, in exchange for a $786,700 promissory note; and 2,622 shares were sold to Ronald G. Moffitt, our then Senior Vice President and General Counsel, Secretary, in exchange for a $262,200 promissory note. All of such notes bear interest at 7% per annum and were originally payable in three annual installments beginning in February 2002. Pursuant to the recapitalization agreement, each of these promissory notes receivable was amended on May 31, 2000 to provide that they are payable in three annual installments beginning on May 31, 2006. In connection with the amendment to Mr. Durham's employment agreement, we modified the terms of his amended promissory note so that no interest on such note would accrue after December 31, 2000. As part of the severance arrangements with Messrs. Sorensen and Moffitt, we modified the terms of their amended promissory notes so that interest on such notes ceased to accrue on February 28, 2001. As of December 31, 2001, the amount outstanding under Mr. Durham's amended promissory note was $1,637,974; the amount outstanding under Mr. Moffitt's amended promissory note was $275,877; and the amount outstanding under Mr. Sorensen's amended promissory note was $896,838.

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

TRANSACTIONS BETWEEN PLIANT AND NEW STOCKHOLDERS

COMMON STOCK REGISTRATION RIGHTS AGREEMENT

Pursuant to the registration rights agreement entered into on May 31, 2000, we granted to our institutional common stockholders and warrantholders certain "demand" and "piggyback" registration rights for the registration under the Securities Act of the shares of common stock owned by them. Under the registration rights agreement, upon request of holders holding in excess of 50% of the shares of common stock held by our institutional investors and their transferees and affiliates (the "Requisite Investor Stockholders"), we are required to use our best efforts to register the shares. The Requisite Investor Stockholders will be entitled to request two demand registrations. Also, if we are not a public company or sold to a third party prior to May 31, 2005, the Trust and its transferees and affiliates will be entitled to request one demand registration. Further, at any time 60 days after our initial public offering, holders holding in excess of 60% of the shares of common stock underlying the preferred stock warrants and holders holding in excess of 60% of the shares of common stock underlying the note warrants will each be entitled to exercise one demand registration. At any time after we have qualified for use of Form S-3, all parties to the registration rights agreement will have the right to request that we effect a registration under the Securities Act of their shares of common stock, subject to customary "blackout" and "cutback" provisions. The stockholders and holders of the preferred stock warrants and note warrants party to the registration rights agreement also may request that we use our best efforts to register shares of common stock held by them in other registrations initiated by us on our own behalf or on behalf of any other stockholder. We must pay all reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights in connection with the registration of common stock on behalf of the stockholders, holders of the preferred stock warrants and holders of the note warrants party to the registration rights agreement.

THE STOCKHOLDERS' AGREEMENT

The stockholders' agreement entered into on May 31, 2000, as amended as of July 16, 2001 and December 19, 2001, governs the exercise of voting rights by our stockholders, including holders of our preferred stock warrants who exercise their warrants for common stock, with respect to the election of directors and certain other material events. The parties to the stockholders' agreement agreed initially to vote their shares of common stock to elect (i) four directors designated by the Requisite Investor Stockholders, (ii) two directors designated by the Trust and (iii) one director appointed by our board of directors, who must be a member of our senior management. At the request of the Requisite Investor Stockholders, the size of our board of directors may be increased from seven to nine. If so increased, one of the two additional directors will be designated by the Requisite Investor Stockholders and the other will be our chief executive officer.

The provisions of the stockholders' agreement also govern:

       - restrictions on the transfer of shares of common stock and the preferred stock warrants;

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

       - preemptive rights for holders of our common stock and preferred stock warrants to purchase certain equity securities to be issued by us in the amounts required to maintain their percentage ownership;

       - stockholder or company rights of first refusal to purchase certain shares of our common stock to be sold by other stockholders;

       - agreement by stockholders and holders of the preferred stock warrants to consent to the sale of all of, or a controlling interest in, us to a third party, if such sale is approved by our board of directors, and to sell their shares of common stock and preferred stock warrants if so required;

       - rights of stockholders and holders of the preferred stock warrants to participate in certain sales of the shares of our common stock by other stockholders; and

       - rights of holders of our common stock and preferred stock warrants to receive certain financial and other information.

CREDIT FACILITIES AND OFFERING OF NOTES BY AFFILIATES OF STOCKHOLDERS


JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the syndication agent, and its affiliate, J.P. Morgan Chase & Co. (formerly The Chase Manhattan Corporation), is a lender under our credit facilities. JPMorgan Chase Bank and J.P. Morgan Chase & Co. receive customary fees under the credit facilities for acting in such capacities. As part of the recapitalization and related transactions, we paid fees of approximately $6.5 million to The Chase Manhattan Bank and J.P. Morgan Chase & Co. pursuant to our credit facilities.



J.P. Morgan Securities Inc. was one of the initial purchasers in our May 2000 offering of 13% Senior Subordinated Notes due 2010 and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007 and received fees of approximately $8.7 million for acting in such capacities. J.P. Morgan Securities Inc. was also one of the initial purchasers in our April 2002 offering of 13% Senior Subordinated Notes due 2010 and received fees of approximately $1.9 million for acting in such capacity. We used approximately $93.3 million of the net proceeds from the April 2002 offering to repay indebtedness under our credit facilities. In addition, when we amended our credit facilities, we paid fees of approximately $0.6 million in September 2000, approximately $0.5 million in July 2001 and approximately $0.6 million in April 2002 to JPMorgan Chase Bank and J.P. Morgan Chase & Co.



Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and J.P. Morgan Securities Inc. are affiliates of Southwest Industrial Films, LLC, which owns approximately 53% of our outstanding common stock and currently has the right under the stockholders' agreement to appoint four of our directors, and of Flexible Films, LLC, which owns approximately 57% of our outstanding preferred stock. Southwest Industrial Films, LLC and Flexible Films, LLC are subsidiaries of J.P. Morgan Partners (BHCA), L.P. Donald J. Hofmann, Jr., Timothy J. Walsh and John M.B. O'Connor, who serve as our directors, are executive officer of J.P. Morgan Partners, LLC, which serves as investment advisor to J.P. Morgan Partners
(BHCA), L.P., and JPMP Capital Corp., a subsidiary of J.P. Morgan Chase & Co., which is the general partner of the general partner of J.P. Morgan Partners
(BHCA), L.P.


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

            DESCRIPTION OF CREDIT FACILITIES AND OTHER INDEBTEDNESS

The following is a summary of the material terms of our credit facilities, as amended, with J.P. Morgan Securities Inc., as sole and exclusive advisor, lead arranger and lead book manager, JPMorgan Chase Bank, as sole and exclusive syndication agent, Bankers Trust Company, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and a syndicate of banking and financial institutions who became parties thereto. The following summary of all of the material provisions is less complete than the actual documentation for the credit facilities and is qualified in its entirety by reference to all of the provisions of the definitive documentation for the credit facilities, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

THE FACILITIES

STRUCTURE

The credit facilities consist of:

       - tranche A term loans in an aggregate principal amount of $128.3 million outstanding as of April 15, 2002;

       - Mexico term loans in an aggregate principal amount of $27.0 million outstanding as of April 15, 2002;

       - tranche B term loans in an aggregate principal amount of $274.0 million outstanding as of April 15, 2002; and

          -- Up to an additional $85 million of tranche B term loans is available under an uncommitted incremental tranche B facility, which we may use on or prior to April 15, 2003, to finance certain permitted acquisitions. Loans under the uncommitted incremental tranche B facility will be identical to our existing tranche B loans; and

       - revolving credit facility in an aggregate principal amount of up to $100.0 million.

          -- Up to $30.0 million (plus an additional amount up to $40.0 million to support certain borrowings by our principal Mexican subsidiary) of the revolving credit facility is available in the form of letters of credit.

We will be required to repay, on December 31, 2002, additional term loans in the amount by which $18 million exceeds the amount we invest in certain permitted acquisitions.

AVAILABILITY

Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Loans and letters of credit under the revolving credit facility are available on and after May 31, 2000 and at any time prior to the final maturity of the revolving credit facility in specified minimum principal amounts. Amounts repaid under the revolving credit facility may be reborrowed. Additional tranche B loans may be made under the incremental tranche B facility only if the proceeds are used to fund certain permitted acquisitions. An acquisition is a "permitted acquisition" under the credit facilities if, among other requirements, we comply with certain pro forma financial covenants. We do not have commitments from any lenders to make incremental tranche B loans. We expect to seek commitments to provide incremental tranche B loans in the future as the loans are needed. We cannot assure you that we will be able to obtain these commitments on terms acceptable to us.

INTEREST

The interest rates under the revolving credit facility, the tranche A facility and the Mexico facility are, at our option, Adjusted LIBOR or ABR, plus a spread determined by reference to our leverage ratio. The spread will not exceed 3.25% for Adjusted LIBOR or 2.25% for ABR and is expected to be 3.00% and 2.00%, respectively, immediately following the completion of this offering. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the higher of Bankers Trust Company's prime rate or the federal funds effective rate plus 1/2 of 1%. The interest rates under the tranche B facility are, at our option, Adjusted LIBOR plus 3.75% or ABR plus 2.75%. The interest rates under the incremental tranche B facility will be the rate applicable to the existing tranche B term loans or, if greater, the market rate at the time commitments to provide those incremental tranche B term loans are obtained by us, in which case the rates applicable to all the existing tranche B term loans will be increased to that rate. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. The calculation of interest is on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months.

FEES

We pay certain fees with respect to the credit facilities, including (a) 0.625% per annum on the undrawn portion of the revolving credit facility commitments in respect of the credit facilities, which began to accrue on May 31, 2000 and is payable quarterly in arrears after May 31, 2000, subject to certain adjustments,
(b) a commitment fee on the commitments we receive from lenders to make loans under the incremental tranche B facility in an amount to be agreed upon with those lenders and (c) a fee at a per annum rate equal to the spread over Adjusted LIBOR under the revolving credit facility accruing on the aggregate face amount of outstanding letters of credit under the revolving credit facility, which is payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year. The fees referred to in (c) are distributed to the lenders participating in the revolving credit facility pro rata in accordance with the amount of each such lender's revolving credit facility commitment. In addition, we pay to the issuing bank, for its own account, (i) a per annum fronting fee on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the revolving credit facility, in each case for the actual number of days elapsed over a 360-day year, and (ii) customary issuance and administration fees. We also pay the administrative agent a customary annual administration fee.

GUARANTEES; SECURITY

Our obligations under the credit facilities, under the related security documentation and under any interest protection or other hedging arrangements entered into by us with a lender (or any affiliate thereof) are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries.

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

These obligations are secured by substantially all of our assets (subject to customary exceptions) and by the assets of each of our existing and subsequently acquired or organized domestic (and, to the extent no adverse tax consequences would result therefrom, foreign) restricted subsidiaries, including but not limited to:

       - a first-priority pledge of all capital stock held by us or any other of our domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries and held by subsequently acquired or organized restricted subsidiaries of ours (which pledge, in the case of any foreign subsidiaries, is limited to 65% of the capital stock of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to us); and

       - a perfected first-priority security interests in and, in some cases, mortgages on, substantially all of our tangible and intangible assets and on those of each of our existing or subsequently acquired or organized domestic (and, subject to the foregoing limitation, foreign) restricted subsidiaries (subject to certain exceptions, including for accounts receivable sold in certain qualified receivables financings), including but not limited to accounts receivable, inventory, real property, equipment, trademarks, other intellectual property, licensing agreements, cash and proceeds of the foregoing.

COMMITMENT REDUCTIONS AND REPAYMENTS

The tranche A facility and the Mexico facility mature on May 31, 2006, and amortize on a quarterly basis, commencing with the quarter ended September 30, 2001. The tranche B facility matures on May 31, 2008, and amortizes on an annual basis in nominal amounts for the period from June 30, 2001 to June 30, 2006 and amortizes on a quarterly basis for the period beginning June 30, 2007 and ending on the final maturity date. The revolving credit facility matures on May 31, 2006.

In addition, we are required to make annual mandatory prepayments of the term loans under the credit facilities, within 90 days following the end of each year, in an amount equal to the amount by which 100% of excess cash flow for such year (or 50% of excess cash flow if our leverage ratio at the end of such year is less than or equal to 4 to 1) exceeds the aggregate amount of voluntary prepayments made since the last excess cash flow payment, subject to certain adjustments. In addition, the term loan facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances (other than debt permitted under the Credit Agreement) by us or any of our subsidiaries and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions.

AFFIRMATIVE, NEGATIVE AND FINANCIAL COVENANTS

AFFIRMATIVE COVENANTS

The credit facilities contain a number of affirmative covenants including, among others, covenants relating to:

       - delivery of financial statements and other information;

       - notices of material events;

       - information regarding collateral;

       - existence;

       - conduct of business;

       - payment of obligations;

       - maintenance of properties;

       - insurance;

       - casualty and condemnation;

       - maintenance of books and records;

       - inspection and audit rights;

       - compliance with laws;

       - use of proceeds and letters of credit;

       - additional subsidiaries;

       - further assurances; and

       - interest rate hedging.

NEGATIVE COVENANTS

The credit facilities contain a number of negative covenants including, among others, prohibitions or limitations on:

       - indebtedness;

       - liens;

       - fundamental changes;

       - investments, loans, advances, guarantees and acquisitions, subject to exceptions for certain permitted acquisitions;

       - certain equity securities;

       - asset sales;

       - sale and lease-back transactions;

       - hedging agreements;

       - restricted payments;

       - certain payments of indebtedness;

       - transactions with affiliates;

       - agreements that restrict the ability of our subsidiaries to pay dividends or make loans to us or to guarantee our debt;

       - capital expenditures;

       - amendment of material documents; and

       - designated senior debt.

FINANCIAL COVENANTS

The credit facilities contain the following financial covenants:

       - We must maintain a ratio of period-end consolidated debt to Consolidated EBITDA for the period of no more than 6.00:1.00 for the 12-month period ending on June 30, 2001, 5.50:1.00 for the 12-month period ending on September 30, 2001, 5.25:1.00 for the 12-month period ending on December 31, 2001, March 31, 2002 and June 30, 2002, 5.00:1.00
       for the 12-month period ending on September 30, 2002 and December 31, 2002, 4.75:1.00 for the 12-month period ending on March 31, 2003 and June 30, 2003 and 4.50:1.00 for the 12-month period ending on September 30, 2003 and December 31, 2003. Thereafter, the maximum ratio we are allowed becomes 4.00:1.00 for the 12-month period ending on March 31, 2004, and all subsequent periods.

       - We must maintain a ratio of Consolidated EBITDA to consolidated cash interest expense of at least 1.40:1.00 for the 12-month period ending on June 30, 2001. Thereafter, the minimum ratio we are required to maintain increases in increments of 0.05 to 0.15 after every quarter until the 12-month period ending on March 31, 2004, when it becomes 2.25:1.00 for such period and all subsequent periods.

Under the credit facilities, our Consolidated EBITDA is calculated as follows, after giving pro forma effect to any permitted acquisitions or asset sales outside of the ordinary course of business:

       - our consolidated net income before consolidated interest expense and provision for taxes, plus

       - the amount of letter of credit fees paid, plus

       - the amount of all amortization and depreciation and other non-cash charges and losses, plus

       - the amount of all extraordinary charges and losses, plus

       - the amount of all nonrecurring charges incurred relating to restructurings, plant closings or similar actions in connection with our facilities in Birmingham, AL; Dalton, GA; Harrington, DE; Shelbyville, IN; and Toronto, Canada and other similar charges, the cash portion of which may not exceed $8,000,000 in connection with similar actions occurring prior to November 30, 2001, plus

       - the amount of all non recurring charges incurred pursuant to the agreement with A.T. Kearney for the SCORE initiative, plus

       - the amount of all compensation expense relating to long-term incentive plans, bonuses and severance payments incurred as a result of the transactions, plus

       - the amount of all nonrecurring transaction and finance expenses incurred as a result of the transactions and permitted acquisitions, minus

       - the amount of all extraordinary gains.

In addition, for purposes of calculating financial covenants (but not the leverage ratio used to determine the interest rate applicable to the tranche A term loans, the Mexico term loans and the revolving loans), Consolidated EBITDA also excludes the effect of a limited amount of certain other nonrecurring charges relating to restructurings, plant closings and similar actions.

The definition of Consolidated EBITDA contained in our credit facilities is different from the definition of EBITDA contained in our indentures. The definition in our indentures is used in presenting EBITDA for all other purposes in this prospectus, including under "Selected financial data." However, the difference in 2001 between EBITDA as calculated under our indentures and Consolidated EBITDA as calculated under the credit facilities was not material.

EVENTS OF DEFAULT

The credit facilities contain customary events of default, including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross default to certain other indebtedness, bankruptcy events, ERISA events, material judgments and liabilities, actual or asserted invalidity of security interests and change of control.

2000 NOTES

In May 2000, we completed an offering consisting of $220 million aggregate principal amount of 13% Senior Subordinated Notes due 2010 (the "Old 2000 Notes"). We consummated an exchange offer and issued $220.0 million principal amount of notes (the "2000 Notes"), registered under the Securities Act, in exchange for all of the Old 2000 Notes on October 12, 2000. The 2000 Notes mature on June 1, 2010 and interest is payable on June 1 and December 1 of each year beginning December 1, 2000. The 2000 Notes are our only unsecured senior subordinated obligations and are subordinated in right of payment to all of our existing and future senior debt and are effectively subordinated to all obligations of any of our subsidiaries that are not guarantors. The 2000 Notes rank pari passu in right of payment to all of our senior subordinated indebtedness, including the Old Notes and New Notes, and are senior in right of payment to all of our existing and future subordinated obligations. The covenants and other material provisions of the indenture applicable to the 2000 Notes are substantially identical to the indenture applicable to the Old Notes and the New Notes.

The 2000 Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by each of our existing and future domestic restricted subsidiaries and, to the extent that they also guarantee any senior debt (other than a foreign subsidiary that guarantees senior debt of another foreign subsidiary), by each of our existing and future foreign restricted subsidiaries. If we fail to make payments on the 2000 Notes, our subsidiaries that are guarantors must make them instead. Guarantees of the 2000 Notes are subordinated to the guarantees of our senior debt under the credit facilities.

Except as set forth in the following paragraph, we may not redeem the 2000 Notes prior to June 1, 2005. On or after that date, we may redeem the 2000 Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

--------------------------------------------------------------------------------
YEAR                                                            REDEMPTION PRICE
--------------------------------------------------------------------------------
2005........................................................            106.500%
2006........................................................            104.333%
2007........................................................            102.167%
2008 and thereafter.........................................            100.000%
--------------------------------------------------------------------------------

Prior to June 1, 2003, we may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the 2000 Notes with the Net Cash Proceeds (as defined in the indenture relating to the 2000 Notes) of one or more Equity Offerings (as defined in the indenture relating to the 2000 Notes) by us at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of holders of record of the 13% Notes on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the 2000 Notes remains outstanding; and

    (2) any such redemption must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the indenture relating to the 2000 Notes.

Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the 2000 Notes as described above, holders of the 2000 Notes will have the right to require us to repurchase all or a portion of the 2000 Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase.

                            DESCRIPTION OF THE NOTES

Definitions of certain terms used in this Description of the Notes may be found under the heading "--Certain definitions." For the purposes of this section, the term "Company" refers only to Pliant Corporation and not any of its subsidiaries. Certain of the Company's Subsidiaries will guarantee the Notes. In addition, certain of the Company's Subsidiaries formed or acquired in the future, if any, will be required to guarantee the Notes and therefore will be subject to many of the provisions contained in this Description of the Notes. Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company issued the Old Notes and will issue the New Notes under the Indenture, dated as of April 10, 2002 (the "Indenture"), among the Company, the Note Guarantors and The Bank of New York, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains provisions which define your rights under the Notes. In addition, the Indenture governs the obligations of the Company and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The terms of the New Notes are identical in all material respects to the Old Notes, except the New Notes will not contain transfer restrictions and holders of New Notes will no longer have any registration rights or be entitled to any liquidated damages. The Trustee will authenticate and deliver New Notes for original issue only in exchange for a like principal amount of Old Notes. Any Old Notes that remain outstanding after the consummation of the exchange offer, together with the New Notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding New Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

The Old Notes are, and the New Notes will be:

       - general unsecured obligations of the Company;

       - subordinated in right of payment to all existing and any future Senior Indebtedness of the Company;

       - pari passu in right of payment with all existing and any future Senior Subordinated Indebtedness of the Company;

       - senior in right of payment to any future Subordinated Obligations of the Company;

       - effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Company which is not guaranteeing the Notes, and any other future Subsidiaries which do not guarantee the Notes.

THE NOTE GUARANTORS

The Notes are, and the New Notes will be, guaranteed by each of the following domestic Restricted Subsidiaries of the Company:

       - Pliant Corporation International;

       - Pliant Film Products of Mexico, Inc.;

       - Pliant Solutions Corporation;

       - Pliant Packaging of Canada, LLC;

       - Uniplast Holdings, Inc.;

       - Uniplast U.S., Inc.;

       - Turex, Inc.;

       - Pierson Industries, Inc.; and

       - Uniplast Midwest, Inc.

The Old Notes are not, and the New Notes will not be, guaranteed by Restricted Subsidiaries which also do not guarantee any Senior Indebtedness, currently consisting of the following:

       - Aspen Industrial S.A. de C.V.;

       - Pliant Corporation of Canada Ltd.;

       - Pliant Film Products GmbH;

       - Pliant Corporation Pty, Ltd.;

       - Pliant Film Products, UK, Limited;

       - Mexicana de Tintas S.A.;

       - Nepsa de Mexico S.A. de C.V.;

       - Uniplast Industries Co.;

       - Uniplast Films, Inc.; and

       - 1292789 Ontario Inc.

The Old Notes are not, and the New Notes will not be, guaranteed by Pliant Investment Inc., which is an Unrestricted Subsidiary. Pliant Investment Inc. has a 50% interest in Alliant Company LLC, a joint venture with a European plastics manufacturer.

The Restricted Subsidiaries that are not, and will not, be Note Guarantors generated 15.1% of the Company's net sales for the year ended December 31, 2001, and accounted for 12.5% of the assets of the Company and its Subsidiaries on a consolidated basis as of December 31, 2001.

THE NOTE GUARANTEES

The Note Guarantee of each Note Guarantor and all Note Guarantees, if any, made by future Restricted Subsidiaries of the Company are:

       - general unsecured obligations of the applicable Note Guarantor;

       - subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

       - pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor;

       - senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

       - effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

We issued the Old Notes in an aggregate principal amount of $100 million. The Old Notes are limited to $100,000,000 in aggregate principal amount and will mature on June 1, 2010. The Old Notes are, and the New Notes will be, in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Each Note bears interest at a rate of 13% per annum from April 10, 2002, or from the most recent date to which interest has been paid or provided for. We will pay interest semiannually on June 1 and December 1 of each year, commencing June 1, 2002, to Holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date. We will pay interest on overdue principal at the rate borne by the Notes and, to the extent lawful, overdue installments of interest at such rate.

Holders of Old Notes whose Old Notes are accepted for exchange in the exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from April 10, 2002 (the original issue date of the Old Notes) to the date of issuance of the New Notes. Consequently, Holders who exchange their Old Notes for New Notes will receive the same interest payment on June 1, 2002 (the first interest payment date with respect to the Old Notes and the New Notes following consummation of the exchange offer) that they would have received had they not accepted the exchange offer.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest and liquidated damages, if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 15 Broad Street, New York, New York 10007. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes.

We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, the Company may not redeem the Notes prior to June 1, 2005. On or after that date, the Company may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

------------------------------------------------------------------------------
                            YEAR                              REDEMPTION PRICE
------------------------------------------------------------------------------
2005........................................................      106.500%
2006........................................................      104.333%
2007........................................................      102.167%
2008 and thereafter.........................................      100.000%
------------------------------------------------------------------------------

Prior to June 1, 2003, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the Notes remains outstanding; and

    (2) any such redemption by the Company must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.

SELECTION

If we partially redeem Notes, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on, the Notes to be redeemed.

RANKING

The Old Notes are, and the New Notes will be, unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all future Subordinated Obligations of the Company. The Old Notes are, and the New Notes also will be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance" will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Company currently conducts certain of its operations through its Subsidiaries. To the extent any existing or future Subsidiary does not Guarantee the Notes, creditors of such Subsidiaries, including trade creditors and preferred stockholders (if any), generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including Holders. The New Notes, therefore, will be effectively subordinated to claims of creditors, including trade creditors, and preferred stockholders (if any) of Subsidiaries of the Company, including those formed or acquired in the future, that do not Guarantee the New Notes. As of December 31, 2001, the Subsidiaries of the Company, other than those Subsidiaries that are Note Guarantors, would have had total liabilities, including trade payables, of approximately $57.5 million (excluding liabilities owed to the Company). As of December 31, 2001, after giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom, there would have been outstanding:

    (1) approximately $436.6 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments of $94.7 million under the Revolving Credit Facility);

    (2) in addition to the Notes, the Senior Subordinated Indebtedness of the Company represented by the 2000 Notes, and no indebtedness of the Company that is subordinate or junior in right of payment to the Notes;

    (3) no Senior Indebtedness of the Note Guarantors (other than the guarantees of Indebtedness under the Credit Agreement); and

    (4) in addition to the Note Guarantees, the Senior Subordinated Indebtedness of the Note Guarantors represented by the 2000 Note Guarantees, and no Indebtedness of the Note Guarantors that is subordinate or junior in right of payment to the Note Guarantees.

Subject to certain conditions, the Indenture permits us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "--Certain covenants--Limitation on indebtedness" below.

"Senior Indebtedness" of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the 2000 Notes Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Note Guarantor's Note Guarantee; provided, however, that Senior Indebtedness shall not include:

    (1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor to the Company or any other Subsidiary of the Company;

    (2) any liability for Federal, state, local or other taxes owed or owing by the Company or any Note Guarantor;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness or obligation of the Company or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness Incurred in violation of the Indenture, unless such Indebtedness was Incurred based on an Officers' Certificate of the Company (delivered in good faith after reasonable investigation) to the effect that the Incurrence of such Indebtedness did not violate the provisions of the Indenture.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company, including the 2000 Notes. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any deposit pursuant to the provisions described under "-- Defeasance" below, and may not otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if:

    (1) any principal of, interest on, unpaid drawings for letters of credit in respect of, or regularly accruing fees with respect to any, Designated Senior Indebtedness of the Company is not paid when due, or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

       (x) the default has been cured or waived and any such acceleration has been rescinded, or

       (y) such amounts due under Designated Senior Indebtedness have been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause
(1) or (2) above) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice, specified as a "Notice of Default" and describing with particularity the default under such Designated Senior Indebtedness (a "Blockage Notice"), of such default from the Representative of such Designated Senior

Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment of principal of or interest on the Notes; and

    (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the Notes may receive:

       (i) Capital Stock; and

       (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes.

If a payment or distribution is made to Holders of the Notes that due to the subordination provisions of the Indenture should not have been made to them, such Holders will be required

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to hold it in trust for the benefit of the holders of Senior Indebtedness of the
Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of the subordination provisions of the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness of the Company or Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

NOTE GUARANTEES

The Note Guarantors and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or liquidated damages in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See "--Certain covenants--Future note guarantors" below.

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or such Note Guarantee is released upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in

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compliance with the conditions set forth in the Indenture under "--Merger and consolidation" or "--Certain covenants--Limitation on sales of assets and subsidiary stock," (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes pursuant to this section in the event that it has exercised its right to redeem all the Notes under the terms of the section titled "Optional redemption:"

    (1) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

    (2) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

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    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (A) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (B) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

    (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

    (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

    (1) repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

    (2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Notes as provided for below.

If the Company does not obtain such consents or repay such Bank Indebtedness, the Company will remain prohibited from repurchasing the Notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase Notes pursuant to this covenant would constitute an Event of Default under the Indenture which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the Indenture would likely prohibit payments to Holders of the Notes.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date);

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

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Old Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

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CERTAIN COVENANTS

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness is Incurred on or prior to December 31, 2002 and 2.25:1.00 if such Indebtedness is Incurred thereafter.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $580.0 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock;"

    (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (D) if a Note Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

    (3) Indebtedness (A) represented by the 2000 Notes, the 2000 Note Guarantees, the Old Notes, the Note Guarantees, the New Notes and the New Note Guarantees, (B) outstanding on the 2000 Notes Closing Date (other than the Indebtedness described in clauses (1) and (2) above) or Incurred pursuant to
Section 4.03(a) of the 2000 Notes Indenture prior to the Closing Date, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of the Indenture;

    (4) (A) Indebtedness Incurred pursuant to Section 4.03(b)(iv) of the 2000 Notes Indenture, (B) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and (C) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

    (5) Indebtedness of the Company or a Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the
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Company and its Restricted Subsidiaries in the ordinary course of their business, and (B) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (6) (A) Indebtedness Incurred pursuant to Section 4.03(b)(vi) of the 2000 Notes Indenture and (B) Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause (6), at any time outstanding, does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

    (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

    (8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indenture, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (9) the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);

    (10) (A) Indebtedness incurred pursuant to Section 4.03(b)(x) of the 2000 Notes Indenture and (B) Indebtedness of Foreign Subsidiaries; provided that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under subclauses (A) and (B) of this clause (10) does not exceed at any one time an amount equal to the sum of (A) 80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    (11) Indebtedness under any Domestic Overdraft Facility; or

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    (12) (A) Indebtedness incurred pursuant to Section 4.03(b)(xii) of the 2000
Notes Indenture and (B) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)); provided that the aggregate principal amount on the date of Incurrence, when added to all other Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause
(12) and then outstanding, will not exceed $20.0 million.

(c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness pursuant to paragraphs (a) or (b) above if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens
(x) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company and (y) do not extend to any other assets of the Company or any of its other Subsidiaries. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens (x) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor and (y) do not extend to any other assets of the Company or any of its other Subsidiaries.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

    (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the 2000 Notes Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

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    (2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

    (3) If obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to clause (1) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

    (4) The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference,

    (5) The principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP,

    (6) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred,

    (7) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock will not be deemed an Incurrence of Indebtedness for purposes of this covenant,

    (8) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

    (9) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant (including references to Indebtedness incurred pursuant to certain sections of the 2000 Notes Indenture), the Company, in its sole discretion, will classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1) declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

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    (2) purchase, redeem, retire or otherwise acquire for value any Capital
Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

    (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and
(B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "--Limitation on Indebtedness"), or

    (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will have occurred and be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness;" or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the 2000 Notes Closing Date would exceed the sum, without duplication, of:

          (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the 2000 Notes Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

          (ii) 100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the 2000 Notes Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the 2000 Notes Closing Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

          (iii) 100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any Restricted Subsidiary issued after the 2000 Notes Closing Date to acquire assets from a third party;

          (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2000 Notes Closing Date of any Indebtedness of the Company or its Restricted Subsidiaries issued after the 2000 Notes Closing which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company

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(less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

          (v) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the 2000 Notes Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

          (vi) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the 2000 Notes Closing Date, resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

          (vii) $5.0 million.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the 2000 Notes Closing Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

       (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

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    (3) any purchase or redemption of Subordinated Obligations from Net
Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

    (4) Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

    (5) dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividends, distributions or redemptions will be included in the calculation of the amount of Restricted Payments;

    (6) any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them, provided, however, that the amount of such repurchases since the 2000 Notes Closing Date shall not, in the aggregate, exceed the sum of (A) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (i) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the 2000 Notes Closing Date to the extent such amounts are not included under clause 4(C)(ii) of paragraph (a) above and (ii) any "key-man" life insurance policies which are used to make such repurchases) and (B) $2.0 million per fiscal year of the Company commencing with fiscal year 2000 (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancelation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indenture, provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (7) any of the transactions pursuant to the Recapitalization Agreement; provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

    (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments; or

    (9) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate since the 2000 Notes Closing Date to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it

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being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

    (2) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances); or

    (3) transfer any of its property or assets to the Company, except:

       (A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the 2000 Notes Closing Date (including the Credit Agreement);

       (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

       (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

       (D) in the case of clause (3), any encumbrance or restriction

          (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

          (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture,

          (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or

          (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "--Limitation on Indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to such clause (b)(6));

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       (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

       (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

       (G) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

       (H) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

       (I) any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to clause (a) or (b)(10) under the caption "--Limitation on Indebtedness."

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition,

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (x) Bank Indebtedness or (y) other Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in the case of clause (y), other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor) or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture;

       (B) second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with

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clause (A), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any Senior Subordinated Indebtedness, including the 2000 Notes Indenture), such Offer may be made ratably to purchase the Notes, the 2000 Notes and other Senior Subordinated Indebtedness of the Company; and

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and
(B), for any general corporate purpose not restricted by the terms of the Indenture;

provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions since the 2000 Notes Closing Date that is not applied in accordance with this covenant or Section 4.06 of the 2000 Notes Indenture exceeds $10.0 million since the 2000 Notes Closing Date.

For the purposes of this covenant, the following are deemed to be cash:

       - the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition, and

       - securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Company will be required to purchase Notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture. If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $10.0 million for any particular Asset Disposition since the 2000 Notes Closing Date (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any

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subsequent Asset Disposition). Upon completion of the Offer, the amount of Net
Available Cash shall be reduced to zero.

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

    (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist), and

    (3) that, in the event (i) such Affiliate Transaction involves an amount in excess of $10.0 million, or (ii) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors,

    (3) the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

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    (4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the 2000 Notes Closing Date,

    (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the 2000 Notes Closing Date,

    (8) sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered, or

    (9) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the 2000 Notes Closing Date (including the Recapitalization Agreement and the agreements to be entered into pursuant thereto or any amendment thereto) or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the 2000 Notes Closing Date.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the
SEC), copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Future Note Guarantors. The Company will cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Domestic or other Restricted Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic or other Restricted Subsidiary without rendering the Note Guarantee, as it relates to such

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Domestic or other Restricted Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Certain covenants--Limitation on Indebtedness;" and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into any Person unless either

    (1) (A) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers'

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Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

    (2) such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock."

Notwithstanding any of the foregoing:

    (A) any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

    (B) the Company may merge with an Affiliate incorporated solely for (i) the purpose of incorporating the Company or (ii) organizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

Each of the following is an Event of Default:

    (1) a default in any payment of interest or liquidated damages on any Note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

    (4) the failure by the Company or any Restricted Subsidiary to comply for 45 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "--Change of control" or "--Certain covenants" above (in each case, other than a failure to purchase Notes),

    (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Notes or the Indenture,

    (6) the failure by the Company or any Restricted Subsidiary of the Company to pay the principal amount of any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 30 days after receipt of the notice specified in the Indenture,

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, or a Restricted Subsidiary of the Company if such judgment or decree

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becomes final and nonappealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

    (9) any Note Guarantee of a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indenture or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by written notice to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest and liquidated damages on all the Notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest and liquidated damages on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

    (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy,

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

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    (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected, no amendment may, among other things:

    (1) reduce the amount of Notes whose Holders must consent to an amendment,

    (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

    (3) reduce the principal of or extend the Stated Maturity of any Note,

    (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional redemption" above,

    (5) make any Note payable in money other than that stated in the Note,

    (6) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

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    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indenture to:

       - cure any ambiguity, omission, defect or inconsistency,

       - provide for the assumption by a successor corporation of the obligations of the Company under the Indenture,

       - provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

       - make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any representative thereof) under such subordination provisions,

       - add additional Guarantees with respect to the Notes,

       - secure the Notes,

       - add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

       - make any change that does not materially and adversely affect the rights of any Holder,

       - provide for the issuance of the New Notes, or

       - comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

Subject to compliance with the restrictions on transfer and exchange set forth in the Indenture, a Holder will be able to transfer or exchange Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

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DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company may at any time terminate:

    (1) its obligations under the covenants described under "--Change of control" and "--Certain covenants",

    (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "--Defaults" above and the limitations contained in clause (3) under the first paragraph of "--Merger and consolidation" above ("covenant defeasance").

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under "--Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "--Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on and liquidated damages (if any) in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

The Bank of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture and the Notes are governed by, and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

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CERTAIN DEFINITIONS

"2000 Note Guarantee" means each Guarantee of the obligations with respect to the 2000 Notes issued by a Person pursuant to the 2000 Notes Indenture.

"2000 Notes" means the $220,000,000 aggregate principal amount of the Company's 13% Senior Subordinated Notes due 2010 issued under the 2000 Notes Indenture.

"2000 Notes Closing Date" means May 31, 2000.

"2000 Notes Indenture" means the indenture dated as of May 31, 2000, among the Company, the subsidiary guarantors party thereto and The Bank of New York, as trustee, under which the 2000 Notes were issued, as amended, modified or supplemented from time to time.

"Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvement to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

    (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain covenants--Limitation on Transactions with Affiliates" and "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

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    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

       (B) for purposes of the provisions described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to the covenant described under "--Certain covenants--Limitation on Restricted Payments",

       (C) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

       (D) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries,

       (E) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million,

       (F) sales or grants of licenses to use the Company's or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use,

       (G) the disposition of all or substantially all of the assets of the Company in compliance with the covenant described under the heading "--Merger and consolidation", and

       (H) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or

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not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Closing Date" means the date of the Indenture.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

    (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge

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had occurred on the first day of such period and as if the Company or such
Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million, which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set

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forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction,

    (2) amortization of debt discount and debt issuance costs,

    (3) capitalized interest,

    (4) non-cash interest expense,

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

    (7) net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income,

    (8) dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

    (9) interest Incurred in connection with investments in discontinued operations and

    (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

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"Consolidated Net Income" means, for any period, the net income (loss) of the
Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

    (2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary gain or loss; and

    (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(vi) thereof.

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"Consolidation" means the consolidation of the amounts of each of the Restricted
Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the 2000 Notes Closing Date among the Company, the lenders named therein, Bankers Trust Company, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and JPMorgan Chase Bank, as syndication agent, together with related documents thereto including any guarantee agreements and security documents, as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" of the Company means

    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable) or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided, further, that any Capital Stock that would not

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constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions described under "--Change of control" and the provisions of the covenant described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock", as applicable; and provided, further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Overdraft Facility" means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:

    (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

    (2) Consolidated Interest Expense,

    (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

    (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

    (5) other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period),

    (6) income or loss from discontinued operations,

    (7) plant closing costs (as defined by GAAP), and

    (8) noncash stock-based compensation expense.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company's Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

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"Equity Offering" means any public or private sale of the common stock of the
Company, other than any public offering with respect to the Company's common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated April 10, 2002 among the Company, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as Initial Purchasers, and the Note Guarantors.

"Excluded Contribution" means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(C) under "--Certain covenants--Limitation on Restricted Payments."

"Existing Management Stockholders" means each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company organized and conducting its principal operations outside the United States.

"Foreign Subsidiary Asset Disposition" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of May 31, 2000, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
Board,

    (3) such other statements by such other entities as are approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

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"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

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    (7) all Indebtedness of other Persons secured by a Lien on any asset of such
Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the fair market value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

    (9) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Intangible Assets" means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain covenants--Limitation on Restricted Payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however,

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that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the
Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (i) the senior management of the Company if the amount thereof is less than $2.0 million and (ii) the Board of Directors if in excess thereof; and

    (3) the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investments.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

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    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

    (4) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition, and

    (5) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"New Note Guarantees" means the guarantees to be made by the Note Guarantors pursuant to the Exchange and Registration Rights Agreement.

"New Notes" means the senior subordinated debt securities to be issued by the Company pursuant to the Exchange and Registration Rights Agreement.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indenture.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted Business" means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

"Permitted Holders" means each of (i) JP Morgan Partners, LLC and its Affiliates, (ii) Southwest Industrial Films, LLC and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "--Certain covenants--Limitation of Lines of Business";

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the

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Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "--Certain covenants--Limitation of Lines of Business";

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to officers, directors, consultants or employees made
(a) in the ordinary course of business and not exceeding $3.0 million in any year or (b) to fund purchases of stock under the Company's 2000 Stock Incentive Plan and any similar plans or employment arrangements;

    (7) Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Certain covenants--Limitation on Sale of Assets and Subsidiary Stock";

    (9) any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

    (10) Hedging Obligations entered into in the ordinary course of business;

    (11) endorsements of negotiable instruments and documents in the ordinary course of business;

    (12) assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company;

    (13) Investments in existence on the 2000 Notes Closing Date;

    (14) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indenture, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

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    (15) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million since the 2000 Notes Closing Date, plus (A) the aggregate net after-tax amount returned since the 2000 Notes Closing Date to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made since the 2000 Notes Closing Date in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received since the 2000 Notes Closing Date by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (C) upon redesignation since the 2000 Notes Closing Date of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

    (16) additional Investments since the 2000 Notes Closing Date in an aggregate amount not to exceed $15.0 million.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

"Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Public Market" means any time after:

    (1) an Equity Offering has been consummated and

    (2) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Qualified Stock" means any Capital Stock that is not Disqualified Stock.

"Recapitalization Agreement" means the Recapitalization Agreement dated as of March 31, 2000, between the Company, the selling stockholders listed therein and Chase Domestic Investments, L.L.C., as amended to and in effect at the 2000 Notes Closing Date.

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"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the 2000 Notes Closing Date or Incurred in compliance with the 2000 Notes Indenture (if incurred prior to the Closing Date) or, if incurred on or after the Closing Date, the Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

    (1) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the 2000 Notes Closing Date) has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the 2000 Notes Closing Date) has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

    (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

    (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Parties" means with respect to a Person (a) that is a natural person
(1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

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"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

"Senior Subordinated Indebtedness" of the Company means the Notes, the 2000 Notes, the New Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

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"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Stockholders Agreement" means the Stockholders Agreement among the Company and the holders of the Company's Capital Stock party thereto, as in effect at the 2000 Notes Closing Date as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

"Tangible Assets" means Total Assets less Intangible Assets.

"Temporary Cash Investments" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

    (2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

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    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

    (6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

    (1) Pliant Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

    (A) the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or

    (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Certain covenants--Limitation on Restricted Payments."

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

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x) the Company could Incur $1.00 of additional Indebtedness under paragraph
(a) of the covenant described under "--Certain covenants--Limitation on Indebtedness" and

    (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

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                         BOOK-ENTRY; DELIVERY AND FORM

The New Notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of New Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC. See "The exchange offer--Book entry transfer."

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes may be subject to the procedures and requirements of DTC.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is

       (1) a limited purpose trust company organized under the laws of the State of New York,

       (2) a "banking organization" within the meaning of the New York Banking Law,

       (3) a member of the Federal Reserve System,

       (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

       (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the

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New Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note

       - will not be entitled to have New Notes represented by such global note registered in their names,

       - will not receive or be entitled to receive physical delivery of certificated New Notes, and

       - will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any New Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

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

CERTIFICATED NOTES

If,

       - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

       - we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indenture or

       - upon the occurrence of certain other events as provided in the indenture,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

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                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

We, the initial purchasers and the Note Guarantors (as defined in the indenture) entered into the Exchange and Registration Rights Agreement on April 10, 2002. Pursuant to the Exchange and Registration Rights Agreement, we and the Note Guarantors agreed to (i) file with the SEC on or prior to 75 days after the date of issuance of the Old Notes (the "Issue Date") a registration statement on Form S-4 or any other appropriate form (the "Exchange Offer Registration Statement") relating to a registered exchange offer (the "Exchange Offer") for the Notes under the Securities Act and (ii) use commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, we will offer to the holders of Transfer Restricted Securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the Exchange Offer the opportunity to exchange their Transfer Restricted Securities for an issue of a second series of notes that are identical in all material respects to the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. We and the Note Guarantors will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes.

If (i) because of any change in law or applicable interpretations thereof by the staff of the SEC, we determine in good faith after consultation with counsel that it is not permitted to effect the Exchange Offer as contemplated hereby,
(ii) any Old Notes validly tendered pursuant to the Exchange Offer are not exchanged for New Notes within 180 days after the Issue Date, (iii) the initial purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, (iv) any applicable law or interpretations do not permit any holder of Old Notes to participate in the Exchange Offer, (v) any holder of New Notes that participated in the Exchange Offer notifies us in writing within 30 days following the consummation of the Exchange Offer that such holder may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and the prospectus contained in the Exchange Offer Registration Statement is not legally available for such resales by such holder, or (vi) we so elect, then we and the Note Guarantors will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Note has been exchanged for a freely transferable New Note in the Exchange Offer;
(ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

We and the Note Guarantors will use commercially reasonable efforts to have the Exchange Offer Registration Statement of which this prospectus forms a part or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the SEC as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the SEC, we will commence the Exchange Offer and will use commercially reasonable efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 180 days after the Issue Date. If applicable, we and the Note

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

Guarantors will use our reasonable best efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

If (i) the applicable Registration Statement is not filed with the SEC on or prior to the date specified in the Exchange and Registration Rights Agreement;
(ii) the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is not declared effective on or prior to the date specified in the Exchange and Registration Rights Agreement; (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date (other than in the event we file a Shelf Registration Statement); or (iv) the Shelf Registration Statement is filed and declared effective on or prior to the date specified in the Exchange and Registration Rights Agreement but shall thereafter cease to be effective (at any time that we and the Note Guarantors are obligated to maintain the effectiveness thereof) without being succeeded within 60 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), we and the Note Guarantors will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities (but not in respect of any Transfer Restricted Securities for any period after such securities cease to be Transfer Restricted Securities pursuant to clause (iii) of the definition thereof set forth above) during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes constituting Transfer Restricted Securities held by such holder until the applicable Registration Statement is filed, the Exchange offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Old Notes on semi-annual payment dates which correspond to interest payment dates for the Old Notes. Following the cure of all Registration Defaults, the accrual of liquidated damages will cease.

The Exchange and Registration Rights Agreement also provides that we and the Note Guarantors (i) will make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) will pay all expenses incident to the Exchange Offer (including the expense of one counsel to the holders of the Notes) and will jointly and severally indemnify certain holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. We filed this registration statement, and we are making this exchange offer, to comply with our obligations under the Exchange and Registration Rights Agreement.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

The following is a summary of material U.S. Federal income tax consequences of the exchange of Old Notes for New Notes pursuant to the exchange offer, but does not address any other aspects of U.S. Federal income tax consequences to holders of Old Notes or New Notes. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder (the "Regulations"), and published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

Except as expressly stated otherwise, this summary applies only to U.S. Holders (as defined below) that exchange Old Notes for New Notes in the exchange offer and who hold the Old Notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A "U.S. Holder" means a beneficial owner of a Unit who purchased the Units pursuant to the Offering and is, for U.S. Federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

PERSONS CONSIDERING THE EXCHANGE OF OLD NOTES FOR NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

EXCHANGE OF AN OLD NOTE FOR A NEW NOTE PURSUANT TO THE EXCHANGE OFFER

The exchange by any holder of an Old Note for a New Note, in and of itself, should not constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, no gain or loss should be recognized by holders that exchange Old Notes for New Notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of New Notes, a holder's tax basis in a New Note should be the same as such holder's tax basis in the Old Note exchanged therefor immediately prior to such exchange. Holders should be considered to have held the New Notes from the time of their acquisition of the Old Notes.

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                              PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes only where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days from the date on which the exchange offer is consummated, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days from the date on which the exchange offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for holders of the Notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the New Notes and the Note Guarantees will be passed upon for us by O'Sullivan LLP, New York, New York.

                                    EXPERTS

The consolidated financial statements and financial statement schedule of Pliant Corporation included in this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The consolidated financial statements of Uniplast Holdings Inc. and subsidiaries included in this prospectus as of and for the year ended December 31, 2000 have been audited by KPMG LLP, independent public accountants, as set forth in their report with respect thereto appearing herein, and are included herein in reliance upon the authority of said firm as experts in giving said report.

The audit report of KPMG LLP covering the December 31, 2000 consolidated financial statements of Uniplast Holdings Inc. and subsidiaries contains an explanatory paragraph that states that the company's violation of certain covenants related to its lending agreement raises certain doubts about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and over the Internet at the SEC's Web Site at http://www.sec.gov. Copies of these materials can also be obtained by mail at prescribed rates from the SEC's Public Reference Room at the above address. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed a Registration Statement on Form S-4 to register with the Commission the New Notes to be issued in exchange for the Old Notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. SUBJECT TO OUR OBLIGATION TO AMEND OR SUPPLEMENT THIS PROSPECTUS AS REQUIRED BY LAW AND THE RULES AND REGULATIONS OF THE COMMISSION, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
PLIANT CORPORATION AND SUBSIDIARIES FINANCIAL STATEMENTS:
AS OF DECEMBER 31, 2001 AND 2000 AND FOR EACH OF THE THREE
   YEARS IN THE PERIOD ENDED DECEMBER 31, 2001:
   Report of Independent Public Accountants.................     F-2
   Consolidated Balance Sheets as of December 31, 2001 and
     2000...................................................     F-3
   Consolidated Statements of Operations for the years ended
     December 31, 2001, 2000 and 1999.......................     F-4
   Consolidated Statements of Stockholders' Equity (Deficit)
     for the years ended December 31, 2001, 2000 and 1999...     F-5
   Consolidated Statements of Cash Flows for the years ended
     December 31, 2001, 2000 and 1999.......................     F-6
   Notes to Consolidated Financial Statements...............     F-8
UNIPLAST HOLDINGS INC. AND SUBSIDIARIES FINANCIAL
   STATEMENTS:
AS OF DECEMBER 31, 2000:
   Independent Auditors' Report.............................    F-45
   Consolidated Balance Sheet as of December 31, 2000.......    F-46
   Consolidated Statement of Operations for the year ended
     December 31, 2000......................................    F-47
   Consolidated Statement of Stockholders' Equity and
     Comprehensive Income for the year ended December 31,
     2000...................................................    F-48
   Consolidated Statement of Cash Flows for the year ended
     December 31, 2000......................................    F-49
   Notes to Consolidated Financial Statements...............    F-50
AS OF JUNE 30, 2001 AND DECEMBER 31, 2000 AND FOR THE SIX
   MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED):
   Condensed Consolidated Balance Sheets as of June 30, 2001
     and December 31, 2000..................................    F-65
   Condensed Consolidated Statements of Net Loss for the six
     months ended June 30, 2001.............................    F-66
   Condensed Consolidated Statement of Stockholders' Equity
     and Comprehensive Income for the six months ended June
     30, 2001...............................................    F-67
   Condensed Consolidated Statements of Cash Flows for the
     six months ended June 30, 2001.........................    F-68
   Notes to Condensed Consolidated Financial Statements.....    F-69

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pliant Corporation:

We have audited the accompanying consolidated balance sheets of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001. These financial statements and schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pliant Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
Chicago, Illinois
January 28, 2002

                      PLIANT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 2001 AND 2000 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)    2001        2000
-----------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents.........................................           $   4,818   $   3,060
   Receivables:
      Trade accounts, net of allowances of $2,438 and $2,166, respectively...     111,768     104,247
      Other..........................................................              13,668      10,811
   Inventories.......................................................              83,948      79,151
   Prepaid expenses and other........................................               3,026       1,983
   Income taxes receivable...........................................                 985       2,758
   Deferred income taxes.............................................               2,563      12,992
                                                                                ---------------------
         Total current assets........................................             220,776     215,002
                                                                                ---------------------
Plant and equipment, net:............................................             369,324     333,083
                                                                                ---------------------
Goodwill and intangible assets, net..................................             231,199     205,870
                                                                                ---------------------
Other assets.........................................................              30,384      31,079
                                                                                ---------------------
         Total assets................................................           $ 851,683   $ 785,034
                                                                                ---------------------
LIABILITIES AND STOCKHOLDERS' (DEFICIT)
Current liabilities:
   Trade accounts payable............................................           $ 101,508   $ 109,018
   Accrued liabilities:
      Interest Payable...............................................              10,392       4,453
      Customer rebates...............................................               7,571       8,602
      Other..........................................................              25,134      25,957
   Current portion of long-term debt.................................              17,767       9,362
                                                                                ---------------------
         Total current liabilities...................................             162,372     157,392
Long-term debt, net of current portion...............................             695,556     678,031
Other liabilities....................................................              18,944      17,385
Deferred income taxes................................................              26,156      33,060
                                                                                ---------------------
         Total liabilities...........................................             903,028     885,868
                                                                                ---------------------
Minority interest....................................................                 271           -
Commitments and contingencies (notes 6, 7, 10 and 12)................
Redeemable stock:
   Preferred stock--200,000 shares authorized, 130,983 shares outstanding as of December 31, 2001 100,000 share outstanding as of December 31, 2000 and designated as Series A, no par value with a redemption and
     liquidation value of $1,000 per share...........................             126,149      88,721
   Common stock--60,000 shares authorized, no par value; 53,996 shares outstanding as of December 31, 2001 and 57,121 outstanding as of December
     31, 2000 net of related stockholders' notes receivable of $12,720 at
     December 31, 2001 and $14,551 at December 31, 2000..............              16,778      16,456
                                                                                ---------------------
         Total redeemable stock......................................             142,927     105,177
                                                                                ---------------------
Stockholders' (deficit):
   Common stock--no par value; 10,000,000 shares authorized, 542,571 and
     510,674 shares outstanding as of December 31, 2001 and December 31, 2000,
     respectively....................................................             103,362      87,989
   Warrants to purchase common stock.................................              38,715      26,500
   Retained (deficit)................................................            (326,356)   (312,414)
   Stockholders' notes receivable....................................                (616)       (825)
   Accumulated other comprehensive (loss)............................              (9,648)     (7,261)
                                                                                ---------------------
         Total stockholders' (deficit)...............................            (194,543)   (206,011)
                                                                                ---------------------
         Total liabilities and stockholders' (deficit)...............           $ 851,683   $ 785,034
-----------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                      PLIANT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------
    FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                   (DOLLARS IN THOUSANDS)                       2001       2000       1999
--------------------------------------------------------------------------------------------
Net sales...................................................  $840,360   $843,797   $813,730
Cost of sales...............................................   665,092    696,716    655,752
                                                              ------------------------------
         Gross profit.......................................   175,268    147,081    157,978
                                                              ------------------------------
OPERATING EXPENSES:
   Selling, general and administrative......................    88,821     93,937     73,976
   Research and development.................................     9,821      8,596      5,514
   Stock-based compensation related to administrative
      employees.............................................     7,033          -          -
   Compensation and transaction costs related to
      recapitalization......................................         -     10,754          -
   Plant closing costs, net.................................    (4,588)    19,368      2,497
                                                              ------------------------------
         Total operating expenses...........................   101,087    132,655     81,987
                                                              ------------------------------
Operating income............................................    74,181     14,426     75,991
Interest expense............................................   (75,988)   (68,534)   (44,028)
Other income, net...........................................     6,525        332        435
                                                              ------------------------------
Income (loss) before income taxes and extraordinary loss....     4,718    (53,776)    32,398
                                                              ------------------------------
Income tax expense (benefit):
   Current..................................................     4,204      4,144      6,829
   Deferred.................................................     2,582    (18,387)     7,258
                                                              ------------------------------
         Total income tax expense (benefit).................     6,786    (14,243)    14,087
                                                              ------------------------------
Income (loss) before extraordinary loss.....................    (2,068)   (39,533)    18,311
Extraordinary loss (net of income tax benefit of $7,500)....         -    (11,250)         -
                                                              ------------------------------
Net income (loss)...........................................  $ (2,068)  $(50,783)  $ 18,311
--------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                      PLIANT CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                             WARRANTS
                                                        CLASS A            CLASS B                              TO
                                                      COMMON STOCK      COMMON STOCK       COMMON STOCK      PURCHASE   RETAINED
FOR THE YEARS ENDED DECEMBER 31, 2001,              ----------------   ---------------   -----------------    COMMON    EARNINGS
     2000 AND 1999 (IN THOUSANDS)         TOTAL     SHARES   AMOUNT    SHARES   AMOUNT   SHARES    AMOUNT     STOCK     (DEFICIT)
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998..........       70,587    1,000    63,161        7      515                                     13,731
Net income..........................       18,311                                                                          18,311
Foreign currency translation
   adjustments......................        1,629
Payments received on stockholder note
   receivable.......................          135
                                        -----------------------------------------------------------------------------------------
Balance, December 31, 1999..........       90,662    1,000    63,161        7      515                                     32,042
Net loss............................      (50,783)                                                                        (50,783)
Foreign currency translation
   adjustments......................       (2,504)
Recapitalization transaction........     (231,762)  (1,000)  (63,161)      (7)    (515)   508       86,932    18,550     (272,979)
Issuance of warrants to purchase
   common stock with senior notes...        7,950                                                              7,950
Preferred stock dividends and
   accretion........................       (8,771)                                                                         (8,771)
Increase to redemption value of
   redeemable common stock..........      (11,923)                                                                        (11,923)
Issuance of stock to management in
   exchange for promissory notes....                                                        7        3,261
Discount on stockholder note
   receivable.......................          323
Issuance of stock to management.....          797                                           2          797
Repurchase of common stock from
   management and cancellation of
   note.............................                                                       (6)      (3,001)
                                        -----------------------------------------------------------------------------------------
Balance, December 31, 2000..........     (206,011)                                        511       87,989    26,500     (312,414)
Net loss............................       (2,068)                                                                         (2,068)
Stock-based compensation related to
   administrative employees.........        7,033                                                                           7,033
Fair value change in interest rate
   derivatives classified as cash flow
   hedges...........................       (2,944)
Preferred stock dividend and
   accretion........................      (18,907)                                                                        (18,907)
Issuance of stock as a result of
   Uniplast acquisition.............       15,735                                          33       15,735
Issuance of warrants with preferred
   stock............................       12,215                                                             12,215
Repurchase of common stock and
   cancellation of notes from
   management.......................         (111)                                         (1)        (362)
Amortization of discount on
   stockholder's note receivable....          (42)
Foreign currency translation
   adjustment.......................          557
                                        -----------------------------------------------------------------------------------------
Balance, December 31, 2001..........    $(194,543)                                        543     $103,362   $38,715    $(326,356)
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------  -----------------------------

                                                         ACCUMULATED
                                        STOCKHOLDERS'       OTHER
FOR THE YEARS ENDED DECEMBER 31, 2001,      NOTES       COMPREHENSIVE
     2000 AND 1999 (IN THOUSANDS)        RECEIVABLE        INCOME
--------------------------------------  -----------------------------
Balance, December 31, 1998..........             (434)         (6,386)
Net income..........................
Foreign currency translation
   adjustments......................                            1,629
Payments received on stockholder note
   receivable.......................              135
                                        -----------------------------
Balance, December 31, 1999..........             (299)         (4,757)
Net loss............................
Foreign currency translation
   adjustments......................                           (2,504)
Recapitalization transaction........             (589)
Issuance of warrants to purchase
   common stock with senior notes...
Preferred stock dividends and
   accretion........................
Increase to redemption value of
   redeemable common stock..........
Issuance of stock to management in
   exchange for promissory notes....           (3,261)
Discount on stockholder note
   receivable.......................              323
Issuance of stock to management.....
Repurchase of common stock from
   management and cancellation of
   note.............................            3,001
                                        -----------------------------
Balance, December 31, 2000..........             (825)         (7,261)
Net loss............................
Stock-based compensation related to
   administrative employees.........
Fair value change in interest rate
   derivatives classified as cash flow
   hedges...........................                           (2,944)
Preferred stock dividend and
   accretion........................
Issuance of stock as a result of
   Uniplast acquisition.............
Issuance of warrants with preferred
   stock............................
Repurchase of common stock and
   cancellation of notes from
   management.......................              251
Amortization of discount on
   stockholder's note receivable....              (42)
Foreign currency translation
   adjustment.......................                              557
                                        -----------------------------
Balance, December 31, 2001..........    $        (616)  $      (9,648)
--------------------------------------

See notes to consolidated financial statements.

                      PLIANT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------
        YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                   (DOLLARS IN THOUSANDS)                       2001       2000        1999
---------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)........................................  $ (2,068)  $ (50,783)  $ 18,311
   Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
      Depreciation and amortization.........................    47,017      39,546     35,019
      Deferred income taxes.................................     2,980     (18,387)     7,137
      Change in provision for losses on accounts
        receivable..........................................       272        (156)      (455)
      Non-cash compensation expense related to stock
        options.............................................     7,033       2,641        770
      Discount on stockholder note receivable...............                   323         --
      Non-cash plant closing costs..........................    (7,615)         --         --
      Write-down of impaired plant and equipment............                14,801      1,370
      Loss on disposal of assets............................      (433)        514         86
      Extraordinary loss (net of income taxes)..............                11,250         --
      Minority Interest.....................................       271          --         --
      Changes in operating assets and liabilities - net of
         effects of acquisitions:
         Trade accounts receivable..........................      (182)      4,886    (26,278)
         Other receivables..................................    (2,857)      2,055     (3,070)
         Inventories........................................     2,249        (952)    (7,829)
         Prepaid expenses and other.........................      (651)        661      1,411
         Intangible assets and other assets.................     1,090       1,930      7,145
         Trade accounts payable.............................   (15,023)     48,962     16,870
         Accrued liabilities................................    (2,988)      4,355     (4,012)
         Due to affiliates..................................        --      (4,715)    (2,285)
         Income taxes payable/receivable....................     1,733         (67)     4,674
         Other liabilities..................................      (484)      3,402      2,589
                                                              -------------------------------
            Net cash provided by operating activities.......    30,344      60,266     51,453
                                                              -------------------------------
Cash flows from investing activities:
   Capital expenditures for plant and equipment.............   (56,418)    (65,644)   (35,723)
   Payment for purchase of certain net assets of KCL
      Corporation, net of cash acquired.....................        --          --    (11,498)
   Uniplast acquisition, net of cash acquired...............   (38,778)         --         --
   Proceeds from sale of assets.............................     7,914          --      1,191
                                                              -------------------------------
Net cash used in investing activities.......................   (87,282)    (65,644)   (46,030)
                                                              -------------------------------

---------------------------------------------------------------------------------------------
        YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                   (DOLLARS IN THOUSANDS)                       2001       2000        1999
---------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Payment of capitalized loan fees.........................    (1,932)    (22,303)        --
   Payment of fees from tender offer........................        --     (10,055)        --
   Redemption of common stock...............................        --    (314,034)        --
   Net proceeds from issuance of common and preferred
     stock..................................................    30,991     161,820         --
   (Payments)/Borrowings on long-term debt..................    25,930    (507,002)   (17,850)
   Proceeds from issuance of Class C nonvoting common
     stock..................................................        --          --        986
   Payments received from stockholder on note receivable....        --         165        135
   Proceeds from issuance of long-term debt.................        --     691,684         --
                                                              -------------------------------
            Net cash provided by (used in) financing
              activities....................................  $ 54,989   $     275   $(16,729)
                                                              -------------------------------
Effect of exchange rate changes on cash and cash
  equivalents...............................................  $  3,707   $    (934)  $  1,186
                                                              -------------------------------
Net increase (decrease) in cash and cash equivalents........     1,758      (6,037)   (10,120)
Cash and cash equivalents, beginning of the year............     3,060       9,097     19,217
                                                              -------------------------------
Cash and cash equivalents, end of the year..................  $  4,818   $   3,060   $  9,097
                                                              -------------------------------
Supplemental disclosures of cash flow information:
   Cash paid (received) during the year for:
   Interest.................................................  $ 69,503   $  62,781   $ 43,179
                                                              -------------------------------
   Income taxes.............................................  $ (1,594)  $  (4,160)  $   (361)
                                                              -------------------------------
Supplemental schedule of non-cash investing and financing
   activities:
   A capital lease obligation of $353 was incurred during
     1999 for new equipment.

On October 18, 1999, certain assets were acquired and certain liabilities were assumed of KCL Corporation for cash of $11,498. As part of the acquisition, liabilities assumed were as follows:

   Fair value of assets acquired (including goodwill of
     $2,651)................................................  $15,500
   Cash paid................................................  (11,498)
                                                              -------
   Liabilities assumed......................................  $ 4,002
                                                              -------

On July 16, 2001, certain assets were acquired and certain liabilities were assumed of Uniplast Films Corporation for a total purchase price of approximately $56,000. The purchase price was paid through a cash payment of approximately $40,300 to discharge pre-acquisition debt and the issuance of Pliant common stock of approximately $15,700 to the shareholders of Uniplast.

See notes to consolidated financial statements.

                      PLIANT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations--Pliant Corporation (formerly Huntsman Packaging Corporation) and its subsidiaries (collectively "Pliant") produce polymer-based (plastic), value-added films for flexible packaging, personal care, medical, agricultural and industrial applications. Our manufacturing facilities are located in North America, Germany and Australia.

Recapitalization--On May 31, 2000, we consummated a recapitalization pursuant to an agreement dated March 31, 2000 (the "Recapitalization Agreement") among us, our then existing stockholders and an affiliate of J.P. Morgan Partners, LLC, whereby J.P. Morgan Partners, LLC acquired majority control of our common stock. Pursuant to the Recapitalization Agreement, we redeemed all of the shares of our common stock held by Jon M. Huntsman, our founder, then majority stockholder and then Chairman of the Board (the "Equity Redemption") for approximately $314.0 million. An affiliate of J.P. Morgan Partners, LLC purchased approximately one-half of the shares of our common stock held collectively by The Christena Karen H. Durham Trust (the "Trust") and by members of our current and former senior management (the "Management Investors") for approximately $101.8 million. An affiliate of J.P. Morgan Partners, LLC and certain other institutional investors also purchased (the "Investor Common Equity Contribution") shares of common stock directly from us for approximately $63.5 million ($62.6 million net of offering costs). The Trust and the Management Investors retained approximately one-half of the shares of our common stock collectively owned by them prior to the recapitalization. In addition, we issued to another affiliate of J.P. Morgan Partners, LLC and to certain other institutional investors a new series of senior cumulative exchangeable redeemable preferred stock (the "Preferred Stock") and detachable warrants for our common stock (the "Preferred Stock Warrants") for net consideration of approximately $98.5 million. The foregoing transactions are collectively referred to as the "Recapitalization." The total consideration paid in the Recapitalization was approximately $1.1 billion, including transaction costs.

Immediately following the Recapitalization, approximately 55.5% of our total common stock was owned by an affiliate of J.P. Morgan Partners, LLC, approximately 4.3% of our total common stock was owned by certain other institutional investors, and approximately 40.2% of our total common stock was owned collectively by the Trust and the Management Investors. J.P. Morgan Partners, LLC owns our common stock through its Flexible Film, LLC subsidiary and owns our preferred stock through its Southwest Industrial Films, LLC subsidiary.

The accounting for the Recapitalization did not result in changes to the historical cost presentation of our assets and liabilities.

Principles of Consolidation--The consolidated financial statements include the accounts of Pliant Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition--Sales revenue is recognized upon shipment of product in fulfillment of a customer order.

Accounts Receivable and Concentration of Credit Risk--We are dependent upon a limited number of large customers with substantial purchasing power for a significant portion of our sales. Approximately 39% and 29% of the consolidated trade accounts receivable before allowances at December 31, 2001 and 2000, respectively, were represented by twenty customers. One customer represented approximately 9% and 10% of consolidated receivables at December 31, 2001 and 2000, respectively.

Inventories--Inventories consist principally of finished film products and the raw materials necessary to produce them. Inventories are carried at the lower of cost (on a first-in, first-out basis) or market value. Resin costs comprise the majority of our total manufacturing costs. Resin shortages or significant increases in the price of resin could have a significant adverse effect on our business.

Plant and Equipment--Plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

-------------------------------------------------------------------------
Land improvements...........................................     20 years
Buildings and improvements..................................     20 years
Computer Equipment and Software.............................    3-7 years
Machinery and equipment.....................................   7-15 years
Furniture, fixtures and vehicles............................    3-7 years
Leasehold improvements......................................  10-20 years
-------------------------------------------------------------------------

Maintenance and repairs are charged to expense as incurred and costs of improvements and betterments are capitalized. Upon disposal, related costs and accumulated depreciation are removed from the accounts and resulting gains or losses are reflected in operations.

Costs incurred in connection with the construction or major rebuild of equipment are capitalized as construction in progress. No depreciation is recognized on these assets until placed in service.

Intangible Assets--Intangible assets are stated at cost. Amortization is computed using the straight-line method over the estimated economic useful lives of the assets as follows:

-------------------------------------------------------------------------
Cost in excess of fair value of net assets acquired.........  10-40 years
Other intangible assets.....................................   2-15 years
-------------------------------------------------------------------------

Carrying Value of Long-Lived Assets--We evaluate the carrying value of long-lived assets, including intangible assets, based upon current and expected undiscounted cash flows, and recognize an impairment when the estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between the asset's carrying value and fair value. As of December 31, 2001, we believe that none of our long-lived assets are impaired. However, should significant customers be lost or industry market conditions materially deteriorate, and as a result our estimates of cash flows decline in the near term, we may be required to record an impairment loss which could be material to our results of operations and financial position.

Other Assets--Other assets consist primarily of deferred debt issuance costs, deposits, spare parts and the cash surrender values of key-person life insurance policies. Major spare parts are depreciated from the purchase date using the straight-line method over the useful lives of the related machinery and equipment.

Cash and Cash Equivalents--For the purpose of the consolidated statements of cash flows, we consider short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash generated outside of the United States is generally subject to taxation if repatriated.

Income Taxes--We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes.

Derivative Financial Instruments--As of December 31, 2001, we had five interest rate derivative contracts (see Note 6). For the year ended December 31, 2000 we realized a reduction in raw material inventory costs of $0.5 million from commodity collar agreements. There are no such agreements in place as of December 31, 2001.

Recent Accounting Pronouncements--In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations" and SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this new criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill may be separately identified and recognized apart from goodwill. SFAS 142 requires the use of a non-amortization approach to account for all purchased goodwill and certain intangible assets. Under a non-amortization approach, goodwill and certain intangible assets will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in periods in which the recorded value of goodwill and certain intangible assets is more than its fair value. The provisions of SFAS 141 and SFAS 142 which apply to goodwill and intangible assets acquired prior to June 30, 2001 was adopted by the Company on January 1, 2002. We expect that the adoption of these accounting standards will have the impact of reducing amortization of goodwill.

In August 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides the accounting requirements for retirement obligations associated with tangible long lived assets. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and discontinued operations.

We are currently evaluating the impact of these pronouncements to determine the effect, if any, they may have on the consolidated financial position and the results of operations.

In 2000, Emerging Issues Task Force issued certain bulletins that were applicable to the Company for the year ended December 31, 2001. These bulletins included EITF 00-14 "Accounting for Sales Incentives," EITF 00-22 "Accounting for Points and Certain Other Time Based and Volume Based Sales Incentive Offers and Offers for Free Products or Services to be Delivered in the Future" and EITF 00-25 "Vendor Income Statement Characterization of

Consideration paid to a Reseller of the Vendors Products." The Company evaluated these bulletins and concluded that the Company was in compliance. Therefore, no reclassifications have been made to conform to the provisions of these bulletins.

Foreign Currency Translation--The accounts of our foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and an average exchange rate for each month for revenues, expenses, gains and losses. Transactions are translated using the exchange rate at each transaction date. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholders' equity (deficit). Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income within current operations.

Reclassifications--Certain reclassifications have been made to the consolidated financial statements for comparative purposes.

2. INVENTORIES

Inventory Balances--Inventories consisted of the following at December 31, 2001 and 2000 (in thousands):

-------------------------------------------------------------------------------
                                                               2001      2000
-------------------------------------------------------------------------------
Finished goods..............................................  $50,738   $46,760
Raw materials and other.....................................   27,499    24,158
Work-in-process.............................................    5,711     8,233
                                                              -----------------
Total.......................................................  $83,948   $79,151
-------------------------------------------------------------------------------

3. PLANT CLOSING COSTS, OTHER CLOSING COSTS AND WORKFORCE REDUCTION

Plant Closing Costs--During 2000, we approved and announced a strategic initiative to cease operations at our Dallas, Texas; Birmingham, Alabama; and Harrington, Delaware facilities. These facilities represent a portion of our Design, Industrial and Specialty Films segments, respectively. The intent of this initiative was to maximize the capacity of other company owned facilities by moving the production from these locations to plants that were not operating at capacity. As a result of this strategic initiative, we recorded a pre-tax charge of $19.6 million which is included as part of plant closing costs in the consolidated statement of operations for the year ended December 31, 2000. Of the $19.6 million, $13.8 million represented a reserve for impaired plant and equipment, $5.0 million represented a charge for severance costs and $0.8 million represented a charge for other closure costs and inventory write-offs. The major actions relating to the exit of these facilities include closing each of the respective facilities, disposal of the related equipment of each facility and termination of the employees of the respective facilities. As of December 31, 2000, we had completed our closure of our Dallas facility. In addition, we completed the closure of our Birmingham facility during the second quarter of 2001.

During the third quarter of 2001, we analyzed the economics of closing our Harrington facility in light of changes in customer demand and our recent acquisition of Uniplast. These changes together with the movement of a production line from our Birmingham plant have significantly improved the profitability of the Harrington plant. As a result, we revised our plans to close that facility. During the first six months of 2001, $1.1 million was incurred to downsize the Harrington facility. The remaining balance of the plant closure costs of $7.6 million accrued in 2000 has been credited to plant closing costs in the consolidated statement of operations for the year ended December 31, 2001.

The following is a summary of the key elements of the 2000 exit plan, excluding Harrington as management revised their closure plans for that facility in 2001:

------------------------------------------------------------------------------------
                                                      DALLAS   BIRMINGHAM     TOTAL
------------------------------------------------------------------------------------
Number of employees to be terminated................      68           105       173
Book value of property and equipment to be Disposed
   of...............................................  $1,593   $     8,913   $10,506
Estimated proceeds from disposal....................   1,200         1,749     2,949
                                                      ------------------------------
Net write-off from disposal.........................     393         7,164     7,557
Severance costs.....................................     588         2,271     2,859
Other closure costs.................................     302           225       527
                                                      ------------------------------
Total closure costs.................................  $1,283   $     9,660   $10,943
------------------------------------------------------------------------------------

We do not anticipate the loss of any revenues or income from the closure of these facilities due to the fact that their respective sales volumes will be transferred to other facilities. As of December 31, 2001, the remaining reserves related to severance costs and other costs are included in other accrued liabilities in the accompanying consolidated balance sheets while the reserve for impairment of property and equipment has been recorded as a direct reduction of the net property and equipment balances. Utilization of the reserves remaining as of December 31, 2001 is summarized below:

----------------------------------------------------------------------------------------------------
                                                                UTILIZED
                                        BALANCE     --------------------                   BALANCE
                                       12/31/00      NON-CASH      CASH     REVERSAL      12/31/01
----------------------------------------------------------------------------------------------------
Property and equipment reserves.....  $    13,801   $     5,001   $   --   $     6,244   $     2,556
Severance costs.....................        4,371            --    3,170         1,201            --
Other costs.........................          585            --      182           170           233
                                      --------------------------------------------------------------
Total...............................  $    18,757   $     5,001   $3,352   $     7,615   $     2,789
----------------------------------------------------------------------------------------------------

As of December 31, 2001, 68 and 105 of the expected employee terminations had been completed at our Dallas and Birmingham facilities, respectively. As of December 31, 2001, all planned employee terminations had been completed at the Harrington facility. There were no reserves remaining for the Harrington facility closure as of December 31, 2001.

As a part of the Uniplast acquisition the Company approved a plan to close three Uniplast production facilities and reduce the sales and administrative personnel. As of December 31, 2001 the closure of the production plants and reduction of sales and administrative personnel were complete. Severance costs of this plan of $3.0 million were accrued as a part of the cost of the acquisition. The cost of relocating production lines to existing company locations was expensed to plant closing costs in the consolidated statement of operations for 2001. The Company incurred approximately $3.0 million for these relocation costs in 2001.

Office Closing Costs and Workforce Reduction--During the fourth quarter of 2000, we approved and announced a cost saving initiative resulting in a company-wide workforce reduction, relocation of the corporate office from Salt Lake City, Utah to the Chicago, Illinois area and closure of the Dallas, Texas divisional office. As a result of this initiative we recorded a pre-tax charge of $7.1 million, which is included as part of selling, general and administrative expenses in the accompanying consolidated statements of operations for the year ended December 31, 2000. The major actions relating to this initiative included a reduction in workforce due to consolidation of duties, and closing the offices in Dallas, Texas and Salt Lake City, Utah. We completed the workforce reduction of 52 employees and the closure of the office in Dallas, Texas during the first quarter of 2001, as well as the Salt Lake City office closure during the second quarter of 2001. The following is a summary of the key elements of this plan:

----------------------------------------------------------------------------------------------------
                                              WORKFORCE     RELOCATION OF      CLOSURE OF
                                              REDUCTION    CORPORATE OFFICE   DALLAS OFFICE   TOTAL
----------------------------------------------------------------------------------------------------
Number of employees........................           52              36                 2        90
Leasehold improvements.....................                  $     1,000                      $1,000
Severance cost.............................  $     2,940           2,352       $        21     5,313
Other costs related to leases..............                          721                82       803
                                             -------------------------------------------------------
Total cost.................................  $     2,940     $     4,073       $       103    $7,116
----------------------------------------------------------------------------------------------------

As of December 31, 2001, the remaining reserves related to severance costs and other costs related to leases. These reserves are included in other accrued liabilities in the accompanying consolidated balance sheets, while the reserve for impairment related to leasehold improvements has been recorded as a reduction of the net property and equipment balance. In the fourth quarter of 2001 an additional $0.9 million was accrued to revise the estimate of future non-cancelable lease costs in excess of income from subleasing. Utilization of these reserves during the period ended December 31, 2001 is summarized below:

-------------------------------------------------------------------------------------
                                                     UTILIZED
                                 BALANCE    -----------------   ADDITIONAL   BALANCE
                                 12/31/00   NON-CASH    CASH     ACCRUAL     12/31/01
-------------------------------------------------------------------------------------
Leasehold improvements.........   $1,000      1,000        --                 $   --
Severance cost.................    3,254        210    $2,916                    128
Other costs related to
   leases......................      803         --       545         $878     1,136
                                 ----------------------------------------------------
Total cost.....................   $5,057     $1,210    $3,461         $878    $1,264
-------------------------------------------------------------------------------------

As of December 31, 2001, 52, 35 and 2 of the expected employee terminations had been completed of the workforce reduction, closure of the Salt Lake City and the closure of the Dallas offices respectively.

4. PLANT AND EQUIPMENT

The cost and the related accumulated depreciation at December 31, 2001 and 2000 is as follows (in thousands):

-----------------------------------------------------------------------------------
                                                                2001         2000
-----------------------------------------------------------------------------------
Land and improvements.......................................  $   8,136    $  7,219
Buildings and improvements..................................     66,960      59,446
Machinery and equipment.....................................    378,513     308,326
Computer equipment and software.............................     30,018      16,354
Furniture, fixtures and vehicles............................      6,204       6,057
Leasehold improvements......................................      2,201       1,236
Construction in progress....................................     12,955      32,435
                                                              ---------------------
                                                                504,987     431,073
Less accumulated depreciation and amortization..............   (135,663)    (97,990)
                                                              ---------------------
Plant and equipment, net....................................  $ 369,324    $333,083
-----------------------------------------------------------------------------------

5. GOODWILL AND INTANGIBLE ASSETS

The cost of Goodwill and intangible assets and related accumulated amortization at December 31, 2001 and 2000 is as follows (in thousands):

----------------------------------------------------------------------------------
                                                                2001        2000
----------------------------------------------------------------------------------
Goodwill....................................................  $234,795    $216,141
Intangible assets...........................................    47,832      30,514
                                                              --------------------
                                                               282,627     246,655
Less accumulated amortization...............................   (51,428)    (40,785)
                                                              --------------------
Goodwill and Intangible assets, net.........................  $231,199    $205,870
----------------------------------------------------------------------------------

Amortization expense for goodwill and intangible assets was approximately $10.6 million, $9.2 million and $9.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

6. LONG-TERM DEBT

Long-term debt as of December 31, 2001 and 2000 consists of the following (in thousands):

---------------------------------------------------------------------------------
                                                                2001       2000
---------------------------------------------------------------------------------
Credit Facilities:
   Revolver, variable interest, 6.7% as of December 31,
      2001..................................................  $ 39,511   $  3,000
   Tranche A and B term loans, variable interest at a
      weighted average rate of 6.4% as of December 31,
      2001..................................................   463,800    476,000
Senior subordinated notes, interest at 13.0% (net of
   original issue discount and warrants being amortized of
   $12,747).................................................   207,253    206,501
Obligations under capital leases (see Note 7)...............     2,090        370
Insurance financing, interest at 6.1% as of December 31,
   2001.....................................................       588      1,522
Other financing.............................................        81         --
                                                              -------------------
            Total...........................................   713,323    687,393
Less current portion........................................   (17,767)    (9,362)
                                                              -------------------
Long-term portion...........................................  $695,556   $678,031
---------------------------------------------------------------------------------

Upon closing of the Recapitalization, we issued 220,000 Units (the "Units") consisting of $220.0 million principal amount of 13% Senior Subordinated Notes due 2010 (the "Notes") and Warrants (the "Note Warrants") to purchase 18,532 shares of common stock at an exercise price of $0.01 per share. The Notes were issued at a discount of approximately $5.9 million and we allocated approximately $8.0 million to Note Warrants and approximately $206.1 million to Notes based on the relative fair values of each instrument. The Units were issued in a transaction exempt from the registration requirements under the Securities Act of 1933. On August 29, 2000, our registration statement relating to the exchange of the private Notes for Notes registered under the Securities Act of 1933 was declared effective by the Securities and Exchange Commission, and, as a result, the Notes and the Note Warrants became separated. We consummated the exchange offer and issued $220.0 million of registered Notes for all of the private Notes on October 12, 2000. Interest on the Notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 2000. The Notes are unsecured. Prior to June 1, 2003, the Company may, on one or more occasions, redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, the Company may not redeem the Notes prior to June 1, 2005. On or after that date, the Company may redeem the Notes, in whole or in part, at a redemption price (expressed as percentages of principal amount), (plus accrued and unpaid interest) multiplied by the following percentages: 106.5% if redeemed prior to June 1, 2006; 104.333% if redeemed prior to June 1, 2007; 102.167% if redeemed prior to June 1, 2008. The Notes are subordinated to all of our existing and future senior debt, rank equally with any future senior subordinated debt and rank senior to any future subordinated debt. The Notes are guaranteed by some of our subsidiaries. The Note Warrants became exercisable on August 29, 2000, and expire on June 1, 2010.

Upon closing of the offering of the Units and the Recapitalization, we purchased all of our outstanding $125.0 million principal amount of 9 1/8% Senior Subordinated Notes due 2007 pursuant to a tender offer, refinanced all amounts outstanding under our prior credit facilities

(the "Prior Credit Facilities") and replaced the Prior Credit Facility with the amended and restated senior secured credit facilities (the "New Credit Facilities") with JPMorgan Chase Bank (formerly known as The Chase Manhattan
Bank), Bankers Trust Company, The Bank of Nova Scotia and a syndicate of banking institutions. The New Credit Facilities consist of a $200.0 million senior secured tranche A facility, $40.0 million of which was made available to our principal Mexican subsidiary (the "Tranche A Facility"), a $280.0 million senior secured tranche B facility (the "Tranche B Facility") and a $100.0 million revolving credit facility (the "Revolving Credit Facility"). As of December 31, 2001, we had available borrowing capacity of $55.2 million on the Revolving Credit Facility.

Loans under the Revolving Credit Facility and the Tranche A Facility bear interest, at our option, at either Adjusted LIBOR plus a margin or ABR (ABR is the Alternate Base Rate, which is the higher of Bankers Trust Company's Prime Rate or the Federal Funds Effective Rate plus 1/2 of 1%.) plus a margin in each case. These margins are subject to adjustment based on the leverage ratio for the most recent four quarters. These margins are currently 2.5% on Adjusted LIBOR borrowings and 2.0% ABR borrowings.

Loans under the Tranche B Facility bear interest, at our option, at either Adjusted LIBOR plus 3.75% or ABR plus 2.75%. We may elect interest periods of one, two, three or six months for Adjusted LIBOR borrowings. Adjusted LIBOR will at all times include statutory reserves. Interest is calculated on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest is payable at the end of each interest period and, in any event, at least every three months. We are required to make annual mandatory prepayments of the Tranche A and B Facilities under the New Credit Facilities in an amount equal to 50% of excess cash flow, as defined, within 90 days following the end of each year, which commenced with the year ended December 31, 2000. As a part of the amendment dated September 30, 2000 discussed below the mandatory repayment was increased to 100% of excess cash flow, as defined, until a certain leverage ratio, as defined, was achieved. In addition, the Tranche A and B Facilities are subject to mandatory prepayments in an amount equal to (a) 100% of the net cash proceeds of equity and debt issuances by us or any of our subsidiaries and (b) 100% of the net cash proceeds of asset sales or other dispositions of property by us or any of our subsidiaries, in each case subject to certain exceptions. We are not required to make any mandatory prepayments for the year ended December 31, 2001.

Our extraordinary loss for 2000 consisted of a $6.0 million charge (net of tax) for the payment made to tender our 9 1/8% senior subordinated notes and a $5.25 million charge (net of tax) for the write off of capitalized loan fees associated with the early retirement of the various debt facilities.

The Credit Facilities and the indenture relating to the Notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the New Credit Facilities require us to maintain certain financial ratios. Effective September 30, 2000, we entered into an amendment of our New Credit Facilities. The amendment modified certain financial covenants contained in the New Credit Facilities, including the leverage and interest coverage ratios and the permitted amount of capital expenditures. We were in compliance with the amended covenants of our New Credit Facilities as of December 31, 2001. In connection with the amendment, we incurred an amendment fee of $1.4 million, which has been included in interest expense. We also incurred $0.6 million of legal and administrative expenses in connection with negotiating the amendment. In addition, on July 16, 2001 we entered into a further amendment to our New Credit Facilities to permit the Uniplast acquisition. Indebtedness under the New Credit Facilities is secured by substantially all of our assets, including our real and personal property, inventory, accounts receivable, intellectual property, and other intangibles. Our obligations under the New Credit Facilities are guaranteed by substantially all of our domestic subsidiaries and secured by substantially all of our domestic assets. The New Credit Facilities are also secured by a pledge of 65% of the capital stock of each of our foreign subsidiaries.

We pay a quarterly commitment fee on the unused amount of the Revolver at an annual rate of 0.50%. The interest rate margins and the commitment fee are subject to reduction if we achieve certain financial ratios. As of December 31, 2001, we had outstanding letters of credit of approximately $5.3 million.

The scheduled maturities of long-term debt by year as of December 31, 2001 are as follows (in thousands):

----------------------------------------------------------------------
YEAR ENDING DECEMBER 31,
----------------------------------------------------------------------
2002........................................................  $ 17,767
2003........................................................    31,253
2004........................................................    55,516
2005........................................................    62,989
2006........................................................    35,514
Thereafter..................................................   510,284
                                                              --------
Total.......................................................  $713,323
----------------------------------------------------------------------

Certain of our borrowings, including borrowings under the New Credit Facilities, are at variable rates of interest, exposing us to the risk of increased interest rates. Our leveraged position and the covenants contained in our debt instruments may also limit our flexibility to adjust to changing market conditions and our ability to withstand competitive pressures, thus putting us at a competitive disadvantage. We may be vulnerable to a downturn in general economic conditions or in our business or be unable to carry out capital spending that is important to our growth and productivity improvement programs.

Effective January 1, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS No.
138. In accordance with the statements, we recognize the fair value of derivatives as either assets or liabilities in the balance sheet. To the extent that the derivatives qualify a hedge, gains or losses associated with the effective portion are recorded as a component of other comprehensive income while the ineffective portion is recognized in income.

At the adoption of this pronouncement, we had one interest rate cap agreement, which had been entered into during the fourth quarter of 2000. As a result, the initial adoption of this pronouncement did not result in a material effect to our financial statements.

During 2001, we entered into four additional interest rate derivative agreements with financial institutions. We use our interest rate derivatives to manage interest rate risk associated with future interest payments on variable rate borrowings under our Credit Facilities. Our interest rate derivative agreements are considered cash flow hedges and consisted of the following as of December 31, 2001 (dollars in millions):

-----------------------------------------------------------------------------------------------
                                                NOTIONAL   VARIABLE       FIXED       MATURITY
                     TYPE                        AMOUNT     RATE*        RATE **       DATES
-----------------------------------------------------------------------------------------------
Interest rate cap.............................   $128.0     LIBOR            10.00%  12/31/2003
Interest rate cap.............................     30.0     LIBOR             7.25%  02/09/2004
Interest rate collar..........................     40.0     LIBOR     4.15% - 7.25%  02/13/2004
Interest rate swap............................     60.0     LIBOR             5.40%  02/13/2004
Interest rate swap............................     50.0     LIBOR             4.32%  12/20/2004
-----------------------------------------------------------------------------------------------

* Three-month LIBOR, as defined; 1.88% as of December 31, 2001

** Strike for caps; floor and strike for collar; fixed LIBOR for swap agreements.

The fair value of our interest rate derivative agreements is reported on our consolidated balance sheet at December 31, 2001 in other liabilities of approximately $3.0 million and in other assets of approximately $0.1 million. The effective portion of the changes in fair value of these instruments is reported in other comprehensive income. As the hedged contract matures, the gain or loss is recorded as interest expense in the consolidated statement of operations. We monitor the effectiveness of these contracts each quarter. Any changes in fair value of the ineffective portion of the instruments is reported as interest expense in the consolidated statement of operations. The ineffective portion for the years ended December 31, 2001 and 2000 were not material.

We are exposed to credit losses in the event of nonperformance by the counter-party to the financial instrument. We anticipate, however, that the counter-party will be able to fully satisfy its obligations under the contract. Market risk arises from changes in interest rates.

7. LEASES

Capital Leases--We have acquired certain land, building, machinery and equipment under capital lease arrangements that expire at various dates through 2007. At December 31, 2001 and 2000, the gross amounts of plant and equipment and related accumulated amortization recorded under capital leases were as follows (in thousands):

----------------------------------------------------------------------------
                                                               2001     2000
----------------------------------------------------------------------------
Land and building...........................................  $  442    $309
Machinery and equipment.....................................   2,375     353
                                                              --------------
Total assets held under capital leases......................   2,817     662
Less accumulated amortization...............................    (381)   (187)
                                                              --------------
                                                              $2,436    $475
----------------------------------------------------------------------------

Operating Leases--We have non-cancelable operating leases, primarily for vehicles, equipment, warehouse, and office space that expire after 2006, as well as month-to-month leases. The total expense recorded under all operating lease agreements in the accompanying consolidated statements of operations is approximately $7.8 million, $6.7 million and $6.6 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Future minimum lease payments under operating leases and the present value of future minimum capital lease payments (with interest rates between 7.5% and 10.25%) as of December 31, 2001 are as follows (in thousands):

---------------------------------------------------------------------------------
                                                              OPERATING   CAPITAL
                                                               LEASES     LEASES
---------------------------------------------------------------------------------
Year Ending December 31,
   2002.....................................................  $   8,009   $  953
   2003.....................................................      6,858      552
   2004.....................................................      5,508      287
   2005.....................................................      4,982      238
   2006.....................................................      4,430      242
   Thereafter...............................................      9,176      291
                                                              -------------------
Total minimum lease payments................................  $  38,963    2,563
                                                              -------------------
Amounts representing interest...............................                (473)
                                                              -------------------
Present value of net minimum capital lease payments (see
   Note 6)..................................................              $2,090
---------------------------------------------------------------------------------

During the year ended December 31, 2001 the Company entered into a transaction where production lines were sold for approximately $7.9 million and leased back to the Company under an operating lease agreement. The production lines were sold for their carrying values, thus no gain or loss was recorded on the transactions.

8. INCOME TAXES

The following is a summary of domestic and foreign provisions for current and deferred income taxes and a reconciliation of the U.S. statutory income tax rate to the effective income tax rate.

The provisions (benefits) for income taxes for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

------------------------------------------------------------------------------------
                                                          2001      2000      1999
------------------------------------------------------------------------------------
Current:
   Federal.............................................  $   23   $   (112)  $ 1,581
   State...............................................     111        266       770
   Foreign.............................................   4,070      3,990     4,478
                                                         ---------------------------
            Total current..............................   4,204      4,144     6,829
                                                         ---------------------------
Deferred:
   Federal.............................................   2,021    (18,401)    6,975
   State...............................................     179         18        71
   Foreign.............................................     382         (4)      212
                                                         ---------------------------
            Total deferred.............................   2,582    (18,387)    7,258
                                                         ---------------------------
Total income tax expense (benefit) (excluding income
   taxes applicable to the extraordinary item).........  $6,786   $(14,243)  $14,087
------------------------------------------------------------------------------------

The effective income tax rate reconciliations for the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

------------------------------------------------------------------------------------
                                                          2001      2000      1999
------------------------------------------------------------------------------------
Income (loss) before income taxes and extraordinary
   item................................................  $4,718   $(53,776)  $32,398
                                                         ---------------------------
Expected income tax provision (benefit) at U.S.
   statutory rate of 35%...............................  $1,652   $(18,822)  $11,339
Increase (decrease) resulting from:
   Goodwill............................................   1,726      1,636     1,625
   State taxes.........................................     188        137       547
   Adjustment of tax attributes........................   1,078       (174)     (912)
   Foreign rate difference and other, net..............   2,142      1,099     1,488
   Costs related to recapitalization...................       -      1,881
                                                         ---------------------------
Total income tax expense (benefit) (excluding income
   taxes applicable to the extraordinary item..........  $6,786   $(14,243)  $14,087
                                                         ---------------------------
Effective income tax rate..............................  143.8%      26.5%     43.5%
------------------------------------------------------------------------------------

Components of net deferred income tax assets and liabilities as of December 31, 2001 and 2000 are as follows (in thousands):

---------------------------------------------------------------------------------
                                                                2001       2000
---------------------------------------------------------------------------------
Deferred income tax assets:
   Net operating loss carryforwards.........................  $ 30,627   $ 27,412
   AMT and foreign tax credit carryforwards.................     2,478      2,478
   Accrued pension costs not deducted for tax...............     4,893      8,125
   Accrued employee benefits................................     6,114      2,858
   Plant closing costs not deducted for tax.................       834      2,979
   Allowance for doubtful trade accounts receivable.........       103        508
   Inventory related costs not deducted for tax.............       642        571
   Other....................................................       350        552
                                                              -------------------
            Total deferred income tax assets................    46,041     45,483
                                                              -------------------
Deferred income tax liabilities:
   Tax depreciation in excess of book depreciation..........   (62,595)   (58,525)
   Amortization of intangibles..............................    (5,123)    (6,058)
   Other....................................................    (1,916)      (968)
                                                              -------------------
            Total deferred income tax liabilities...........   (69,634)   (65,551)
                                                              -------------------
Net deferred income tax liability...........................  $(23,593)  $(20,068)
                                                              -------------------
As reported on consolidated balance sheets:
   Net current deferred income tax asset....................  $  2,563   $ 12,992
   Net non-current deferred income tax liability............   (26,156)   (33,060)
                                                              -------------------
   Net deferred income tax liability........................  $(23,593)  $(20,068)
---------------------------------------------------------------------------------

The net operating loss carryforwards for federal tax purposes are approximately $77.8 million expiring in 2020 and $9.8 million expiring in 2021.

9. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan--We sponsor a salary deferral plan covering substantially all of our non-union domestic employees. Plan participants may elect to make voluntary contributions to this plan up to 15% of their compensation. We contribute 1% of the participants' compensation and also match employee contributions up to 2% of the participants' compensation. We expensed approximately $2.6 million, $2.6 million and $2.2 million as our contribution to this plan for the years ended December 31, 2001, 2000 and 1999, respectively.

Defined Benefit Plans--We sponsor three noncontributory defined benefit pension plans (the "United States Plans") covering domestic employees with 1,000 or more hours of service. We fund the actuarially computed retirement cost. Contributions are intended to not only provide for benefits attributed to service to date but also for those expected to be earned in the future. We also sponsor a defined benefit plan in Germany (the "Germany Plan"). The consolidated accrued net pension expense for the years ended December 31, 2001, 2000 and 1999 includes the following components (in thousands):

-------------------------------------------------------------------------------------
                                                           2001      2000      1999
-------------------------------------------------------------------------------------
UNITED STATES PLANS
Service cost--benefits earned during the period.........  $ 3,707   $ 4,098   $ 4,056
Interest cost on projected benefit obligation...........    4,101     4,192     3,659
Expected return on assets...............................   (4,183)   (4,348)   (3,913)
Other...................................................     (273)     (185)      100
                                                          ---------------------------
Total accrued pension expense...........................  $ 3,352   $ 3,757   $ 3,902
                                                          ---------------------------
GERMANY PLAN
Service cost--benefits earned during the period.........  $    66   $    62   $    63
Interest cost on projected benefit obligation...........       61        62        62
                                                          ---------------------------
Total accrued pension expense...........................  $   127   $   124   $   125
-------------------------------------------------------------------------------------

The following table sets forth the funded status of the United States Plans and the Germany Plan as of December 31, 2001, 2000 and 1999 and the amounts recognized in the consolidated balance sheets at those dates (in thousands):

-----------------------------------------------------------------------------------
                                                         2001      2000      1999
-----------------------------------------------------------------------------------
UNITED STATES PLANS
Change in benefit obligation:
   Obligation at January 1............................  $58,036   $50,405   $52,348
   Service cost.......................................    3,707     4,098     4,056
   Interest cost......................................    4,101     4,192     3,659
   Plan amendments....................................      544       219
   Transfer of liability from Huntsman Corporation
      plan............................................                138
   Actuarial (gain) loss..............................   (3,602)      942    (7,781)
   Benefits paid......................................   (2,080)   (1,958)   (1,877)
                                                        ---------------------------
Obligation at December 31.............................  $60,706   $58,036   $50,405
                                                        ---------------------------
Change in plan assets:
   Fair value of assets at January 1..................  $46,964   $49,290   $44,001
   Actual return on plan assets.......................   (4,378)     (505)    6,603
   Transfer of assets from Huntsman Corporation
      plan............................................                138
   Employer contributions.............................    1,367                 563
   Benefit payments...................................   (2,081)   (1,958)   (1,877)
                                                        ---------------------------
Fair value of plan assets at December 31..............  $41,872   $46,965   $49,290
                                                        ---------------------------
Underfunded status at December 31.....................  $18,833   $11,071   $ 1,115
Unrecognized net actuarial (gain) loss................     (333)    5,011    11,103
Unrecognized prior service cost.......................   (2,017)   (1,584)   (1,477)
                                                        ---------------------------
Accrued long-term pension liability included in other
   liabilities........................................  $16,483   $14,498   $10,741
-----------------------------------------------------------------------------------

For the above calculations, increases in future compensation ranging from 4.0% to 4.5% were used for the non-union plan. The benefit payments under the two union plans are not based on future compensation. For the 2001 calculations, discount rates range from 7.25% to 7.5% and expected rates of return on plan assets of 9.0% were used for all plans. For the 2000 calculations, discount rates range from 7.5% to 7.75% and expected rates of return on plan assets of 9.0% were used for all plans. For the 1999 calculations, the discount rate was 6.75% and expected rates of return on plan assets of 9.0% were used for all plans.

-----------------------------------------------------------------------------
                                                               2001     2000
-----------------------------------------------------------------------------
GERMANY PLAN
Change in benefit obligation:
   Obligation at January 1..................................  $1,168   $1,090
   Service cost.............................................      66       62
   Interest cost............................................      61       62
   Benefits paid............................................     (11)      (4)
   Change due to exchange rate..............................    (142)     (42)
                                                              ---------------
Obligation at December 31...................................  $1,142   $1,168
                                                              ---------------
Fair value of plan assets at December 31....................    None     None
                                                              ---------------
Underfunded status at December 31...........................  $1,142   $1,168
Unrecognized net actuarial loss.............................      85       44
                                                              ---------------
Accrued long-term pension liability included in other
   liabilities..............................................  $1,227   $1,212
-----------------------------------------------------------------------------

Increases in future compensation ranging from 2.0% to 3.5% and discount rates ranging from 6.0% to 7.0% were used in determining the actuarially computed present value of the projected benefit obligation of the Germany Plan. The cash surrender value of life insurance policies for Germany Plan participants included in other assets in the consolidated balance sheets is approximately $0.5 million as of December 31, 2001 and 2000.

Foreign Plans Other Than Germany--Employees in other foreign countries are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are not significant and are included in the consolidated financial statements in other liabilities.

Other Plans--As part of the acquisition of Blessings Corporation (see Note 13), we assumed two supplemental retirement plans covering certain former employees of Blessings Corporation. The liability for these plans included in other liabilities at December 31, 2001 was approximately $0.9 million. This liability was frozen at the time of the acquisition.

10. REDEEMABLE STOCK

Class C Common Stock and Common Stock--During 1999 and 1998, we sold a total of 50,611 shares of Class C nonvoting common stock to employees for $100 per share, the estimated fair market value. As consideration, we received cash of $2.5 million and notes receivable of $2.6 million. During 1999 and 1998, we redeemed a total of 1,100 shares for $100 per share. Of the total 49,511 shares outstanding at December 31, 1999, 26,223 shares were subject to repurchase rights of the Company. In addition, the stockholders had the right, following three years from the purchase date, to put any or all of the shares to Pliant for repurchase. Pursuant to the Recapitalization the 49,511 shares of Class C nonvoting common stock were exchanged for the same number of common shares and the original repurchase rights and put options were cancelled. Also, as part of the Recapitalization, 17,967 of these shares were redeemed (see Note 1).

In connection with employment agreements entered into with four of these employees as part of the Recapitalization, new repurchase rights and put options were established. The new repurchase rights allow Pliant to repurchase these shares from the employee in the event of termination for any reason. The new put options allow the employees to require the Company to purchase all of the shares in the event of resignation for good reason, death, disability or retirement, subject to the restrictive provisions of any credit or other agreements. The price under the repurchase rights and the put options is the fair market value of the common stock, as determined in good faith.

The $2.6 million notes receivable have secured promissory notes, bear interest at 7% per annum and were originally payable in three annual installments beginning in February 2002. Pursuant to the Recapitalization, the promissory notes were amended to provide that they are payable in three annual installments beginning on May 31, 2006.

In May 2000, we sold 32,750 shares of additional restricted common stock to the same four employees for $483.13 per share, the estimated fair market value. We received, as consideration, notes receivable totaling $15.8 million. The notes receivable are full recourse, secured promissory notes, bear interest at 7% per annum and require the payment of principal and accrued interest in three equal annual installments beginning on May 31, 2006.

Under the May 2000 restricted stock purchase agreements related to the restricted common stock, we have repurchase rights, which allow us to repurchase certain shares from the employees, if the individuals cease to be employees for any reason. The repurchase rights lapse as follows: (1) one-sixth on January 1, 2001, if the recipient was still our employee on such date and (2) the remainder in equal increments over a five-year period commencing on December 31, 2001 as follows: (x) Based on a defined earnings target for the year ended December 31, 2001. These shares were declared vested in January 2002 based on the financial results for the year ended December 31, 2001. (y) For the periods thereafter the vesting is reviewed at the end of each calendar quarter as follows: (a) vesting in full if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar quarter and (b) partial vesting if more than 90% of the applicable target market of equity is achieved as of the end of the applicable calendar quarter. If the applicable targets are below 90% each year, vesting will automatically occur in full on December 31, 2009. The repurchase rights terminate in the event of certain acceleration events as defined in the agreement. The repurchase price per share is the original price paid by the employee plus interest compounded annually at 7% commencing on the 181st day after the date of termination of the employee through the date on which the shares are actually repurchased.

In addition, as previously noted under the same employment agreements, additional repurchase rights and put options were established. The repurchase rights allow the Company to repurchase shares, not already subject to the May 2000 stock purchase agreement repurchase rights, from the employee in the event of termination for any reason. The put options allow for the employees to require the Company to purchase all of the shares in the event of resignation for good reason, death, disability or retirement, subject to the restrictive provisions of any credit or other agreements. However, the put option related to the 32,750 shares, in no event can be exercised until January 1, 2006. The price under the repurchase rights and the put options is the fair market value of the common stock, as determined in good faith.

On December 27, 2000, we entered into a severance agreement with one of the employees. Under the agreement, we cancelled approximately $133,000 of accrued interest on a note receivable. We repurchased 6,211 shares of restricted stock for $483.13 per share and offset the purchase price against $3.0 million of note principal. In addition, we agreed on January 2,

2001, to repurchase an additional 539 shares of restricted stock for $483.13 per share and offset the purchase price against $260,000 of note principal. The Company's repurchase rights were changed on the remaining 7,423 shares of common stock owned by this individual, whereby the Company agreed not to repurchase the shares until February 28, 2003 at a repurchase price of the greater of the fair market value or the balance on the note receivable. Interest ceases to accrue on the remaining $787,000 balance of the note related to the sale of stock in 1999. Further, the put option was cancelled. As a result of these modifications, a $323,000 discount on the note receivable balance was recorded as compensation expense. The discount will be amortized to interest income over the remaining term of the note. In the event we determine to repurchase the stock from this individual at an amount that is: (1) greater than the fair value of the stock (i.e. the note balance is greater than the fair value) or (2) greater than the note balance as a result of future increases in fair value of the stock, we will record additional expense.

On January 22, 2001, we entered into a severance agreement with another one of the employees. Under this agreement, we cancelled approximately $85,000 of accrued interest on a note receivable. We repurchased 3,125 shares of restricted stock for $483.13 and offset the purchase price against $1.5 million of note principal. We further agreed to cease charging interest on the remaining $302,000 principal balance of the note receivable related to 625 shares and to cease charging interest on the $262,000 principal balance related to the sale of stock in 1999. As a result of these interest modifications, a $208,000 discount on the note receivable balance was recorded as compensation expense in the first quarter of 2001. The discount will be amortized to interest income over the remaining term of the note. In addition, the Company's repurchase rights and the individual's put option were changed on the remaining 2,832 shares of common stock owned by this individual. We agreed not to repurchase and the individual agreed not to exercise the put option on the shares until February 28, 2003. The repurchase price and the put option price were changed to be the greater of the fair value of the stock or the balance on the note receivable. Because the fair value of these shares was $483.13 per share on January 22, 2001, compensation expense of $1.0 million was recorded in the first quarter of 2001, which represents the difference between the carrying amount and the fair value of the 2,622 shares common stock that are subject to the note receivable.

On February 1, 2001, we amended the note receivable with a third employee that were issued in connection with the sale of restricted stock in 1999 and 2000. Under the amended notes receivable, interest ceased to accrue, effective December 31, 2000, on one note with a principal balance of $1.6 million and another note with a principal balance of $7.0 million. Further, the notes were modified to remove the full recourse provisions and modify the pledge agreement. As a result of these modifications, the sale of stock for notes will now be accounted for as stock options and will be subject to variable accounting. Accordingly, changes in the fair value of the common stock in excess of the note balance will be recorded as compensation expense until the note is paid in full. In addition, interest income will not be recorded on these notes. As a result of these modifications, a compensation expense of $6.0 million was recorded in the first quarter of 2001.

Because of the modifications to three of the four employee notes, in the first quarter of 2001 the fourth employee's 2000 stock purchase will be accounted for as stock options, subject to variable accounting. In addition, interest income will not be recorded on this note with a principal balance of $3.7 million.

As of December 31, 2001, there were a total of 53,996 common shares subject to put options as described above, of which 12,765 shares were acquired by the employees for cash from 1997 through 1999. As a result of the put options, the carrying value of all shares subject to put options will be adjusted to fair value at each reporting period with a corresponding offset to shareholders' equity for amounts related to the 12,765 shares and compensation expense for amounts related to the remaining shares until the notes receivable are paid in full.

Preferred Stock--We are authorized to issue up to 200,000 shares of preferred stock. As of December 31, 2001, 130,983 shares have been issued and are designated as Series A Cumulative Exchangeable Redeemable Preferred Stock (the "Preferred Stock"). In connection with the Recapitalization, we sold 100,000 shares of Preferred Stock and detachable warrants to purchase 43,242 shares of common stock for net consideration of $98.5 million, net of issuance costs of $1.5 million. We allocated approximately $80.0 million to Preferred Stock and $18.5 million to the warrants based on the relative fair values of the instruments. In connection with the Uniplast acquisition we issued 30,983 shares of Preferred Stock (including 1,983 shares to employees) and detachable warrants to purchase shares of common stock for a consideration of $31.0 million, net of issue costs. We allocated $18.6 million to Preferred Stock, and $12.4 million to the warrants based on the relative fair values of the instruments. The common stock warrants have an exercise price of $0.01 per share and expire on May 31, 2011.

Dividends on Preferred Stock accrue at an annual rate of 14%. We have the option to pay dividends in cash or to have the dividends accrue and compound quarterly. After May 31, 2005, however, the annual dividend rate increases to 16% unless we pay dividends in cash. The annual dividend rate also increases to 16% if we fail to comply with certain of our obligations or upon certain events of bankruptcy.

The Preferred Stock is our most senior class of capital stock. We may, at our option, exchange the Preferred Stock for 14% senior subordinated exchange notes so long as such exchange and the associated debt incurrence is permitted by our existing debt instruments. We must redeem the Preferred Stock at a price equal to its liquidation preference of $1,000 per share, plus accumulated dividends, on May 31, 2011. On or after May 31, 2003, we may redeem the Preferred Stock at our option, in whole or in part, at a redemption price equal to the sum of the liquidation preference plus accrued and unpaid dividends multiplied by the following percentages: 107% if redeemed prior to May 31, 2004; 103% if redeemed on or after May 31, 2004 and prior to May 31, 2005; and 100% if redeemed at any time on or after May 31, 2005.

As a result of the mandatory redemption features, as of December 31, 2001, the carrying value of the Preferred Stock has been increased by $1.3 million to reflect accretion towards the $131.0 million redemption value at May 31, 2011. In addition, the preferred stock balance as of December 31, 2001 includes $26.3 million for accrued dividends.

11. STOCK OPTION PLANS

Pursuant to the Recapitalization, we adopted a 2000 stock incentive plan, which allows us to grant to employees nonqualified options to purchase up to 51,010 shares of common stock. The option price must be no less than fair market value on the date of grant. Unvested options are forfeited upon the employee's termination of employment. Vested options are forfeited, if not exercised 90 days after the employee's termination of employment. The plan is administered by the board of directors who determines the quantity, terms and conditions of an award, including any vesting conditions. The plan expires on either May 31, 2010 or a date which the board of directors, in its sole discretion, determines that the plan will terminate.

Prior to the adoption of the 2000 plan, we had adopted the 1998 Huntsman Packaging Corporation Stock Option Plan which allowed for grant of options to purchase Class C common stock. All options that were outstanding under that plan as of the date of the Recapitalization (consisting of 8,902 options) were exchanged for options to purchase common stock under the 2000 stock incentive plan. There was no modification to the exercise price or the number of shares subject to option at the date of exchange. With the change of control that occurred with the Recapitalization, in accordance with the 1998 stock option plan, these options became 100% vested.

A summary of stock option activity under the 1998 and 2000 plans is as follows:

-----------------------------------------------------------------------------------
                                                                   WEIGHTED AVERAGE
                                                  OPTION SHARES     EXERCISE PRICE
-----------------------------------------------------------------------------------
Outstanding at December 31, 1998................         39,334    $         100.00
   Forfeited or cancelled.......................        (28,845)             100.00
                                                  -------------
Outstanding at December 31, 1999................         10,489              100.00
   Granted......................................         15,435              483.13
   Exercised....................................         (1,587)             100.00
   Forfeited or cancelled.......................         (1,635)             483.13
                                                  -------------
Outstanding at December 31, 2000................         22,702              332.90
   Granted......................................         12,865              483.13
   Exercised....................................
   Forfeited or cancelled.......................           (730)             483.13
                                                  -------------
Outstanding at December 31, 2001................         34,837              385.22
                                                  -------------
Exercisable at December 31, 2001................         11,414    $         184.32
-----------------------------------------------------------------------------------

The weighted average remaining contractual life of the options is 7.7 years at December 31, 2001. Options to purchase 25,935 shares vest as follows: (1) 2,512 vested on January 1, 2001 and (2) 23,423 vest in equal increments over a five-year period commencing on December 31, 2001 as follows: (x) Based on a defined earnings target for the year ended December 31, 2001. These options were declared vested in January 2002 based on the financial results for the year ended December 31, 2001. (y) For the periods thereafter the vesting is reviewed at the end of each calendar quarter as follows: (a) vesting in full if 100% or more of the applicable target market value of equity is achieved as of the end of the applicable calendar quarter and (b) partial vesting if more than 90% of the applicable target market of equity is achieved as of the end of the applicable calendar quarter. If the applicable targets are below 90% each year, vesting will automatically occur in full on December 31, 2009.

Subsequent to year end, unvested options to purchase 966 shares were forfeited as a result of employee terminations and vested options to purchase 454 shares will be forfeited if not exercised within 90 days from the termination date.

Accounting For Stock-Based Compensation Plans--We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for stock-based compensation plans as they relate to employees and directors. Some of the options issued under the 1998 plan were performance-based options and required variable plan accounting. For the years ended

December 31, 2001, 2000 and 1999, the Company recorded compensation expense of $7.0 million, $2.6 million and $0.8 million, respectively, related to these options. As a result of the Recapitalization, the remaining performance-based options became 100% vested. However, under employment agreements entered into with the Recapitalization, the shares contained a put option (see Note 10). As a result, the Company accounts for the 8,902 options as variable until exercised. Had compensation cost been determined in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," our income (loss) from continuing operations for the years ended December 31, 2001, 2000 and 1999 would have been the following pro forma amounts (in thousands):

----------------------------------------------------------------------------------
                                                     2001        2000       1999
----------------------------------------------------------------------------------
As reported.......................................  $(2,068)   $(39,533)   $18,311
Pro forma.........................................    5,407     (37,214)    18,978
----------------------------------------------------------------------------------

The fair market value of each option is estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions for 2001, 2000 and 1998 grants, respectively: risk free rate of return of 6.02% to 6.75%; expected life of 9 years to 10 years; dividend yield of 0% and 0%; and volatility of 0% and 0%. The weighted average fair value of the options as determined by the Black-Scholes option-pricing model was $202 per share for 2001 and 2000 grants and $49 per share for the 1998 grants.

12. COMMITMENTS AND CONTINGENCIES

Environmental Contingencies--Our operations are subject to extensive environmental laws and regulations concerning emissions to the air, discharges to surface and subsurface waters, and the generation, handling, storage, transportation, treatment, and disposal of waste materials, as adopted by various governmental authorities in the jurisdictions in which we operate. We make every reasonable effort to remain in full compliance with existing governmental laws and regulations concerning the environment. As part of a sale of a plant site in 1992, we agreed to indemnify environmental losses of up to $5 million which may have been created at the plant site between January 1, 1988 and May 18, 1992. This indemnity expires on May 8, 2002 and reduces ten percent each year beginning May 12, 1997. We believe that the ultimate liability, if any, resulting from this indemnification will not be material to our financial position or results of operations, as such no amount has been recorded in the financial statements related to this matter.

Royalty Agreements--We have entered into royalty agreements (the "Agreements") for the right to use certain patents in the production of our Winwrap stretch film. We paid a fee of $450,000 to the patent holder for the first 2,250,000 pounds of film produced in North America. The Agreements require us to pay the patent holder a fee of $.10 for each pound of Winwrap produced in excess of 2,250,000 pounds but less than 37,500,000 pounds and $.05 per pound for each pound of Winwrap produced in excess of 37,500,000 pounds in North America. The Agreements require us to pay certain fees to obtain the rights to sell Winwrap outside of North America. The Agreements also require us to pay $.075 per pound of Winwrap sold outside of North America. We have the option to maintain these rights in subsequent years for certain agreed-upon fees. The Agreements terminate upon the expiration of the related patents in 2009. During the years ended December 31, 2001, 2000 and 1999, we paid royalties of $1.6 million, $1.1 million and $0.7 million, respectively, under the Agreements.

Litigation--We are subject to litigation and claims arising in the ordinary course of business. We believe, after consultation with legal counsel, that any liabilities arising from such litigation and claims will not have a material adverse effect on our financial position or results of operations.

13. ACQUISITIONS

KCL Corporation--On October 18, 1999, we acquired certain assets and assumed certain liabilities of KCL Corporation and subsidiaries for cash of approximately $11.5 million. The acquisition was accounted for using the purchase method of accounting. Accordingly, results of operations have been included in the accompanying consolidated financial statements from the date of acquisition. We recorded goodwill of approximately $2.7 million, which is being amortized on a straight-line basis over 10 years. In connection with the purchase of KCL, we announced a plan to eliminate 32 full-time equivalent employees, move certain purchased assets and install them at desired locations, cease certain purchased operations, and write-off related impaired plant equipment and inventory. The purchase price allocation includes $0.7 million for severance costs, $0.4 million for asset removal and relocation and $0.1 million for the write-off of inventory.

Our pro forma results of operations for the years ended December 31, 1999 and 1998 (assuming the significant acquisitions had occurred as of January 1, 1998) are as follows (in thousands):

---------------------------------------------------------------------------------
                                                               1999        1998
---------------------------------------------------------------------------------
Revenues...................................................  $813,730    $720,547
Income (loss) from continuing operations...................    18,311      (1,267)
---------------------------------------------------------------------------------

Uniplast Holdings--On July 16, 2001, we acquired 100% of the outstanding stock of Uniplast Holdings, Inc. ( "Uniplast") for approximately $56.0 million, consisting of the assumption of approximately $40.3 million of debt and the issuance of shares of our common stock valued at approximately $15.7 million to the selling shareholders of Uniplast. We believe that this acquisition resulted in significant synergies to the combined operations and increased the market share in a number of our market segments. At the closing of the acquisition, we refinanced approximately $37.0 million of assumed debt with the proceeds from a private placement of 29,000 of preferred stock at $1,000 per share and borrowings under our revolving credit facility. In connection with the Uniplast acquisition, we entered into an amendment of our credit facilities and incurred amendment fees of $1.4 million. In addition, we also issued 1,983 shares of our preferred stock at $1,000 per share, together with warrants to purchase 2,013 shares of common stock, to certain employees of the Company. We also incurred $0.9 million of legal and administrative expenses. We recorded $14.4 million as intangible assets and $18.6 million as goodwill as a result of this acquisition. The intangible assets are being amortized over 15 years while the goodwill is not being amortized. The operating results for Uniplast from July 16, 2001 are included in the statement of operations for the year ended December 31, 2001.

The purchase price of $56.0 million has been allocated on a preliminary basis to assets and liabilities as follows:

--------------------------------------------------------------------
                       (IN MILLIONS)
--------------------------------------------------------------------
Current Assets..............................................  $ 19.3
Property Plant and Equipment................................    20.6
Intangible Assets...........................................    14.4
Goodwill....................................................    18.6
Current Liabilities.........................................   (13.1)
Long-term Liabilities.......................................    (3.8)
                                                              ------
Total Purchase Price........................................  $ 56.0
--------------------------------------------------------------------

Our pro forma results of operations for the year ended December 31, 2001 (assuming the Uniplast acquisition had occurred as of January 1, 2001) are as follows (in thousands):

----------------------------------------------------------------------
                                                                2001
----------------------------------------------------------------------
Revenues....................................................  $882,860
Net income (loss)...........................................      (424)
----------------------------------------------------------------------

14. OPERATING SEGMENTS

Operating segments are components of our business for which separate financial information is available that is evaluated regularly by our chief operating decision maker in deciding how to allocate resources and in assessing performance. This information is reported on the basis that it is used internally for evaluating segment performance.

We have three reportable operating segments: design products, industrial films and specialty films. The design products segment produces printed rollstock, bags and sheets used to package products in the food and other industries. The industrial films segment produces stretch films, used for industrial unitizing and containerization, and PVC films, used to wrap meat, cheese and produce. The specialty films segment produces converter films that are sold to other flexible packaging manufacturers for additional fabrication, barrier films that contain and protect food and other products, and other films used in the personal care, medical, agriculture and horticulture industries. Disclosures for each product line within operating segments are not required because amounts of net revenues are impracticable to obtain.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Sales and transfers between our segments are eliminated in consolidation. We evaluate performance of the operating segments based on profit or loss before income taxes, not including plant closing costs and other nonrecurring gains or losses. Our reportable segments are managed separately with separate management teams, because each segment has differing products, customer requirements, technology and marketing strategies.

Segment profit or loss and segment assets as of and for the years ended December 31, 2001, 2000 and 1999 are presented in the following table (in thousands). Certain reclassifications have been made to the prior year amounts to be consistent with the 2001 presentation.

----------------------------------------------------------------------------------------------
                                  DESIGN     INDUSTRIAL    SPECIALTY    CORPORATE/
                                 PRODUCTS      FILMS         FILMS        OTHER        TOTAL
----------------------------------------------------------------------------------------------
2001
Net sales to customers.........  $213,688     $246,127     $380,545     $       -     $840,360
Intersegment sales.............     4,810        7,123        7,398       (19,331)           -
                                 -------------------------------------------------------------
Total net sales................   218,498      253,250      387,943       (19,331)     840,360
Depreciation and
   amortization................    11,258        8,057       12,726        14,976       47,017
Interest expense...............     3,012          242          107        72,627       75,988
Segment profit.................    36,077       43,889       86,682      (161,930)       4,718
Segment total assets...........   182,255      126,890      442,263       100,275      851,683
Capital expenditures...........    12,243        7,278       31,712         5,185       56,418
2000
Net sales to customers.........  $215,439     $242,621     $385,737     $       -     $843,797
Intersegment sales.............     4,531        6,664        6,211       (17,406)
                                 -------------------------------------------------------------
Total net sales................   219,970      249,285      391,948       (17,406)     843,797
Depreciation and
   amortization................    10,779        7,540       10,850        10,377       39,546
Interest expense...............     3,545          351           25        64,613       68,534
Segment profit.................    26,725       35,802       70,523      (186,826)     (53,776)
Segment total assets...........   179,692      128,928      393,754        82,660      785,034
Capital expenditures...........    18,607       11,207       22,789        13,041       65,644
1999
Net sales to customers.........  $183,341     $231,418     $398,971     $       -     $813,730
Intersegment sales.............     7,189        5,456        3,969       (16,614)
                                 -------------------------------------------------------------
Total net sales................   190,530      236,874      402,940       (16,614)     813,730
Depreciation and
   amortization................     8,095        7,030       10,822         9,072       35,019
Interest expense...............     3,397          351           27        40,253       44,028
Segment profit.................    21,350       36,044       85,814      (110,810)      32,398
Segment total assets...........   175,924      126,531      405,076        61,492      769,023
Capital expenditures...........     6,885       10,215       15,192         3,431       35,723
----------------------------------------------------------------------------------------------

A reconciliation of the totals reported for the operating segments to the totals reported in the consolidated financial statements is as follows (in thousands):

--------------------------------------------------------------------------------------------
                                                           2001         2000         1999
--------------------------------------------------------------------------------------------
PROFIT OR LOSS
Total profit for reportable segments...................  $ 166,648    $ 133,050    $ 143,208
                                                         -----------------------------------
Stock based compensation related to administrative
   employees...........................................     (7,033)
Compensation and transaction costs related to
   recapitalization....................................                 (10,754)
Plant closing costs....................................      4,588      (19,368)      (2,497)
Unallocated amounts:
   Corporate expenses..................................    (86,858)     (92,091)     (68,060)
   Interest expense....................................    (72,627)     (64,613)     (40,253)
   Other income/expense................................          -            -            -
                                                         -----------------------------------
Total Corporate/Other..................................   (161,930)    (186,826)    (110,810)
   Income (loss) from continuing operations before
      taxes............................................  $   4,718    $ (53,776)   $  32,398
                                                         -----------------------------------
ASSETS
Total assets for reportable segments...................  $ 751,408    $ 702,374    $ 707,531
Intangible assets not allocated to segments............     46,973       14,856       16,166
Other unallocated assets...............................     53,302       67,804       45,326
                                                         -----------------------------------
Total consolidated assets..............................  $ 851,683    $ 785,034    $ 769,023
--------------------------------------------------------------------------------------------

Our sales to Kimberly-Clark Corporation and its affiliates represented approximately 13%, 12% and 13% of consolidated net sales in 2001, 2000 and 1999, respectively. Substantially all of the sales to Kimberly-Clark are from the specialty films and design products operating segments. No other customers accounted for more than 10% of consolidated net sales during 2001, 2000 and 1999. The loss of Kimberly-Clark Corporation or a material reduction in sales to such customer would have a material adverse effect on our results of operations and our ability to service our indebtedness.

15. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In the case of cash and cash equivalents, the carrying amount is considered a reasonable estimate of fair value. The fair value of floating rate debt in 2001 and 2000 was obtained from market quotes. The fair value of fixed rate debt is estimated by discounting estimated future cash flows through the projected maturity using market discount rates that reflect the approximate credit risk, operating cost, and interest rate risk potentially inherent in fixed rate debt.

Fair value estimates are made at a specific point in time. Because no market exists for a significant portion of our financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, interest rate levels, and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined or relied on with any degree of certainty. Changes in assumptions could significantly affect the estimates.

Below is a summary of our financial instruments' carrying amounts and estimated fair values as of December 31, 2001 and 2000 (in thousands):

----------------------------------------------------------------------------------------------
                                                                2001                      2000
                                              ----------------------    ----------------------
                                              CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                               AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
----------------------------------------------------------------------------------------------
Financial assets--cash and cash
  equivalents...............................  $  4,818     $  4,818     $  3,060     $  3,060
                                              ------------------------------------------------
Financial liabilities:
   Floating rate debt.......................   503,311      503,311     $479,370     $418,633
   Fixed rate debt..........................   210,012      228,800      208,023      129,120
                                              ------------------------------------------------
Total financial liabilities.................  $713,323     $732,111     $687,393     $547,753
----------------------------------------------------------------------------------------------

16. RELATED-PARTY TRANSACTIONS

The accompanying consolidated financial statements for the years ended December 31, 2000 and 1999 include the following transactions with companies affiliated with Jon M. Huntsman, our majority stockholder prior to our Recapitalization (in thousands). All related-party transactions have been recorded at estimated fair market values for the related products and services.

--------------------------------------------------------------------------------
                                                               2000       1999
--------------------------------------------------------------------------------
With Huntsman Corporation and affiliates (HC)
   Inventory purchases......................................  $20,363    $21,124
   Rent expense under operating lease.......................      377        396
   Administrative expenses..................................      796      2,831
   Charitable contribution..................................        -      1,000
   Sales of film products...................................        -        258
--------------------------------------------------------------------------------

Insurance Coverage--Prior to the Recapitalization, we obtained most of our insurance coverage under policies of HC. Reimbursement payments to HC are based on premium allocations, which are determined in cooperation with an independent insurance broker and are not included in the above amounts.

Administrative Expenses--Administrative expenses were allocated to us under a cancelable services agreement which was cancelled upon completion of the Recapitalization.

Rent Expense--We were obligated to pay rent calculated as a pro rata portion (based on our percentage occupancy) of the mortgage principal and interest payments related to the HC headquarters facility. In November 2000, we relocated and paid no further rent payments.

Stockholders' Notes Receivable--Notes receivable were issued to various employees in connection with the sale of stock (see Note 10).

J.P. Morgan Partner and Affiliates--JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) is the syndication agent, and its affiliate, J.P. Morgan Chase & Co. (formerly The Chase Manhattan Corporation), is a lender under our credit facilities. Both JPMorgan Chase Bank and J.P. Morgan Chase & Co. receive customary fees under the credit facilities for acting in such capacities including approximately $0.6 million in 2001. JPMorgan Chase Bank was also a lender under our prior credit facility, and as a result, received a portion of the proceeds from the financing for the Transactions. Chase Securities Inc. was one of the initial purchasers in the offering of the $220.0 million aggregate principal amount of 13% senior subordinated notes due 2010, and was also the dealer manager for the debt tender offer and consent solicitation relating to our 9 1/8% senior subordinated notes due 2007 and received customary fees for acting in such capacities. Each of JPMorgan Chase Bank, J.P. Morgan Chase & Co. and Chase Securities Inc. are affiliates of Southwest Industrial Films, LLC, which owns approximately 53% of our outstanding common stock and currently has the right under the stockholders' agreement to appoint four of our directors, and of Flexible Films, LLC, which owns approximately 57% of our Preferred Stock.

17. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following condensed consolidating financial statements present, in separate columns, financial information for (i) Pliant Corporation (on a parent only basis) with its investment in its subsidiaries recorded under the equity method,
(ii) guarantor subsidiaries (as specified in the Indenture dated May 31, 2000 (the "Indenture") relating to Pliant Corporation's $220 million senior subordinated notes (the "Notes") on a combined basis, with any investments in non-guarantor subsidiaries specified in the Indenture recorded under the equity method, (iii) direct and indirect non-guarantor subsidiaries on a combined basis, (iv) the eliminations necessary to arrive at the information for Pliant Corporation and its subsidiaries on a consolidated basis, and (v) Pliant Corporation on a consolidated basis, in each case as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. The Notes are fully and unconditionally guaranteed on a joint and several basis by each guarantor subsidiary and each guarantor subsidiary is wholly owned, directly or indirectly, by Pliant Corporation. There are no contractual restrictions limiting transfers of cash from guarantor and non-guarantor subsidiaries to Pliant Corporation. The condensed consolidating financial statements are presented herein, rather than separate financial statements for each of the guarantor subsidiaries, because management believes that separate financial statements relating to the guarantor subsidiaries are not material to investors.

On January 1, 1999, two of our guarantor subsidiary companies, Huntsman Deerfield Films Corporation and Huntsman United Films Corporation, were merged with and into Pliant. In addition, during the first quarter of 2001, our Blessings subsidiary was merged with and into Pliant. Accordingly, these former guarantor subsidiary companies are now included as part of the "Pliant Corporation Parent Only" column for all periods presented.

                     CONDENSED CONSOLIDATING BALANCE SHEET

--------------------------------------------------------------------------------------------------------
                                       PLIANT
                                     CORPORATION                 COMBINED                   CONSOLIDATED
AS OF DECEMBER 31, 2001                PARENT       COMBINED       NON-                        PLIANT
(IN THOUSANDS)                          ONLY       GUARANTORS   GUARANTORS   ELIMINATIONS   CORPORATION
--------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents.......  $         -   $      967   $    3,851   $          -   $      4,818
   Receivables.....................       94,163        7,321       23,952              -        125,436
   Inventories.....................       65,135        9,087        9,726              -         83,948
   Prepaid expenses and other......        1,856          398          772              -          3,026
   Income taxes receivable.........          361            7          617              -            985
   Deferred income taxes...........        4,670         (314)      (1,793)             -          2,563
                                     -------------------------------------------------------------------
      Total current assets.........      166,185       17,466       37,125              -        220,776
Plant and equipment, net...........      293,628       26,386       49,310              -        369,324
Goodwill and intangible assets,
  net..............................      210,946        3,628       16,625              -        231,199
Investment in subsidiaries.........       62,837            -            -        (62,837)             -
Other assets.......................       27,188          182        3,014              -         30,384
                                     -------------------------------------------------------------------
Total assets.......................  $   760,784   $   47,662   $  106,074   $    (62,837)  $    851,683
                                     -------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY(DEFICIT)
Current liabilities:
   Trade accounts payable..........  $    81,099   $    4,678   $   15,731   $          -   $    101,508
Accrued liabilities................       36,541        1,703        4,853              -         43,097
   Current portion of long-term
      debt.........................       17,767            -            -              -         17,767
   Due to (from) affiliates........      (24,978)      22,147        2,831              -              -
                                     -------------------------------------------------------------------
      Total current liabilities....      110,429       28,528       23,415              -        162,372
Long-term debt, net of current
  portion..........................      662,556            -       33,000              -        695,556
Other liabilities..................       17,411            -        1,533              -         18,944
Deferred income taxes..............       22,108        1,625        2,423              -         26,156
                                     -------------------------------------------------------------------
      Total liabilities............      812,504       30,153       60,371              -        903,028
                                     -------------------------------------------------------------------
Minority interest..................         (104)           -          375              -            271
Redeemable stock:
   Preferred stock.................      126,149            -            -              -        126,149
   Common stock....................       16,778            -            -              -         16,778
                                     -------------------------------------------------------------------
Redeemable stock...................      142,927            -            -              -        142,927
                                     -------------------------------------------------------------------
Stockholders' (deficit):
   Common stock....................      103,362       14,020       29,616        (43,636)       103,362
   Warrants to purchase common
      stock........................       38,715            -            -              -         38,715
   Retained earnings (deficit).....     (326,356)       3,500       21,215        (24,715)      (326,356)
   Stockholders' notes
      receivable...................         (616)           -            -              -           (616)
   Accumulated other comprehensive
      loss.........................       (9,648)         (11)      (5,503)         5,514         (9,648)
                                     -------------------------------------------------------------------
      Total stockholders'
        (deficit)..................     (194,543)      17,509       45,328        (62,837)      (194,543)
                                     -------------------------------------------------------------------
Total liabilities and stockholders'
   (deficit).......................  $   760,784   $   47,662   $  106,074   $    (62,837)  $    851,683
--------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------------------
                                       PLIANT
                                     CORPORATION                 COMBINED                   CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31,        PARENT       COMBINED       NON-                        PLIANT
2001 (IN THOUSANDS)                     ONLY       GUARANTORS   GUARANTORS   ELIMINATIONS   CORPORATION
--------------------------------------------------------------------------------------------------------
Net sales..........................  $   687,349   $   45,088   $  127,254   $    (19,331)  $    840,360
Cost of sales......................      546,541       38,423       99,459        (19,331)       665,092
                                     -------------------------------------------------------------------
Gross profit.......................      140,808        6,665       27,795              -        175,268
Total operating expenses...........       89,117          690       11,280              -        101,087
                                     -------------------------------------------------------------------
Operating income...................       51,691        5,975       16,515              -         74,181
Interest expense...................      (72,563)         (82)      (3,343)             -        (75,988)
Equity in earnings of
  subsidiaries.....................       12,756            -            -        (12,756)             -
Other income (expense), net........        8,382        1,464       (3,321)             -          6,525
                                     -------------------------------------------------------------------
Income (loss) before income taxes
  and extraordinary loss...........          266        7,357        9,851        (12,756)         4,718
Income tax expense.................        2,334            -        4,452              -          6,786
                                     -------------------------------------------------------------------
Net income (loss)..................  $    (2,068)  $    7,357   $    5,399   $    (12,756)  $     (2,068)
--------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
                                       PLIANT                  COMBINED                  CONSOLIDATED
       FOR THE YEAR ENDED         CORPORATION     COMBINED         NON-                        PLIANT
DECEMBER 31, 2001 (IN THOUSANDS)  PARENT ONLY   GUARANTORS   GUARANTORS   ELIMINATIONS    CORPORATION
-----------------------------------------------------------------------------------------------------
Cash flows from operating
  activities:..................   $     3,574   $   13,290   $   13,480              -   $     30,344
                                  -------------------------------------------------------------------
Cash flows from investing
  activities:
   Proceeds from sale of
     assets....................         2,966        4,948            -              -          7,914
   Uniplast acquisition, net of
     cash acquired.............       (14,945)     (14,020)      (9,813)             -        (38,778)
   Capital expenditures for
     plant and equipment.......       (49,640)      (3,490)      (3,288)             -        (56,418)
                                  -------------------------------------------------------------------
      Net cash used in investing
        activities.............       (61,619)     (12,562)     (13,101)             -        (87,282)
                                  -------------------------------------------------------------------
Cash flows from financing
  activities:
   Payment of capitalized fees..       (1,932)           -            -              -         (1,932)
   (Payment) receipt of
     dividends.................           150            -         (150)             -              -
   Net proceeds from issuance of
     common and preferred
     stock.....................        30,991            -            -              -         30,991
   Borrowings/(payments) on
     long-term debt............        29,035            -       (3,105)             -         25,930
                                  -------------------------------------------------------------------
      Net cash provided by (used
        in) financing
        activities.............        58,244            -       (3,255)             -         54,989
                                  -------------------------------------------------------------------
Effect of exchange rate changes
  on cash and cash
  equivalents..................          (658)         229        4,136              -          3,707
                                  -------------------------------------------------------------------
Net (decrease)/increase in cash
  and cash equivalents.........          (459)         957        1,260              -          1,758
Cash and cash equivalents at
  beginning of the year........           459           10        2,591              -          3,060
                                  -------------------------------------------------------------------
Cash and cash equivalents at end
  of the year..................   $         -   $      967   $    3,851              -   $      4,818
-----------------------------------------------------------------------------------------------------

                     CONDENSED CONSOLIDATING BALANCE SHEET

-------------------------------------------------------------------------------------------------------------
                                               PLIANT                  COMBINED                  CONSOLIDATED
                                          CORPORATION     COMBINED         NON-                        PLIANT
 AS OF DECEMBER 31, 2000 (IN THOUSANDS)   PARENT ONLY   GUARANTORS   GUARANTORS   ELIMINATIONS    CORPORATION
-------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents............  $       459   $       10   $    2,591                  $      3,060
   Receivables..........................       90,670        4,966       19,422                       115,058
   Inventories..........................       64,884        6,983        7,284                        79,151
   Prepaid expenses and other...........        1,527           30          426                         1,983
   Income taxes receivable..............        1,885          (24)         897                         2,758
   Deferred income taxes................       14,431           37       (1,476)                       12,992
                                          -------------------------------------------------------------------
      Total current assets..............      173,856       12,002       29,144                       215,002
Plant and equipment, net................      268,739       16,538       47,806                       333,083
Intangible assets, net..................      185,727        2,482       17,661                       205,870
Investment in subsidiaries..............       49,611                             $    (49,611)
Other assets............................       28,593                     2,486                        31,079
                                          -------------------------------------------------------------------
Total assets............................  $   706,526   $   31,022   $   97,097   $    (49,611)  $    785,034
                                          -------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Trade accounts payable...............  $    87,970   $    5,730   $   15,318                  $    109,018
   Accrued liabilities..................       32,068        1,201        5,743                        39,012
   Current portion of long-term debt....        8,312                     1,050                         9,362
   Due to (from) affiliates.............      (10,000)      13,442       (3,442)
                                          -------------------------------------------------------------------
      Total current liabilities.........      118,350       20,373       18,669                       157,392
Long-term debt, net of current
  portion...............................      642,976                    35,055                       678,031
Other liabilities.......................       15,828                     1,557                        17,385
Deferred income taxes...................       30,206          497        2,357                        33,060
                                          -------------------------------------------------------------------
      Total liabilities.................      807,360       20,870       57,638                       885,868
                                          -------------------------------------------------------------------
Redeemable stock........................      105,177                                                 105,177
                                          -------------------------------------------------------------------
Stockholders' equity (deficit):
   Common stock.........................       87,989       14,020       29,241   $    (43,261)        87,989
   Warrants to purchase common stock....       26,500                                                  26,500
   Retained earnings (deficit)..........     (312,414)      (3,857)      15,966        (12,109)      (312,414)
   Stockholders' notes receivable.......         (825)                                                   (825)
      Accumulated other comprehensive
        loss............................       (7,261)         (11)      (5,748)         5,759         (7,261)
                                          -------------------------------------------------------------------
      Total stockholders' equity
        (deficit).......................     (206,011)      10,152       39,459        (49,611)      (206,011)
                                          -------------------------------------------------------------------
Total liabilities and stockholders'
  equity (deficit)......................  $   706,526   $   31,022   $   97,097   $    (49,611)  $    785,034
-------------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

-----------------------------------------------------------------------------------------------------------
                                        PLIANT                     COMBINED                    CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31, 2000  CORPORATION    COMBINED        NON-                         PLIANT
(IN THOUSANDS)                        PARENT ONLY   GUARANTORS    GUARANTORS    ELIMINATIONS   CORPORATION
-----------------------------------------------------------------------------------------------------------
Net sales..........................   $   707,218   $    40,670   $   113,315   $   (17,406)   $   843,797
Cost of sales......................       587,281        39,628        87,213       (17,406)       696,716
                                      ---------------------------------------------------------------------
Gross profit.......................       119,937         1,042        26,102                      147,081
          Total operating
            expenses...............       108,386         9,489        14,780                      132,655
                                      ---------------------------------------------------------------------
Operating income (loss)............        11,551        (8,447)       11,322                       14,426
Interest expense...................       (64,638)           27        (3,923)                     (68,534)
Equity in earnings of
  subsidiaries.....................         1,209                                    (1,209)
Other income (expense), net........        (6,601)        5,580         1,353                          332
                                      ---------------------------------------------------------------------
Income (loss) before income taxes
  and extraordinary item...........       (58,479)       (2,840)        8,752        (1,209)       (53,776)
Income tax expense (benefit).......       (18,946)          718         3,985                      (14,243)
                                      ---------------------------------------------------------------------
Income (loss) before extraordinary
  item.............................       (39,533)       (3,558)        4,767        (1,209)       (39,533)
Extraordinary loss.................       (11,250)                                                 (11,250)
                                      ---------------------------------------------------------------------
Net income (loss)..................   $   (50,783)  $    (3,558)  $     4,767   $    (1,209)   $   (50,783)
-----------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------
                                          PLIANT                     COMBINED                    CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31, 2000    CORPORATION    COMBINED        NON-                         PLIANT
(IN THOUSANDS)                          PARENT ONLY   GUARANTORS    GUARANTORS    ELIMINATIONS   CORPORATION
-------------------------------------------------------------------------------------------------------------
Cash flows from operating
  activities:.........................  $    38,398   $     4,895   $    16,973             -    $    60,266
                                        ---------------------------------------------------------------------
Cash flows from investing activities:
   Capital expenditures for plant and
     equipment........................      (52,042)       (6,506)       (7,096)            -        (65,644)
                                        ---------------------------------------------------------------------
      Net cash used in investing
        activities....................      (52,042)       (6,506)       (7,096)            -        (65,644)
                                        ---------------------------------------------------------------------
Cash flows from financing activities:
   Payment of capitalized fees........      (22,303)            -             -             -        (22,303)
   Payment of fees for tender offer...      (10,055)            -             -             -        (10,055)
   Proceeds from issuance of stock....      161,820             -             -             -        161,820
   (Payment) receipt of dividends.....          750             -          (750)            -
   Redemption of common stock.........     (314,034)            -             -             -       (314,034)
   Payments received from stockholder
     on note receivable...............          165             -             -             -            165
   Proceeds from long-term debt.......      691,684             -             -             -        691,684
   Principal payments on borrowings...     (497,296)            -        (9,706)            -       (507,002)
                                        ---------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities..........       10,731             -       (10,456)            -            275
                                        ---------------------------------------------------------------------
Effect of exchange rate changes on
  cash and cash equivalents...........        2,141         1,104        (4,179)            -           (934)
                                        ---------------------------------------------------------------------
Net decrease in cash and cash
  equivalents.........................         (772)         (507)       (4,758)            -         (6,037)
Cash and cash equivalents at beginning
  of the year.........................        1,231           517         7,349             -          9,097
                                        ---------------------------------------------------------------------
Cash and cash equivalents at end of
  the year............................  $       459   $        10   $     2,591             -    $     3,060
-------------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

------------------------------------------------------------------------------------------------------
                                        PLIANT                  COMBINED                  CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31,    CORPORATION     COMBINED         NON-                        PLIANT
1999 (IN THOUSANDS)                PARENT ONLY   GUARANTORS   GUARANTORS   ELIMINATIONS    CORPORATION
------------------------------------------------------------------------------------------------------
Net sales........................  $   696,431   $   24,637   $  109,276   $    (16,614)  $    813,730
Cost of sales....................      566,564       23,177       82,625        (16,614)       655,752
                                   -------------------------------------------------------------------
Gross profit.....................      129,867        1,460       26,651              -        157,978
Total operating expenses.........       59,228        7,572       15,187              -         81,987
                                   -------------------------------------------------------------------
Operating income.................       70,639       (6,112)      11,464              -         75,991
Interest expense.................      (40,307)           -       (3,721)             -        (44,028)
Equity in earnings of
  subsidiaries...................        3,892            -            -         (3,892)
Other income (expense), net......       (6,069)       6,081          423              -            435
                                   -------------------------------------------------------------------
Income before income taxes.......       28,155          (31)       8,166         (3,892)        32,398
Income tax expense...............        9,844         (235)       4,478              -         14,087
                                   -------------------------------------------------------------------
Net income.......................  $    18,311   $      204   $    3,688   $     (3,892)  $     18,311
------------------------------------------------------------------------------------------------------

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
                                        PLIANT                 COMBINED                  CONSOLIDATED
FOR THE YEAR ENDED DECEMBER 31,    CORPORATION     COMBINED        NON-                        PLIANT
1999 (IN THOUSANDS)                PARENT ONLY   GUARANTORS  GUARANTORS   ELIMINATIONS    CORPORATION
-----------------------------------------------------------------------------------------------------
Cash flows from operating
  activities:....................  $    50,310   $    (332)  $    1,475              -   $     51,453
                                   ------------------------------------------------------------------
Cash flows from investing
  activities:
   Proceeds from sale of
     assets......................           98        1,093           -              -          1,191
   Payments for acquisitions.....      (11,812)         314           -              -        (11,498)
   Capital expenditures for plant
     and equipment...............      (31,280)       (585)      (3,858)             -        (35,723)
                                   ------------------------------------------------------------------
      Net cash used in investing
        activities...............      (42,994)       (822)      (3,858)             -        (46,030)
                                   ------------------------------------------------------------------
Cash flows from financing
  activities:
   Proceeds from issuance of
     common stock................          986            -           -              -            986
   Payments received from
     stockholders' notes
     receivable..................          135            -           -              -            135
   Payments on long-term debt....      (15,319)           -      (2,531)             -        (17,850)
                                   ------------------------------------------------------------------
      Net cash used in financing
        activities...............      (14,198)           -      (2,531)             -        (16,729)
                                   ------------------------------------------------------------------
Effect of exchange rate changes
  on cash and cash equivalents...          216           18         952              -          1,186
                                   ------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents...........       (6,666)         508      (3,962)             -        (10,120)
Cash and cash equivalents at
  beginning of the year..........        7,897            9      11,311              -         19,217
                                   ------------------------------------------------------------------
Cash and cash equivalents at end
  of the year....................  $     1,231   $      517  $    7,349              -   $      9,097
-----------------------------------------------------------------------------------------------------

18. OTHER INCOME

Other income for the year ended December 31, 2001 includes the proceeds and assets received from a settlement with a potential new customer and other less significant items.

                      PLIANT CORPORATION AND SUBSIDIARIES

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS

-----------------------------------------------------------------------------------------------
                                                                    ADDITIONS
                                                                      CHARGED
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000            BALANCE AT    TO COSTS           BALANCE
AND 1999 (IN THOUSANDS)                                 BEGINNING         AND            AT END
DESCRIPTION                                               OF YEAR    EXPENSES   OTHER   OF YEAR
-----------------------------------------------------------------------------------------------
Allowance for Doubtful Accounts:
2001...............................................  $      2,166  $      155   $ 117(1 $2,438
                                                                                     2)
2000...............................................         2,115                  51(1)  2,166
1999...............................................         2,570         518   (973)(1)  2,115
-----------------------------------------------------------------------------------------------

(1) Represents the net of accounts written off against the allowance and recoveries of previous write-offs.

(2) Represents allowance acquired in the Uniplast acquisition.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Uniplast Holdings Inc.:

We have audited the accompanying consolidated balance sheet of Uniplast Holdings Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniplast Holdings Inc. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 5 to the financial statements, the Company is in violation of certain covenants related to its lending agreement, which has placed the Company in default of its lending agreement, which raises substantial doubt about its ability to continue as a going concern.

KPMG LLP
Boston, Massachusetts
June 4, 2001

                             UNIPLAST HOLDINGS INC.

                           CONSOLIDATED BALANCE SHEET

-------------------------------------------------------------------------
                        DECEMBER 31,                             2000
-------------------------------------------------------------------------
ASSETS
Current assets:
   Cash.....................................................  $   469,534
   Trade accounts receivable, less allowance for doubtful
     accounts of $779,821...................................   12,026,217
   Inventories (note 3).....................................    8,163,256
   Deferred income taxes (note 10)..........................    1,206,302
   Prepaid expenses and other current assets................      616,969
                                                              -----------
      Total current assets..................................   22,482,278
                                                              -----------
Property, plant and equipment (note 4)......................   28,212,609
Less accumulated depreciation...............................   (5,762,742)
                                                              -----------
      Net property, plant and equipment.....................   22,449,867
                                                              -----------
Goodwill, net...............................................   28,118,356
Other assets, net...........................................      902,675
                                                              -----------
                                                              $73,953,176
                                                              -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt (note 5)...............  $37,329,641
   Trade accounts payable...................................    8,583,853
   Accrued expense (note 8).................................    3,780,505
   Due to affiliated company (note 12)......................    2,000,000
   Income taxes payable.....................................      159,537
                                                              -----------
      Total current liabilities.............................   51,853,536
Commitments and contingencies (notes 6 and 7)...............
Long-term debt (note 5).....................................      134,479
Deferred income taxes (note 10).............................    1,776,871
Minority interest (note 6)..................................    1,639,257
                                                              -----------
      Total liabilities.....................................   55,404,143
                                                              -----------
Stockholders' equity (note 11):
   Common shares, $.01 par; 2,000,000 shares authorized;
     1,420,711 shares issued and outstanding at December 31,
     2000...................................................       14,207
   Additional paid-in capital...............................   24,880,396
   Treasury stock, at cost, 2,500 shares....................      (50,000)
   Accumulated deficit......................................   (5,607,221)
   Accumulated other comprehensive loss.....................     (688,349)
                                                              -----------
      Total stockholders' equity............................   18,549,033
                                                              -----------
                                                              $73,953,176
-------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             UNIPLAST HOLDINGS INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

-------------------------------------------------------------------------
                YEAR ENDED DECEMBER 31, 2000                     2000
-------------------------------------------------------------------------
Sales.......................................................  $86,967,075
Cost of sales...............................................   78,242,314
                                                              -----------
      Gross profit..........................................    8,724,761
Operating expenses:
   Selling, general and administrative expense..............    7,372,831
   Goodwill amortization....................................    1,626,460
                                                              -----------
      Loss from operations..................................     (274,530)
Other expense:
   Interest expense.........................................    3,821,330
   Management fee (note 12).................................      750,000
   Other expense............................................       42,107
                                                              -----------
      Loss before income tax expense........................   (4,887,967)
Income tax expense (note 10)................................      554,873
                                                              -----------
      Net loss..............................................  $(5,442,840)
-------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             UNIPLAST HOLDINGS INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME

------------------------------------------------------------------------------------------------------------
                        NUMBER
                       OF SHARES
                       ---------                                                   ACCUMULATED
                        COMMON              ADDITIONAL   TREASURY                     OTHER
     YEAR ENDED          STOCK     COMMON    PAID-IN      STOCK     ACCUMULATED   COMPREHENSIVE
  DECEMBER 31, 2000     ISSUED     STOCK     CAPITAL     AT COST      DEFICIT     INCOME (LOSS)     TOTAL
------------------------------------------------------------------------------------------------------------
Balances at December
   31, 1999..........    889,750   $8,898   17,786,102   (50,000)      (164,381)       (129,862)  17,450,757
Issuance of common
   stock.............    530,961    5,309    7,094,294         -              -               -    7,099,603
Comprehensive income:
   Net loss..........          -        -            -         -     (5,442,840)              -   (5,442,840)
   Pension liability
      adjustment.....          -        -            -         -              -        (238,610)    (238,610)
   Foreign currency
      translation
      adjustment.....          -        -            -         -              -        (319,877)    (319,877)
                       -------------------------------------------------------------------------------------
   Comprehensive
      income.........                                                                             (6,001,327)
                       -------------------------------------------------------------------------------------
Balances at December
   31, 2000..........  1,420,711   $14,207  24,880,396   (50,000)    (5,607,221)       (688,349)  18,549,033
------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             UNIPLAST HOLDINGS INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

-------------------------------------------------------------------------
                YEAR ENDED DECEMBER 31, 2000
-------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES:
Net loss....................................................  $(5,442,840)
Adjustments to reconcile net loss to net cash provided by
   operating activities:
   Depreciation and amortization............................    4,319,200
   Deferred income taxes....................................       40,535
   Increase (decrease) in:
      Trade accounts receivable.............................    1,146,211
      Inventories...........................................     (748,855)
      Prepaid expenses and other current assets.............      (69,860)
      Trade accounts payable and accrued expenses...........    3,131,475
      Income taxes payable..................................      (49,732)
      Amount due to affiliate...............................      750,000
      Other assets and liabilities, net.....................      (96,251)
                                                              -----------
         Net cash provided by operating activities..........    2,979,883
                                                              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for plant and equipment................   (6,824,360)
                                                              -----------
         Net cash used in investing activities..............   (6,824,360)
                                                              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................    3,940,036
Principal payments on long-term debt........................   (6,263,312)
Issuance of common stock....................................    7,099,603
Minority interest...........................................     (554,900)
                                                              -----------
         Net cash provided by financing activities..........    4,221,427
                                                              -----------
Effect of exchange rates on cash............................     (250,389)
Net increase in cash........................................      126,561
Cash, beginning of year.....................................      342,973
                                                              -----------
Cash, end of year...........................................  $   469,534
-------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                             UNIPLAST HOLDINGS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2000

(1) BUSINESS FORMATION AND ORGANIZATION

Uniplast Holdings Inc., a Delaware corporation ("Uniplast") and, collectively with its subsidiaries, the ("Company") operates plants engaged in the manufacture of a range of polyethylene, surlyn, polyester, multi-layer packaging, industrial films and cast-embossed films for a variety of uses. The Company manufactures its products at two plants located in Ontario, Canada and five plants located in Florida, Indiana, Massachusetts and Rhode Island. The Company sells its products principally in the eastern half of North America, with some of the cast-embossed films being exported to the Caribbean and South America. The Company's sales are spread over a diverse base of approximately 800 customers.

Uniplast was created April 3, 1998 through the issuance of 886,500 common shares, $.01 par value, to Perry Acquisition Partners--2, L.P. ("Perry").

Concurrently, with its creation in April 1998, Uniplast acquired Uniplast Industries, Inc. ("Industries Inc."), a Nova Scotia Company, in a series of transactions, through a newly formed Nova Scotia Company, Uniplast Industries Company ("Industries Company") as follows:

       - Industries Company acquired 100% of the outstanding shares of Industries, Inc. for cash paid of $36,841,109, repurchase of options of $330,798, repayment of loans of $349,620 and the issuance of 113,500 shares of Industries Company common stock having an ascribed value at the date of the acquisition of $2,444,157. The transaction was financed through the issuance of 886,500 Industries Company common shares to Uniplast and borrowings under the Company's credit agreement (see note
       5). Immediately following these transactions, Uniplast was the majority owner of Industries Company, owning approximately 89% of Industries Company outstanding common shares (see note 6).

       - Subsequent to Industries Company's acquisition of Industries Inc., Industries Inc. was merged into Industries Company.

       - Industries Company exchanged its interest in its wholly-owned U.S. subsidiary, Uniplast U.S., Inc. ("Uniplast U.S.,"), for preferred shares of Uniplast U.S. Also at this time, Uniplast subscribed for common shares of Uniplast U.S.

The acquisition was accounted for by the Company using the purchase method of accounting. The consolidated balance sheet as of December 31, 1998 includes the allocation of the purchase price to the assets acquired and liabilities assumed based on fair value. The allocation resulted in $33,007,138 of goodwill at April 30, 1998, the date of the acquisition, which represents the excess of purchase price over the estimated fair value of the net assets acquired.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company since its inception, April 3, 1998, and its subsidiaries since their acquisition, April 30, 1998. The acquisition of the subsidiaries was accounted for using the purchase method of accounting.

(B) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's operating subsidiaries are majority-owned Industries Company (see note 6) and wholly-owned Uniplast U.S. Uniplast U.S. consists of wholly-owned subsidiaries Pierson Industries, Inc. ("Pierson"), Turex, Inc., ("Turex") and Uniplast Midwest, Inc. ("Midwest"). All significant intercompany transactions and balances have been eliminated in consolidation.

(C) REVENUE RECOGNITION

Revenue is recognized at the time the product is shipped. Provision is made for estimated returns and allowances based on historical experience.

(D) USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(E) INVENTORIES

Finished goods are stated at the lower of cost or net realizable value. Raw materials and supplies are stated at the lower of cost or market. Cost is determined on a first-in, first-out ("FIFO") basis.

(F) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is provided on a straight-line method based on estimated useful lives of the assets.

Annual rates of depreciation are as follows:

----------------------------------------------------------------------------
                                                                PERCENTAGE
                                                                 OF COST
----------------------------------------------------------------------------
Buildings...................................................            3-5%
Machinery and equipment.....................................           7-33%
Office equipment............................................          10-33%
----------------------------------------------------------------------------

Leasehold improvements are amortized over their estimated useful lives or lease period, whichever is shorter.

(G) GOODWILL

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, estimated to be 20 years.

The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds.

(H) STOCK OPTION PLAN

The Company accounts for its stock option plans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

(I) FINANCING FEE

Included in other assets is a net financing fee of $839,569 at December 31, 2000, paid pursuant to the Company's 1999 credit agreement. The financing fee is being amortized on a straight-line basis over seven years, the term of the credit agreement. Amortization expense was $162,630 for 2000.

(J) TRANSLATION OF FOREIGN CURRENCIES

The Company's foreign subsidiary is considered self-sustaining and its financial statements are translated into U.S. dollars using the current rate method. Under this method, assets and liabilities are translated to U.S. dollars at the year-end exchange rate and items included in the statement of operations are translated at a weighted average rate for the period. The resulting translation gains or losses are deferred as a separate component of accumulated other comprehensive income.

(K) INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(L) CASH FLOW INFORMATION

Cash paid for interest and income taxes in fiscal year 2000 was $3,403,615 and $551,211, respectively.

(M) FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, accounts payable and due to affiliate approximate fair values due to the short maturity of these instruments. The fair value of long-term debt approximates the carrying value because the interest rates associated with the long-term debt are floating rates.

(N) NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The effective date of SFAS 133 was deferred one year by SFAS 137 which was issued in 1999. As a result, the Company adopted the Standard effective January 1, 2001. The initial adoption of the Standard did not have a material impact on the Company's financial position or results of operations.

(O) SEGMENT REPORTING

The Company follows SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas, and major customers. Uniplast operates in one segment in the United States and Canada. The following table presents financial information by country based on location of production.

-----------------------------------------------------------------------------------
                                                              NET       LONG-LIVED
                                                             SALES        ASSETS
-----------------------------------------------------------------------------------
United States...........................................  $58,570,928   $28,766,448
Canada..................................................   28,396,147    22,704,450
                                                          -------------------------
      Total.............................................  $86,967,075   $51,470,898
-----------------------------------------------------------------------------------

(3) INVENTORIES

Inventories consist of the following:

------------------------------------------------------------------------
Raw materials...............................................  $4,989,005
Finished goods..............................................   3,038,668
Supplies....................................................     135,583
                                                              ----------
                                                              $8,163,256
------------------------------------------------------------------------

(4) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

---------------------------------------------------------------------------
Land........................................................    $ 1,343,374
Buildings...................................................      3,470,884
Machinery and equipment.....................................     22,400,546
Office equipment............................................        997,805
                                                                -----------
                                                                $28,212,609
---------------------------------------------------------------------------

Depreciation expense was $2,530,110 for 2000.

(5) DEBT

Long-term debt consists of the following:

-------------------------------------------------------------------------
U.S. term loan payable to bank..............................  $15,428,841
U.S. revolving credit loan payable to bank..................    5,900,000
Canadian term loan payable to bank..........................   14,000,700
Canadian revolving credit loan payable to bank..............    2,000,100
Other long-term debt and capital leases.....................      134,479
                                                              -----------
                                                               37,464,120
Less current maturities.....................................   37,329,641
                                                              -----------
                                                              $   134,479
-------------------------------------------------------------------------

The Company's bank financing consists of a credit agreement (the "Credit Agreement") with two financial institutions. The Credit Agreement includes a Canadian Revolving Credit Loan ("Canadian Credit Facility"), a U.S. Revolving Credit Loan ("U.S. Credit Facility"), a Canadian Term Loan and a U.S. Term Loan.

Under the terms of the Credit Agreement, the sum of all outstanding loans and letters of credit on the Canadian and U.S. Credit Facilities may not exceed the sum of 85% of eligible accounts receivable (as defined) and 65% of eligible inventory (as defined) provided that the amount attributable to eligible inventory may not exceed a maximum of $2.8 million for the Canadian Credit Facility and $8.0 million for the U.S. Credit Facility. Under the Canadian and U.S. Credit Facilities the Company may borrow, repay, and reborrow principal at various rates as defined in the Credit Agreement prior to the termination of the Credit Agreement in March 2005. Commitment fees on these revolving credit agreements are three-eighths of one percent or one-half of one percent per annum, depending on the Company's leverage ratio on a trailing four-quarter basis, on the unadvanced portion of the respective Credit Facility. The U.S. Credit Facility borrowings bear interest at rates between 9.74% and 11.50%, at December 31, 2000. In addition to the loans outstanding under the Credit Agreement, at December 31, 2000 there were letters of credit of $90,854 and $0 outstanding under the Canadian and U.S. Revolving Credit Facilities, respectively.

The Canadian Term Loan was issued by way of a single borrowing of $17,144,857 and is required to be repaid by way of quarterly installments of $114,206 beginning in 1998, escalating annually to quarterly installments of $1,033,905 in 2005, plus interest at the bankers acceptance rate plus a margin (as defined). The U.S. Term Loan was issued by way of a single borrowing of $18,000,000 and is required to be repaid by way of quarterly installments of $128,571 beginning in 1998, escalating, annually to quarterly installments of $1,157,142 in 2005, plus interest at LIBOR plus 3%. Borrowings outstanding under the Canadian Term Loan bear interest at rates between 9.79% and 10.00% at December 31, 2000. Borrowings outstanding under the U.S. Term Loan bear interest at 9.78% at December 31, 2000. Amounts borrowed under the Credit Agreement are secured by substantially all of the assets of the Company.

The Credit Agreement contains certain financial and operating covenants. At December 31, 2000, the Company failed to meet certain financial covenants under its primary lending facility. The covenants were amended to bring the Company into compliance with the Credit Agreement. This amendment included a forbearance agreement up to and including May 31, 2001. The Company has not met the requirements of the forbearance agreement and could be considered in default under its lending agreement. Therefore, all of the outstanding balances under the Credit Agreement have been classified as current.

Management plans to meet with its lenders to reach an appropriate settlement to amend the Credit Agreement. In addition, management is pursuing the sale of the Company and has entered into merger discussions with Pliant Corporation ("Pliant"). Under a draft merger agreement, Pliant would acquire 100% of the outstanding shares of the Company for Pliant common stock and the assumption of the Company's debt. At the close of the acquisition, Pliant would refinance the outstanding balances under the Company's Credit Agreement.

Pursuant to the Credit Agreement the Company has entered interest rate swap agreements to reduce the potential impact of increases in interest rates on its variable rate long-term debt. At December 31, 1999, the Company was a party to interest rate swap agreements with a term of two years and expiring on June 30, 2000. The agreements entitle the Company to receive from the counter-party (a major bank), on a quarterly basis, the amount, if any, by which the Company's interest payments on $18 million of the borrowings under the Credit Agreement due in 2005, exceed 5.79%. Approximately $25,000 was received by the Company during the year ended December 31, 2000. Other parties to the agreements expose the Company to credit losses for the periodic settlements of amounts due under the interest rate swaps in the event of non-performance.

(6) MINORITY INTEREST

Minority interest consists of approximately 7% of the outstanding common shares of Industries Company. The minority interest is owned by various members of management. Each minority owner has the right to exchange its common shares of Industries Company for an equal number of common shares of the Company at any time. Furthermore, the minority owners are obligated to exchange their Industries Company shares for Company shares upon the occurrence of certain events. The Company may elect to purchase from a minority owner all of its common shares of the Company or Industries Company, upon the occurrence of certain events. Due to the restrictive nature of the minority shares, and the stock conversion obligations, the minority portion of income or loss of Industries Company is not recorded currently in the financial statements.

During 2000, 27,745 Industries Company shares held by minority owners were converted one for one for Company shares at a price of $20 per share.

(7) LEASES

The Company is obligated under various leases for its premises, vehicles and equipment that expire at various dates through 2005. Future minimum lease payments as of December 31, 2000 are as follows:

------------------------------------------------------------------------
2001........................................................  $  333,779
2002........................................................     245,171
2003........................................................     186,404
2004........................................................     130,627
2005........................................................     105,251
                                                              ----------
      Total future minimum payments.........................  $1,001,232
------------------------------------------------------------------------

Rent expense for fiscal 2000 was $341,648.

(8) PENSION PLANS

Two of the Company's subsidiaries, Pierson and Turex, maintain defined benefit pension plans for certain hourly and salaried employees. The following provides a reconciliation of benefit obligations, plan assets and funded status of the plans for 2000.

------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year...................  $2,868,237
   Service cost.............................................      78,044
   Interest cost............................................     217,238
   Plan amendments..........................................           -
   Benefits paid............................................    (287,849)
   Actuarial (gain) loss....................................     194,793
                                                              ----------
      Benefit obligation at end of year.....................  $3,070,463
------------------------------------------------------------------------
Change in plan assets:
   Fair value of plan assets at beginning of year...........  $2,728,330
   Actual return on plan assets.............................     (21,167)
   Employer contributions...................................     115,875
   Benefits paid............................................    (287,849)
   Fees.....................................................           -
                                                              ----------
      Fair value of plan assets at end of year..............  $2,535,189
------------------------------------------------------------------------
Reconciliation of funded status:
   Funded status............................................  $ (535,274)
   Unrecognized actuarial gain..............................     240,266
   Unrecognized prior service cost..........................      51,069
                                                              ----------
      Net amount recognized at year end.....................  $ (243,939)
------------------------------------------------------------------------

The following table provides the amounts recognized in the consolidated balance sheet at December 31, 2000:

-----------------------------------------------------------------------
Prepaid benefit cost........................................  $  82,211
Accrued benefit liability...................................   (615,829)
Intangible asset............................................     51,069
Accumulated other comprehensive income......................    238,610
                                                              ---------
      Net amount recognized at year end.....................  $(243,939)
-----------------------------------------------------------------------

The assumptions used in the measurements of the Company's benefit obligation as of December 31, 2000 are shown in the following table:

-----------------------------------------------------------------------------
                                                              PIERSON   TUREX
-----------------------------------------------------------------------------
Weighted-average assumptions:
Discount rate...............................................   7.50%    6.00%
Expected return on plan assets..............................   8.50%    7.00%
Rate of compensation increase...............................     N/A      N/A
-----------------------------------------------------------------------------

The following table provides the components of net periodic benefit cost for the plans for fiscal year 2000:

-----------------------------------------------------------------------
Components of net periodic benefit cost:
Service cost................................................  $  78,044
Interest cost...............................................    217,238
Expected return of plan assets..............................   (221,582)
Amortization of prior service cost..........................      5,107
                                                              ---------
      Net periodic benefit cost.............................  $  78,807
-----------------------------------------------------------------------

(9) CONCENTRATIONS OF CREDIT RISK

Financial instruments which subject the Company to concentrations of credit risk consist primarily of trade receivables. The Company's trade receivables are derived from sales to manufacturers, resellers and distributors in the plastics industry. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary. The Company provides for potential credit losses.

(10) INCOME TAXES

Income tax expense (benefit) attributable to income from operations for the year ended December 31, 2000 consists of the following:

-----------------------------------------------------------------------------------
                                                   CURRENT     DEFERRED     TOTAL
-----------------------------------------------------------------------------------
Federal.........................................  $(136,030)         -     (136,030)
State...........................................     92,000    (30,282)      61,718
Foreign.........................................    558,368     70,817      629,185
                                                  ---------------------------------
                                                  $ 514,338     40,535      554,873
-----------------------------------------------------------------------------------

The following is a reconciliation between the statutory federal income tax rate and the Company's effective rate for the year ended December 31, 2000:

---------------------------------------------------------------------
Statutory federal income tax rate...........................  (34.0)%
State income taxes, net of federal income tax benefit.......      0.7
Valuation reserve movement..................................     34.7
Goodwill amortization.......................................     10.2
Other permanent.............................................     (0.3)
Other, net..................................................    (12.8)
Foreign taxes...............................................     12.9
                                                              -------
                                                                11.4%
---------------------------------------------------------------------

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 are as follows:

-------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Accounts receivable, principally due to allowance for
     doubtful accounts......................................  $   306,608
   Accrued liability relating to compensation related
     expense................................................       80,942
   Other accrued liabilities................................    1,028,384
   Operating loss and credit carryforwards..................    1,669,565
                                                              -----------
      Total gross deferred tax assets.......................    3,085,499
      Less valuation allowance..............................   (1,696,850)
                                                              -----------
      Net deferred tax assets...............................    1,388,649
                                                              -----------
DEFERRED TAX LIABILITIES:
   Inventory, principally due to additional costs
     capitalized for tax purposes and accrued reserves......      (25,476)
   Intangible assets, principally due to differences in
     capitalization and amortization methods................      (14,286)
   Fixed assets, principally due to accelerated tax
     depreciation...........................................   (1,919,456)
                                                              -----------
      Total gross deferred tax liabilities..................   (1,959,218)
                                                              -----------
      Net deferred tax liability............................  $  (570,569)
-------------------------------------------------------------------------

A valuation allowance is provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The net deferred tax assets reflect management's estimate of the amount which will be realized from future taxable income which can be predicted with reasonable certainty. At December 31, 2000, the Company has net operating loss carryforwards for federal income tax purposes of approximately $500,000 which are available to offset future federal taxable income, if any. The net operating loss carryforwards and unused tax credits may be limited in the event of certain changes in ownership interest of the majority shareholder. Of this net operating loss $234,000 is limited to annual use of approximately $33,000 due to a prior year change in ownership.

(11) STOCK OPTION PLAN

During 1999, the shareholders of the Company adopted the 1998 Stock Award and Incentive Plan (the "Plan"). The plan provides for stock options to be granted to certain groups of employees, officers, directors, consultants and advisors of the Company under specified circumstances. The options vest in equal installments over a ten-year period beginning with the anniversary date of the grant, with the exception of those held by persons deemed to own more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation, in which case the vesting period is reduced to five years. In the event that a change in control, as defined in the Plan, occurs, all of the options that have not yet vested will vest. Under this plan, 200,000 shares have been reserved, of which 41,350 shares of common stock have been authorized to be issued. The option price is equal to the fair market price on the grant date.

The Company applies the provisions of APB Opinion No. 25 in accounting for its stock options and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been increased (decreased) to the pro forma amounts indicated below:

-------------------------------------------------------------------------
Net income (loss) as reported...............................  $(5,442,840)
                                                              -----------
Pro forma net income (loss).................................  $(5,477,808)
-------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the minimum value method and the risk-free interest rate for investment instruments with maturities similar to the lives of the options granted. For options granted during the year ended December 31, 1999, a ten-year life and an interest rate of 5.65% were used to value the options. There were no options granted during the year ended December 31, 2000. The per share weighted-average fair value of stock options granted during the year ended December 31, 1999 was $8.46.

A summary of stock option activity for the year ended December 31, 2000 is as follows:

--------------------------------------------------------------------------------
                                                                       WEIGHTED-
                                                                        AVERAGE
                                                                       EXERCISE
                                                                         PRICE
                                                              SHARES   PER SHARE
--------------------------------------------------------------------------------
Options outstanding, December 31, 1999......................  41,350    $20.00
Options granted.............................................       -         -
                                                              ------------------
Options outstanding, December 31, 2000......................  41,350    $20.00
--------------------------------------------------------------------------------

At December 31, 2000, there were 12,405 options exercisable, and 158,650 shares available for future grants.

The following is a summary of information relating to options outstanding at December 31, 2000:

-------------------------------------------------------------------------------
         OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
--------------------------------------   --------------------------------------
                            WEIGHTED-
              NUMBER         AVERAGE     WEIGHTED-       NUMBER       WEIGHTED-
          OUTSTANDING AT    REMAINING     AVERAGE    EXERCISABLE AT    AVERAGE
EXERCISE   DECEMBER 31,    CONTRACTUAL   EXERCISE     DECEMBER 31,    EXERCISE
 PRICE         2000           LIFE         PRICE          2000          PRICE
-------------------------------------------------------------------------------
$  20.00      41,350          8 years     $20.00         12,405        $20.00
-------------------------------------------------------------------------------

(12) RELATED PARTY TRANSACTIONS

The Company was charged management fees of $750,000 by Perry in 2000.

(13) SUBSEQUENT EVENTS

In March 2001, the Company sold its facility in Jacksonville, Florida for $750,000. The Company recorded a loss of approximately $168,000 on the transaction.

As discussed in note 5, the Company has failed to meet certain covenants under its primary lending facility. As a result, the Company could be deemed to be in default under its lending agreement.

(14) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The condensed consolidating financial statements present, in separate columns, financial information for (1) Uniplast Holdings Inc., Uniplast U.S., Inc., Pierson Industries, Inc., Turex, Inc. and Uniplast Midwest, Inc. (the "guarantor companies"), (2) Uniplast Industries Company and its consolidated subsidiaries (the "non-guarantor" company), (3) eliminations necessary to arrive at the consolidated Uniplast Holdings Inc. financial statements, and (4) Uniplast Holdings Inc. consolidated financial statements, in each case as of and for the year ended December 31, 2000. Uniplast U.S., Inc. and Uniplast Industries Company are wholly owned subsidiaries of Uniplast Holdings Inc., Pierson Industries, Inc., Turex, Inc., and Uniplast Midwest, Inc. are wholly owned subsidiaries of Uniplast U.S., Inc.

The information is provided to assist potential acquirers (as discussed in note
5) with public debt offerings which would be guaranteed by the guarantor companies.

(A) CONDENSED CONSOLIDATING BALANCE SHEET

-----------------------------------------------------------------------------------------------------
                                                                                        CONSOLIDATED
      YEAR ENDED DECEMBER 31, 2000          GUARANTOR    NON-GUARANTOR                    UNIPLAST
             (IN THOUSANDS)                 COMPANIES       COMPANY      ELIMINATIONS   HOLDINGS INC.
-----------------------------------------------------------------------------------------------------
ASSETS
Cash.....................................  $       185    $       285    $         -     $       470
Trade accounts receivable, less allowance
   for doubtful accounts.................        8,628          3,388             10          12,026
Inventories..............................        5,821          2,336              6           8,163
Deferred income taxes....................        1,206              -              -           1,206
Prepaid expenses and other current
   assets................................          347            270              -             617
                                           ----------------------------------------------------------
            Total current assets.........       16,187          6,279             16          22,482
Property, plant and equipment............       20,920          7,261             32          28,213
Less: accumulated depreciation...........       (3,807)        (1,956)             -          (5,763)
                                           ----------------------------------------------------------
      Net property, plant and
         equipment.......................       17,113          5,305             32          22,450
Goodwill, net............................       10,796         17,322              -          28,118
Investments..............................       17,730              -        (17,730)              -
Other assets, net........................          825             78              -             903
                                           ----------------------------------------------------------
            Total assets.................  $    62,651    $    28,984    $   (17,682)    $    73,953
                                           ----------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt........       21,329         16,001              -          37,330
Trade accounts payable...................        6,130          2,352            102           8,584
Accrued expense..........................        3,865            (32)           (52)          3,781
Due to affiliated company................        2,000              -              -           2,000
Income taxes payable.....................          231            (72)             -             159
                                           ----------------------------------------------------------
            Total current liabilities....       33,555         18,249             50          51,854
Long-term debt...........................          134              -              -             134
Deferred income taxes....................        1,224            552              -           1,776
Minority interest........................            -          1,639              -           1,639
                                           ----------------------------------------------------------
            Total liabilities............       34,913         20,440             50          55,403
Intercompany.............................        7,691         (8,496)           805               -
Shareholders' equity:
Common shares............................           14              -              -              14
Additional paid in capital...............       24,881         17,730        (17,730)         24,881
Treasury stock...........................          (50)             -              -             (50)
Retained earnings (accumulated
   deficit)..............................       (5,690)           140            (57)         (5,607)
Accumulated other comprehensive loss.....          892           (830)          (750)           (688)
                                           ----------------------------------------------------------
            Total stockholders' equity...       20,047         17,040        (18,537)         18,550
                                           ----------------------------------------------------------
            Total liabilities and
              stockholders equity........  $    62,651    $    28,984    $   (17,682)    $    73,953
-----------------------------------------------------------------------------------------------------

(B) CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

-----------------------------------------------------------------------------------------------------
                                                                                        CONSOLIDATED
      YEAR ENDED DECEMBER 31, 2000          GUARANTOR    NON-GUARANTOR                    UNIPLAST
             (IN THOUSANDS)                 COMPANIES       COMPANY      ELIMINATIONS   HOLDINGS INC.
-----------------------------------------------------------------------------------------------------
Sales....................................  $    58,600    $    28,397    $       (30)    $    86,967
Cost of sales............................       54,293         23,979            (30)         78,242
                                           ----------------------------------------------------------
   Gross profit..........................        4,307          4,418              -           8,725
Operating expenses:
   Selling, general and administrative
      expense............................        5,608          1,765              -           7,373
   Goodwill amortization.................          605          1,022              -           1,627
                                           ----------------------------------------------------------
      Income (loss) from operations......       (1,906)         1,631              -            (275)
Other expense:
   Interest expense......................        2,567          1,255              -           3,822
   Management fee........................          750              -              -             750
   Other expense (income)................           47             (5)             -              42
                                           ----------------------------------------------------------
      Income (loss) before income tax
         expense (benefit)...............       (5,270)           381              -          (4,889)
Income tax expense (benefit).............          (75)           629              -             554
                                           ----------------------------------------------------------
      Net loss...........................  $    (5,195)   $      (248)   $         -     $    (5,443)
-----------------------------------------------------------------------------------------------------

(C) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

-----------------------------------------------------------------------------------------------------
                                                                                        CONSOLIDATED
      YEAR ENDED DECEMBER 31, 2000          GUARANTOR    NON-GUARANTOR                    UNIPLAST
             (IN THOUSANDS)                 COMPANIES       COMPANY      ELIMINATIONS   HOLDINGS INC.
-----------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating
   activities:
   Net loss..............................  $    (5,195)   $      (248)   $         -     $    (5,443)
   Adjustments to reconcile net loss to
      net cash provided by (used in)
      operating activities:
      Depreciation and amortization......        2,435          1,884              -           4,319
      Deferred income taxes..............           41              -              -              41
      Changes in assets and liabilities:
      (Increase) decrease in current
         assets:
         Trade accounts receivable.......          101          1,056            (10)          1,147
         Inventories.....................         (848)            48             51            (749)
         Prepaid expenses and other
            current assets...............         (243)           173              -             (70)
(Decrease) increase in current
liabilities:
   Trade accounts payable and accrued
      expenses...........................        2,451            583             97           3,131
   Income tax payable....................          182           (232)             -             (50)
   Due to affiliate......................          750              -              -             750
   Other assets and liabilities, net.....          120            (78)          (138)            (96)
                                           ----------------------------------------------------------
      Net cash provided by (used in)
         operating activities............         (206)         3,186              -           2,980
Cash flows from investing activities:
   Capital expenditures for plant and
      equipment..........................       (5,757)        (1,067)             -          (6,824)
                                           ----------------------------------------------------------
      Net cash used in investing
         activities......................       (5,757)        (1,067)             -          (6,824)
Cash flows from financing activities:
   Proceeds from issuance of long-term
      debt...............................        3,250            690              -           3,940
   Principal payments on long-term
      debt...............................       (5,264)        (1,000)             -          (6,264)
   Issuance of common stock..............        7,100              -              -           7,100
   Minority interest.....................            -           (555)             -            (555)
                                           ----------------------------------------------------------
      Net cash provided by (used in)
         financing activities............        5,086           (865)             -           4,221
Effect of exchange rate changes on
   cash..................................          432           (682)             -            (250)
                                           ----------------------------------------------------------
Net increase (decrease) in cash..........         (445)           572              -             127
Cash, beginning of year..................          630           (287)             -             343
                                           ----------------------------------------------------------
Cash, end of year........................  $       185    $       285    $         -     $       470
-----------------------------------------------------------------------------------------------------

                    UNIPLAST HOLDINGS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------
                                                              JUNE 30,   DECEMBER 31,
                 (IN THOUSANDS)(UNAUDITED)                      2001         2000
-------------------------------------------------------------------------------------
ASSETS
Cash........................................................  $ 1,051    $       470
Trade accounts receivable, less allowance for doubtful
   accounts.................................................   11,461         12,026
Inventories.................................................    8,529          8,163
Deferred income taxes.......................................    1,206          1,206
Prepaid expenses and other current assets...................      514            617
                                                              -----------------------
            Total current assets............................   22,761         22,482
Property, plant and equipment...............................   25,335         28,213
Less: accumulated depreciation..............................   (5,004)        (5,763)
                                                              -----------------------
      Net property, plant and equipment.....................   20,331         22,450
Goodwill, net...............................................   27,093         28,118
Other assets, net...........................................      958            903
                                                              -----------------------
            Total Assets....................................  $71,143    $    73,953
                                                              -----------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Portion of long-term debt...........................   36,955         37,330
Trade accounts payable......................................    7,910          8,584
Accrued expense.............................................    2,496          3,781
Due to affiliated company...................................    2,500          2,000
Income taxes payable........................................      199            159
                                                              -----------------------
            Total current liabilities.......................   50,060         51,854
Long-term debt..............................................        -            134
Deferred income taxes.......................................    1,758          1,776
Other liabilities...........................................    2,044              0
Minority interest...........................................    1,639          1,639
                                                              -----------------------
            Total long term liabilities.....................    5,441          3,549
            Total liabilities...............................   55,501         55,403
Shareholders' equity........................................
Common shares...............................................       14             14
Additional paid in capital..................................   24,881         24,881
Accumulated deficit.........................................   (8,419)        (5,607)
Treasury stock..............................................      (50)           (50)
Accumulated other comprehensive loss........................     (784)          (688)
                                                              -----------------------
            Total stockholders' equity......................   15,642         18,550
                                                              -----------------------
            Total Liabilities and Stockholders Equity.......  $71,143    $    73,953
-------------------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

                    UNIPLAST HOLDINGS INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENT OF NET LOSS

---------------------------------------------------------------------------
                                                                 SIX MONTHS
                                                                      ENDED
                                                                   JUNE 30,
                 (IN THOUSANDS)(UNAUDITED)                             2001
---------------------------------------------------------------------------
Sales.......................................................        $42,532
Cost of Sales...............................................         38,029
                                                              -------------
   Gross Profit.............................................          4,503
Operating Expenses
   Selling, general and administrative expense..............          3,479
   Goodwill amortization....................................            804
                                                              -------------
      Income from operations................................            220
Other expense
   Interest expense.........................................          1,929
   Management Fee...........................................            500
   Other expense............................................            215
                                                              -------------
      Loss before income tax expense........................         (2,424)
Income tax expense..........................................            388
                                                              -------------
      Net loss..............................................        $(2,812)
---------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

                    UNIPLAST HOLDINGS INC. AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS'
                        EQUITY AND COMPREHENSIVE INCOME

----------------------------------------------------------------------------------------------------------------------
                                    NUMBER OF
                                       SHARES                                                    ACCUMULATED
                                       COMMON            ADDITIONAL   TREASURY                         OTHER
                                        STOCK   COMMON      PAID-IN      STOCK   ACCUMULATED   COMPREHENSIVE
(DOLLARS IN THOUSANDS) (UNAUDITED)     ISSUED    STOCK      CAPITAL    AT COST       DEFICIT   INCOME (LOSS)     TOTAL
----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2000...        1,421   $   14   $   24,881   $    (50)  $    (5,607)  $        (688)  $18,550
Issuance of common stock.......             -        -            -          -             -               -         -
Treasury stock.................             -        -            -          -             -               -         -
Comprehensive income:
   Net income (loss)...........             -        -            -          -        (2,812)              -    (2,812)
   Foreign currency translation
     adjustment................             -        -            -          -             -             (96)      (96)
                                    ----------------------------------------------------------------------------------
  Comprehensive income.........             -        -            -          -             -               -    (2,908)
                                    ----------------------------------------------------------------------------------
Balances at June 30, 2001......         1,421   $   14   $   24,881   $    (50)  $    (8,419)  $        (784)  $15,642
----------------------------------------------------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

                    UNIPLAST HOLDINGS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------
                                                                 SIX MONTHS
                                                                      ENDED
                                                                   JUNE 30,
(IN THOUSANDS) (UNAUDITED)                                             2001
---------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss.................................................  $      (2,812)
   Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
      Depreciation and amortization.........................          2,255
      Loss on Sale of Jacksonville Plant....................            182
      Deferred income taxes.................................             (4)
      Changes in assets and liabilities:
      (Increase) decrease in current assets:
         Trade accounts receivable..........................            565
         Inventories........................................           (366)
         Prepaid expenses and other current assets..........            103
      (Decrease) increase in current liabilities:
         Accounts payable & Accrued Expenses................         (1,742)
         Due to affiliate...................................            500
         Other..............................................            (44)
         Income tax payable.................................             40
                                                              -------------
      Net cash provided by (used in) operating activities...         (1,323)
Cash flows from investing activities:
   Equipment Lease Financing................................          1,892
   Proceeds from Sale of Jacksonville Plant.................            750
   Capital expenditures for property and equipment..........           (360)
      Net cash used in investing activities.................          2,282
Cash flows from financing activities:
   Debt issuance costs......................................            (91)
   Repayment of long term debt..............................           (292)
                                                              -------------
      Net cash provided by (used in) financing activities...           (383)
Effect of exchange rate changes on cash.....................              5
                                                              -------------
Net Increase (decrease) in cash.............................            581
Cash, beginning of year.....................................            470
                                                              -------------
Cash, end of year...........................................  $       1,051
---------------------------------------------------------------------------

See notes to condensed consolidated financial statements.

                             UNIPLAST HOLDINGS INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements have been prepared, without audit, in accordance with U.S. generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission. The information reflects all normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the financial position, results of operations and cash flows of Uniplast Holdings Inc. and its subsidiaries (or the "Company") as of the dates and for the periods presented. Results of operations for the period ended June 30, 2001 are not necessarily indicative of results of operations to be expected for the full fiscal year. Certain information in footnote disclosures normally included in financial statements presented in accordance with U.S. generally accepted accounting principles has been condensed or omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

2. INVENTORIES

Inventories are valued at the lower of cost (using the first-in, first-out method) or market value. Inventories as of June 30, 2001 and December 31, 2000 consisted of the following (in thousands):

------------------------------------------------------------------------------------
                                                             JUNE 30,   DECEMBER 31,
                                                               2001         2000
------------------------------------------------------------------------------------
Raw materials..............................................  $  4,990   $      5,089
Finished goods.............................................     3,161          3,139
Supplies...................................................       541            135
                                                             -----------------------
   Subtotal................................................     8,692          8,363
Less: Inventory reserves...................................      (163)           200
                                                             -----------------------
   Inventories, net........................................  $  8,529   $      8,163
------------------------------------------------------------------------------------

3. INCOME TAXES

Income tax expense consists of the following (in thousands):

---------------------------------------------------------------------------
                                                               SIX MONTHS
                                                                  ENDED
                                                              JUNE 30, 2001
---------------------------------------------------------------------------
Current:
   Federal..................................................  $         (75)
   State....................................................             50
   Foreign..................................................            391
Deferred....................................................             22
                                                              -------------
                                                              $         388
---------------------------------------------------------------------------

4. LONG TERM DEBT

The Company's long term debt consists of a credit agreement (the "Credit Agreement") with two financial institutions. The Credit Agreement includes a Canadian Revolving Credit Loan ("Canadian Credit Facility"), a U.S. Revolving Credit Loan ("U.S. Credit Facility"), a Canadian Term Loan and a U.S. Term Loan.

    The Credit Agreement contains certain financial and operating covenants. At December 31, 2000, the Company failed to meet certain financial covenants under its primary lending facility. On March 8, 2001, the covenants were amended to bring the Company into compliance with the Credit Agreement. In addition, the financial institutions agreed to delay certain required principal payments due on December 31, 2000 and March 31, 2001. This amendment included a forbearance agreement up to and including May 31, 2001. The Company has not met the requirements of the forbearance agreement and could be considered in default under its lending agreement. Therefore, all of the outstanding balances under the Credit Agreement have been classified as current.

5. SALE OF ASSETS

On March 8, 2001 the Company entered into an agreement with PCL Packaging, Inc. to sell the Jacksonville, Florida facility for $750,000. The Company recorded a loss of approximately $168,000 on the transaction.

6. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The condensed consolidating financial statements present, in separate columns, financial information for (1) Uniplast Holdings Inc., Uniplast U.S., Inc., Pierson Industries, Inc., Turex, Inc. and Uniplast Midwest, Inc. (the "guarantor companies"), (2) Uniplast Industries Company and its consolidated subsidiaries (the "non-guarantor" company), (3) eliminations necessary to arrive at the consolidated Uniplast Holdings Inc. financial statements, and (4) Uniplast Holdings Inc. consolidated financial statements, in each case as of and for the three months ended March 31, 2001. Uniplast U.S., Inc. and Uniplast Industries Company are wholly owned subsidiaries of Uniplast Holdings Inc., Pierson Industries, Inc., Turex, Inc., and Uniplast Midwest, Inc. are wholly owned subsidiaries of Uniplast U.S., Inc.

(A) CONDENSED CONSOLIDATING BALANCE SHEET

-----------------------------------------------------------------------------------------------------
                                                                                        CONSOLIDATED
                                            GUARANTOR    NON-GUARANTOR                    UNIPLAST
   AS OF JUNE 30, 2001 (IN THOUSANDS)       COMPANIES       COMPANY      ELIMINATIONS   HOLDINGS INC.
-----------------------------------------------------------------------------------------------------
ASSETS
Cash.....................................  $       467    $       584    $         -     $     1,051
Trade accounts receivable, less allowance
   for doubtful accounts.................        8,304          3,147             10          11,461
Inventories..............................        6,248          2,275              6           8,529
Deferred income taxes....................        1,206              -              -           1,206
Prepaid expenses and other current
   assets................................          368            146              -             514
                                           ----------------------------------------------------------
      Total current assets...............       16,593          6,152             16          22,761
Property, plant and equipment............       18,262          7,042             31          25,335
Less: accumulated depreciation...........       (2,800)        (2,204)             -          (5,004)
                                           ----------------------------------------------------------
      Net property, plant and
         equipment.......................       15,462          4,838             31          20,331
Goodwill, net............................       10,494         16,599              -          27,093
Investments..............................       17,730              -        (17,730)              -
Other assets, net........................          841            117              -             958
                                           ----------------------------------------------------------
      Total Assets.......................  $    61,120    $    27,706    $   (17,683)    $    71,143
                                           ----------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt........       21,306         15,649              -          36,955
Trade accounts payable...................        6,140          1,770              -           7,910
Accrued expense..........................        2,308            240            (52)          2,496
Due to affiliated company................        2,500              -              -           2,500
Income taxes payable.....................          330           (131)             -             199
                                           ----------------------------------------------------------
      Total current liabilities..........       32,584         17,528            (52)         50,060
Long-term debt...........................            -              -              -               -
Deferred income taxes....................        1,228            530              -           1,758
Other liabilities........................        2,044              -              -           2,044
Minority interest........................            -          1,639              -           1,639
                                           ----------------------------------------------------------
      Total long term liabilities........        3,272          2,169              -           5,441
      Total liabilities..................       35,856         19,697            (52)         55,501
Intercompany.............................        9,703         (9,863)           160               -
Shareholders' equity:
Common shares............................           14              -              -              14
Additional paid in capital...............       24,076         18,535        (17,730)         24,881
Treasury stock...........................          (50)             -              -             (50)
Retained earnings (accumulated
   deficit)..............................       (8,772)           414            (61)         (8,419)
Accumulated other comprehensive loss.....          293         (1,077)             -            (784)
                                           ----------------------------------------------------------
      Total stockholders' equity.........       15,561         17,872        (17,791)         15,642
      Total liabilities and stockholders
         equity..........................  $    61,120    $    27,706    $   (17,683)    $    71,143
-----------------------------------------------------------------------------------------------------

(B) CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

-----------------------------------------------------------------------------------------------------
                                                                                        CONSOLIDATED
SIX MONTHS ENDED JUNE 30, 2001              GUARANTOR    NON-GUARANTOR                    UNIPLAST
(IN THOUSANDS)                              COMPANIES       COMPANY      ELIMINATIONS   HOLDINGS INC.
-----------------------------------------------------------------------------------------------------
Sales....................................  $    27,861    $    14,671    $         -     $    42,532
Cost of sales............................       25,988         12,041              -          38,029
                                           ----------------------------------------------------------
   Gross profit..........................        1,873          2,630              -           4,503
Operating expenses:
   Selling, general and administrative
      expense............................        2,502            973              4           3,479
   Goodwill amortization.................          303            501              -             804
                                           ----------------------------------------------------------
      Income (loss) from operations......         (932)         1,156             (4)            220
Other expense:
   Interest expense......................        1,270            659              -           1,929
   Management fee........................          500              -              -             500
   Other expense.........................          215              -              -             215
                                           ----------------------------------------------------------
      Income (loss) before income tax
         expense (benefit)...............       (2,917)           497             (4)         (2,424)
Income tax expense (benefit).............          165            223              -             388
                                           ----------------------------------------------------------
      Net loss...........................  $    (3,082)   $       274    $        (4)    $    (2,812)
-----------------------------------------------------------------------------------------------------

(C) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

---------------------------------------------------------------------------------------------------
                                                                                      CONSOLIDATED
     SIX MONTHS ENDED JUNE 30, 2001        GUARANTOR   NON-GUARANTOR                    UNIPLAST
             (IN THOUSANDS)                COMPANIES      COMPANY      ELIMINATIONS   HOLDINGS INC.
---------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating
   activities:
   Net income (loss).....................  $  (3,082)  $         274   $         (4)  $      (2,812)
   Adjustments to reconcile net income
      (loss) to net cash provided by
      (used in) operating activities:
      Depreciation and amortization......      1,273             982              -           2,255
      Loss on sale of Jacksonville
         plant...........................        182               -              -             182
      Deferred income taxes..............          4              (8)             -              (4)
      Changes in assets and liabilities:
      (Increase) decrease in current
         assets:
         Trade accounts receivable.......        324             241              -             565
         Inventories.....................       (427)             61              -            (366)
         Prepaid expenses and other
            current assets...............        (21)            124              -             103
      (Decrease) increase in current
         liabilities:
         Trade accounts payable and
            accrued expenses.............       (873)           (872)             3          (1,742)
         Due to affiliate................        500               -              -             500
         Other...........................        (19)            (25)             -             (44)
         Income tax payable..............         99             (59)             -              40
                                           --------------------------------------------------------
      Net cash provided by (used in)
         operating activities............     (2,040)            718             (1)         (1,323)
Cash flows from investing activities:
   Proceeds from sale of Jacksonville
      plant..............................        750               -              -             750
   Equipment lease financing.............      1,892               -              -           1,892
   Capital expenditures for plant and
      equipment..........................       (261)           (100)             1            (360)
                                           --------------------------------------------------------
      Net cash used in investing
         activities......................      2,381            (100)             1           2,282
Cash flows from financing activities:
   Principal payments on long-term
      debt...............................       (158)           (134)             -            (292)
   Debt issuance costs...................        (53)            (38)             -             (91)
                                           --------------------------------------------------------
      Net cash provided by (used in)
         financing activities............       (211)           (172)             -            (383)
Effect of exchange rate changes on
   cash..................................        152            (147)             -               5
                                           --------------------------------------------------------
Net increase (decrease) in cash..........        282             299              -             581
Cash, beginning of year..................        185             285              -             470
                                           --------------------------------------------------------
Cash, end of year........................  $     467   $         584   $          -   $       1,051
---------------------------------------------------------------------------------------------------

                                 [PLIANT LOGO]

             [ALTERNATIVE FRONT COVER FOR MARKET-MAKING PROSPECTUS]

PROSPECTUS

[PLIANT LOGO]

PLIANT CORPORATION
13% SENIOR SUBORDINATED NOTES DUE 2010
WHICH ARE GUARANTEED ON A SENIOR SUBORDINATED BASIS BY
SUBSTANTIALLY ALL OF OUR DOMESTIC SUBSIDIARIES

We issued in our 2000 exchange offer $220,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010, which have been registered under the Securities Act of 1933, in exchange for our 13% Senior Subordinated Notes due 2010.


Upon completion of our 2002 exchange offer, which we expect to complete in May 2002, we will issue up to $100,000,000 aggregate principal amount of 13% Senior Subordinated Notes due 2010, which have been registered under the Securities Act of 1933, in exchange for our 13% Senior Subordinated Notes due 2010.


MATURITY

- The Notes will mature on June 1, 2010.

INTEREST

- Interest on the Notes will be payable on June 1 and December 1 of each year.

REDEMPTION

- We may redeem some or all of the Notes at any time on or after June 1, 2005.

- We may also redeem up to $112,000,000 of the Notes using the proceeds of certain equity offerings completed before June 1, 2003.

- The redemption prices are described on page               .

CHANGE OF CONTROL

- If we experience a change of control, we must offer to purchase the Notes.

SECURITY AND RANKING

- The Notes are unsecured. The Notes are subordinated to all of our existing and future senior debt, rank equally with all of our future senior subordinated debt and rank senior to all of our future subordinated debt.

GUARANTEES

- If we fail to make payments on the Notes, our guarantor subsidiaries must make them instead. These guarantees are senior subordinated obligations of our guarantor subsidiaries. Not all of our subsidiaries guarantee the Notes.

We prepared this prospectus for use by J.P. Morgan Securities Inc. in connection with offers and sales related to market-making transactions of the Notes. J.P. Morgan Securities Inc. may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.
                             ---------------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE         OF THIS
PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION IN THE NOTES.

                             ---------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                 The date of this prospectus is April 25, 2002

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                       SUMMARY OF THE TERMS OF THE NOTES

ISSUER..................Pliant Corporation.


NOTES...................$320 million aggregate principal amount of 13% Senior
                        Subordinated Notes due 2010.


MATURITY................June 1, 2010.

INTEREST PAYMENT
DATES...................June 1 and December 1 of each year.

OPTIONAL REDEMPTION.....On or after June 1, 2005, we may redeem some or all of the Notes at the redemption prices listed in the section entitled "Description of the notes--Optional redemption." Prior to such date, we may not redeem the Notes, except as described in the following paragraph.

                        At any time prior to June 1, 2003, we may redeem up to 35% of the original aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price equal to 113% of the principal amount thereof, plus accrued interest, so long as (a) at least 65% of the original aggregate amount of the Notes remains outstanding after each such redemption and (b) any such redemption by us is made within 120 days of such equity offering.

GUARANTEES..............Each of our existing domestic restricted subsidiaries has, and each of our future domestic restricted subsidiaries will, fully and unconditionally guarantee the Notes on an unsecured senior subordinated basis. Also, if any of our existing or future restricted foreign subsidiaries guarantees any senior debt (other than a foreign subsidiary that guarantees senior debt of another foreign subsidiary), such foreign subsidiary will be required to fully and unconditionally guarantee the Notes on an unsecured senior subordinated basis. If we fail to make payments on the Notes, our subsidiaries that are guarantors must make them instead.

                        Guarantees of the Notes are subordinated to the guarantees of our senior debt under our credit facilities.

RANKING.................The Notes are unsecured and:

                        - are subordinated to all of our existing and any future senior debt;

                        - rank equally with all of our existing and any future senior subordinated debt;

                        - rank senior to any future subordinated debt;

                        - are effectively subordinated to our secured debt to the extent of the value of the assets securing such indebtedness; and

                        - are effectively subordinated to all liabilities of our subsidiaries that do not guarantee the Notes.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                        Similarly, the guarantees of the Notes by our subsidiaries that also guarantee our credit facilities are unsecured and:

                        - are subordinated to all of the applicable guarantors' existing and any future senior debt;

                        - rank equally with all of the applicable guarantors' existing and any future senior subordinated debt;

                        - rank senior to any of the applicable guarantors' future subordinated debt; and

                        - are effectively subordinated to any secured debt of such guarantor to the extent of the value of the assets securing such debt.

                        Assuming we had completed the issuance of the Notes under the 2002 Indenture (as defined below) and applied the net proceeds therefrom on December 31, 2001, on a pro forma basis:

                        - we would have had approximately $436.6 million of senior debt to which the Notes would be subordinated (which amount does not include the remaining availability of $94.7 million under our revolving credit facility after giving effect to outstanding letters of credit and possible additional borrowings under our uncommitted incremental tranche B facility);

                        - we would not have had any senior subordinated debt other than the Notes;

                        - we would not have had any subordinated debt; and

                        - our subsidiaries that are not guarantors of the Notes would have had $57.5 million of liabilities, excluding liabilities owed to us.

                        The indentures relating to the Notes permit us to incur a significant amount of additional senior debt.

CERTAIN COVENANTS.......The indentures relating to the Notes limit our ability and the ability of our subsidiaries to:

                        - borrow money;

                        - make distributions, redeem equity interests or redeem subordinated debt;

                        - make investments;

                        - use assets as security in other transactions;

                        - sell assets;

                        - guarantee other debt;

                        - enter into agreements that restrict dividends from subsidiaries;

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                        - sell capital stock of subsidiaries;

                        - merge or consolidate; and

                        - enter into transactions with affiliates.

                        These covenants are subject to a number of important exceptions. For more details, see "Description of the notes--Certain covenants."

CHANGE OF CONTROL.......Upon the occurrence of a change of control, unless we have exercised our right to redeem all of the Notes as described above, you will have the right to require us to repurchase all or a portion of your Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. See "Description of the notes--Change of control" and "Risk factors."

RISK FACTORS

You should carefully consider all the information contained in this prospectus and, in particular, should consider carefully the factors set forth under the caption "Risk factors" before making an investment in the Notes.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE NOTES, WHICH MAY MAKE THE NOTES ILLIQUID AND ADVERSELY AFFECT THE MARKET PRICE QUOTED FOR THE NOTES.


You cannot be sure that an active trading market will develop for the Notes. We do not intend to apply for a listing of the Notes on a securities exchange or any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that as of the date of this prospectus J.P. Morgan Securities Inc. intends to make a market in the Notes. J.P. Morgan Securities Inc. is not obligated to do so, however, and any market-making activities with respect to the Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934. Because J.P. Morgan Securities Inc. is our affiliate, J.P. Morgan Securities Inc. is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the New Notes. Accordingly, the ability of J.P. Morgan Securities Inc. to make a market in the New Notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

This prospectus is delivered in connection with the sale of the Notes by J.P. Morgan Securities Inc. in market-making transactions. We will not receive any of the proceeds from these transactions.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                            DESCRIPTION OF THE NOTES

Definitions of certain terms used in this Description of the Notes may be found under the heading "--Certain definitions." For the purposes of this section, the term "Company" refers only to Pliant Corporation and not any of its subsidiaries. Certain of the Company's Subsidiaries will guarantee the Notes. In addition, certain of the Company's Subsidiaries formed or acquired in the future, if any, will be required to guarantee the Notes and therefore will be subject to many of the provisions contained in this Description of the Notes. Each company which guarantees the Notes is referred to in this section as a "Note Guarantor." Each such guarantee is termed a "Note Guarantee."

The Company issued $320 million aggregate principal amount of its 13% Senior Subordinated Notes due 2010 under two separate indentures. The Company issued $100 million aggregate principal amount of the New Notes under the Indenture dated as of April 10, 2002 (the "2002 Indenture"), among the Company, the Note Guarantors and The Bank of New York, as trustee (the "Trustee"), and issued $220 million aggregate principal amount of the 2000 Notes under the 2000 Indenture. In this section, the New Notes and the 2000 Notes are referred to collectively as the "Notes," and the 2002 Indenture and the 2000 Indenture are referred to collectively as the "Indentures." We have combined the discussion of the Indentures in this section because the covenants and other material provisions of the Indentures are substantially identical. However, the 2000 Notes are governed by the 2000 Indenture and the New Notes are governed by the 2002 Indenture. The Indentures are filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The Indentures contain provisions which define your rights under the Notes. In addition, the Indentures govern the obligations of the Company and of each Note Guarantor under the Notes. The terms of the Notes include those stated in the Indentures and those made a part of the Indentures by reference to the TIA.

The following description is meant to be only a summary of certain provisions of the Indentures. It does not restate the terms of the Indentures in their entirety. We urge that you carefully read the Indentures as they, and not this description, govern your rights as Holders.

OVERVIEW OF THE NOTES AND THE NOTE GUARANTEES

THE NOTES

The Notes are:

       - general unsecured obligations of the Company;

       - subordinated in right of payment to all existing and any future Senior Indebtedness of the Company;

       - pari passu in right of payment with all existing and any future Senior Subordinated Indebtedness of the Company;

       - senior in right of payment to any future Subordinated Obligations of the Company;

       - effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

       - effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Company which is not guaranteeing the Notes, and any other future Subsidiaries which do not guarantee the Notes.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

THE NOTE GUARANTORS

The Notes are guaranteed by each of the following domestic Restricted Subsidiaries of the Company:

       - Pliant Corporation International;

       - Pliant Film Products of Mexico, Inc.;

       - Pliant Solutions Corporation;

       - Pliant Packaging of Canada, LLC;

       - Uniplast Holdings, Inc.;

       - Uniplast U.S., Inc.;

       - Turex, Inc.;

       - Pierson Industries, Inc.; and

       - Uniplast Midwest, Inc.

The Notes are not guaranteed by Restricted Subsidiaries which also do not guarantee any Senior Indebtedness, currently consisting of the following:

       - Aspen Industrial S.A. de C.V.;

       - Pliant Corporation of Canada Ltd.;

       - Pliant Film Products GmbH;

       - Pliant Corporation Pty, Ltd.;

       - Pliant Film Products, UK, Limited;

       - Mexicana de Tintas S.A.;

       - Nepsa de Mexico S.A. de C.V.;

       - Uniplast Industries Co.;

       - Uniplast Films, Inc.; and

       - 1292789 Ontario Inc.

The Notes are not guaranteed by Pliant Investment Inc., which is an Unrestricted Subsidiary. Pliant Investment Inc. has a 50% interest in Alliant Company LLC, a joint venture with a European plastics manufacturer.

The Restricted Subsidiaries that are not Note Guarantors generated 15.1% of the Company's net sales for the year ended December 31, 2001, and accounted for 12.5% of the assets of the Company and its Subsidiaries on a consolidated basis as of December 31, 2001.

THE NOTE GUARANTEES

The Note Guarantee of each Note Guarantor and all Note Guarantees, if any, made by future Restricted Subsidiaries of the Company are:

       - general unsecured obligations of the applicable Note Guarantor;

       - subordinated in right of payment to all existing and future Senior Indebtedness of such Note Guarantor;

       - pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor;

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

       - senior in right of payment to any future Subordinated Obligations of such Note Guarantor; and

       - effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

PRINCIPAL, MATURITY AND INTEREST

We issued the Notes in an aggregate principal amount of $320 million under two separate indentures, relating to $220 million aggregate principal amount of 2000 Notes and $100 million aggregate principal amount of New Notes, respectively. The Notes will mature on June 1, 2010. The Notes are in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. Each New Note bears interest at a rate of 13% per annum from April 10, 2002 or from the most recent date to which interest has been paid or provided for. Each 2000 Note bears interest at a rate of 13% per annum from the most recent date to which interest has been paid or provided for. We pay interest semiannually on June 1 and December 1 of each year to Holders of record at the close of business on May 15 or November 15 immediately preceding the interest payment date. We will pay interest on overdue principal at the rate borne by the Notes and, to the extent lawful, overdue installments of interest at such rate.

PAYING AGENT AND REGISTRAR

We will pay the principal of, premium, if any, interest and liquidated damages, if any, on the Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as our agent in such matters. The location of the corporate trust office is 15 Broad Street, New York, New York 10007. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses. Holders may exchange or transfer their Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Notes.

We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

OPTIONAL REDEMPTION

Except as set forth in the following paragraph, the Company may not redeem the Notes prior to June 1, 2005. On or after that date, the Company may redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

------------------------------------------------------------------------------
                            YEAR                              REDEMPTION PRICE
------------------------------------------------------------------------------
2005........................................................      106.500%
2006........................................................      104.333%
2007........................................................      102.167%
2008 and thereafter.........................................      100.000%
------------------------------------------------------------------------------

Prior to June 1, 2003, the Company may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the Notes issued under the applicable Indenture with the Net Cash Proceeds of one or more Equity Offerings by the Company at a redemption price equal to 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

    (1) at least 65% of the original aggregate principal amount of the Notes issued under the applicable Indenture remains outstanding; and

    (2) any such redemption by the Company must be made within 120 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indentures.

SELECTION

If we partially redeem Notes under the applicable Indenture, the Trustee will select the Notes to be redeemed under that Indenture on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount will be redeemed in part. If we redeem any Note in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and liquidated damages, if any, on, the Notes to be redeemed.

RANKING

The Notes are unsecured Senior Subordinated Indebtedness of the Company, subordinated in right of payment to all existing and future Senior Indebtedness of the Company, pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and senior in right of payment to all future Subordinated Obligations of the Company. The Notes also are effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described below under the caption "--Defeasance"

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

will not be subordinated to any Senior Indebtedness or subject to the restrictions described herein.

The Company currently conducts certain of its operations through its Subsidiaries. To the extent any existing or future Subsidiary does not Guarantee the Notes, creditors of such Subsidiaries, including trade creditors and preferred stockholders (if any), generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company's creditors, including Holders. The Notes, therefore, are effectively subordinated to claims of creditors, including trade creditors, and preferred stockholders (if any) of Subsidiaries of the Company, including those formed or acquired in the future, that do not Guarantee the Notes. As of December 31, 2001, the Subsidiaries of the Company, other than those Subsidiaries that are Note Guarantors, would have had total liabilities, including trade payables, of approximately $57.5 million (excluding liabilities owed to the Company). As of December 31, 2001, after giving effect to the issuance of the Notes under the 2002 Indenture and the application of the net proceeds therefrom, there would have been outstanding:

    (1) approximately $436.6 million of Senior Indebtedness of the Company, all of which would have been Secured Indebtedness (exclusive of unused commitments of $94.7 million under the Revolving Credit Facility);

    (2) in addition to the Senior Subordinated Indebtedness of the Company represented by the Notes, no indebtedness of the Company that is subordinate or junior in right of payment to the Notes;

    (3) no Senior Indebtedness of the Note Guarantors (other than the guarantees of Indebtedness under the Credit Agreement); and

    (4) in addition to the Senior Subordinated Indebtedness of the Note Guarantors represented by the Note Guarantees, no Indebtedness of the Note Guarantors that is subordinate or junior in right of payment to the Note Guarantees.

Subject to certain conditions, the Indentures permit us to incur substantial amounts of additional Indebtedness. Such Indebtedness may be Senior Indebtedness. See "--Certain covenants--Limitation on indebtedness" below.

"Senior Indebtedness" of the Company or any Note Guarantor, as the case may be, means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Note Guarantor, as applicable, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and all other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of the Company or any Note Guarantor, as applicable, whether outstanding on the 2000 Notes Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes or such Note Guarantor's Note Guarantee; provided, however, that Senior Indebtedness shall not include:

    (1) any obligation of the Company to any Subsidiary of the Company or of any Note Guarantor to the Company or any other Subsidiary of the Company;

    (2) any liability for Federal, state, local or other taxes owed or owing by the Company or any Note Guarantor;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (4) any Indebtedness or obligation of the Company or any Note Guarantor (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in right of payment to any other Indebtedness or obligation of the Company or such Note Guarantor, as applicable, including any Senior Subordinated Indebtedness and any Subordinated Obligations;

    (5) any obligations with respect to any Capital Stock; or

    (6) any Indebtedness Incurred in violation of the Indentures, unless such Indebtedness was Incurred based on an Officers' Certificate of the Company (delivered in good faith after reasonable investigation) to the effect that the Incurrence of such Indebtedness did not violate the provisions of the Indentures.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes. The Notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indentures that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in right of payment to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium (if any) or interest on the Notes, or make any deposit pursuant to the provisions described under "-- Defeasance" below, and may not otherwise repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if:

    (1) any principal of, interest on, unpaid drawings for letters of credit in respect of, or regularly accruing fees with respect to any, Designated Senior Indebtedness of the Company is not paid when due, or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case,

       (x) the default has been cured or waived and any such acceleration has been rescinded, or

       (y) such amounts due under Designated Senior Indebtedness have been paid in full;

provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default (other than a default described in clause
(1) or (2) above) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice, specified as a "Notice of Default" and describing with particularity the default under such Designated Senior Indebtedness (a "Blockage Notice"), of such default from the Representative of such Designated Senior

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice,

    (2) by repayment in full of such Designated Senior Indebtedness, or

    (3) because the default giving rise to such Blockage Notice is no longer continuing).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the second preceding sentence and in the immediately succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period, including any missed payments.

Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Holders of the Notes are entitled to receive any payment of principal of or interest on the Notes; and

    (2) until such Senior Indebtedness is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indentures will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of the Notes may receive:

       (i) Capital Stock; and

       (ii) debt securities that are subordinated to such Senior Indebtedness to at least the same extent as the Notes.

If a payment or distribution is made to Holders of the Notes that due to the subordination provisions of the Indentures should not have been made to them, such Holders will be required

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

to hold it in trust for the benefit of the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative) of the acceleration. If any such Designated Senior Indebtedness is outstanding, the Company may not pay the Notes until five Business Days after such holders or the Representative of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indentures otherwise permit payment at that time.

By reason of the subordination provisions of the Indentures, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, than the Holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness of the Company or Senior Subordinated Indebtedness of the Company (including the Notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

NOTE GUARANTEES

The Note Guarantors and certain future Subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, have jointly and severally unconditionally Guaranteed, or, in the case of future Subsidiaries, will jointly and severally unconditionally Guarantee, on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indentures (including obligations to the Trustee) and the Notes, whether for payment of principal of or interest on or liquidated damages in respect of the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the "Guaranteed Obligations"). Such Note Guarantors have agreed, or, in the case of future Subsidiaries, will agree, to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee is, or, in the case of future Subsidiaries, will be, limited to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Company will cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes. See "--Certain covenants--Future note guarantors" below.

The obligations of a Note Guarantor under its Note Guarantee are senior subordinated obligations. As such, the rights of Holders to receive payment by a Note Guarantor pursuant to its Note Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Note Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the Notes apply equally to a Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations or such Note Guarantee is released upon the merger or the sale of all the Capital Stock or assets of the Note Guarantor in compliance with the conditions set forth in the Indentures under "--Merger and consolidation" or "--Certain covenants--Limitation on sales of assets and subsidiary stock," (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

CHANGE OF CONTROL

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes under the applicable Indenture pursuant to this section in the event that it has exercised its right to redeem all the Notes outstanding under that Indenture under the terms of the section titled "Optional redemption:"

    (1) prior to the first public offering of common stock of the Company, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

    (2) (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) a person (including a Permitted Holder) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately, only after the passage of time, upon the happening of any event or otherwise), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company and (B) the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity and the Permitted Holders "beneficially own" (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors (A) selected in accordance with the Stockholders Agreement so long as such agreement is in effect or otherwise nominated by the Permitted Holders or (B) whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the members of the Board of Directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved by the Board of Directors or in accordance with the Stockholders Agreement or otherwise by the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

    (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

    (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee.

In the event that at the time of such Change of Control the terms of any agreement governing Bank Indebtedness of the Company or its Subsidiaries restrict or prohibit the repurchase of Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Company shall:

    (1) repay in full all such Bank Indebtedness or offer to repay in full all such Bank Indebtedness and repay the Indebtedness of each lender who has accepted such offer, or

    (2) obtain the requisite consent of the lenders under such agreements to permit the repurchase of the Notes as provided for below.

If the Company does not obtain such consents or repay such Bank Indebtedness, the Company will remain prohibited from repurchasing the Notes pursuant to this covenant. In such event the Company's failure to make an offer to purchase Notes pursuant to this covenant would constitute an Event of Default under the Indentures which in turn would constitute a default under the Credit Agreement. In such circumstances, the subordination provisions of the Indentures would likely prohibit payments to Holders of the Notes.

Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (in integral multiples of $1,000) of such Holder's Notes at

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest and liquidated damages, if any, on the relevant interest payment date);

    (2) the circumstances and relevant facts and financial information regarding such Change of Control;

    (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Notes. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "--Certain covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indentures do not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have sufficient funds available when necessary to make any required repurchases. The provisions under the applicable Indenture relative to the Company's obligation to make an offer to repurchase the

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Notes outstanding under that Indenture as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes outstanding under that Indenture.

CERTAIN COVENANTS

The Indentures contain covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Restricted Subsidiary that is a Note Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00 if such Indebtedness is Incurred on or prior to December 31, 2002 and 2.25:1.00 if such Indebtedness is Incurred thereafter.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

    (1) Indebtedness Incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $580.0 million at any one time outstanding less the aggregate amount of all repayments of principal of such Indebtedness pursuant to the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock;"

    (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, (C) if a Restricted Subsidiary is the obligor on such Indebtedness, such Indebtedness is made pursuant to an intercompany note and (D) if a Note Guarantor is the obligor on such Indebtedness and the Company is not the obligee, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor;

    (3) Indebtedness (A) represented by the Notes and the Note Guarantees, (B) outstanding on the 2000 Notes Closing Date (other than the Indebtedness described in clauses (1) and (2) above) or Incurred pursuant to Section 4.03(a) of the 2000 Notes Indenture prior to the Closing Date, (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (3) (including Refinancing Indebtedness) or the foregoing paragraph
(a) and (D) consisting of Guarantees of any Indebtedness otherwise permitted by the terms of the Indentures;

    (4) (A) Indebtedness Incurred pursuant to Section 4.03(b)(iv) of the 2000 Notes Indenture, (B) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Company) and

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

(C) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (4);

    (5) Indebtedness of the Company or a Restricted Subsidiary (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by the Company and its Restricted Subsidiaries in the ordinary course of their business, and (B) under Commodity Agreements, Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business; provided, however, that such Interest Rate Agreements or Currency Agreements do not increase the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at any time other than as a result of fluctuations in interest rates or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

    (6) (A) Indebtedness Incurred pursuant to Section 4.03(b)(vi) of the 2000 Notes Indenture and (B) Indebtedness (including Capitalized Lease Obligations and Attributable Debt) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal), equipment or other assets (in each case whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of all Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause (6) and all Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause (6), at any time outstanding, does not exceed the greater of (x) 5.0% of Tangible Assets and (y) $30.0 million;

    (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course, provided that such Indebtedness is extinguished within five Business Days of Incurrence;

    (8) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of the Indentures, other than Guarantees by the Company or any Restricted Subsidiary of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary of the Company for the purpose of financing such acquisition; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value as determined in good faith by a majority of the Board of Directors of noncash proceeds (the fair market value of such noncash proceeds being measured at the time it is received and without giving effect to any subsequent changes in value), actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

    (9) the Incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary of the Company (except for Standard Securitization Undertakings);

    (10) (A) Indebtedness incurred pursuant to Section 4.03(b)(x) of the 2000 Notes Indenture and (B) Indebtedness of Foreign Subsidiaries; provided that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under subclauses (A) and (B) of this clause (10) does not exceed at any one time an amount equal to the sum of (A) 80% of the

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

consolidated book value of the accounts receivable of all Foreign Subsidiaries and (B) 60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    (11) Indebtedness under any Domestic Overdraft Facility; or

    (12) (A) Indebtedness incurred pursuant to Section 4.03(b)(xii) of the 2000 Notes Indenture and (B) Indebtedness of the Company and its Restricted Subsidiaries (in addition to Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)); provided that the aggregate principal amount on the date of Incurrence, when added to all other Indebtedness Incurred pursuant to subclauses (A) and (B) of this clause
(12) and then outstanding, will not exceed $20.0 million.

(c) Notwithstanding the foregoing, the Company may not Incur any Indebtedness pursuant to paragraph (b) above if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. The Company may not Incur any Indebtedness pursuant to paragraphs (a) or (b) above if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. In addition, the Company may not Incur any Secured Indebtedness which is not Senior Indebtedness unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations secured by Liens on the assets of any entity existing at the time such entity is acquired by, and becomes a Restricted Subsidiary of, the Company, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens
(x) are not created, incurred or assumed in connection with, or in contemplation of such entity being acquired by the Company and (y) do not extend to any other assets of the Company or any of its other Subsidiaries. A Note Guarantor may not Incur any Indebtedness if such Indebtedness is by its terms expressly subordinate or junior in right of payment to any Senior Indebtedness of such Note Guarantor unless such Indebtedness is Senior Subordinated Indebtedness of such Note Guarantor or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Note Guarantor. In addition, a Note Guarantor may not Incur any Secured Indebtedness that is not Senior Indebtedness of such Note Guarantor unless contemporaneously therewith effective provision is made to secure the Note Guarantee of such Note Guarantor equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to such Note Guarantee) such Secured Indebtedness for as long as such Secured Indebtedness is secured by a Lien, except for Senior Subordinated Indebtedness and Subordinated Obligations of such Note Guarantor secured by Liens on the assets of any entity existing at the time such entity is acquired by such Note Guarantor, whether by merger, consolidation, purchase of assets or otherwise, provided that such Liens (x) are not created, incurred or assumed in connection with or in contemplation of such assets being acquired by such Note Guarantor and (y) do not extend to any other assets of the Company or any of its other Subsidiaries.

(d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant:

    (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the 2000 Notes Closing Date shall be treated as Incurred pursuant to clause (1) of paragraph (b) above,

    (2) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included,

    (3) If obligations in respect of letters of credit are Incurred pursuant to the Credit Agreement and are being treated as Incurred pursuant to clause (1) of paragraph (b) above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included,

    (4) The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the maximum liquidation preference,

    (5) The principal amount of Indebtedness, Disqualified Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor issued at a price less than the principal amount thereof, the maximum fixed redemption or repurchase price thereof or liquidation preference thereof, as applicable, will be equal to the amount of the liability or obligation in respect thereof determined in accordance with GAAP,

    (6) If such Indebtedness is denominated in a currency other than U.S. dollars, the U.S. dollar equivalent principal amount thereof will be calculated based on the relevant currency exchange rates in effect on the date such Indebtedness was Incurred,

    (7) The accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends or distributions in the form of additional Capital Stock will not be deemed an Incurrence of Indebtedness for purposes of this covenant,

    (8) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness, and

    (9) In the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant (including references to Indebtedness incurred pursuant to certain sections of the 2000 Notes Indenture), the Company, in its sole discretion, will classify (or later reclassify) such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

    (1) declare or pay any dividend or make any distribution of any kind on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) or similar payment to the holders (solely in their capacities as such) of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis),

    (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary,

    (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than (A) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition and
(B) Indebtedness described in clause (2) of paragraph (b) of the covenant described under "--Limitation on Indebtedness"), or

    (4) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

       (A) a Default will have occurred and be continuing (or would result therefrom);

       (B) the Company could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness;" or

       (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the 2000 Notes Closing Date would exceed the sum, without duplication, of:

          (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the 2000 Notes Closing Date occurred to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are publicly available (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit);

          (ii) 100% of the aggregate Net Cash Proceeds (other than in respect of an Excluded Contribution) received by the Company (x) as capital contributions to the Company after the 2000 Notes Closing Date or (y) from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the 2000 Notes Closing Date (other than a capital contribution from or an issuance or sale to (a) a Subsidiary of the Company or (b) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries);

          (iii) 100% of the fair market value (as determined in good faith by the Board of Directors of the Company) of shares of Qualified Stock of the Company or any Restricted Subsidiary issued after the 2000 Notes Closing Date to acquire assets from a third party;

          (iv) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the 2000 Notes Closing Date of any Indebtedness of

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

the Company or its Restricted Subsidiaries issued after the 2000 Notes Closing which is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or the fair market value of other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange);

          (v) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash from the sale or other disposition (other than to (x) the Company or a Subsidiary of the Company or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries) of Restricted Investments made by the Company or any Restricted Subsidiary after the 2000 Notes Closing Date and from repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary by any Person (other than (x) the Company or any of its Subsidiaries or (y) an employee equity ownership or participation plan or other trust established by the Company or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments;

          (vi) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries since the 2000 Notes Closing Date, resulting from (x) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries or (y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments; and

          (vii) $5.0 million.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any purchase, repurchase, retirement or other acquisition or retirement for value of, or other distribution in respect of, Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or capital contributions to the Company after the 2000 Notes Closing Date (other than Disqualified Stock and other than Capital Stock issued or sold to, or capital contributions from, a Subsidiary of the Company or an employee equity ownership or participation plan or other trust established by the Company or any of its Subsidiaries); provided, however, that:

       (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments, and

       (B) the Net Cash Proceeds from such sale or capital contribution applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under clause (4)(C)(ii) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Capital Stock of the Company or a Restricted Subsidiary or (y) Subordinated Obligations of the Company or a Restricted Subsidiary that are permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments;

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (3) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments;

    (4) Investments that are made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments;

    (5) dividends or other distributions paid to holders of, or redemptions from holders of, Capital Stock within 60 days after the date of declaration thereof, or the giving of formal notice of redemption, if at such date of declaration such dividends or other distributions or redemptions would have complied with this covenant; provided, however, that such dividends, distributions or redemptions will be included in the calculation of the amount of Restricted Payments;

    (6) any repurchase of Capital Stock owned by former officers, directors, consultants or employees of the Company or its Subsidiaries or their assigns, estates and heirs or entities controlled by them, provided, however, that the amount of such repurchases since the 2000 Notes Closing Date shall not, in the aggregate, exceed the sum of (A) $10.0 million (which amount shall be increased by the amount of any Net Cash Proceeds to the Company from (i) sales of Capital Stock of the Company to management, other employees or Permitted Holders subsequent to the 2000 Notes Closing Date to the extent such amounts are not included under clause 4(C)(ii) of paragraph (a) above and (ii) any "key-man" life insurance policies which are used to make such repurchases) and (B) $2.0 million per fiscal year of the Company commencing with fiscal year 2000 (which amount may be used in a subsequent fiscal year to the extent not used during a fiscal year); provided further, however, that the cancelation of Indebtedness owing to the Company from such former officers, directors, consultants or employees of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Restricted Payment under the Indentures, provided further, however, that such repurchase will be included in the calculation of the amount of Restricted Payments;

    (7) any of the transactions pursuant to the Recapitalization Agreement; provided, however, that such amounts will be excluded in the calculation of the amount of Restricted Payments;

    (8) repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded in the calculation of the amount of Restricted Payments; or

    (9) so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate since the 2000 Notes Closing Date to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that such payments will be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

    (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries (it

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

    (2) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company to other Indebtedness Incurred by the Company shall not be deemed a restriction on the ability to make loans or advances); or

    (3) transfer any of its property or assets to the Company, except:

       (A) any encumbrance or restriction pursuant to applicable law or any applicable rule, regulation or order, or an agreement in effect at or entered into on the 2000 Notes Closing Date (including the Credit Agreement);

       (B) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness of such Restricted Subsidiary, in each case Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company) and outstanding on such date;

       (C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in such predecessor agreements;

       (D) in the case of clause (3), any encumbrance or restriction

          (i) that restricts in a customary manner the assignment of any lease, license or similar contract or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract,

          (ii) that is or was created by virtue of any transfer of, agreement to transfer or option or right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indentures,

          (iii) contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements, or

          (iv) encumbrances or restrictions relating to Indebtedness permitted to be Incurred pursuant to clause (b)(6) of the covenant described under "--Limitation on Indebtedness" for property acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired (it being agreed that any such encumbrance or restriction may also secure other Indebtedness permitted to be Incurred by the Company and provided by the same financing source providing the Indebtedness Incurred pursuant to such clause (b)(6));

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

       (E) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

       (F) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

       (G) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, that such restrictions apply only to such Securitization Entity;

       (H) net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

       (I) any agreement or instrument governing Indebtedness (whether or not outstanding) of Foreign Subsidiaries of the Company permitted to be Incurred pursuant to clause (a) or (b)(10) under the caption "--Limitation on Indebtedness."

Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the Capital Stock and assets subject to such Asset Disposition,

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of (A) cash or Temporary Cash Investments, (B) properties and assets to be owned by the Company or any Restricted Subsidiary and used in a Permitted Business or (C) Capital Stock in one or more Persons engaged in a Permitted Business that are or thereby become Restricted Subsidiaries of the Company, and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

       (A) first, (i) to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (x) Bank Indebtedness or (y) other Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in the case of clause (y), other than Indebtedness owed to the Company or an Affiliate of the Company and other than Preferred Stock of a Restricted Subsidiary that is not a Note Guarantor) or (ii) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary or the application by the Company of the Net Available Cash received by a Restricted Subsidiary of the Company), in each case within 365 days (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days) from the later of such Asset Disposition or the receipt of such Net Available Cash, provided that pending the final application of any such Net Available Cash, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indentures;

       (B) second, within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash (or, in the case of Foreign Subsidiary Asset Dispositions, 545 days), to the extent of the balance of such Net Available Cash after such application in accordance with

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

clause (A), to make an Offer (as defined below) to purchase Notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if the Company elects (or is required by the terms of any Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the Notes and other Senior Subordinated Indebtedness of the Company; and

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) (other than the proviso thereof) and
(B), for any general corporate purpose not restricted by the terms of the Indentures;

provided, however that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions since the 2000 Notes Closing Date that is not applied in accordance with this covenant or Section 4.06 of the 2000 Notes Indenture exceeds $10.0 million since the 2000 Notes Closing Date.

For the purposes of this covenant, the following are deemed to be cash:

       - the assumption of any liabilities of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such liabilities in connection with such Asset Disposition, and

       - securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

(b) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(3)(B) of this covenant, the Company will be required to purchase Notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indentures. If the aggregate purchase price of Notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indentures. The Company will not be required to make an Offer for Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (a)(3)(A)) is less than $10.0 million for any particular Asset Disposition since the 2000 Notes Closing Date (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

subsequent Asset Disposition). Upon completion of the Offer, the amount of Net Available Cash shall be reduced to zero.

(c) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof. The provisions under the applicable Indenture relative to the Company's obligation to make an offer to repurchase the Notes outstanding under that Indenture as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes outstanding under that Indenture.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless such transaction is on terms:

    (1) that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate,

    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million,

       (A) are set forth in writing, and

       (B) except as provided in clause (a)(3) below, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (if any such members exist), and

    (3) that, in the event (i) such Affiliate Transaction involves an amount in excess of $10.0 million, or (ii) if there are no members of the Board of Directors having no personal stake in such Affiliate Transaction and such Affiliate Transaction involves an aggregate amount in excess of $5.0 million, have been determined by a nationally recognized appraisal, accounting or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

(b) The provisions of the foregoing paragraph (a) will not prohibit:

    (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments,"

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, options to purchase Capital Stock of the Company and equity ownership, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans approved by the Board of Directors,

    (3) the grant of options (and the exercise thereof) to purchase Capital Stock of the Company or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors,

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (4) loans or advances to officers, directors or employees in the ordinary course of business, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time with respect to all loans or advances made since the 2000 Notes Closing Date,

    (5) the payment of reasonable fees to directors of the Company and its Subsidiaries who are not employees of the Company or its Subsidiaries and other reasonable fees, compensation, benefits and indemnities paid or entered into by the Company or its Restricted Subsidiaries in the ordinary course of business to or with the officers, directors or employees of the Company and its Restricted Subsidiaries,

    (6) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries,

    (7) the provision by Persons who may be deemed Affiliates or stockholders of the Company (other than J.P. Morgan Partners, LLC and Persons directly or indirectly controlled by J.P. Morgan Partners, LLC) of investment banking, commercial banking, trust, lending or financing, investment, underwriting, placement agent, financial advisory or similar services to the Company or its Subsidiaries performed after the 2000 Notes Closing Date,

    (8) sales of Capital Stock to Permitted Holders approved by a majority of the members of the Board of Directors who do not have a material direct or indirect financial interest in or with respect to the transaction being considered, or

    (9) the existence or performance by the Company or any Restricted Subsidiary under any agreement as in effect as of the 2000 Notes Closing Date (including the Recapitalization Agreement and the agreements to be entered into pursuant thereto or any amendment thereto) or replacement agreement therefor or any transaction contemplated thereby (including pursuant to any amendment thereto or replacement agreement therefor) so long as such amendment or replacement is not more disadvantageous to the Holders of the Notes in any material respect than the original agreement as in effect on the 2000 Notes Closing Date.

SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if permitted by SEC practice and applicable law and regulations) and provide the Trustee and Holders and prospective Holders (upon request) within 15 days after it files them with the SEC (or if not permitted, within 15 days after it would have otherwise been required to file them with the
SEC), copies of the Company's annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, following the existence of a Public Market, the Company will furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Company to its shareholders generally. The Company also will comply with the other provisions of Section 314(a) of the TIA.

Future Note Guarantors. The Company will cause each Domestic Subsidiary and any other Restricted Subsidiary that guarantees any Senior Indebtedness (other than a Foreign Subsidiary that guarantees Senior Indebtedness Incurred by another Foreign Subsidiary) to become a Note Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indentures pursuant to which such Domestic or other Restricted Subsidiary will Guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Domestic or other Restricted Subsidiary without rendering the Note Guarantee, as it relates to such

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Domestic or other Restricted Subsidiary, void or voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Limitation on Lines of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business, except that the Company and any of its Restricted Subsidiaries may engage in a new business so long as the Company and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in a Permitted Business.

MERGER AND CONSOLIDATION

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indentures;

    (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Certain covenants--Limitation on Indebtedness;" and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indentures.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

In addition, the Company will not permit any Note Guarantor to consolidate with or merge with or into any Person unless either

    (1) (A) the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Note Guarantor under its Note Guarantee; (B) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and (C) the Company will have delivered to the Trustee an Officers'

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indentures; or

    (2) such transaction results in the Company receiving cash or other property (other than Capital Stock representing a controlling interest in the successor entity), and the transaction is made in compliance with the covenant described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock."

Notwithstanding any of the foregoing:

    (A) any Restricted Subsidiary may consolidate with, merge into or transfer or lease all or part of its properties and assets to the Company or a Subsidiary that is a Note Guarantor, and

    (B) the Company may merge with an Affiliate incorporated solely for (i) the purpose of incorporating the Company or (ii) organizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

Each of the following is an Event of Default:

    (1) a default in any payment of interest or liquidated damages on any Note when due and payable, whether or not prohibited by the provisions described under "Ranking" above, continued for 30 days,

    (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking" above,

    (3) the failure by the Company or any Note Guarantor to comply with its obligations under the covenant described under "Merger and consolidation" above,

    (4) the failure by the Company or any Restricted Subsidiary to comply for 45 days after written notice (specifying the default and demanding that the same be remedied) with any of its obligations under the covenants described under "--Change of control" or "--Certain covenants" above (in each case, other than a failure to purchase Notes),

    (5) the failure by the Company or any Restricted Subsidiary to comply for 60 days after written notice (specifying the default and demanding that the same be remedied) with its other agreements contained in the Notes or the Indentures,

    (6) the failure by the Company or any Restricted Subsidiary of the Company to pay the principal amount of any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the aggregate principal amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 30 days after receipt of the notice specified in the Indentures,

    (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"),

    (8) the rendering of any judgment or decree for the payment of money in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing) or its foreign currency equivalent against the Company, or a Restricted Subsidiary of the Company if such judgment or decree

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

becomes final and nonappealable and remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision") or

    (9) any Note Guarantee of a Material Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor or Person acting by or on behalf of such Note Guarantor denies or disaffirms such Note Guarantor's obligations under the Indentures or any Note Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indentures.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clauses (4), (5), (6) or (9) will not constitute an Event of Default under the applicable Indenture until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes under that Indenture notify the Company of the default and the Company or the Note Guarantor, as applicable, does not cure such default within the time specified in clauses (4), (5), (6) or (9) hereof after receipt of such notice.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the applicable Indenture, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes under that Indenture by written notice to the Company and the Trustee specifying the Event of Default and that it is a "notice of acceleration" may declare the principal of and accrued but unpaid interest and liquidated damages on all the Notes to be due and payable. Upon such a declaration, such principal and interest and liquidated damages will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs under the applicable Indenture, the principal of and interest and liquidated damages on all the Notes outstanding under that Indenture will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes under the applicable Indenture may rescind any such acceleration with respect to the Notes outstanding under that Indenture and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the Notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

    (2) Holders of at least 25% in principal amount of the outstanding Notes under the applicable Indenture have requested the Trustee in writing to pursue the remedy,

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

    (5) the Holders of a majority in principal amount of the outstanding Notes under the applicable Indenture have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes under the applicable Indenture will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indentures or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indentures, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

If a Default occurs and is continuing under the applicable Indenture and is known to the Trustee, the Trustee must mail to each Holder of Notes outstanding under that Indenture notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders under that Indenture. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the applicable Indenture or the Notes under that Indenture may be amended with the written consent of the Holders of a majority in principal amount of the Notes then outstanding under that Indenture and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding under that Indenture. However, without the consent of each Holder of an outstanding Note affected under the applicable Indenture, no amendment may, among other things:

    (1) reduce the amount of Notes whose Holders must consent to an amendment,

    (2) reduce the rate of or extend the time for payment of interest or any liquidated damages on any Note,

    (3) reduce the principal of or extend the Stated Maturity of any Note,

    (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional redemption" above,

    (5) make any Note payable in money other than that stated in the Note,

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (6) make any change to the subordination provisions of the applicable Indenture that adversely affects the rights of any Holder,

    (7) impair the right of any Holder to receive payment of principal of, and interest or any liquidated damages on, such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

    (8) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions or

    (9) modify the Note Guarantees in any manner adverse to the Holders.

Without the consent of any Holder, the Company, the Note Guarantors and the Trustee may amend the Indentures to:

       - cure any ambiguity, omission, defect or inconsistency,

       - provide for the assumption by a successor corporation of the obligations of the Company under the Indentures,

       - provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code),

       - make any change in the subordination provisions of the Indentures that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a Note Guarantor (or any representative thereof) under such subordination provisions,

       - add additional Guarantees with respect to the Notes,

       - secure the Notes,

       - add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

       - make any change that does not materially and adversely affect the rights of any Holder,

       - in the case of the 2002 Indenture, provide for the issuance of the New Notes, or

       - comply with any requirement of the SEC in connection with the qualification of the Indentures under the TIA.

The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

After an amendment becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

Subject to compliance with the restrictions on transfer and exchange set forth in the Indentures, a Holder will be able to transfer or exchange Notes. Upon any transfer or

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes required by law or permitted by the Indentures. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the Holder will be treated as the owner of such Note for all purposes.

DEFEASANCE

The Company may at any time terminate all its obligations under the Notes and the Indentures ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. In addition, the Company may at any time terminate:

    (1) its obligations under the covenants described under "--Change of control" and "--Certain covenants",

    (2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Note Guarantee provision described under "--Defaults" above and the limitations contained in clause (3) under the first paragraph of "--Merger and consolidation" above ("covenant defeasance").

In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) or (9) under "--Defaults" above or because of the failure of the Company to comply with clause (3) under the first paragraph of "--Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on and liquidated damages (if any) in respect of the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

CONCERNING THE TRUSTEE

The Bank of New York is the Trustee under each of the Indentures and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indentures and the Notes are governed by and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

"2000 Note Guarantee" means each Guarantee of the obligations with respect to the 2000 Notes issued by a Person pursuant to the 2000 Notes Indenture.

"2000 Notes" means the $220,000,000 aggregate principal amount of the Company's 13% Senior Subordinated Notes due 2010 issued under the 2000 Notes Indenture.

"2000 Notes Closing Date" means May 31, 2000.

"2000 Notes Indenture" means the indenture dated as of May 31, 2000, among the Company, the subsidiary guarantors party thereto and The Bank of New York, as trustee, under which the 2000 Notes were issued, as amended, modified or supplemented from time to time.

"Additional Assets" means:

    (1) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Permitted Business or any improvement to any property or assets that are used by the Company or a Restricted Subsidiary in a Permitted Business;

    (2) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that:

any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Permitted Business.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain covenants--Limitation on Transactions with Affiliates" and "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary,

       (B) for purposes of the provisions described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock" only, the making of a Permitted Investment or a disposition subject to the covenant described under "--Certain covenants--Limitation on Restricted Payments",

       (C) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

       (D) a disposition of obsolete or worn out property or equipment or property or equipment that is no longer used or useful in the conduct of business of the Company and its Restricted Subsidiaries,

       (E) any other disposition of assets with a fair market value, as conclusively determined by senior management of the Company in good faith, of less than $1.0 million,

       (F) sales or grants of licenses to use the Company's or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology or require the licensor to pay any fees for such use,

       (G) the disposition of all or substantially all of the assets of the Company in compliance with the covenant described under the heading "--Merger and consolidation", and

       (H) the disposition of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary.

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

    (2) the sum of all such payments.

"Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.

"Business Day" means each day which is not a Legal Holiday.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

"Closing Date" means April 10, 2002.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Subsidiaries designed to protect the Company or any of its Subsidiaries against fluctuations in the price of commodities actually at the time used in the ordinary course of business of the Company or its Subsidiaries.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of:

    (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are publicly available ending prior to the date of such determination to

    (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

       (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

       (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

       (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition in excess of $10.0 million, which constitutes all or substantially all of an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

       (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with and into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

       (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

For purposes of this definition, whenever pro forma effect is to be given to an Investment or acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that (a) would be permitted pursuant to Article 11 of Regulation S-X under the Securities Act or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of any closing) of any facility, as applicable, provided that, such adjustments are set forth in an Officers' Certificate signed by the Company's chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers' Certificate at the time of such execution and (iii) that any related Incurrence of Indebtedness is permitted pursuant to the Indentures.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement or Currency Agreement applicable to such Indebtedness if such Interest Rate Agreement or Currency Agreement has a remaining term as at the date of determination in excess of 12 months).

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries plus, to the extent Incurred by the Company and its Restricted Subsidiaries in such period but not included in such interest expense:

    (1) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to operating leases constituting part of a Sale/Leaseback Transaction,

    (2) amortization of debt discount and debt issuance costs,

    (3) capitalized interest,

    (4) non-cash interest expense,

    (5) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing,

    (6) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary,

    (7) net costs associated with Hedging Obligations (including amortization of fees) provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income,

    (8) dividends and distributions declared in respect of all Disqualified Stock of the Company and dividends and distributions declared and paid in respect of all Preferred Stock of any of the Subsidiaries of the Company that is not a Note Guarantor, to the extent held by Persons other than the Company or a Wholly Owned Subsidiary,

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (9) interest Incurred in connection with investments in discontinued operations and

    (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income:

    (1) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) below) and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

    (2) other than for purposes of clauses (D) and (E) of the definition of Consolidated Coverage Ratio, any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or loans or intercompany advances by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the limitations contained in clauses (4), (5) and (6) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed, loaned or advanced by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend, distribution, loan or advance (subject, in the case of a dividend, distribution, loan or advance made to another Restricted Subsidiary, to the limitation contained in this clause) and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain (loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) any extraordinary gain or loss; and

    (6) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purpose of the covenant described under "--Certain covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(4)(C)(vi) thereof.

"Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Credit Agreement" means the credit agreement dated as of the 2000 Notes Closing Date among the Company, the lenders named therein, Bankers Trust Company, as administrative agent and collateral agent, The Bank of Nova Scotia, as documentation agent, and JPMorgan Chase Bank, as syndication agent, together with related documents thereto including any guarantee agreements and security documents, as amended, modified, supplemented, restated, renewed, refunded, replaced, restructured, repaid or refinanced from time to time (including any agreement extending the maturity thereof or increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) whether with the original agents and lenders or otherwise and whether provided under the original credit agreement or other credit agreements or otherwise.

"Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" of the Company means

    (1) the Bank Indebtedness and

    (2) any other Senior Indebtedness of the Company that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $15.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indentures. "Designated Senior Indebtedness" of a Note Guarantor has a correlative meaning.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:

    (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

    (2) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary, provided, that any such conversion or exchange shall be deemed an issuance of Indebtedness or an issuance of Disqualified Stock, as applicable) or

    (3) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to 91 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed Disqualified Stock; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock provide that such Person may not repurchase or redeem such Capital Stock pursuant to such provisions unless such Person has first complied with the provisions described under "--Change of control" and the provisions of the covenant described under "--Certain covenants--Limitation on Sales of Assets and Subsidiary Stock", as applicable; and provided, further that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or other payment obligations or otherwise by delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, shall not be deemed Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock.

"Domestic Overdraft Facility" means an overdraft line of credit in a maximum principal amount of $10.0 million at any time outstanding.

"Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

"EBITDA" for any period means the Consolidated Net Income for such period, excluding the following to the extent included in calculating such Consolidated Net Income:

    (1) income tax expense of the Company and its Consolidated Restricted Subsidiaries,

    (2) Consolidated Interest Expense,

    (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries,

    (4) amortization expense of the Company and its Consolidated Restricted Subsidiaries (but excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (5) other noncash charges of the Company and its Consolidated Restricted Subsidiaries (excluding any such noncash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period),

    (6) income or loss from discontinued operations,

    (7) plant closing costs (as defined by GAAP), and

    (8) noncash stock-based compensation expense.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, loaned or advanced to the Company by such Restricted Subsidiary without prior approval of Persons other than the Board of Directors or holders of the Company's Capital Stock (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity Offering" means any public or private sale of the common stock of the Company, other than any public offering with respect to the Company's common stock registered on Form S-8 or other issuances upon exercise of options by employees of the Company or any of its Restricted Subsidiaries.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement dated April 10, 2002 among the Company, J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc., as Initial Purchasers, and the Note Guarantors.

"Excluded Contribution" means net cash proceeds received by the Company from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in clause (a)(4)(C) under "--Certain covenants--Limitation on Restricted Payments."

"Existing Management Stockholders" means each of Richard P. Durham, Jack E. Knott, Scott K. Sorensen and Ronald G. Moffitt.

"Foreign Subsidiary" means any Restricted Subsidiary of the Company organized and conducting its principal operations outside the United States.

"Foreign Subsidiary Asset Disposition" means any direct or indirect sale, issuance, conveyance, transfer, lease, assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale/Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of the Capital Stock of any Foreign Subsidiary or any of the property or assets of any Foreign Subsidiary.

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of May 31, 2000, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

    (2) statements and pronouncements of the Financial Accounting Standards
Board,

    (3) such other statements by such other entities as are approved by a significant segment of the accounting profession, and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

All ratios and computations based on GAAP contained in the Indentures shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

    (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Commodity Agreement, Interest Rate Agreement or Currency Agreement.

"Holder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    (2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto);

    (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables and other accrued liabilities arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

    (5) all Capitalized Lease Obligations and all Attributable Debt of such Person;

    (6) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person that is not a Note Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

    (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:

       (A) the fair market value of such asset at such date of determination and

       (B) the amount of such Indebtedness of such other Persons;

    (8) to the extent not otherwise included in this definition, the net obligations under Hedging Obligations of such Person;

    (9) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, such Person) under any receivables financing (as set forth in the books and records of such Person and confirmed by the agent, trustee or other representative of the institution or group providing such receivables financing); and

    (10) all obligations of the type referred to in clauses (1) through (9) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

Notwithstanding the foregoing, "Indebtedness" shall not include unsecured indebtedness of the Company and its Restricted Subsidiaries Incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by the Company and its Restricted Subsidiaries for a three-year period beginning on the date of Incurrence of any such Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

"Intangible Assets" means goodwill, patents, trademarks and other intangibles as determined in accordance with GAAP.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property (excluding Capital Stock of the Company) to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "--Certain covenants--Limitation on Restricted Payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to:

       (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less

       (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by (i) the senior management of the Company if the amount thereof is less than $2.0 million and (ii) the Board of Directors if in excess thereof; and

    (3) the amount of any Investment shall be the original cost as of the date of determination of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investments.

"Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Material Subsidiary" means, at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company or (ii) as of the end of such fiscal year, was the owner of 10.0% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statement of the Company and its consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

    (1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition,

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition,

    (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition,

    (4) the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Disposition, and

    (5) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"New Note Guarantees" means the guarantees to be made by the Note Guarantors pursuant to the Exchange and Registration Rights Agreement.

"New Notes" means the senior subordinated debt securities to be issued by the Company pursuant to the Exchange and Registration Rights Agreement.

"Note Guarantee" means each Guarantee of the obligations with respect to the Notes issued by a Person pursuant to the terms of the Indentures.

"Note Guarantor" means any Person that has issued a Note Guarantee.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Company.

"Officers' Certificate" means a certificate signed by two Officers.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted Business" means the design, manufacture and/or marketing of films and flexible packaging products for food, personal care, medical, retail, agricultural, industrial and other applications or any businesses that are reasonably related, ancillary or complementary thereto.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Permitted Holders" means each of (i) JP Morgan Partners, LLC and its Affiliates, (ii) Southwest Industrial Films, LLC and its Affiliates, (iii) the Christena Karen H. Durham Trust, (iv) the Existing Management Stockholders and their Related Parties and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "--Certain covenants--Limitation of Lines of Business";

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that after giving effect to such Investment the Company is still in compliance with the covenant under the heading "--Certain covenants--Limitation of Lines of Business";

    (3) Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances or loans to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to officers, directors, consultants or employees made
(a) in the ordinary course of business and not exceeding $3.0 million in any year or (b) to fund purchases of stock under the Company's 2000 Stock Incentive Plan and any similar plans or employment arrangements;

    (7) Capital Stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

    (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "--Certain covenants--Limitation on Sale of Assets and Subsidiary Stock";

    (9) any Investment by the Company or a Restricted Subsidiary in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest;

    (10) Hedging Obligations entered into in the ordinary course of business;

    (11) endorsements of negotiable instruments and documents in the ordinary course of business;

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

    (12) assets or securities of a Person acquired by the Company or a Restricted Subsidiary to the extent the consideration for such acquisition consists of Capital Stock (other than Disqualified Stock) of the Company;

    (13) Investments in existence on the 2000 Notes Closing Date;

    (14) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case in compliance with the Indentures, provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation;

    (15) Investments in Unrestricted Subsidiaries or joint ventures not to exceed $30.0 million since the 2000 Notes Closing Date, plus (A) the aggregate net after-tax amount returned since the 2000 Notes Closing Date to the Company or any Restricted Subsidiary in cash on or with respect to any Investments made since the 2000 Notes Closing Date in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments (including such dividends, distributions or payments made concurrently with such Investment), (B) the net after-tax cash proceeds received since the 2000 Notes Closing Date by the Company or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to the Company or a Subsidiary of the Company) and (C) upon redesignation since the 2000 Notes Closing Date of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; and

    (16) additional Investments since the 2000 Notes Closing Date in an aggregate amount not to exceed $15.0 million.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

"Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Public Market" means any time after:

    (1) an Equity Offering has been consummated and

    (2) at least 15% of the total issued and outstanding common stock of the Company has been distributed by means of an effective registration statement under the Securities Act.

"Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to (a) a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto including,

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Qualified Stock" means any Capital Stock that is not Disqualified Stock.

"Recapitalization Agreement" means the Recapitalization Agreement dated as of March 31, 2000, between the Company, the selling stockholders listed therein and Chase Domestic Investments, L.L.C., as amended to and in effect at the 2000 Notes Closing Date.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing Indebtedness" means Indebtedness that is Incurred to Refinance any Indebtedness of the Company or any Restricted Subsidiary existing on the 2000 Notes Closing Date or Incurred in compliance with the 2000 Notes Indenture (if incurred prior to the Closing Date) or, if incurred on or after the Closing Date, the Indenture (including Indebtedness of the Company or a Restricted Subsidiary that Refinances Refinancing Indebtedness); provided, however, that:

    (1) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the 2000 Notes Closing Date) has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

    (2) the Refinancing Indebtedness (if Refinancing any Indebtedness existing on the 2000 Notes Closing Date) has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,

    (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) (whether in U.S. dollars or a foreign currency) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) (in U.S. dollars or such foreign currency, as applicable) then outstanding (plus, without duplication, accrued interest, premium and defeasance costs required to be paid under the terms of the Indebtedness being Refinanced and the fees, expenses, discounts, commissions and other issuance costs incurred in connection with the Refinancing Indebtedness) of the Indebtedness being Refinanced and

    (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee of a Note Guarantor, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantee at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include:

    (A) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that Refinances Indebtedness of the Company or

    (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Related Parties" means with respect to a Person (a) that is a natural person
(1) any spouse, parent or lineal descendant (including adopted children) of such Person or (2) the estate of such Person during any period in which such estate holds Capital Stock of the Company for the

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

benefit of any person referred to in clause (a)(1) and (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially owning an interest of more than 50% of which consist of such Person and/or such other Persons referred to in the immediately preceding clause (a).

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than (a) leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (b) any arrangement whereby the transfer involves fixed or capital assets and is consummated within 120 days after the date the Company or a Restricted Subsidiary acquires or finishes construction of such fixed or capital assets.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien. "Secured Indebtedness" of a Note Guarantor has a correlative meaning.

"Securitization Entity" means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and (c) to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee, by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

"Senior Subordinated Indebtedness" of the Company means the Notes, the 2000 Notes, the New Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Note Guarantor has a correlative meaning.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Stockholders Agreement" means the Stockholders Agreement among the Company and the holders of the Company's Capital Stock party thereto, as in effect at the 2000 Notes Closing Date as amended from time to time, so long as the Permitted Holders own a majority of the Capital Stock subject to such agreement.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. "Subordinated Obligation" of a Note Guarantor has a correlative meaning.

"Subsidiary" of any Person means any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person,

    (2) such Person and one or more Subsidiaries of such Person or

    (3) one or more Subsidiaries of such Person.

"Tangible Assets" means Total Assets less Intangible Assets.

"Temporary Cash Investments" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed or insured by the United States of America or any agency or instrumentality thereof,

    (2) investments in checking accounts, savings accounts, time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws

               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act),

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"),

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc., and

    (6) investments in money market funds that invest substantially all of their assets in securities of the types described in clauses (1) through (5) above.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec. 77aaa-77bbbb) as in effect on the Closing Date.

"Total Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Trustee" means the party named as such in the Indentures until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means:

    (1) Pliant Investment, Inc. and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and

    (2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company), to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock in or Indebtedness of, or owns

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either:

    (A) the Subsidiary to be so designated at the time of designation has total Consolidated assets of $1,000 or less or

    (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "--Certain covenants--Limitation on Restricted Payments."

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

    (x) the Company could Incur $1.00 of additional Indebtedness under paragraph
(a) of the covenant described under "--Certain covenants--Limitation on Indebtedness" and

    (y) no Default shall have occurred and be continuing.

Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

"Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying Capital Stock) is owned by the Company or another Wholly Owned Subsidiary.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                         BOOK-ENTRY; DELIVERY AND FORM

The Notes are represented by one or more permanent global notes in definitive, fully registered book-entry form, without interest coupons that have been deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, on behalf of the acquirers of Notes represented thereby for credit to the respective accounts of the acquirers, or to such other accounts as they may direct, at DTC.

Except as set forth below, the global notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

All interests in the global notes may be subject to the procedures and requirements of DTC.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

The descriptions of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. We will take no responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

DTC has advised us that it is

    (1) a limited purpose trust company organized under the laws of the State of New York,

    (2) a "banking organization" within the meaning of the New York Banking Law,

    (3) a member of the Federal Reserve System,

    (4) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

    (5) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

We expect that pursuant to procedures established by DTC ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note

       - will not be entitled to have Notes represented by such global note registered in their names,

       - will not receive or be entitled to receive physical delivery of certificated Notes, and

       - will not be considered the owners or holders thereof under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the indentures or such global note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, and interest on, any Notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing the Notes under the indentures. Under the terms of the indentures, we and the trustee may treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

CERTIFICATED NOTES

If,

       - we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation,

       - we, at our option, notify the trustee in writing that we elect to cause the issuance of Notes in definitive form under the indentures or

       - upon the occurrence of certain other events as provided in the indentures,

then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                              PLAN OF DISTRIBUTION

This prospectus has been prepared for use by J.P. Morgan Securities Inc. in connection with offers and sales of the Notes in market-making transactions effected from time to time. J.P. Morgan Securities Inc. may act as a principal or agent in these transactions, including as agent for the counterparty when acting as principal or as agent for both parties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. These sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds of these sales. We have agreed to indemnify J.P. Morgan Securities Inc. against certain liabilities, including liabilities under the Securities Act, and to contribute payments which J.P. Morgan Securities Inc. might be required to make in respect thereof.


As of March 31, 2002, J.P. Morgan Partners (BHCA), L.P. an affiliate of J.P. Morgan Securities Inc., beneficially owned approximately 52.8% of our common stock and certain of our directors are employed by an affiliate of J.P. Morgan Securities Inc. See "Security ownership of certain beneficial owners and management" and "Certain relationships and related transactions -- Transactions between Pliant and new stockholders -- Credit facilities and offering of notes by affiliates of stockholders." J.P. Morgan Securities Inc. has informed us that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of these transactions by the customer.


We have been advised by J.P. Morgan Securities Inc. that, subject to applicable laws and regulations, J.P. Morgan Securities Inc. currently intends to make a market in the Notes. However, J.P. Morgan Securities Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk factors."

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                                 LEGAL MATTERS

The validity of the Notes and the Note Guarantees has been passed upon for us by O'Sullivan LLP, New York, New York.

                                       A-59
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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

                      WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the 'SEC' or the 'Commission'). You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and over the Internet at the SEC's Web site at http://www.sec.gov. Copies of these materials can also be obtained by mail at prescribed rates from the SEC's Public Reference Room at the above address. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed a Registration Statement on Form S-4 to register with the Commission offers and sales of the Notes made by J.P. Morgan Securities Inc. in market-making transactions effected from time to time. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF YOU ARE GIVEN ANY INFORMATION OR REPRESENTATIONS ABOUT THESE MATTERS THAT IS NOT DISCUSSED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES ANYWHERE OR TO ANYONE WHERE OR TO WHOM WE ARE NOT PERMITTED TO OFFER OR SELL SECURITIES UNDER APPLICABLE LAW. SUBJECT TO OUR OBLIGATION TO AMEND OR SUPPLEMENT THIS PROSPECTUS AS REQUIRED BY LAW AND THE RULES AND REGULATIONS OF THE COMMISSION, THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS.

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               [ALTERNATIVE SECTION FOR MARKET-MAKING PROSPECTUS]

[PLIANT LOGO]

PLIANT CORPORATION
$320,000,000 PRINCIPAL AMOUNT OF
13% SENIOR SUBORDINATED NOTES DUE 2010
WHICH ARE GUARANTEED ON A SENIOR SUBORDINATED BASIS BY
SUBSTANTIALLY ALL OF OUR DOMESTIC SUBSIDIARIES

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article IV of Pliant Corporation's Third Amended and Restated Articles of Incorporation, as amended, provides that Pliant Corporation shall indemnify and advance expenses to its directors and officers and to any person who is or was serving at its request as a director or officer of another domestic or foreign corporation (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law. In addition, pursuant to Article IV of the Third Amended and Restated Articles of Incorporation, as amended, the personal liability of the directors and officers of Pliant Corporation to Pliant Corporation or its shareholders, or to any third person, is eliminated or limited to the fullest extent as from time to time permitted by Utah law. Sections 16-10a-902 and 16-10a-907 of the Utah Revised Business Corporation Act provide that a corporation may indemnify its directors and officers who are made parties to a legal proceeding because of their positions with the corporation against liability incurred in the proceeding if the individual's conduct was in good faith, the individual reasonably believed that his conduct was in, or not opposed to, the corporation's best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the Utah Revised Business Corporation Act, Pliant Corporation may not indemnify its directors or officers in connection with a proceeding by, or in the right of, Pliant Corporation in which the individual was adjudged liable to it or in any proceeding in which the individual was adjudged liable on the basis that he derived an improper personal benefit.

As authorized by Section 16-10a-841(1) of the Utah Revised Business Corporation Act, the Amended and Restated Bylaws of Pliant Corporation provide that Pliant Corporation's directors shall not be personally liable to Pliant Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director, except liability for: (a) the amount of a financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on Pliant Corporation or its shareholders; (c) a violation of Section 16-10a-842 of the Utah Revised Business Corporation Act for unlawful distributions; or (d) an intentional violation of criminal law. The Amended and Restated Bylaws also provide for indemnification of Pliant Corporation's directors and officers and advancement of their expenses to the fullest extent as from time to time permitted by applicable law, including, without limitation, Section 16-10a-902 of the Utah Revised Business Corporation Act.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

 2.1      Recapitalization Agreement, dated as of March 31, 2000 (the
          "Recapitalization Agreement"), among Pliant Corporation,
          Chase Domestic Investments, L.L.C., Richard P. Durham as
          Representative, and the shareholders of Pliant Corporation signatory thereto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pliant
          Corporation on April 12, 2000).
 2.2      Amendment No. 1, dated as of April 3, 2000, to the
          Recapitalization Agreement (incorporated by reference to Exhibit 2.2 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).

 2.3      Amendment No. 2, dated as of May 31, 2000, to the
          Recapitalization Agreement (incorporated by reference to Exhibit 2.3 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
 3.1      Third Amended and Restated Articles of Incorporation of
          Pliant Corporation (incorporated by reference to Exhibit 3.1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.2 Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
 3.3 Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.4      Articles of Incorporation of Pliant Corporation
          International (formerly known as Huntsman Container
          Corporation International) (incorporated by reference to
          Exhibit 3.14 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-40067)).
 3.5 Articles of Amendment to the Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman
          Container Corporation International) (incorporated by reference to Exhibit 3.19 to Post-Effective Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.6      Articles of Incorporation of Pliant Film Products of Mexico,
          Inc. (formerly known as Huntsman Film Products of Mexico,
          Inc.) (incorporated by reference to Exhibit 3.16 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.7 Articles of Amendment to the Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as
          Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.20 to Post-Effective Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.8      Articles of Incorporation of Pliant Solutions Corporation
          (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.9 Articles of Amendment to the Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL
          Corporation) (incorporated by reference to Exhibit 3.21 to Post-Effective Amendment No. 1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
 3.10     Articles of Organization of Pliant Packaging of Canada, LLC
          (formerly known as Huntsman Packaging of Canada, LLC)
          (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.11 Certificate of Amendment to the Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman
          Packaging of Canada, LLC) (incorporated by reference to
          Exhibit 3.18 to Post-Effective Amendment No. 1 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.12 Certificate of Incorporation of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.14 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).

 3.13 Certificate of Incorporation of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.15 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.14 Certificate of Incorporation of Turex, Inc (incorporated by reference to Exhibit 3.16 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.15 Articles of Organization of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.17 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.16     Certificate of Incorporation of Uniplast Midwest, Inc.
          (incorporated by reference to Exhibit 3.18 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.17     Amended and Restated Bylaws of Pliant Corporation
          (incorporated by reference to Exhibit 3.19 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.18 Bylaws of Pliant Corporation International (formerly known as Huntsman Container Corporation International)
          (incorporated by reference to Exhibit 3.24 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.19 Bylaws of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.)
          (incorporated by reference to Exhibit 3.26 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.20     Bylaws of Pliant Solutions Corporation (formerly known as
          Huntsman KCL Corporation) (incorporated by reference to
          Exhibit 3.16 to Amendment No. 1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
 3.21     Operating Agreement of Pliant Packaging of Canada, LLC
          (formerly known as Huntsman Packaging of Canada, LLC)
          (incorporated by reference to Exhibit 3.18 to Amendment No.
          1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.22 Bylaws of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.25 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.23 Bylaws of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.26 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.24     Bylaws of Turex, Inc. (incorporated by reference to Exhibit
          3.27 to Pliant Corporation's Registration Statement on Form
          S-1 (File No. 333-65754)).
 3.25 Bylaws of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.28 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.26 Code of Bylaws of Uniplast Midwest, Inc. (incorporated by reference to Exhibit 3.29 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 4.1      Indenture, dated as of May 31, 2000, among Pliant
          Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
 4.2      Form of 2000 Note (incorporated by reference to Exhibit B to
          Exhibit 4.1).

 4.3      First Supplemental Indenture, dated as of July 16, 2001,
          among Pliant Corporation, the New Note Guarantors party
          thereto, the existing Note Guarantors party thereto and The
          Bank of New York, as trustee (incorporated by reference to
          Exhibit 4.3 to Pliant Corporation's Registration Statement
          on Form S-1 (File No. 333-65754)).
 4.4*     Indenture, dated as of April 10, 2002, among Pliant
          Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee.
 4.5*     Form of New Note (incorporated by reference to Exhibit B to
          Exhibit 4.4).
 4.6      Exchange and Registration Rights Agreement, dated as of May
          31, 2000, among Pliant Corporation, the Note Guarantors
          party thereto, and Chase Securities, Inc. and Deutsche Bank
          Securities Inc., as Initial Purchasers (incorporated by
          reference to Exhibit 4.3 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
 4.7*     Exchange and Registration Rights Agreement, dated as of
          April 10, 2002, among Pliant Corporation, the Note
          Guarantors party thereto, and J.P. Morgan Securities, Inc.
          and Deutsche Bank Securities Inc., as Initial Purchasers.
 5.1*     Opinion of O'Sullivan LLP.
10.1      Note Warrant Agreement, dated as of May 31, 2000, among
          Pliant Corporation and The Bank of New York, as Warrant
          Agent, relating to the 220,000 Note Warrants (incorporated by reference to Exhibit 10.1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.2      Stockholders' Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.2 to Pliant Corporation's Registration Statement
          on Form S-4 (File No. 333-42008)).
10.3      Amendment No. 1 and Waiver dated as of July 16, 2001 to the
          Stockholder's Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.3 to Pliant Corporation's Registration Statement
          on Form S-1 (File No. 333-65754)).
10.4      Amendment No. 2 dated as of December 19, 2001 to the
          Stockholder's Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.4 to Pliant Corporation's Annual Report on Form
          10-K for the year ended December 31, 2001).
10.5      Registration Rights Agreement, dated as of May 31, 2000 (the
          "Registration Rights Agreement"), among Pliant Corporation,
          Chase Domestic Investments, L.L.C. and each of the
          stockholders and warrantholders listed on the signature
          pages thereto (incorporated by reference to Exhibit 10.3 to
          Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.6      Amendment No. 1, dated as of June 13, 2000, to the
          Registration Rights Agreement (incorporated by reference to
          Exhibit 10.4 to Pliant Corporation's Registration Statement
          on Form S-4 (File No. 333-42008)).

10.7 Securities Purchase Agreement, dated as of May 31, 2000, among Pliant Corporation and each of the purchasers of Pliant Corporation's preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.8      Amendment No. 1 and Waiver dated as of July 16, 2001, to the
          Securities Purchase Agreement dated as of May 31, 2000 among
          Pliant Corporation, and each of the purchasers of Pliant
          Corporation's preferred stock listed on the signature pages thereto ((incorporated by reference to Exhibit 10.7 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.9      Warrant Agreement, dated as of May 31, 2000, among Pliant
          Corporation and Chase Domestic Investments, L.L.C.
          (incorporated by reference to Exhibit 10.6 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.10     Amendment No. 1 dated as of July 16, 2001, to the Warrant
          Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto
          (incorporated by reference to Exhibit 10.9 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
10.11 Securities Purchase Agreement dated as of July 16, 2001, among Pliant Corporation and the purchasers of Pliant
          Corporation's preferred stock listed on the schedules thereto (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.12 Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, the subsidiary guarantors party thereto, the various lenders from time to time party thereto (the "Lenders"), Bankers
          Trust Company, as Administrative Agent and Collateral Agent, and The Chase Manhattan Bank, as Syndication Agent, and The
          Bank of Nova Scotia, as the Documentation Agent
          (incorporated by reference to Exhibit 10.7 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.13     Amendment No. 1, dated as of September 30, 2000, to Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.1 to Pliant Corporation's Quarterly Report on
          Form 10-Q for the quarter ended September 30, 2000).
10.14     Amendment No. 2, dated as of July 10, 2001, to the Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.13 to Pliant Corporation's Registration Statement on Form S-1 (File No. 333-65754)).
10.15*    Amendment No. 3, dated as of April 2, 2002, to the Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000.
10.16 Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent (incorporated by reference to Exhibit 10.8 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
10.17     Supplement No. 1, dated as of July 19, 2001, to the
          Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant
          Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Administrative Agent
          (incorporated by reference to Exhibit 10.15 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).

10.18 Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent (incorporated by reference to Exhibit 10.9 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
10.19     Supplement No. 1, dated as of July 19, 2001, to the Security
          Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers
          Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.17 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
10.20 Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.21     Supplement No. 1, dated as of July 19, 2001, to the Pledge
          Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers
          Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.19 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
10.22 Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.11 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.23     Supplement No. 1, dated as of July 19, 2001, to the
          Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.21 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.24     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.12 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.25     Amendment No. 1, dated as of February 1, 2001, to the
          Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.14 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
10.26     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.13 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.27     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.14 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.28 Letter Agreement, dated as of December 27, 2000, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.17 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.29     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.15 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.30 Letter Agreement, dated as of January 22, 2001, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
10.31     Employment Agreement, dated as of March 30, 2001, between
          Pliant Corporation and Brian E. Johnson (incorporated by reference to Exhibit 10.30 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2001).
10.32 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham
          (incorporated by reference to Exhibit 10.16 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.33 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.17 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.34 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen
          (incorporated by reference to Exhibit 10.18 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.35 Stock Redemption Agreement, dated as of December 27, 2000, between Pliant Corporation and Scott K. Sorensen
          (incorporated by reference to Exhibit 10.23 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2000 filed on April 2, 2001).
10.36 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt
          (incorporated by reference to Exhibit 10.19 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.37 Stock Redemption Agreement, dated as of February 1, 2001, between Pliant Corporation and Ronald G. Moffitt
          (incorporated by reference to Exhibit 10.25 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2000 filed on April 2, 2001).
10.38 Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Richard P. Durham (incorporated by reference to Exhibit 10.20 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.39     Amendment No. 1, dated as of March 1, 2001, to the Pledge
          Agreement dated as of May 31, 2000, among Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit
          10.35 to Post-Effective Amendment No. 2 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.40 Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Jack E. Knott (incorporated by reference to Exhibit 10.21 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.41     Amendment No. 1, dated as of April 1, 2001, to the Pledge
          Agreement dated as of May 31, 2000, among Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit
          10.36 to Post-Effective Amendment No. 2 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).

10.42     Pledge Agreement, dated as of May 31, 2000, in favor of
          Pliant Corporation made by Scott K. Sorensen (incorporated by reference to Exhibit 10.22 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.43     Pledge Agreement, dated as of May 31, 2000, in favor of
          Pliant Corporation made by Ronald G. Moffitt (incorporated by reference to Exhibit 10.23 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.44     1998 Pliant Corporation Stock Option Plan (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 1998).
10.45     Pliant Corporation Management Incentive Plan for Senior
          Divisional Management (1999) (incorporated by reference to
          Exhibit 10.1 to Pliant Corporation's Quarterly Report on
          Form 10-Q for the quarter ended March 31, 2000).
10.46     Pliant Corporation 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.26 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.47     Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Pliant Corporation and Jack E. Knott
          (incorporated by reference to Exhibit 10.27 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.48     Pliant Corporation Management Incentive Plan (2000)
          (incorporated by reference to Exhibit 10.2 to Pliant
          Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.49     Pliant Corporation Management Incentive Plan (2001)
          (incorporated by reference to Exhibit 10.48 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2001).
10.50     Pliant Corporation Management Incentive Plan (2002)
          (incorporated by reference to Exhibit 10.49 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2001).
12.1*     Statement re: computation of ratios of earning to fixed
          charges.
21.1      Subsidiaries of Pliant Corporation (incorporated by
          reference to Exhibit 21.1 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2001).
23.1*     Consent of O'Sullivan LLP (included in Exhibit 5.1).
23.2      Consent of Arthur Andersen LLP.
23.3      Consent of KPMG LLP.
24.1*     Powers of Attorney (included on the signature pages).
25.1*     Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Bank of New York, as
          Trustee.
99.1*     Letter of Pliant Corporation regarding Arthur Andersen LLP.
99.2*     Form of Letter of Transmittal.
99.3*     Form of Notice of Guaranteed Delivery.

99.4*     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
99.5*     Form of Letter to Clients.

---------------


* Filed previously.


(b) FINANCIAL STATEMENT SCHEDULES

Schedule II--Valuation and Qualifying Accounts for the years ended December 31, 2001, 2000 and 1999 (included on page F-44 of the prospectus filed pursuant to Part I of this registration statement)

Schedules other than the above have been omitted because they are either not applicable or the required information has been disclosed in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the forgoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PLIANT CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:



SIGNATURE                                          TITLE                                DATE
---------                                          -----                                ----

/s/ RICHARD P. DURHAM                              Chairman of the Board of Directors   April 25, 2002
------------------------------------------------   and Chief Executive Officer
Richard P. Durham                                  (Principal Executive Officer)


/s/ JACK E. KNOTT II                               President, Chief Operating Officer   April 25, 2002
------------------------------------------------   and Director
Jack E. Knott II


*                                                  Executive Vice President and Chief   April 25, 2002
------------------------------------------------   Financial Officer (Principal
Brian E. Johnson                                   Financial and Accounting Officer)


*                                                  Director                             April 25, 2002
------------------------------------------------
Donald J. Hofmann, Jr.


*                                                  Director                             April 25, 2002
------------------------------------------------
Timothy J. Walsh


*                                                  Director                             April 25, 2002
------------------------------------------------
John M.B. O'Connor


                                                   Director                             April   , 2002
------------------------------------------------
Edward A. Lapekas


*                                                  Director                             April 25, 2002
------------------------------------------------
Albert MacMillan


*By: /s/ JACK E. KNOTT II
---------------------------------------------
    Jack E. Knott II
    Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PLIANT CORPORATION INTERNATIONAL

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:


SIGNATURE                                          TITLE                                DATE
---------                                          -----                                ----

/s/ RICHARD P. DURHAM                              Chief Executive Officer and          April 25, 2002
------------------------------------------------   Director (Principal Executive
Richard P. Durham                                  Officer)


/s/ JACK E. KNOTT II                               President and Director               April 25, 2002
------------------------------------------------
Jack E. Knott II


*                                                  Executive Vice President and         April 25, 2002
------------------------------------------------   Director (Principal Financial and
Brian E. Johnson                                   Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PLIANT FILM PRODUCTS OF MEXICO, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham


/s/ JACK E. KNOTT II                              President and Director                April 25, 2002
------------------------------------------------
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PLIANT SOLUTIONS CORPORATION

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham


/s/ JACK E. KNOTT II                              President and Director                April 25, 2002
------------------------------------------------
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PLIANT PACKAGING OF CANADA, LLC

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

             /s/ RICHARD P. DURHAM                Chief Executive Officer and Manager   April 25, 2002
------------------------------------------------  (Principal Executive Officer)
               Richard P. Durham

              /s/ JACK E. KNOTT II                President and Manager                 April 25, 2002
------------------------------------------------
                Jack E. Knott II

*                                                 Executive Vice President and Manager  April 25, 2002
------------------------------------------------  (Principal Financial and Accounting
Brian E. Johnson                                  Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          UNIPLAST HOLDINGS INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:



                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham

/s/ JACK E. KNOTT II                              Executive Vice President and          April 25, 2002
------------------------------------------------  Director
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          UNIPLAST U.S., INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:



                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham

/s/ JACK E. KNOTT II                              Executive Vice President and          April 25, 2002
------------------------------------------------  Director
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          TUREX, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:



                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham

/s/ JACK E. KNOTT II                              Executive Vice President and          April 25, 2002
------------------------------------------------  Director
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          PIERSON INDUSTRIES, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:


                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham

/s/ JACK E. KNOTT II                              Executive Vice President and          April 25, 2002
------------------------------------------------  Director
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, in the State of Utah, on the 25th day of April, 2002.


                                          UNIPLAST MIDWEST, INC.

                                          By: /s/ RICHARD P. DURHAM
                                            ------------------------------------
                                              Richard P. Durham
                                              Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:



                   SIGNATURE                                     TITLE                       DATE
                   ---------                                     -----                       ----

/s/ RICHARD P. DURHAM                             Chief Executive Officer and Director  April 25, 2002
------------------------------------------------  (Principal Executive Officer)
Richard P. Durham

/s/ JACK E. KNOTT II                              Executive Vice President and          April 25, 2002
------------------------------------------------  Director
Jack E. Knott II

*                                                 Executive Vice President and          April 25, 2002
------------------------------------------------  Director (Principal Financial and
Brian E. Johnson                                  Accounting Officer)


           *By: /s/ JACK E. KNOTT II
   -----------------------------------------
                Jack E. Knott II
                Attorney-in-Fact

                               INDEX TO EXHIBITS

 2.1      Recapitalization Agreement, dated as of March 31, 2000 (the
          "Recapitalization Agreement"), among Pliant Corporation,
          Chase Domestic Investments, L.L.C., Richard P. Durham as
          Representative, and the shareholders of Pliant Corporation signatory thereto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Pliant
          Corporation on April 12, 2000).
 2.2      Amendment No. 1, dated as of April 3, 2000, to the
          Recapitalization Agreement (incorporated by reference to Exhibit 2.2 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
 2.3      Amendment No. 2, dated as of May 31, 2000, to the
          Recapitalization Agreement (incorporated by reference to Exhibit 2.3 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
 3.1      Third Amended and Restated Articles of Incorporation of
          Pliant Corporation (incorporated by reference to Exhibit 3.1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.2 Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
 3.3 Articles of Amendment of Third Amended and Restated Articles of Incorporation of Pliant Corporation (incorporated by reference to Exhibit 3.2 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.4      Articles of Incorporation of Pliant Corporation
          International (formerly known as Huntsman Container
          Corporation International) (incorporated by reference to
          Exhibit 3.14 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-40067)).
 3.5 Articles of Amendment to the Articles of Incorporation of Pliant Corporation International (formerly known as Huntsman
          Container Corporation International) (incorporated by reference to Exhibit 3.19 to Post-Effective Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.6      Articles of Incorporation of Pliant Film Products of Mexico,
          Inc. (formerly known as Huntsman Film Products of Mexico,
          Inc.) (incorporated by reference to Exhibit 3.16 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.7 Articles of Amendment to the Articles of Incorporation of Pliant Film Products of Mexico, Inc. (formerly known as
          Huntsman Film Products of Mexico, Inc.) (incorporated by reference to Exhibit 3.20 to Post-Effective Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.8      Articles of Incorporation of Pliant Solutions Corporation
          (formerly known as Huntsman KCL Corporation) (incorporated by reference to Exhibit 3.7 to Amendment No. 1 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.9 Articles of Amendment to the Articles of Incorporation of Pliant Solutions Corporation (formerly known as Huntsman KCL
          Corporation) (incorporated by reference to Exhibit 3.21 to Post-Effective Amendment No. 1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).

 3.10     Articles of Organization of Pliant Packaging of Canada, LLC
          (formerly known as Huntsman Packaging of Canada, LLC)
          (incorporated by reference to Exhibit 3.9 to Amendment No. 1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.11 Certificate of Amendment to the Articles of Organization of Pliant Packaging of Canada, LLC (formerly known as Huntsman
          Packaging of Canada, LLC) (incorporated by reference to
          Exhibit 3.18 to Post-Effective Amendment No. 1 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.12 Certificate of Incorporation of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.14 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.13 Certificate of Incorporation of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.15 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.14 Certificate of Incorporation of Turex, Inc (incorporated by reference to Exhibit 3.16 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.15 Articles of Organization of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.17 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.16     Certificate of Incorporation of Uniplast Midwest, Inc.
          (incorporated by reference to Exhibit 3.18 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
 3.17     Amended and Restated Bylaws of Pliant Corporation
          (incorporated by reference to Exhibit 3.19 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
 3.18 Bylaws of Pliant Corporation International (formerly known as Huntsman Container Corporation International)
          (incorporated by reference to Exhibit 3.24 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.19 Bylaws of Pliant Film Products of Mexico, Inc. (formerly known as Huntsman Film Products of Mexico, Inc.)
          (incorporated by reference to Exhibit 3.26 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-40067)).
 3.20     Bylaws of Pliant Solutions Corporation (formerly known as
          Huntsman KCL Corporation) (incorporated by reference to
          Exhibit 3.16 to Amendment No. 1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
 3.21     Operating Agreement of Pliant Packaging of Canada, LLC
          (formerly known as Huntsman Packaging of Canada, LLC)
          (incorporated by reference to Exhibit 3.18 to Amendment No.
          1 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
 3.22 Bylaws of Uniplast Holdings Inc., as amended (incorporated by reference to Exhibit 3.25 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.23 Bylaws of Uniplast U.S., Inc., as amended (incorporated by reference to Exhibit 3.26 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.24     Bylaws of Turex, Inc. (incorporated by reference to Exhibit
          3.27 to Pliant Corporation's Registration Statement on Form
          S-1 (File No. 333-65754)).

 3.25     Bylaws of Pierson Industries, Inc., as amended (incorporated by reference to Exhibit 3.28 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 3.26     Code of Bylaws of Uniplast Midwest, Inc. (incorporated by
          reference to Exhibit 3.29 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
 4.1      Indenture, dated as of May 31, 2000, among Pliant
          Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee (incorporated by reference to
          Exhibit 4.1 to Pliant Corporation's Registration Statement
          on Form S-4 (File No. 333-42008)).
 4.2      Form of 2000 Note (incorporated by reference to Exhibit B to
          Exhibit 4.1).
 4.3      First Supplemental Indenture, dated as of July 16, 2001,
          among Pliant Corporation, the New Note Guarantors party
          thereto, the existing Note Guarantors party thereto and The
          Bank of New York, as trustee (incorporated by reference to
          Exhibit 4.3 to Pliant Corporation's Registration Statement
          on Form S-1 (File No. 333-65754)).
 4.4*     Indenture, dated as of April 10, 2002, among Pliant
          Corporation, the Note Guarantors party thereto and The Bank of New York, as trustee.
 4.5*     Form of New Note (incorporated by reference to Exhibit B to
          Exhibit 4.4).
 4.6      Exchange and Registration Rights Agreement, dated as of May
          31, 2000, among Pliant Corporation, the Note Guarantors
          party thereto, and Chase Securities, Inc. and Deutsche Bank
          Securities Inc., as Initial Purchasers (incorporated by
          reference to Exhibit 4.3 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
 4.7*     Exchange and Registration Rights Agreement, dated as of
          April 10, 2002, among Pliant Corporation, the Note
          Guarantors party thereto, and J.P. Morgan Securities, Inc.
          and Deutsche Bank Securities Inc., as Initial Purchasers.
 5.1*     Opinion of O'Sullivan LLP.
10.1      Note Warrant Agreement, dated as of May 31, 2000, among
          Pliant Corporation and The Bank of New York, as Warrant
          Agent, relating to the 220,000 Note Warrants (incorporated by reference to Exhibit 10.1 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.2      Stockholders' Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.2 to Pliant Corporation's Registration Statement
          on Form S-4 (File No. 333-42008)).
10.3      Amendment No. 1 and Waiver dated as of July 16, 2001 to the
          Stockholder's Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.3 to Pliant Corporation's Registration Statement
          on Form S-1 (File No. 333-65754)).
10.4      Amendment No. 2 dated as of December 19, 2001 to the
          Stockholder's Agreement, dated as of May 31, 2000, among
          Pliant Corporation, Chase Domestic Investments, L.L.C. and
          each of the stockholders and warrantholders listed on the
          signature pages thereto (incorporated by reference to
          Exhibit 10.4 to Pliant Corporation's Annual Report on Form
          10-K for the year ended December 31, 2001).

10.5      Registration Rights Agreement, dated as of May 31, 2000 (the
          "Registration Rights Agreement"), among Pliant Corporation,
          Chase Domestic Investments, L.L.C. and each of the stockholders and warrantholders listed on the signature pages thereto (incorporated by reference to Exhibit 10.3 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.6      Amendment No. 1, dated as of June 13, 2000, to the
          Registration Rights Agreement (incorporated by reference to
          Exhibit 10.4 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
10.7 Securities Purchase Agreement, dated as of May 31, 2000, among Pliant Corporation and each of the purchasers of Pliant Corporation's preferred stock listed on the signature pages thereto (incorporated by reference to Exhibit 10.5 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.8      Amendment No. 1 and Waiver dated as of July 16, 2001, to the
          Securities Purchase Agreement dated as of May 31, 2000 among
          Pliant Corporation, and each of the purchasers of Pliant
          Corporation's preferred stock listed on the signature pages thereto ((incorporated by reference to Exhibit 10.7 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.9      Warrant Agreement, dated as of May 31, 2000, among Pliant
          Corporation and Chase Domestic Investments, L.L.C.
          (incorporated by reference to Exhibit 10.6 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.10     Amendment No. 1 dated as of July 16, 2001, to the Warrant
          Agreement dated as of May 31, 2000 among Pliant Corporation and the initial warrantholders listed in Schedule I thereto
          (incorporated by reference to Exhibit 10.9 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
10.11 Securities Purchase Agreement dated as of July 16, 2001, among Pliant Corporation and the purchasers of Pliant
          Corporation's preferred stock listed on the schedules thereto (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.12 Credit Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, the subsidiary guarantors party thereto, the various lenders from time to time party thereto (the "Lenders"), Bankers
          Trust Company, as Administrative Agent and Collateral Agent, and The Chase Manhattan Bank, as Syndication Agent, and The
          Bank of Nova Scotia, as the Documentation Agent
          (incorporated by reference to Exhibit 10.7 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.13     Amendment No. 1, dated as of September 30, 2000, to Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.1 to Pliant Corporation's Quarterly Report on
          Form 10-Q for the quarter ended September 30, 2000).
10.14     Amendment No. 2, dated as of July 10, 2001, to the Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000 (incorporated by reference to Exhibit 10.13 to Pliant Corporation's Registration Statement on Form S-1 (File No. 333-65754)).
10.15*    Amendment No. 3, dated as of April 2, 2002, to the Credit
          Agreement dated as of September 30, 1997, as amended and restated as of May 31, 2000.

10.16 Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent (incorporated by reference to Exhibit 10.8 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
10.17     Supplement No. 1, dated as of July 19, 2001, to the
          Guarantee Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant
          Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Administrative Agent
          (incorporated by reference to Exhibit 10.15 to Pliant
          Corporation's Registration Statement on Form S-1 (File No.
          333-65754)).
10.18 Security Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust
          Company, as Collateral Agent (incorporated by reference to Exhibit 10.9 to Pliant Corporation's Registration Statement on Form S-4 (File No. 333-42008)).
10.19     Supplement No. 1, dated as of July 19, 2001, to the Security
          Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers
          Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.17 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
10.20 Pledge Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Registration Statement on Form S-4
          (File No. 333-42008)).
10.21     Supplement No. 1, dated as of July 19, 2001, to the Pledge
          Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers
          Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.19 to Pliant Corporation's
          Registration Statement on Form S-1 (File No. 333-65754)).
10.22 Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among the subsidiary guarantors party thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.11 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.23     Supplement No. 1, dated as of July 19, 2001, to the
          Indemnity, Subrogation and Contribution Agreement, dated as of September 30, 1997, as amended and restated as of May 31, 2000, among Pliant Corporation, each of the subsidiaries listed on Schedule I thereto and Bankers Trust Company, as Collateral Agent (incorporated by reference to Exhibit 10.21 to Pliant Corporation's Registration Statement on Form S-1
          (File No. 333-65754)).
10.24     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.12 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.25     Amendment No. 1, dated as of February 1, 2001, to the
          Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit 10.14 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).

10.26     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.13 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.27     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.14 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.28 Letter Agreement, dated as of December 27, 2000, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen (incorporated by reference to Exhibit 10.17 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
10.29     Employment Agreement, dated as of May 31, 2000, between
          Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.15 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.30 Letter Agreement, dated as of January 22, 2001, terminating the Employment Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt (incorporated by reference to Exhibit 10.19 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2000 filed on April 2, 2001).
10.31     Employment Agreement, dated as of March 30, 2001, between
          Pliant Corporation and Brian E. Johnson (incorporated by reference to Exhibit 10.30 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2001).
10.32 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Richard P. Durham
          (incorporated by reference to Exhibit 10.16 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.33 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit 10.17 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.34 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Scott K. Sorensen
          (incorporated by reference to Exhibit 10.18 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.35 Stock Redemption Agreement, dated as of December 27, 2000, between Pliant Corporation and Scott K. Sorensen
          (incorporated by reference to Exhibit 10.23 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2000 filed on April 2, 2001).
10.36 Restricted Stock Agreement, dated as of May 31, 2000, between Pliant Corporation and Ronald G. Moffitt
          (incorporated by reference to Exhibit 10.19 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.37 Stock Redemption Agreement, dated as of February 1, 2001, between Pliant Corporation and Ronald G. Moffitt
          (incorporated by reference to Exhibit 10.25 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2000 filed on April 2, 2001).
10.38 Pledge Agreement, dated as of May 31, 2000, in favor of Pliant Corporation made by Richard P. Durham (incorporated by reference to Exhibit 10.20 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).

10.39     Amendment No. 1, dated as of March 1, 2001, to the Pledge
          Agreement dated as of May 31, 2000, among Pliant Corporation and Richard P. Durham (incorporated by reference to Exhibit
          10.35 to Post-Effective Amendment No. 2 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.40     Pledge Agreement, dated as of May 31, 2000, in favor of
          Pliant Corporation made by Jack E. Knott (incorporated by
          reference to Exhibit 10.21 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.41     Amendment No. 1, dated as of April 1, 2001, to the Pledge
          Agreement dated as of May 31, 2000, among Pliant Corporation and Jack E. Knott (incorporated by reference to Exhibit
          10.36 to Post-Effective Amendment No. 2 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.42     Pledge Agreement, dated as of May 31, 2000, in favor of
          Pliant Corporation made by Scott K. Sorensen (incorporated by reference to Exhibit 10.22 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.43     Pledge Agreement, dated as of May 31, 2000, in favor of
          Pliant Corporation made by Ronald G. Moffitt (incorporated by reference to Exhibit 10.23 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.44     1998 Pliant Corporation Stock Option Plan (incorporated by reference to Exhibit 10.10 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 1998).
10.45     Pliant Corporation Management Incentive Plan for Senior
          Divisional Management (1999) (incorporated by reference to
          Exhibit 10.1 to Pliant Corporation's Quarterly Report on
          Form 10-Q for the quarter ended March 31, 2000).
10.46     Pliant Corporation 2000 Stock Incentive Plan (incorporated by reference to Exhibit 10.26 to Pliant Corporation's
          Registration Statement on Form S-4 (File No. 333-42008)).
10.47     Second Amended and Restated Stock Option Agreement, dated as of May 31, 2000 between Pliant Corporation and Jack E. Knott
          (incorporated by reference to Exhibit 10.27 to Pliant
          Corporation's Registration Statement on Form S-4 (File No.
          333-42008)).
10.48     Pliant Corporation Management Incentive Plan (2000)
          (incorporated by reference to Exhibit 10.2 to Pliant
          Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000).
10.49     Pliant Corporation Management Incentive Plan (2001)
          (incorporated by reference to Exhibit 10.48 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2001).
10.50     Pliant Corporation Management Incentive Plan (2002)
          (incorporated by reference to Exhibit 10.49 to Pliant
          Corporation's Annual Report on Form 10-K for the year ended
          December 31, 2001).
12.1*     Statement re: computation of ratios of earning to fixed
          charges.
21.1      Subsidiaries of Pliant Corporation (incorporated by
          reference to Exhibit 21.1 to Pliant Corporation's Annual
          Report on Form 10-K for the year ended December 31, 2001).
23.1*     Consent of O'Sullivan LLP (included in Exhibit 5.1).

23.2      Consent of Arthur Andersen LLP.
23.3      Consent of KPMG LLP.
24.1*     Powers of Attorney (included on the signature pages).
25.1*     Form T-1 Statement of Eligibility and Qualifications under the Trust Indenture Act of 1939 of The Bank of New York, as
          Trustee.
99.1*     Letter of Pliant Corporation regarding Arthur Andersen LLP.
99.2*     Form of Letter of Transmittal.
99.3*     Form of Notice of Guaranteed Delivery.
99.4*     Form of Letter to Brokers, Dealers, Commercial Banks, Trust
          Companies and Other Nominees.
99.5*     Form of Letter to Clients.


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* Filed previously.